Filed pursuant to Rule 424(b)(1) File Number: 333-116415
PROSPECTUS	INFORMATION STATEMENT

As you may be aware, the board of directors of Focal has approved a merger agreement that would result in Focal becoming a wholly-owned subsidiary of Corvis. In the merger, each outstanding share of Focal Series A redeemable voting convertible preferred stock (“Focal Series A preferred stock”) and Focal common stock would be converted into a number of shares of Corvis common stock to be determined at the closing of the merger. Corvis expects to issue approximately between 37 million and 87 million shares of Corvis common stock in total at the closing of the merger. In connection with the merger, the board of directors of Focal received an opinion of Focal’s financial advisor, Miller Buckfire Lewis Ying & Co., LLC, that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion, the consideration to be received by the holders of Focal capital stock in the merger is fair, from a financial point of view, to the holders of Focal Series A preferred stock and Focal common stock.

If the average closing price per share of the Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is $0.8271 or lower (assuming the total merger consideration of $109.2 million), the holders of shares of Focal common stock would receive no merger consideration. Under those circumstances, the liquidation preferences of the holders of the Focal Series A preferred stock would entitle those holders to receive 95% of the total merger consideration and the option agreements of certain senior executives of Focal would entitle those executives to the remaining 5% of the merger consideration.

Because stockholders of Focal who own approximately 85% of the total voting power of Focal’s outstanding shares signed a written stockholders’ consent adopting and approving the merger agreement and the proposed merger, no vote is required on your part.

We are not asking you for a proxy and you are requested not to send us a proxy.

Please see “ Risk Factors” beginning on page 10 for a discussion of matters relating to an investment in Corvis common stock.

Corvis common stock is listed on the Nasdaq National Market under the symbol “CORV.” On July 26, 2004, the last trading date prior to the printing of this information statement/prospectus, the closing price per share of Corvis common stock on the Nasdaq National Market was $1.12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Corvis common stock to be issued in the merger or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this information statement/prospectus is July 27, 2004 and it is being distributed to

Focal stockholders on or about July 28, 2004

i

IMPORTANT

This document, which is sometimes referred to as the information statement/prospectus, constitutes an information statement of Focal and a prospectus of Corvis for the shares of Corvis common stock that Corvis will issue to Focal stockholders in the merger. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this information statement/prospectus incorporates important business and financial information about Corvis that is contained in documents filed with the SEC and that is not included in or delivered with this information statement/prospectus. You may obtain copies of these documents, without charge, from the Internet website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 104. You may also obtain copies of these documents, without charge, from Corvis by writing or calling:

Corvis Corporation

7015 Albert Einstein Drive

Columbia, MD 21046-9400

Attn: Corporate Secretary

(443) 259-4000

In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than August 10, 2004.

Except as otherwise specifically noted, references to “us,” “we” or “our” refer to both Corvis and Focal. Except as otherwise specifically noted, references to “shares of Focal capital stock” refer to shares of Focal Series A preferred stock and/or shares of Focal common stock.

In “Questions and Answers About the Merger” below and in the “Summary” beginning on page 1, we highlight selected information from this information statement/prospectus but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire information statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 104.

NOTE ON COPYRIGHTS AND TRADEMARKS

“Corvis” and the Corvis logo in the form appearing on the cover page of this information statement/prospectus are trademarks of Corvis Corporation. “Focal” and the Focal logo in the form appearing on the cover page of this information statement/prospectus are trademarks of Focal Communications Corporation. Other brands, names and trademarks contained in this information statement/prospectus are the property of their respective owners.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	Corvis has reached an agreement with Focal to acquire Focal by merging Corvis Acquisition Company, Inc., a wholly-owned subsidiary of Corvis, with and into Focal. As a result, Focal will become a wholly-owned subsidiary of Corvis. Holders of shares of Focal capital stock as of the completion of the merger will exchange their shares of Focal capital stock for shares of Corvis common stock. If Corvis is unable to deliver registered shares to the Focal stockholders by August 31, 2004 in accordance with the merger agreement (subject to a potential extension to September 15, 2004), Corvis will pay the merger consideration in cash. The merger agreement is included as Annex A to this information statement/prospectus and is incorporated herein by reference. It is the legal document that governs the merger.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:	Corvis believes Focal meets all of the criteria it has previously considered for a strategic acquisition. The integration of Focal’s local telecommunication network into Corvis’ nationwide fiber optic network should significantly expand the combined companies’ products and geographic markets. Management of Corvis believes that the merger will also allow the combined companies to enjoy significant expansion costs savings through personnel and overhead consolidation and to acquire local telecommunications infrastructure at a cost substantially less than its historical costs. To review Focal’s reasons for the merger, please see “The Merger – Focal’s Reasons for the Merger.”

Q:	DO I NEED TO APPROVE THE MERGER?

A:	No. Delaware law allows stockholders to act by written consent instead of holding a meeting. Eight stockholders of Focal control a sufficient number of shares of Focal capital stock to approve the merger and have already executed a written consent voting those shares in favor of the merger. Therefore, no vote is required on your part. We are not asking for a proxy, and you are requested not to send us a proxy.

Q:	DO I HAVE DISSENTER’S RIGHTS OR APPRAISAL RIGHTS?

A:	Generally, a holder of shares of a Delaware corporation’s capital stock who did not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, Focal’s second amended and restated certificate of incorporation provides that if a merger is approved by the board of directors or the holders of a majority of the voting power of the outstanding Focal capital stock, then all Focal stockholders agree not to object to that merger and are required to waive appraisal rights with respect to that merger to the fullest extent permitted by law. The merger with Corvis Acquisition Company, Inc. was approved by the board of directors of Focal and the holders of the requisite majority of the voting power of outstanding Focal capital stock, and Corvis therefore believes that all appraisal rights are required to be waived by all Focal stockholders, consistent with the provisions of Focal’s second amended and restated certificate of incorporation.

To the extent that a Focal stockholder wishes to attempt to exercise appraisal rights, despite the provisions contained in Focal’s second amended and restated certificate of incorporation, the stockholder must, among other things: (1) notify Focal of his or her intent to exercise appraisal rights and demand the appraisal of his or her shares, and (2) not change his or her ownership of shares in Focal through the time of the closing of the merger. Focal stockholders should carefully read the detailed discussion of appraisal rights of holders of shares of Focal capital stock under “The Merger – Appraisal Rights That May be Available in Connection with the Merger” beginning on page 43, as well as the full text of the requirements of Delaware law to exercise appraisal rights, which is attached as Annex B. If a Focal stockholder attempts to assert appraisal

v

rights in connection with Focal’s merger into Corvis Acquisition Company, Inc., Corvis will oppose or challenge that Focal stockholder’s right to exercise appraisal rights based upon the provisions in Focal’s second amended and restated certificate of incorporation providing for such stockholder’s waiver of appraisal rights.

Q:	WILL FOCAL STOCKHOLDERS BE ABLE TO TRADE CORVIS COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The Corvis common stock issued pursuant to the merger will be registered under the Securities Act and will be listed on the Nasdaq National Market under the symbol “CORV.” All shares of Corvis common stock that you receive in the merger will be freely transferable unless you are deemed an affiliate of Focal prior to the merger or of Corvis following the merger for purposes of the federal securities laws. Affiliates of Focal may, however, be able to freely sell the shares they receive in the merger, subject to certain volume limitations under Rule 145 under the Securities Act, or pursuant to the registration statement on Form S-4 of which this information statement/prospectus is a part, subject to certain blackout period restrictions referenced in the merger agreement. The stock certificates for shares of Corvis common stock issued to affiliates will bear appropriate affiliate stock legends referencing those restrictions on transfer. The stock legend on the affiliates’ certificates will be removed by Corvis’ stock transfer agent in connection with a resale of those shares made in accordance with the procedures described in “The Merger—Resale of Corvis Common Stock” on page 46. For more information on Focal stockholders’ ability to trade Corvis common stock received in the merger see “The Merger—Resale of Corvis Common Stock” on page 46 and “Selling Stockholders” on page 99.

Q:	SHOULD I SEND MY STOCK CERTIFICATE TO FOCAL NOW?

A:	After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your shares of Focal capital stock for shares of Corvis common stock and cash instead of fractional shares of Corvis common stock.

Focal stockholders, warrant holders and option holders may also execute the letter of transmittal attached as Annex D and return it to Focal along with supporting certificates or documents at least five business days prior to the closing of the merger which is expected to be no earlier than August 15, 2004. Corvis will then use its reasonable best efforts to make available to those persons who submit the necessary documentation on a timely basis a stock certificate for their Corvis common stock on the day following the closing at the offices of its transfer agent or, where appropriate, to transfer electronically the shares of Corvis common stock to the person’s brokerage account. For more information see “The Merger Agreement—Exchange of Certificates” on page 52 and the letter of transmittal attached as Annex D.

Q:	WHAT WILL HAPPEN TO MY FOCAL WARRANTS IN THE MERGER?

A:	You should consult your warrant agreement or contact the warrant agent, ComputerShare, at the address below, regarding the procedures you must follow in order to exercise your warrants before the closing of the merger. Warrants that are not exercised by 5:00 pm New York City Time on the date the merger is consummated will be terminated at such time for no consideration whatsoever, and such warrants will be of no further force or effect. See “The Merger—Focal Warrants,” on page 25. The warrant agent may be contacted at: ComputerShare Trust Company of New York, Wall Street Plaza, 88 Pine Street, New York, New York 10005, Facsimile: (212) 701-7664, Phone: (212) 701-7650, Attention: General Manager.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	Subject to the satisfaction of a limited number of conditions, we currently expect to complete the merger on the first business day of the calendar month immediately following the later of (i) the satisfaction or waiver of the conditions to closing set forth in the merger agreement and (ii) the 20th business day from the date this document is first mailed to Focal stockholders.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT CORVIS AND FOCAL?

A:	More information about Corvis is available from various sources described under “Where You Can Find More Information” on page 104 of this information statement/prospectus. Additional information about Corvis may be obtained from its Internet website at www.corvis.com, and additional information about Focal may be obtained from its Internet website at www.focal.com. Corvis and Focal have included their respective website addresses in this information statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact the investor relations department at Corvis Corporation, 7015 Albert Einstein Drive, Columbia, MD 21046-9400, phone number (443) 259-4000.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” on pages 10 to 21.

SUMMARY

The following summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” beginning on page 104.

Information About the Parties

Corvis Corporation

Corvis Acquisition Company, Inc.

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

(443) 259-4000

Corvis Corporation (Nasdaq: CORV) operates two divisions that serve different elements within the communications industry. Corvis’ communications services division, managed within its Broadwing Communications, LLC subsidiary, is a provider of data, Internet, voice and broadband transport communications services to carrier and enterprise customers delivered over a nationwide facilities based network connecting 137 cities. Corvis’ communications equipment division designs, manufactures and sells high performance all-optical and electrical/optical communications systems. In recent years, in response to a significant downturn in equipment sales, Corvis has initiated a number of restructuring initiatives within its equipment division. The communications services division is now the major focus of Corvis, and revenues from the communications services division will account for most of Corvis’ revenues for the foreseeable future. Reflecting Corvis’ realigned business focus, the communications services division comprised 99% of total revenue for fiscal year 2003, while the remaining 1% was attributable to equipment sales.

Corvis has incurred net losses in each of the past five fiscal years. As detailed in the consolidated financial data below, Corvis’ net loss for the year ended December 31, 2003 was $260,471,000 and its net loss for the three months ended March 31, 2004 was $33,915,000.

Corvis’ principal executive offices are located at 7015 Albert Einstein Drive, Columbia, Maryland 21046; and its telephone number is (443) 259-4000. Corvis’ Internet website address is www.corvis.com. Corvis makes available free of charge on its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after Corvis electronically files them with or furnishes them to the SEC.

Corvis Acquisition Company, Inc., a Delaware corporation, is a wholly-owned subsidiary of Corvis and was formed for the sole purpose of effecting the merger with Focal. In the merger, Corvis Acquisition Company, Inc. will be merged with and into Focal with Focal surviving the merger as a wholly-owned subsidiary of Corvis. We refer to this wholly-owned subsidiary of Corvis in this information statement/prospectus as Corvis Sub.

Focal Communications Corporation

200 North LaSalle Street

Suite 1100

Chicago, IL 60601

(312) 895-8400

Focal is a facilities-based, national, integrated, communications provider serving enterprises, carriers and resellers with dedicated local sales and support, a national network, and voice and data solutions tailored to meet customer needs. Focal offers its customers dedicated and switched local service, long distance, toll-free, international long distance, international toll-free, Internet access and private networking, collocation space, integrated voice and data circuits, audio conferencing, and calling card services. Through its subsidiaries, Focal is authorized to provide local and long distance services in 19 states and the District of Columbia.

Focal Communications Corporation is a privately-held, Delaware corporation with its principal place of business at 200 North LaSalle Street, Suite 1100 in Chicago, Illinois. Focal’s Internet website address is www.focal.com.

What Focal Stockholders Will Receive in the Merger (see page 23)

At the effective time of the merger, outstanding shares of Focal capital stock, will be converted into shares of Corvis common stock. The number of shares of Corvis common stock that Corvis will issue in the merger will be determined by dividing the net purchase price, estimated to be approximately $109.2 million, by a number equal to the 20-day-average closing price of Corvis common stock on the Nasdaq National Market measured as of three business days prior to the closing of the merger, which may not be less than a minimum collar price of $1.266 nor more than a maximum collar price of $2.954.

The table below summarizes the number of shares of Corvis common stock to be exchanged at the merger for each share of Focal common stock outstanding immediately preceding the merger based on certain average closing prices for the Corvis common stock. The table assumes a September 1, 2004 closing and a net purchase price of $109.2 million. The Corvis common stock prices represented below are:

•	$1.000, a sample price above the price at which Focal common stockholders will receive no consideration but below the minimum collar price of $1.2660;

•	$1.260, the market price of a share of Corvis common stock on July 12, 2004;

•	$1.266, the minimum collar price;

•	$2.110, the mid-point of the collar; and

•	$2.954, the maximum collar price.

	Average Closing Corvis Common Stock Price
	$1.000	$1.260	$1.266	$2.110	$2.954
Shares of Corvis Common Stock issued for each Focal Common Share (1)	7.39	7.33	7.33	4.40	3.14

(1)	Includes all of the shares of Focal common stock currently outstanding, issuable upon the exercise of all warrants and options on a cashless basis, and issuable upon the conversion of all Focal preferred stock.

If the 20-day-average closing price per share of the Corvis common stock is $0.8271 or lower, the holders of shares of Focal common stock would not receive any merger consideration. Under those circumstances, the liquidation preferences of the holders of the Focal Series A preferred stock would entitle those holders to receive 95% of the total merger consideration and the option agreements of certain senior executives of Focal would entitle those executives to the remaining 5% of the merger consideration.

The Focal Series A preferred stock has a liquidation preference of approximately $71.3 million. In order to determine the number of shares needed to satisfy this liquidation preference, the shares of Corvis common stock received in the merger will be valued based on the same 20-day average closing price per share for the 20 consecutive trading days ending three business days prior to the closing, without a lower price collar of $1.266.

The table below summarizes the distribution of the merger consideration on an aggregate basis among the categories of holders of Focal capital stock based on certain average closing prices for the Corvis common stock. The table assumes a September 1, 2004 closing and a net purchase price of $109.2 million.

	Average Closing Corvis Common Stock Price
	$0.8271		$1.0000		$1.2600		$1.2660		$2.1100		$2.9540
	Shares(1)	Value(2)	Shares	Value	Shares	Value	Shares Value		Shares Value		Shares Value
Series A Preferred Stock Holders	81,924,221	$67.8	81,090,417	$81.1	80,469,161	$101.4	80,457,646	$101.9	48,274,588	$101.9	34,481,848	$101.9
Current Common Stock Holders	0	0.0	233,078	0.2	231,292	0.3	231,259	0.3	138,756	0.3	99,111	0.3
Warrant Holders(3)	0	0.0	660,642	0.7	1,343,833	1.7	1,356,477	1.7	813,886	1.7	581,347	1.7
Option Holders(4)	0	0.0	1,198,323	1.2	2,401,302	3.0	2,423,230	3.1	1,453,938	3.1	1,038,527	3.1
5% Management Pool	4,311,801	3.6	3,053,562	3.1	1.790,434	2.3	1,767,409	2.2	1,060,446	2.2	721,392	2.2

Total	86,236,022	$71.3	86,236,022	$86.2	86,236,022	$108.7	86,236,022	$109.2	51,741,613	$109.2	36,958,295	$109.2

(1)	In Corvis common stock.
(2)	In millions.
(3)	Assumes in-the-money warrants are exercised on a cashless basis.
(4)	Assumes in-the-money options are exercised on a cashless basis.

Based on these exchange calculations, Corvis expects to issue approximately between 37 million and 87 million shares of Corvis common stock, which is approximately between 7% and 18% of the shares of Corvis common stock that will be outstanding at the conclusion of the merger, based on the number of outstanding shares of Corvis on March 31, 2004.

The bankruptcy plan of reorganization for Focal entitled holders of allowed unsecured claims to receive Focal Series A preferred stock and warrants in satisfaction of those claims. Certain of those unsecured claims are disputed by Focal and the Series A preferred stock and warrants that may be issuable to those unsecured creditors are being held in escrow pending resolution of the claims. Upon the merger, the shares of Focal Series A preferred stock and warrants held in this escrow will be exchanged for Corvis common stock pursuant to the terms of the merger and distributed to the unsecured creditors as their disputed claims are settled.

The merger agreement provides that interest, at a rate of 8%, will begin accruing on the net purchase price of the date on which designated conditions to the closing of the merger are satisfied. Focal and Corvis disagree on whether all of those conditions have been satisfied and are attempting to reach a resolution of this dispute. If interest does accrue consistent with Focal’s position, the net purchase price would increase by approximately $1.3 million.

Opinion of the Financial Advisor to the Focal Board of Directors (see page 33)

Focal’s board of directors has received a written opinion from Miller Buckfire Lewis Ying & Co., LLC (“MBLY”) that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion, the consideration to be received by the holders of Focal capital stock in the merger is fair, from a financial point of view, to the holders of Focal Series A preferred stock and Focal common stock. The full text of MBLY’s written opinion dated March 3, 2004 is attached to this information statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to Focal’s board of directors and does not constitute a recommendation by MBLY to any holder of Focal capital stock as to any matter relating to the merger.

Treatment of Focal Stock Warrants and Options (see page 25 and page 26)

Holders of Focal warrants may elect to exercise their warrants until 5:00 pm New York City Time on the date the merger is consummated, in accordance with the terms of the Warrant Agreement governing the warrants.

Holders of “in-the-money” warrants may elect to exercise such warrants on a “cashless” basis pursuant to the Warrant Agreement governing such warrants. An “in-the-money” warrant is a warrant whose aggregate exercise price is less than the fair value of the number shares of Corvis common stock that would be received in the merger in exchange for the number of shares of Focal common stock issuable under the warrant. Warrants that are not exercised by 5:00 pm New York City Time on the date the merger is consummated will be terminated at such time for no consideration whatsoever, and such warrants will be of no further force or effect. The holders of such un-exercised warrants will not receive any Corvis common stock, or any other consideration, in the merger.

All “in-the-money” options will be canceled upon the consummation of the merger in exchange for the issuance to their holders of the merger consideration that would have been payable to such holders in respect of the Focal common stock issuable upon a net exercise of such options at the closing. An “in-the-money” option is an option whose exercise price is less than the fair value of the number shares of Corvis common stock that would be received in the merger in exchange for the number of shares of Focal common stock issuable under the option. In addition, certain senior executives of Focal who hold stock options will receive, as additional consideration in exchange for the cancellation of their options, in aggregate, the amount, if any, by which the total consideration payable to in-the-money option holders as described above is less than 5% of the total merger consideration.

Regulatory Approvals (see page 45)

The waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired. The required consents of the Federal Communications Commission, or FCC, and the state public utility commissions of California, Delaware, Georgia, Maryland, Minnesota, New Jersey, New York, Ohio, Pennsylvania, Texas and Virginia have been obtained and the required notices to the state public utility commissions of Connecticut, Indiana, Massachusetts and Missouri have been filed. We intend to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, relating to the merger.

Material United States Federal Income Tax Consequences (see page 40)

We expect the merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger is treated as a tax-free reorganization, generally the stockholders of Focal, for federal income tax purposes, will recognize no gain or loss upon their receipt of Corvis common stock in the merger, except with respect to cash received by Focal stockholders instead of fractional shares of Corvis common stock or upon exercise of their dissenters’ rights. A Focal stockholder who receives cash in lieu of stock will generally recognize capital gain or loss based on the difference between the amount of the cash received and the Focal stockholder’s aggregate adjusted tax basis in the Focal stock surrendered. Tax matters are very complicated, and the tax consequences of the merger to each Focal stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger (see page 45)

The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Selected Historical Financial Information of Corvis and Focal

We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected Corvis and Focal financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with (a) the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Corvis with the SEC, which we have incorporated by reference into this information statement/prospectus (see “Where You Can Find More Information” beginning on page 104) and (b) the historical consolidated financial statements and related notes of Focal contained herein.

Corvis Selected Historical Consolidated Financial Data

The following table presents selected historical consolidated financial data derived from Corvis’ consolidated financial statements for each of the five fiscal years in the period ended December 31, 2003, which have been audited by KPMG LLP, independent auditors. The following financial information should be read in conjunction with Corvis’ consolidated financial statements and the related notes to those statements and other financial and operating data incorporated by reference into this information statement/prospectus. All financial data as of March 29, 2003 and March 31, 2004 and for the three months ended March 29, 2003 and March 31, 2004 have been derived from Corvis’ unaudited consolidated financial statements incorporated by reference into this information statement/prospectus, and in the opinion of Corvis’ management, reflects all adjustments, which are of only a normal or recurring nature, necessary to present fairly the data for the period presented. Operating results for the three months ended March 31, 2004 are not necessarily indicative of results that may be expected for the year ending December 31, 2004.

	Year Ended					Three Months Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	December 31, 2003	March 29, 2003	March 31, 2004
	(in thousands except per share data)
Statement of Operations Data:
Revenue:
Communications services	$—	$—	$—	$—	$310,175	$—	$141,679
Equipment	—	68,898	188,450	20,208	4,139	1,517	5,108

Total revenue	—	68,898	188,450	20,208	314,314	1,517	146,787
Operating expenses:
Cost of revenue:
Communications services (excluding depreciation and amortization)	—	—	—	—	231,983	—	97,750
Equipment	—	42,943	333,487	84,884	33,036	1,161	1,150

Total cost of revenue	—	42,943	333,487	84,884	265,019	1,161	98,900
Research and development, excluding equity-based expense	39,674	84,161	127,795	97,372	46,802	20,013	5,587

	Year Ended					Three Months Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	December 31, 2003	March 29, 2003	March 31, 2004
	(in thousands except per share data)
Sales, general and administrative, excluding equity-based expense	$21,739	$59,810	$84,818	$71,308	$151,735	$11,628	$56,993
Depreciation	2,567	6,900	27,615	35,301	34,529	6,590	9,086
Amortization of intangible assets	173	46,746	125,940	18,491	6,913	1,784	1,040
Equity-based expense	4,971	98,358	98,807	65,400	20,597	5,381	4,391
Restructuring and other charges	—	—	789,242	124,825	59,381	3,784	194
Purchased research and development	—	42,230	—	34,580	—	—	—

Total operating expenses	69,124	381,148	1,587,704	532,161	584,976	50,341	176,191
Operating loss	(69,124)	(312,251)	(1,399,254)	(511,953)	(270,662)	(48,824)	(29,404)
Other income (expense), net	(2,146)	28,640	21,161	4,193	9,804	1,794	(4,511)

Net loss before minority interest	(71,270)	(283,611)	(1,378,093)	(507,760)	(260,858)	(47,030)	(33,915)
Minority interest	—	—	—	—	387	—	—

Net loss	$(71,270)	$(283,611)	$(1,378,093)	$(507,760)	$(260,471)	$(47,030)	$(33,915)

Basic and diluted net loss per common share	$(2.33)	$(1.80)	$(3.94)	$(1.30)	$(0.60)	$(0.12)	$(0.07)
Weighted average number of common shares outstanding	30,599	157,349	349,652	392,012	430,596	402,463	484,162

	As of
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	December 31, 2003	March 29, 2003	March 31, 2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$244,597	$1,024,758	$638,872	$457,833	$256,490	$403,860	$447,803
Short-term and long-term investments	—	—	21,907	46,583	40,332	44,751	49,292
Working capital	236,839	1,172,040	726,505	459,843	253,601	416,863	381,041
Total assets	307,279	2,381,836	978,825	610,318	528,615	546,887	725,106
Notes payable and capital lease obligations, net of current portion	38,771	45,909	4,702	2,746	2,500	2,695	121,645
Redeemable stock	—	30,000	—	—	—	—	—
Total stockholders’ equity	$239,625	$2,186,593	$888,853	$540,078	$397,669	$494,062	$405,031

Focal Selected Historical Consolidated Financial Data

The following selected financial data for the five years ended December 31, 2003 are derived from consolidated financial statements of Focal and its subsidiaries. The financial statements for the two years ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 31, 2003, which appears elsewhere herein, includes an explanatory paragraph which describes an uncertainty about Focal’s ability to continue as a going concern. The financial statements for the three years ended December 31, 2001 have been audited by other independent auditors who have ceased operations.

The financial data for the three month periods ended March 31, 2004 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Focal considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands except per share data)
Statement of Operations Data:
Revenue:
Communications services	$126,861	$234,120	$332,385	$328,538	$319,837	$87,313	$74,443
Operating expenses:
Cost of revenue:
Communications services (excluding depreciation and amortization)	29,941	89,741	158,157	190,788	184,350	47,664	40,704
Sales, general and administrative, excluding equity-based expense	73,455	155,498	181,330	182,711	113,950	32,319	28,384
Depreciation and amortization	23,763	56,985	100,350	124,710	60,442	8,127	12,134
Equity-based expense	7,186	6,360	7,047	7,801	2,014	1,095	95
Impairment loss	—	—	—	210,185	—	—	—
Restructuring and other charges	—	—	26,498	3,107	—	—	—
Acquisition costs	—	—	—	—	—	—	2,867

Total operating expenses	134,345	308,584	473,382	719,302	360,756	89,205	84,184

Operating loss	(7,484)	(74,464)	(140,997)	(390,764)	(40,919)	(1,892)	(9,741)
Other expense, net	(14,302)	(35,598)	(54,192)	(49,900)	(13,884)	(2,728)	(2,077)
Gain on extinguishment of debt	—	—	170,958	—	280,401	—	—
Other reorganization items	—	—	—	(4,827)	(17,096)	(10,462)	(372)
Income tax benefit (expense)	(600)	4,205	(958)	—	735	—	—

Net income (loss)	$(22,386)	$(105,857)	$(25,189)	$(445,491)	$209,237	$(15,082)	$(12,190)

Basic and diluted net loss per common share	$(15.65)	$(61.28)	$(11.21)	$(91.04)	$—	$—	$—
Weighted average number of common shares outstanding	1,430,466	1,727,321	2,318,207	4,937,895	—	—	—

	As of
	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	March 31, 2003	March 31, 2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents (including restricted)	$178,142	$171,417	$129,299	$31,916	$24,943	$31,554	$20,732
Short-term and long-term investments	10,000	10,320	—	—	—	—	—
Working capital	187,796	111,081	149,911	(416,008)	22,734	(418,916)	16,229
Total assets	420,986	723,685	728,398	284,377	164,132	302,313	153,208
Current notes payable, long term debt, convertible notes and capital lease obligations	9,252	9,909	10,635	450,665	9,286	450,683	10,797
Long-term notes payable, debt, and capital lease obligations	244,534	534,841	354,958	27,446	100,057	27,293	96,935
Convertible notes	—	—	101,447	—	—	—	—
Class A redeemable convertible preferred stock, net	—	—	46,346	50,829	—	50,829	—
Class A redeemable voting convertible preferred stock, net	—	—	—	—	62,165	—	63,500
Total stockholders’ equity (deficit)	$142,487	$44,789	$122,881	$(319,282)	$(46,535)	$(333,269)	$(59,965)

Selected Unaudited Pro Forma, Combined, Condensed Financial Information of Corvis

The following selected unaudited pro forma, combined, condensed financial information for the year ended December 31, 2003 and as of the three-month period ended March 31, 2004 is presented to show the results of operations and financial position of Corvis as if the merger with Focal and Broadwing had occurred as of the beginning of each period presented or as of the balance sheet date, as applicable.

This selected unaudited pro forma, combined, condensed financial information should be read in conjunction with the selected historical and pro forma financial information included in this information statement/prospectus and the financial statements of Corvis and accompanying notes that are incorporated by reference into this information statement/prospectus. You should not rely on the unaudited pro forma, combined, condensed financial information as an indication of the results of operations or financial position that would have been achieved if the merger with Focal had taken place on January 1, 2003 or of the results of operations or financial position of Corvis after the completion of the transaction.

	Pro Forma
	Year Ended December 31, 2003	Three Months Ended March 31, 2004
	(in thousands except per share data)
Statement of Operations Data:
Revenue:
Communications services	$916,088	$216,064
Equipment	3,678	5,108

Total revenue	919,766	221,172
Operating expenses:
Cost of revenue:
Communications services (excluding depreciation and amortization)	678,913	138,454
Equipment	32,832	1,150

Total cost of revenue	711,745	139,604
Research and development, excluding equity-based expense	46,802	5,587
Sales, general and administrative, excluding equity-based expense	382,128	85,377
Depreciation and amortization of intangible assets	118,260	23,160
Equity-based expense
Research and development	12,659	1,708
Sales, general and administrative	9,952	2,778
Restructuring and other charges	54,881	194

Total operating expenses	1,336,427	258,408
Operating loss	(416,661)	(37,236)
Interest expense	(13,884)	(9,487)
Other income (expense), net	274,004	2,527

Net loss before minority interest	(156,541)	(44,196)
Minority interest	387	—

Net loss	(156,154)	(44,196)
Basic and diluted net loss per common share	$(0.32)	$(0.08)
Weighted average number of common shares outstanding	484,140	537,706

As of March 31, 2004
(in thousands except per share data)
Balance Sheet Data:
Cash and cash equivalents	$465,265
Short-term and long-term investments	49,292
Working capital	318,412
Total assets	978,233
Notes payable and capital lease obligations, net of current portion	140,907
Total stockholders’ equity	507,300

Certain Historical and Pro Forma Per Share Data

Unaudited Comparative Per Share Data

In the following table we present historical per share data for Corvis as of and for the three months ended March 31, 2004 and as of and for the year ended December 31, 2003, and combined pro forma per share data for Corvis as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003. The pro forma per share data, which we present for comparative purposes only, assumes that the merger had been completed on January 1, 2003 for income statement purposes and on March 31, 2004 for balance sheet purposes. Corvis did not declare any cash dividends during the periods presented.

The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) the results of operations or financial position which would have been achieved if the merger had been completed at the beginning of the period or as of the data indicated, or (2) the results of operations or financial position which may be achieved in the future.

It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of Corvis that are incorporated by reference into this document. It is also important that you read the pro forma combined condensed financial information and accompanying notes that we have included in this information statement/prospectus beginning on page 61 under “Unaudited Pro Forma Combined Condensed Financial Statements of Corvis.”

	Corvis Per Share Data	Combined Corvis Pro Forma Per Share Data
Book value per share:
March 31, 2004	$0.84	$0.94
Loss per share from continuing Basic and diluted for the three months ended March 31, 2004	(0.07)	(0.08)
Basic and diluted for the twelve months ended December 31, 2003	(0.60)	(0.32)

On March 5, 2004, the last trading day before we announced the merger, Corvis common stock closed at $1.93 per share.

RISK FACTORS

As a result of the merger, Focal’s businesses will be subject to the following new or increased risks related to Corvis’ other businesses and/or the structure of the merger. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that Corvis has filed with the SEC that are incorporated by reference into this information statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this information statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this information statement/prospectus.

Risks Related to the Merger

The combined companies may not realize any benefits from the merger.

Corvis and Focal entered into the merger agreement with the expectation that the merger will result in benefits to each company, as described in “The Merger” beginning on page 23. Achieving the benefits of the merger will depend in part on the successful integration of Corvis’ and Focal’s operations and personnel in a timely and efficient manner. Integrating Corvis and Focal will be a complex and time-consuming process. Employees and management of Corvis and Focal have played a key role in creating and operating each company. The successful integration of these two companies will alter prior relationships and may affect productivity. In addition, the merger is likely to require significant time and attention of management of each company that would otherwise be focused on ongoing operations and could negatively affect the combined companies’ ability to operate and to retain key employees after the merger. Corvis cannot assure its stockholders that the operations of the combined companies can be successfully integrated or that any of the anticipated benefits of the merger will be realized, and the failure to do so could have a material adverse effect on Corvis’ business and common stock price.

If Corvis and Focal cannot quickly and efficiently make their technology, products and services operate together, many of the potential benefits of the merger may not be realized.

Corvis intends to make Focal’s technology, products and services operate together with its own technology, products and services, as well as to offer Focal’s products and services separately. Corvis cannot assure you that it will be able to do so quickly and effectively. In order to obtain the benefits of the merger, Corvis must make Focal’s technology, products and services operate together with Corvis’ technology, products and services. Corvis may be required to spend additional time and money on operating compatibility, which would otherwise be spent on developing and selling its own products and services. If Corvis does not integrate operations effectively or uses too many resources on integration issues, it could harm the combined companies’ business, financial condition and results of operations.

The market price of Corvis common stock may decline as a result of the merger.

The market price of Corvis common stock may decline as a result of the merger if the integration of Corvis and Focal is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the merger on Corvis’ financial results is not consistent with the expectations of financial analysts or investors.

The number of shares of Corvis common stock that holders of Focal capital stock will receive in the merger is subject to change and there is a cap on the number of shares of Corvis common stock issuable in the merger.

The total number of shares of Corvis common stock that Corvis will issue in the merger will be determined by dividing the net purchase price to be paid by Corvis by a number equal to the average closing price per share of the Corvis common stock on the Nasdaq National Market for the 20 consecutive trading days ending three business days prior to the closing of the merger, which number may not be less than $1.266 nor more than $2.954 (see “The Merger—Summary of Calculation of Total Merger Consideration”). Within this range, the number of shares of Corvis common stock to be issued in the merger is subject to fluctuation, in that as the average closing price of Corvis stock during the 20-trading-day period decreases, more shares of Corvis stock will be issued in the merger, and as the average closing price increases, fewer shares will be issued. Changes in the market price of Corvis common stock during the two business days prior to, and the day of, the closing will not affect the number of shares to be issued in the merger.

If, at the effective time of the merger, the average closing price per share of the Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is less than $1.266, the total number of Corvis shares to be issued in the merger will be capped at the number equal to the net purchase price divided by $1.266. Corvis will not issue any additional shares of common stock in the merger as a result of the 20-day-average closing price of Corvis common stock falling below $1.266. Thus, shares received may have a market value less than the total purchase price. Corvis and Focal encourage you to obtain current stock price quotations for Corvis common stock from a newspaper, the Internet or your broker.

Holders of shares of Focal common stock may not receive any consideration in the merger.

If, at the effective time of the merger, the average closing price per share of the Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is equal to or less than $0.8271 (assuming the net purchase price is $109.2 million) (see “The Merger—Allocation of Merger Consideration—Focal Series A Redeemable Voting Convertible Preferred Stock”), the holders of the Series A preferred stock will receive 100% of the merger consideration, less a portion allocable to certain senior executives under their stock option agreements (see “Interests of Certain Persons in the Merger—Treatment of Focal Stock Options”). Under those circumstances, holders of shares of Focal common stock, including shares of common stock issued upon the exercise of Focal warrants and options, would receive no merger consideration.

The merger may result in a loss of Corvis or Focal employees.

Despite Corvis’ efforts to retain quality employees, Corvis might lose some of Focal’s or its own employees following the merger. Focal employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that Corvis offers to the Focal employees. Competitors may recruit employees prior to the merger and during integration, as is common in mergers of communications companies. As a result, employees of Focal or Corvis could leave with little or no prior notice. Corvis cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

Competition in the local services market in which Focal currently operates could cause the combined companies to lose customers and revenues.

Competition could result in loss of customers and lower revenues for the combined companies following the merger. Existing local telephone companies, many of them larger and better capitalized than Corvis, including Verizon, SBC, Qwest, and BellSouth, currently dominate their local telecommunications markets. Three major long distance companies, AT&T, MCI, and Sprint, dominate the long distance market and provide competitive local exchange offerings in many locations. In addition, new market entrants, including cable companies, wireless providers, and satellite operators, are providing local exchange services throughout the markets in which Focal operates.

Focal’s services are more heavily regulated than Corvis’ current services. Regulatory changes could have a greater adverse impact on the combined companies’ services than Corvis’ current services.

The telecommunications services that Focal provides, including local exchange and local termination services, are subject to greater regulatory oversight than the telecommunications services that Corvis currently offers. Focal is subject to regulatory oversight of varying degrees at the state and federal levels. Focal is regulated primarily by the FCC and the state public utility commissions of the states in which it provides services to customers. The FCC and the state public utility commissions oversee the service terms and rates for services offered by Focal. State public utility commissions also can issue regulations with respect to certain other consumer-related issues.

Continued U.S. congressional participation in the development of regulatory policy and enforcement has caused the regulatory process relating to the telecommunications industry to become less predictable and increased the risk that the rules that are ultimately implemented and/or the regulatory process will adversely affect Focal and the combined companies. Similar increased legislative involvement has occurred in various states. Any regulatory changes could have a material adverse impact on the combined companies’ business, financial condition and results of operations. State or federal regulatory initiatives that would put Focal at a competitive disadvantage or mandate lower rates for its services could result in lower revenues, lower profitability and lower cash flow. The FCC or other federal, state and local governmental authorities having jurisdiction over Focal could adopt regulations or take other actions that would adversely affect Focal’s business prospects or results of operations.

The combined companies may not realize the anticipated cost savings from negotiating better arrangements with incumbent local exchange carriers.

Corvis and Focal purchase significant quantities of access services from the incumbent local exchange carriers (“ILECs”). Corvis believes that a significant percentage of the access services currently purchased by Focal can be purchased at a lower cost through an existing volume discount arrangement between Corvis and SBC, one of the ILECs. SBC, however, has informed Corvis that the access services currently purchased by Focal are not eligible for purchase under the existing Corvis agreement. To the extent that the access services currently purchased by Focal cannot be purchased at lower rates through the Corvis agreement and the combined companies cannot agree with SBC on a better arrangement than Focal currently has with SBC, the combined companies may not realize some of the anticipated cost savings from the merger.

Merger related accounting charges may delay and reduce Corvis’ profitability.

The merger is being accounted for by Corvis under the purchase method of accounting. Under the purchase method, the purchase price of Focal will be allocated to identifiable assets and liabilities acquired from Focal, with any excess being treated as goodwill. The merger is expected to result in certain intangible assets of approximately $12.8 million which will be amortized over varying periods and estimated goodwill and other intangible assets with indefinite lives of approximately $87.1 million, which will be subject to periodic impairment tests and could result in potential write-down charges in future periods. As a result, Corvis will incur accounting charges from the merger that may delay and reduce Corvis’ profitability. The amounts referenced in this paragraph are preliminary and subject to change.

Risks Related to Corvis’ Communications Services Broadwing Subsidiary/Line of Business

Corvis’ Broadwing subsidiary’s ability to utilize its network may be severely limited if it is not able to maintain rights-of-way and permits, which would adversely affect our revenues and cash flow.

Broadwing’s network consists of several thousand miles of fiber optic cable buried or hung across the United States on property that it does not own. Its ability to utilize this network depends on it maintaining rights-of-way and required permits from railroads, utilities, government authorities and third-party landlords on satisfactory terms and conditions. Broadwing cannot guarantee that it will be able to maintain all of the existing rights and permits. Although Broadwing expects to maintain and renew its existing agreements, the loss of a substantial number of existing rights and permits could have a material adverse impact on our sales if we are unable to provide services to our customers or on our profitability and financial condition if we are required to purchase higher priced network alternatives. For portions of Broadwing’s network that it leases or purchases use rights from third parties, Broadwing must rely on such third parties’ maintenance of all necessary rights-of-way and permits. Some agreements that Broadwing may rely on to use portions of other companies’ networks could be terminated if associated rights-of-way were terminated, which would adversely affect our ability to serve our customers and our revenue and profitability.

Significant capital expenditures will be required to maintain Broadwing’s network, and if Broadwing fails or is unable to adequately maintain its networks there could be a material adverse effect on our sales, revenue and financial condition.

Broadwing could incur significant capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact its business. If Broadwing does not have sufficient cash on hand or the ability to borrow sufficient cash on favorable terms, it may be unable to make any necessary capital expenditures. If Broadwing fails to adequately maintain its networks to meet customer needs there could be a material adverse impact on our revenue and profitability. Broadwing also could be subject to lawsuits or regulatory proceedings for failure to adequately maintain its networks.

Regulatory initiatives could put Broadwing at a competitive disadvantage or lower the rates that Broadwing is permitted to charge for its services, which would decrease Broadwing’s revenue and profitability.

Broadwing is subject to regulatory oversight of varying degrees at the state and federal levels. Broadwing is regulated primarily by both the FCC and the state public utility commissions in the states in which it provides services to customers. The FCC provides regulatory oversight for service terms and rates offered by the Broadwing business. State public utility commissions can issue regulations that affect the types of services that Broadwing can provide and the rates Broadwing can charge for its services, as well as with respect to certain other consumer-related issues. Regulatory initiatives that would put Broadwing at a competitive disadvantage or mandate lower rates for its services could result in lower profitability and cash flow. The FCC or other federal, state and local governmental authorities having jurisdiction over the Broadwing business could adopt regulations or take other actions that would adversely affect Broadwing’s business prospects or operating results.

The communications industry has been the subject of legislative initiatives at both the federal and state levels, and we expect these initiatives to continue. The Telecommunications Act of 1996, which we refer to as the Telecom Act, provides, among other things, a framework for local competition, but requires the FCC and state governmental agencies to implement rules for this framework. These rules have been the subject of numerous appeals, both in the courts and to Congress. Legislation has been proposed to amend the Telecom Act in almost every session of Congress since its adoption, and members of Congress use hearings and letters to regulators to influence the rules adopted to implement it. This Congressional participation in the development of regulatory policy and enforcement has caused the regulatory process relating to the communications industry to become less predictable and increased the risk that Broadwing will be adversely affected by the rules that are ultimately implemented and/or the regulatory process. Similar legislative involvement has occurred in various states. Any regulatory changes could have a material adverse effect on our revenue and profitability.

Broadwing relies, in part, on portions of competitors’ networks to carry communications signals. If Broadwing is not able to continue these agreements, it may incur additional significant expenses obtaining alternate agreements with other carriers to carry communications signals, which could adversely affect its profitability and financial condition.

Broadwing uses network resources owned by other companies for portions of its network. Broadwing obtains the right to use such network portions through operating leases and indefeasible right to use (IRU) agreements, in which Broadwing pays for the right to use such other companies’ fiber assets, and through agreements in which Broadwing exchanges the use of portions of its network for the use of portions of such other companies’ networks. In several of those agreements, the counter party is responsible for network maintenance and repair. If a counter party to a lease, IRU or an exchange suffers financial distress or bankruptcy, Broadwing may not be able to enforce its rights to use such network assets or, even if Broadwing could continue to use such network assets, it could incur material expenses related to their maintenance and repair. Broadwing also could incur material expenses if it were required to locate alternative network assets. Broadwing may not be successful in obtaining reasonable alternative network assets if needed. Failure to obtain usage of alternative network assets, if necessary, could have a material adverse impact on Broadwing’s ability to carry on business.

In an effort to limit its costs for the use of such third party networks, Broadwing has undertaken an initiative to reduce its dependency on the networks of its competitors. Broadwing will execute this initiative in a number of ways, including by strategically moving traffic to lower cost third party networks, purchasing its own fiber in areas where access charges are high and/or where warranted by traffic volumes and renegotiating interconnection agreements as opportunities allow. If Broadwing is unable to successfully execute this cost reduction strategy, it will continue to pay higher access costs which may delay its ability to reach profitability.

If Broadwing is not able to successfully introduce new products and services, its sales and profitability could be adversely affected.

Broadwing’s success depends on being able to anticipate the needs of current and future enterprise and carrier customers. Broadwing seeks to meet these needs through new product introductions, service quality and technological superiority. Broadwing’s failure to anticipate the needs of these customers and to introduce the new products and services necessary to attract or retain these customers could have a material adverse impact on our sales and profitability.

Continuing softness in the economy is having a disproportionate effect in the communications industry and has adversely affected, and is expected to continue to adversely affect, our sales, profitability and financial condition.

Beginning in 2001, the business environment for the telecommunications industry deteriorated significantly and rapidly and remains weak. This was primarily due to the general weakness of the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets; and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies and financial difficulties experienced by many communications customers. If these trends continue, there could be a material adverse impact on our sales, profitability and financial condition.

A significant portion of Broadwing’s revenue is derived from communications carriers, many of which have filed for bankruptcy or have been adversely affected financially by the prolonged decrease in the demand for telecommunication services. If these carriers are unable to pay the money that they owe to us or shift their business to other fiber companies or otherwise reduce their use of Broadwing’s network, our sales and financial condition could be adversely affected.

Revenue from Broadwing’s ten largest customers has accounted for approximately 20% of total revenue since it was acquired by Corvis. In addition, a significant portion of Broadwing’s revenue is derived from communications carriers. Revenue from communications carriers accounted for 40% of Broadwing’s total revenue in 2003. Most of Broadwing’s arrangements with large customers do not provide Broadwing with guarantees that customer usage will be maintained at current levels. Industry pressures have caused communications carriers to look aggressively for ways to cut costs which has resulted in reduced demand and reduced prices. In addition, construction of their own facilities by certain of Broadwing’s customers, construction of additional facilities by competitors or further consolidation in the communications industry involving Broadwing’s customers could lead those customers to reduce or cease their use of Broadwing’s network. To the extent these large customers cease to employ Broadwing’s network to deliver their services, or cannot pay outstanding accounts receivable balances, our sales and financial condition could be materially adversely affected. Broadwing also may be required to expend substantial sums to enforce its contractual rights.

Because Broadwing is dependent on limited sources of supply for certain key network components, the inability of those suppliers to provide needed equipment or services could materially adversely affect our sales and operating expenses.

Where possible and practical, Broadwing utilizes commercially available technologies and products from a variety of vendors, including Corvis’ equipment division. There can be no assurance that Broadwing will be able to obtain equipment from these vendors in the future. If Broadwing cannot obtain adequate replacement equipment or services, or an acceptable alternate vendor, we could experience a material adverse impact on our sales, if such losses affect our ability to provide our customers service, or operating expenses, if such losses require us to invest in higher cost network alternatives.

Network failure and transmission delays and errors could expose Broadwing to potential liability that could materially adversely affect our sales and financial condition.

Broadwing’s network utilizes a variety of communication equipment, software, operating protocols and components of others’ networks for the high-speed transmission of data and voice traffic among various locations. Such equipment, software and physical locations could malfunction, suffer physical damage or otherwise become impaired. Broadwing is held to high quality and delivery standards in its customer contracts. Network failures or delays in data delivery could cause service interruptions resulting in losses to Broadwing’s customers. Failures or delays could expose Broadwing to claims by its customers that could have a material impact on our sales and financial condition.

Increased competition could adversely affect Broadwing’s sales, profitability and cash flow.

There is substantial competition in the communications industry. Competition may intensify due to the efforts of existing competitors to address difficult market conditions through reduced pricing, bundled offerings or otherwise, or as a result of the entrance of new competitors and the development of new technologies, products and services. Price competition has been intense and may further intensify. If Broadwing cannot offer reliable, value-added services on a price competitive basis in any of its markets, it could experience a decline in revenue. In addition, if Broadwing does not keep pace with technological advances or fails to respond timely to changes in competitive factors in the industry, it could lose market share or experience a decline in its revenue and profit margins.

Broadwing faces significant competition from companies such as AT&T Corp., MCI, Sprint Corporation, Level 3 Communications, Inc., Qwest Communications International Inc., Wiltel Communications Group, Inc. and regional phone companies. The significant capacity of these competitors could result in decreasing prices even if the demand for higher-bandwidth services increases. In addition, some competitors are experiencing financial difficulties or are in bankruptcy reorganization. Competitors in financial distress or competitors emerging from bankruptcy with lower cost capital structures and substantial excess capacity in most markets could exacerbate downward pricing pressure in the communications industry.

Risks Related to Corvis’ Communications Equipment Line of Business

Corvis’ optical equipment and services business has been adversely affected by recent developments in the communications industry and the economy in general.

For much of the last five years the market for Corvis’ optical equipment has been influenced by the entry into the communications services business of a substantial number of new companies. In the United States, that was due largely to changes in the regulatory environment, in particular those brought about by the Telecom Act. These new companies raised billions of dollars in capital, much of which they invested in new equipment, causing an acceleration in the growth of the market for communications equipment.

Corvis has seen a significant reversal of this trend, including the failure of a large number of the new entrants and a sharp contraction of the availability of capital to the industry. Bankruptcies in the industry have slowed expenditures and investments. This, in turn, has caused a substantial reduction in demand for communications equipment, including Corvis’ products.

This industry trend has been compounded by the slowing not only of the U.S. economy but the economies in virtually all of the countries in which Corvis is marketing its products. The combination of these factors has caused customers to become more conservative in their capital investment plans and more uncertain about their future purchases. As a consequence, Corvis is facing a market that is both reduced in absolute size and more difficult to predict and plan for.

Corvis expects the factors described above to affect its optical equipment business, for at least several more quarters, in several significant ways compared to the recent past:

•	it is likely that Corvis’ markets will be characterized by reduced capital expenditures by its customers;

•	Corvis’ ability to forecast the volume and product mix of its sales will be substantially reduced; and

•	Corvis will continue to experience price pressures.

Corvis is exposed to the credit risk of its customers and the failure of any of those customers to pay Corvis what they owe it could have a material adverse effect on Corvis’ revenues and financial condition.

Industry and economic conditions have weakened the financial position of some of Corvis’ customers and potential customers. To sell equipment and services to some of these customers, Corvis may be required to extend favorable payment terms. Although Corvis monitors these situations carefully and attempts to take appropriate measures to protect itself, it is possible that Corvis may have to write-down or write-off doubtful accounts. Such write-downs or write-offs, if large, could have a material adverse effect on Corvis’ revenues and financial condition. Corvis has provided extended credit terms to some of its customers. Although Corvis has done only a limited amount of this type of financing in the past, the increasingly competitive environment in which Corvis operates may require it to engage in more competitive financing arrangements. Corvis’ ability to recognize revenue from financed sales will depend on the relative financial condition of the specific customer, among other factors. Any change in the financial condition of Corvis’ customers could have a material adverse effect on our revenues and financial condition.

The markets Corvis serves are highly competitive and Corvis may not be able to achieve or maintain profitability.

Competition in optical networking markets is intense. These markets have historically been dominated by large companies, such as Alcatel, Cisco, Lucent, Ciena and Nortel. Corvis may face competition from other large communications equipment companies that are currently in or that may enter its market. In addition, a number of private companies have announced plans for new all-optical products to address the same network needs that Corvis’ products address. Due to several factors, including the lengthy sales cycle, testing and deployment process, and manufacturing constraints associated with large-scale deployments of Corvis’ products, Corvis may lose any advantage that it might have by being an early provider of all-optical network products prior to achieving market penetration. Many of Corvis’ competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and sales and marketing resources than Corvis does and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than Corvis can. Moreover, Corvis’ competitors may foresee the course of market developments more accurately than Corvis does and could develop new technologies that compete with Corvis’ products or render Corvis’ products obsolete. Due to the rapidly evolving markets in which Corvis competes, additional competitors with significant market presence and financial resources may enter its markets, further intensifying competition.

In order to compete effectively, Corvis must, among other things, deliver products that:

•	provide high reliability;

•	provide an overall cost-effective solution for carriers;

•	reduce operating costs;

•	increase network capability easily and efficiently with minimal disruption;

•	operate with existing equipment and network designs;

•	reduce the complexity of the network in which they are installed by decreasing the amount of equipment required; and

•	provide effective network management.

In addition, Corvis believes that a knowledge of the infrastructure requirements applicable to carriers, experience in working with carriers to develop new services for their customers, and an ability to provide vendor financing are important competitive factors in its market. Corvis has limited knowledge of carriers’ infrastructure requirements and limited experience in working with carriers to develop new services. In addition, Corvis currently provides only a limited vendor-sponsored financing program. Many of Corvis’ competitors, however, are able to offer more complete financing programs, which may influence prospective customers to purchase from Corvis’ competitors rather than from Corvis.

If Corvis is unable to compete successfully against its current and future competitors, it may have difficulty obtaining customers, and could experience price reductions, order cancellations, increased expenses and reduced gross margins, any one of which would harm Corvis’ revenue and profitability.

Risks Related to Corvis’ Product Manufacturing

Corvis depends on sole source and limited source suppliers for several key components. If Corvis is unable to obtain these components on a timely basis, it will be unable to meet its customers’ product delivery requirements, which would harm its reputation, sales and profitability.

Corvis’ products include several key components from single or limited sources. From time to time, there have been industry-wide shortages of some optical components. Furthermore, given current economic conditions, several suppliers have made the decision to no longer support certain component manufacturing or have ceased operations entirely. If any of Corvis’ sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, including ceasing operations entirely, they may be unable to meet Corvis’ delivery schedule. Corvis’ suppliers may enter into exclusive arrangements with Corvis’ competitors, be acquired by Corvis’ competitors, go out of business, stop selling their products or components to Corvis at commercially reasonable prices, refuse to sell their products or components to Corvis at any price, or be unable to obtain or have difficulty obtaining components for their products from their suppliers, and Corvis may be unable to develop alternative sources for the components.

Even if alternate suppliers are available, identifying them is often difficult and time consuming. Corvis has key components that are available from only one qualified supplier. The process of qualifying vendors can take a significant amount of time and is not always successful. If Corvis does not qualify multiple vendors or receive critical components in a timely manner, Corvis will be unable to manufacture its products in a timely manner and would, therefore, be unable to meet customers’ product delivery requirements. Any failure to meet a customer’s delivery requirements could harm Corvis’ reputation and decrease Corvis’ sales and profitability.

Some of Corvis’ competitors are also its suppliers and if its supply relationship with them deteriorates, it could limit Corvis’ access to key components and harm Corvis’ sales.

Some of Corvis’ component suppliers are both its primary source for those components and major competitors in the market for communications equipment. For example, Corvis buys some of its key components from Lucent and Alcatel, each of which offers communications systems and equipment that compete with Corvis’ products. Corvis’ sales could be harmed and its operating costs increased if these supply relationships were to change in any manner adverse to Corvis.

Risks Related to Corvis’ Products

Corvis’ products may have defects that Corvis discovers only after full deployment, which could seriously harm Corvis’ sales and profitability.

Optical products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Corvis’ customers may discover errors or defects in the hardware or the software, or Corvis’ products may not operate as expected, after they have been fully deployed. If Corvis is unable to fix defects or other problems that may be identified in full deployment, Corvis would experience, among other things:

•	loss of, or delay in, revenue;

•	loss of existing customers;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by its customers; and

•	increased insurance costs.

Defects, integration issues or other performance problems in Corvis’ products could result in financial or other damages to its customers or could negatively affect market acceptance for its products. Corvis’ customers could also seek damages for losses from Corvis, which, if the customers were successful, would seriously harm Corvis’ sales and profitability. A product liability claim brought against Corvis, even if unsuccessful, would likely be time consuming and costly and would put a strain on Corvis’ management and resources.

Corvis’ equipment business will suffer if Corvis does not respond rapidly to technological changes.

The market for network communications equipment is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. Corvis may not be able to respond quickly or effectively to these developments. Corvis may experience design, manufacturing, marketing and other difficulties that could delay or prevent Corvis’ development, introduction or marketing of new products and enhancements. The constant introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards has led to significant inventory write-downs and could render Corvis’ existing or future products obsolete.

In developing its products, Corvis has made, and will continue to make, assumptions about the industry standards that may be adopted by Corvis’ competitors and potential customers. If the standards adopted are different from those that Corvis has chosen to support, market acceptance of Corvis’ products may be significantly reduced or delayed and Corvis’ business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render Corvis’

existing products obsolete. In order to introduce products incorporating new technologies and new industry standards, Corvis must be able to gain access to the latest technologies of its suppliers, other network vendors and its potential customers. Any failure to gain access to the latest technologies may seriously harm Corvis’ sales and profitability.

Corvis’ business will be adversely affected if it is unable to protect its intellectual property rights from third-party challenges.

Corvis relies on a combination of patent, copyright, trademark and trade secret laws, and restrictions on disclosure to protect its intellectual property rights. Corvis also enters into confidentiality or license agreements with its employees, consultants and corporate partners, and controls access to and distribution of its software, documentation and other proprietary information. Despite Corvis’ efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Corvis’ products or technology. Monitoring unauthorized use of Corvis’ technology is difficult, and Corvis cannot be certain that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect Corvis’ proprietary rights as fully as in the United States. Failure to protect Corvis’ intellectual property could allow others to gain a competitive advantage and adversely affect Corvis’ sales.

Corvis is involved in an intellectual property dispute and in the future Corvis may become involved in similar disputes, which could subject it to significant liability, divert the time and attention of its management and prevent it from selling its products.

On July 19, 2000, Ciena Corporation filed a lawsuit in the U.S. District Court for the District of Delaware alleging that Corvis is willfully infringing three of Ciena’s patents. Ciena sought injunctive relief, monetary damages, including treble damages, as well as costs of the lawsuit, including attorneys’ fees. Corvis has filed an answer to the complaint, as well as counter-claims alleging, among other things, invalidity and/or unenforceability of the patents in question.

In February 2003, jury trials were held on the issues of infringement and invalidity of the patents. Corvis’ all-optical networking products were found not to infringe two of Ciena’s wavelength division multiplexing, or WDM, system patents. Corvis’ inverse multiplexing transceiver product, which can be used along with Corvis’ all optical networking products, was found to infringe a third Ciena patent on bit rate transparent devices. The jury did not reach a verdict on a fourth Ciena WDM system patent, but on retrial a jury found that the manner in which certain Corvis OC-48 transmitters and receivers convert the signals from optical form to an electronic form and back again infringed the Ciena patent. The jury verdicts are interim verdicts, and additional trial court proceedings remain before a decision is made by the court and judgment is entered.

Although Corvis believes that it will ultimately prevail in this litigation, it cannot be certain that the interim jury verdicts of infringement will be overturned, or that infringement of other patents in the suit will not be found in later legal proceedings. To the extent it is necessary, a trial to determine damages will be held following any appeals. Such appeals can take up to a year or more before final determination. Based on the current status of the litigation, Corvis cannot reasonably predict the likelihood of any final outcome. A final adverse determination in, or settlement of, the Ciena litigation could involve the payment of significant amounts by Corvis, or could include terms in addition to payments, such as a redesign of some of Corvis’ products, either of which could have a material adverse effect on Corvis’ business.

Corvis or its customers may be a party to additional litigation in the future to protect Corvis’ intellectual property or to respond to allegations that Corvis infringes others’ intellectual property. Any parties asserting that Corvis’ products infringe upon their proprietary rights would force Corvis to defend itself and possibly its customers against the alleged infringement. If Corvis is unsuccessful in any intellectual property litigation, it could be subject to significant liability for damages and loss of its proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management time and attention. In addition, Corvis could be forced to do one or more of the following:

•	stop selling, incorporating or using products that include the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use the technology, which may be time-consuming or impossible.

If Corvis is forced to take any of these actions, its business may be seriously harmed as a result of reduced sales or increased operating expenses.

If necessary licenses of third-party technology for use in Corvis’ equipment business are not available to Corvis or are very expensive, Corvis’ profitability would be seriously harmed.

Corvis currently licenses technology for its use in its equipment business, and from time to time Corvis may be required to license additional technology, from third parties to sell or develop its products and product enhancements. Corvis’ existing and future third-party licenses may not be available to Corvis on commercially reasonable terms, if at all. Corvis’ inability to maintain or obtain any third-party license required to sell or develop its products and product enhancements could require it to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm Corvis’ sales and profitability.

Risks Related to Corvis’ Financial Results

Corvis has incurred significant losses since inception, and it expects losses to continue in the future.

Corvis has incurred significant net losses since inception. As of December 31, 2003, Corvis had an accumulated deficit of approximately $2.5 billion. Corvis expects to incur significant losses in the near-term. Corvis cannot be certain that it will ever achieve profitability. Corvis will need to generate significant revenue and control costs to achieve profitability.

Corvis’ business will suffer if it fails to properly manage its size and continually improve its internal controls and systems.

Corvis continues to change the scope of its operations. Adjustments have included significant staff reductions in the equipment division and investments in its telecommunications operations. Corvis’ ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. In order to manage its size properly, Corvis must:

•	train, manage and retain qualified personnel;

•	effectively plan and implement product portfolio improvements and innovations;

•	effectively manage multiple relationships with its customers, suppliers and other third parties; and

•	implement additional operational controls, reporting and financial systems and procedures.

Failure to do any of the above in an efficient and timely manner could seriously harm Corvis’ financial condition and results of operations.

The unpredictability of Corvis’ quarterly results may adversely affect the trading price of Corvis’ common stock.

Corvis’ revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of Corvis’ control and any of which may cause the price of Corvis’ common stock to fluctuate. The primary factors, among other things, that may affect Corvis’ quarterly results include the following:

•	demand for optical networking products and services;

•	loss of customers or the ability to attract new customers;

•	the timing and size of sales of Corvis’ products and services;

•	cancellation of or delays in customer orders;

•	changes in Corvis’ pricing policies or the pricing policies of Corvis’ competitors;

•	costs related to acquisitions of technology or businesses; and

•	general economic conditions as well as those specific to the communications and related industries.

A delay in generating or recognizing revenue could cause significant variations in Corvis’ operating results from quarter to quarter and could result in substantial operating losses. It is possible that in some future quarters Corvis’ results may be below the expectations of analysts and investors. In this event, the price of Corvis’ common stock will likely decrease.

If Corvis becomes subject to unfair hiring claims, it could incur substantial costs in defending itself or management’s attention could be diverted away from its operations.

Companies in Corvis’ industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. Corvis has received claims of this kind in the past, and it may receive claims of this kind in the future as Corvis seeks to hire qualified personnel. Corvis could incur substantial costs in defending itself or its employees against such claims, regardless of the merits of the claims. In addition, defending itself from such claims could divert the attention of management away from its operations.

Corvis may need additional capital to fund its existing and future operations. If Corvis is unable to obtain additional capital, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would hurt its sales and profitability.

The development, marketing and sales of new products is expected to require a significant commitment of resources. Corvis may incur significant operating losses or expend significant amounts of capital if, among other things:

•	the market for its products develops more slowly than anticipated;

•	it fails to establish market share or generate revenue;

•	its capital expenditure forecasts change or prove inaccurate; or

•	it needs to respond to unforeseen challenges or take advantage of unanticipated opportunities.

As a result, Corvis may need to raise additional capital. To the extent that Corvis raises additional capital through the sale of equity or debt securities, the issuance of such securities could result in dilution to its existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose additional restrictions on Corvis’ operations. Additional capital, if required, may not be available on acceptable terms, or at all. If Corvis is unable to obtain additional capital, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would harm its sales and profitability.

Corvis depends on its key personnel to manage its business effectively. If Corvis is unable to retain its key personnel, its sales and financial condition could be harmed.

Corvis’ future success depends upon the continued services of its executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships that Corvis relies on to implement its business plan. The loss of the services of any of Corvis’ key employees, including Dr. David Huber, Corvis’ founder, Chairman and Chief Executive Officer, could delay the development and production of Corvis’ products and negatively impact Corvis’ ability to maintain customer relationships, which would harm Corvis’ sales and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains or incorporates by reference forward-looking statements. Generally, these statements can be identified by the use of terms such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate,” “should,” “may,” “will” and similar expressions. Forward-looking statements may include statements about:

•	our ability to integrate Focal’s local telecommunications network into Corvis’ nationwide fiber optic network;

•	the combined companies’ ability to enjoy significant expansion costs savings through personnel and overhead consolidation and to acquire local telecommunications infrastructure at a cost substantially less than its historical costs;

•	the expected completion date of the merger;

•	Corvis’ business, financial and legal arrangements and dealings with Broadwing and SBC;

•	the merger’s ability to provide Focal stockholders with liquidity through the receipt of registered Corvis common stock; and

•	our expectations with regards to business, operations and financial effects on the combined company.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this information statement/prospectus, including the cautionary information set forth under the heading “Risk Factors” beginning on page 10.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the incorporated documents, as applicable, and we undertake no obligation to update or revise these statements.

THE MERGER

The following discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this information statement/prospectus as Annex A and is incorporated by reference into this information statement/prospectus.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Corvis Sub will merge with and into Focal. Focal will continue its corporate existence under the laws of Delaware under the name of “Focal Communications,” as a wholly-owned subsidiary of Corvis. At the effective time of the merger, the separate corporate existence of Corvis Sub will terminate.

Summary of Calculation of Total Merger Consideration

At the effective time of the merger, each issued and outstanding share of Focal capital stock, including Focal common stock previously issued upon the exercise of Focal’s outstanding options and warrants (other than treasury shares held by Focal), will be converted into the right to receive a number of shares of Corvis common stock. The total number of shares of Corvis common stock that Corvis will issue in the merger will be determined by dividing the net purchase price to be paid by Corvis by a number equal to the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market measured as of three business days prior to the closing of the merger, which number may not be less than $1.266 nor more than $2.954.

The net purchase price will be $210 million,

•	minus the principal outstanding as of the closing date under Focal’s credit agreements with NTFC Capital Corporation and Wilmington Trust Company, administrative agent (expected to be approximately $13.32 million and $68.0 million, respectively, as of September 1, 2004),

•	minus the capitalized lease obligations to Metromedia Fiber Network Services, Inc. at the end of the last full month prior to the closing (expected to be approximately $19.5 million as of September 1, 2004), and

•	plus interest, if any, at a rate of 8% per annum, which interest will begin accruing on the date on which Focal has satisfied all of its conditions to closing.

As of the date of this information statement/prospectus the net purchase price is expected to be approximately $109.2 million. The merger agreement provides that interest, at a rate of 8%, will begin accruing on the net purchase price as of the date on which designated conditions to the closing of the merger are satisfied. Focal believes that all of those conditions to closing have been satisfied as of July 9, 2004, and that interest should begin accruing as of that date. Corvis disagrees with Focal’s position that all of the designated closing conditions have been satisfied and does not believe interest has begun accruing. The parties are attempting to reach a resolution of this dispute and, if that is unsuccessful, either party may submit the matter to arbitration pursuant to the terms of the merger agreement. If interest does accrue as of July 9, 2004 and assuming a September 1, 2004 closing, the net purchase price would increase by approximately $1.3 million. Pursuant to the merger agreement, if the accrual of interest remains in dispute on the closing date, the merger will be consummated and Corvis will deposit into escrow on the closing date a portion of the merger consideration equal in value to such disputed amount to be held in escrow until the resolution of such dispute. Upon resolution, any interest that has accrued will be distributed in accordance with the allocations under the merger agreement.

If at the effective time of the merger, the average closing price per share of the Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is greater than $1.266 and less than $2.954, the total number of the shares of Corvis common stock to be issued in the merger will equal the net purchase price divided by that average closing price. For example, if the pre-closing 20-day-average closing price of Corvis common stock is $2.00 and the total net purchase price is $109.2 million, Corvis would issue a total of 54,600,000 shares in the merger ($109,200,000 ÷ $2.00).

If at the effective time of the merger, the average closing price per share of the Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is less than $1.266, the total number of shares of Corvis common stock to be issued in the merger will equal the net purchase price divided by $1.266. For example, if the pre-closing average 20-day-closing price of Corvis common stock is $1.00 and the total net purchase price is $109.2 million, Corvis would issue a total of 86,255,924 shares in the merger ($109,200,000 ÷ $1.266).

If at the effective time of the merger, the average closing price per share of Corvis common stock for the 20 consecutive trading days ending three business days prior to the closing of the merger is greater than $2.954, the total number of shares of Corvis common stock to be issued in the merger will equal the total net purchase price divided by $2.954. For example, if the pre-closing 20-day-average closing price of Corvis common stock is $3.00, and the total net purchase price is $109.2 million, Corvis would issue a total of 36,966,825 shares in the merger ($109,200,000 ÷ $2.954).

Corvis expects to issue approximately between 37 million and 87 million shares of Corvis common stock in total at the closing of the merger. If Corvis is unable to deliver registered shares to the Focal stockholders by August 31, 2004 (subject to a potential extension to September 15, 2004), Corvis will pay the merger consideration in cash.

Allocation of Merger Consideration—Focal Series A Redeemable Voting Convertible Preferred Stock

The holders of the Focal Series A preferred stock, as a class, are entitled to receive in the merger a number of shares of Corvis common stock equal to the greater of either (i) the number of Corvis shares that have a total fair value equal to the liquidation value of the Series A preferred stock plus accumulated dividends on those shares as determined under Focal’s charter or (ii) the total merger consideration that would be payable to the holders of the Series A preferred stock if all of their shares of Series A preferred stock were converted into shares of Focal common stock, in either case less a designated number of shares allocated to certain Focal senior executives who hold Focal stock options as described below. For purposes of (i) above, the fair value of Corvis common stock is required to be determined by a majority of Focal’s disinterested Board members and the holders of a majority of the Series A preferred stock. Those disinterested directors and majority stockholders have agreed that the fair value of each share of Corvis common stock will be equal to the 20-day-average closing price of Corvis common stock measured as of three business days prior to the closing of the merger.

At the effective time of the merger, each holder of a share of Series A preferred stock will receive a pro rata portion of the total merger consideration allocated to the Series A preferred stock as described above. The pro rata portion will be equal to the liquidation value of the share of Series A preferred stock plus accumulated dividends thereon divided by the total liquidation value and accumulated dividends of all outstanding shares of Series A preferred stock.

If the 20-day-average closing price for Corvis common stock as of three days prior to the closing is equal to or less than $0.8271 (assuming the net purchase price is $109.2 million), then the holders of the Series A preferred stock will receive 95% of the merger consideration, and 5% of the merger consideration will be allocable to certain senior executives under their stock option agreements as described below.

Allocation of Merger Consideration—Focal Common Stock

At the effective time of the merger, each issued and outstanding share of Focal common stock, including shares issued upon exercise of Focal outstanding warrants and stock options, will be converted into the right to receive a pro rata share of the total merger consideration described above, less the portion of the total merger consideration payable to the holders of Focal’s Series A preferred stock as described above, and less a designated number of shares allocated to certain senior Focal executives who hold Focal stock options as described below. That pro rata portion is equal to a fraction, the numerator of which is one (1) and the denominator of which is the aggregate number of shares of Focal common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares held by Focal), including the shares of Focal common stock issued upon the exercise of the warrants and options prior to the effective time of the merger as described below.

As of the date of this information statement/prospectus there were 31,541 shares of Focal common stock issued and outstanding, exclusive of any shares issuable upon exercise of the warrants or options prior to the effective time of the merger. The holders of Focal’s Common Stock will receive no consideration in the merger under certain circumstances. If the value of the merger consideration is less than the total liquidation preference of the outstanding Series A preferred stock under Focal’s certificate of incorporation, all of the merger consideration will be allocable to the holders of the Series A preferred stock, less 5% which is allocable to certain of Focal’s senior management under their option agreements. Solely for the purposes of calculating the value of the shares of Corvis common stock to determine the number of shares needed to satisfy the liquidation preference of the Series A preferred stock, the shares of Corvis common stock will be valued based on the average closing price per share for the 20 consecutive trading days ending three business days prior to the closing, without regard to the lower price collar of $1.266.

If the average closing price per share for the 20 consecutive trading days ending three business days prior to the closing is $0.8271 or lower (assuming a net purchase price of $109.2 million), the total value of all shares of Corvis common stock issued in the merger will be equal to or less than the total liquidation preference of Focal’s outstanding Series A preferred stock. Under those circumstances, the holders of the Focal Series A preferred stock would receive 95% of the merger consideration and certain executives of Focal would receive the remaining 5% of the merger consideration, and no consideration would be distributed to the holders of Focal common stock.

Cancellation of Certain Focal Capital Stock; Conversion of Corvis Acquisition Company Capital Stock

Each share of Focal common stock or Series A preferred stock directly owned by Focal or any of its subsidiaries (except shares held in escrow for holders of allowed general unsecured claims in Focal’s Chapter 11 bankruptcy) or Corvis and any of its subsidiaries, will automatically be cancelled and cease to exist at the effective time of the merger without any consideration. Each issued and outstanding share of the capital stock of Corvis Sub will be converted into and become one share of the common stock of the surviving corporation.

Fractional Shares

No fractional shares of Corvis common stock will be issued in the merger. For each fractional share that would otherwise be issued to a holder of Focal capital stock, the Focal stockholder will receive cash in an amount equal to the fractional share multiplied by the average, during the 20 consecutive trading days ending three business days prior to the closing date of the merger, of the daily closing prices of Corvis common stock on the Nasdaq National Market.

Adjustment of Merger Shares

In the event that, prior to the merger, Corvis changes or establishes a record date for changing the number of the Corvis shares of common stock issued and outstanding as a result of the stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction and the record date for that change is prior to the effective time of the merger, the number of Corvis shares issuable in the merger, and any other calculations based on or relating that number of shares, will be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

Focal Warrants

Holders of Focal warrants may elect to exercise their warrants until 5:00 pm New York City Time on the date the merger is consummated, in accordance with the terms of the Warrant Agreement governing the warrants.

Holders of “in-the-money” warrants may elect to exercise such warrants on a “cashless” basis pursuant to the Warrant Agreement governing such warrants. An “in-the-money” warrant is a warrant whose exercise price is less than the fair value of the number shares of Corvis common stock that would be received in the merger in exchange for the number of shares of Focal common stock issuable under the warrant. As an example, if the fair value of the Corvis shares issuable at the effective time of the merger were $1.25 per share, 588,235 shares of Focal common stock issuable under the warrants would be in-the-money. Under the Warrant Agreement, the fair value of the shares of Corvis common stock is required to be determined by a majority of the disinterested members of the Focal board of directors and the holders of a majority of the Series A preferred stock. Those disinterested directors and majority stockholders have agreed that the fair value of each share of Corvis common stock will be equal to the 20-day-average closing price of Corvis common stock measured as of three business days prior to the closing of the merger.

As of the date of this information statement/prospectus, warrants to purchase 3,529,411 shares of Focal common stock were outstanding. As described above, if the 20-day-average closing price for Corvis common stock measured as of three days prior to the closing of the merger is equal to or less than $0.8271 (assuming the net purchase price is $109.2 million), then the holders of the Series A preferred stock and certain senior executives will receive 100% of the merger consideration and holders of shares of Focal common stock (including shares of Focal common stock issued upon the exercise of warrants) will receive no merger consideration.

Warrants that are not exercised before 5:00 pm New York City Time on the date the merger is consummated will be terminated at such time for no consideration whatsoever and be of no further force or effect. The holders of such un-exercised warrants will not receive any Corvis common stock, or any other consideration, in the merger. As with any other shares of Focal common stock issued and outstanding at the effective time of the merger, Focal common stock issued upon the exercise of Focal warrants exercised before 5:00 pm New York City Time on the date the merger is consummated in accordance with the Warrant Agreement will be converted into Corvis common stock at the closing of the merger on the same terms as all other shares of Focal common stock.

Focal Stock Options

The holders of Focal in-the-money stock options will have the right to receive, in return for cancellation of those options, a pro rata portion of an amount equal to the total merger consideration less the portion of the total merger consideration payable to the holders of Focal’s Series A preferred stock multiplied by a fraction, the numerator of which is the total number of shares issuable upon a cashless net exercise of the in-the-money options (the “in-the-money option shares”) and the denominator of which is the in-the-money option shares plus the total number of issued and outstanding shares of Focal common stock immediately prior to the effective time of the merger, including all shares issued upon the exercise of the warrants as described above. For the purposes of this calculation, pro rata portion means a fraction, the numerator of which is one (1) and the denominator of which is the total number of in-the-money option shares. Fair market value of the shares of Corvis common stock issuable in the merger for purposes of determining the value of the merger consideration under Focal’s stock options is determined by Focal’s board of directors. The board of directors has agreed that the fair market value of each share of Corvis common stock will be equal to the 20-day-average closing price of Corvis common stock as of three business days prior to the closing of the merger. All other Focal options will be terminated as of the effective time of the merger without exercise or payment of any consideration to the option holders. As of the date of this information statement/prospectus, the number of in-the-money option shares is 1,026,748, based on a fair value of Corvis common stock of $1.12. As described above, if the 20-day-average closing price for Corvis common stock measured as of three days prior to the closing of the merger is equal to or less than $0.8271 (assuming the net purchase price is $109.2 million), then the holders of the Series A preferred stock and certain senior executives will receive 100% of the merger consideration and holders of shares of Focal common stock (including shares of Focal common stock issued upon the exercise of options) will receive no merger consideration.

In addition, certain senior executives of Focal who hold stock options will receive, as additional consideration in exchange for the cancellation of their options, in aggregate, the amount, if any, by which the fair value of the total consideration payable to in-the-money option holders as described above is less than 5% of the fair value of the total merger consideration. Each such executive will receive a portion of any such shortfall amount equal to the percentage specified for such senior executive in his or her option agreement. See “Interests of Certain Persons in the Merger” below.

Claims Reserve

The plan of reorganization for Focal and its subsidiaries that was confirmed by the Federal Bankruptcy Court for the District of Delaware in June 2003 entitled holders of allowed general unsecured claims to receive Focal preferred stock and warrants to purchase Focal common stock. The claims of certain of Focal’s general unsecured creditors remain disputed claims under the terms of the plan of reorganization, and in accordance with the reorganization plan, Focal has not issued shares of preferred stock and warrants in respect of those disputed claims. In connection with the contemplated merger with Corvis Sub, Focal has issued to itself as distribution agent to be held in escrow for the benefit of the holders of allowed general unsecured claims the estimated number of shares of preferred stock and warrants issuable to holders of allowed general unsecured claims in connection with the resolution of all disputed claims. With respect to the warrants held in escrow, immediately prior to the effective time of the merger, Focal will exercise on a cashless basis, on behalf of the holders of allowed general unsecured claims, all in-the-money warrants held in escrow by Focal for issuance to such holders of allowed general unsecured claims in connection with the resolution of all disputed general unsecured claims. All other warrants held in escrow by Focal will terminate in accordance with the terms thereof upon the consummation of the merger. In connection with the cashless exercise of all such in-the-money warrants, Focal will issue to itself as distribution agent to be held in escrow for the holders of allowed general unsecured claims the number of shares of Focal common stock issuable upon the cashless exercise of all such in-the-money warrants. Focal issued into this escrow 205,504 shares of Focal Series A preferred stock and 483,539 warrants, and as of the date of this information statement/prospectus, all 205,504 shares of Focal Series A preferred stock and all 483,539 warrants remain in escrow. All merger consideration payable with respect to those shares of Focal common and preferred stock that are held by Focal in escrow at the effective time of the merger will be held in escrow following the merger and distributed to holders of allowed general unsecured claims upon the resolution of all disputed claims in accordance with the terms of Focal’s plan of reorganization.

Exchange of Certificates

Prior to the effective time, Corvis will deposit in an exchange fund with Continental Stock Transfer and Trust Company, or another financial institution acceptable to Corvis and Focal, as exchange agent in the merger, certificates representing the total merger consideration payable and not already distributed to holders of Focal stock, warrants and options plus cash sufficient to permit payment of cash in lieu of fractional shares of Corvis stock, together with any dividends or distributions, if any, as provided for in the merger agreement.

Any portion of the exchange fund (including the proceeds of any investments thereof and any merger consideration) that remains undistributed to the holders of Focal shares on the later of the date (x) that is six months after the closing of the merger or (y) on which all disputed claims involving Focal’s general unsecured creditors have been resolved pursuant to the bankruptcy plan of reorganization, may be delivered to Corvis, upon demand, and any holders of Focal shares who have not complied with the exchange provisions of the merger agreement and the instructions set forth in the letter of transmittal mailed to such holders after the effective time of the merger shall thereafter look only to Corvis or its agent for payment of their merger consideration as determined pursuant to the merger agreement.

As an alternative exchange procedure, Focal stockholders, warrant holders and option holders may execute the letter of transmittal attached as Annex D and return it, along with the originals of their Focal stock certificates, notices to exercise their Focal warrants and/or their original stock option agreements, to Focal at least five business days prior to the closing. Focal will deliver the letters of transmittal, stock certificates, notices of warrant exercise and stock option agreements to Corvis no later than the third business day prior to the closing. Focal will then deliver to Corvis a schedule at closing, which shall be certified by an executive officer of Focal, setting forth the name of each Focal stockholder and option holder and the number of shares of Corvis common stock each is to receive upon the merger. Corvis will use its reasonable best efforts to make available at the offices of its transfer agent stock certificates for Corvis common stock on the next business day following the closing to those stockholders and option holders who are either affiliates of Focal or who did not provide any brokerage account information on their letter of transmittal. Focal stockholders and option holders who are not affiliates of Focal and who wish to have their shares of Corvis common stock transferred to a brokerage account must provide their brokerage information on the letter of transmittal and have their broker initiate the transfer of their shares of Corvis common stock following closing. Corvis will use its reasonable best efforts to have each such transfer effected the business day following closing if initiated by the broker at the beginning of that business day or, otherwise, as soon as reasonably possible following closing.

Background to the Merger

During the fourth quarter of 2003, Focal’s board of directors determined, in consultation with Focal management, that it was reasonably likely that sometime in the third or fourth quarter of 2004 Focal would be in breach of one or more of the financial covenants contained in its senior secured debt and that, accordingly, Focal would have to seek to further restructure or refinance its debt or sell all or an interest in the company or merge the company. In October 2003, Focal’s board of directors decided to retain MBLY to represent and advise Focal in connection with the evaluation of strategic alternatives for Focal, including a financing, sale or merger of the company.

From October 2003 through February 2004, MBLY evaluated strategic alternatives for Focal and contacted and had discussions with a number of potential acquirors and investors. During this period, MBLY contacted 24 potential acquirors and investors and received five indications of interest. Contemporaneously with these discussions, MBLY contacted various lenders regarding a refinancing of the senior credit facility, receiving at least one indicative proposal. MBLY updated Focal’s board of directors on these contacts and discussions through periodic briefings with Focal management.

On October 23, 2003, Corvis was contacted by MBLY to solicit Corvis’ interest in acquiring Focal. Based on that discussion, the following day, MBLY sent to Corvis a summary overview of the Focal business. After reviewing the overview, on November 4, 2003, representatives of Corvis and Focal entered into a non-disclosure agreement in order to facilitate the sharing of confidential information regarding Focal. On or about November 11, 2003, Corvis received from MBLY a series of binders containing information about Focal, its business and business prospects. From November 11, 2003 to early December 2003, representatives of Corvis analyzed the Focal materials, along with due diligence materials from several other transactions that were being contemplated at that time, including the acquisition of certain competitors to Focal and Corvis. On or about December 12, 2003, several members of Corvis’ management team met to discuss the prospects of acquiring Focal, relative to several of the other opportunities then under review. Based on that discussion, it was agreed by management that further investigation of the opportunity with Focal was merited.

On December 15, 2003, a conference call among representatives of Corvis, Focal and MBLY took place to discuss the Focal materials that had been delivered to Corvis, the status of the Focal business as well as the possibility of engaging in additional due diligence at Focal’s corporate headquarters in Chicago, Illinois. Corvis issued to Focal a due diligence questionnaire, which contained a list of materials and issues to be addressed by Focal. Shortly thereafter, on December 18, 2003, a meeting was held at the corporate headquarters of Focal, at which time Focal’s senior management team presented additional information about the company to representatives of Corvis responsive to the inquiries set forth in the due diligence questionnaire.

From December 18, 2003 through January 14, 2004, representatives of Corvis continued to evaluate the materials delivered by Focal and MBLY, as well as the information presented to them in response to the due diligence questionnaire. Based on that evaluation and analysis, on January 14, 2004, Corvis issued to Focal a draft letter of intent in which Corvis’ interest in acquiring Focal was expressed. Based on subsequent negotiations regarding the price of the acquisition and associated terms and conditions of the draft letter of intent, Corvis elected to retain legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to represent it in connection with the proposed transaction. Despite those negotiations, the letter of intent was not signed by the parties, but Corvis continued to engage in due diligence. Focal also introduced Corvis and Mintz, Levin, Cohn, Ferns, Glovsky and Popeo, P.C. to its outside legal advisors, Kirkland and Ellis LLP.

On January 26, 2004, key executives of Focal and Corvis and their respective counsel and advisors began meetings in Focal’s corporate headquarters in Chicago, Illinois. Throughout the day, the parties discussed the general price and structural terms of a potential business combination, including the form of consideration to be received by the Focal stockholders. The parties also discussed in detail Focal’s financial projections and statements. The meeting and discussion continued into a second day with the parties discussing the terms of the potential business combination in greater detail.

Corvis’ outside legal counsel conducted corporate and regulatory due diligence on Focal beginning with the January 26, 2004 meeting. Legal and regulatory due diligence continued through the signing of the merger agreement and involved an extensive review of Focal’s operations, business, regulatory compliance and legal matters.

On January 28, 2004, based on the status of the negotiations with Focal and the results of due diligence, the business opportunity to acquire Focal was presented to the board of directors of Corvis, at which time the board indicated the parameters within which it would support further negotiations with Focal for its acquisition. Based on that guidance, due diligence activities continued, as did negotiations with Focal management regarding the terms and conditions of the transaction. On February 5, 2004, Focal management and MBLY met with Corvis’ management team in Austin, Texas to conduct business due diligence on Broadwing. Once Focal’s management became satisfied with the status of the transaction negotiations, they requested that Corvis’ management team present the proposed transaction to Focal’s board of directors.

Focal’s legal counsel provided Corvis’ legal counsel an initial draft of a merger agreement on January 31, 2004, whereby Corvis would acquire Focal. From that date through the signing of the definitive merger agreement on March 3, 2004, the key officers of Focal and Corvis, together with their respective legal advisors, held numerous conversations, reviewed and revised drafts of the merger agreement and related agreements, and negotiated various terms of the transaction and provisions of the agreements. This process involved numerous telephone conference calls and two in-person meetings between the parties held in the offices of Corvis’ legal counsel in Washington, D.C. and Focal’s legal counsel in Chicago, Illinois on February 12, 2004 and February 17, 2004, respectively. Present at these conference calls and meetings were representatives of Focal and Corvis, their respective legal counsel and MBLY.

On February 26, 2004, the board of directors of Focal met in person in the Chicago offices of Kirkland & Ellis LLP, except for Mr. Frisbie and Mr. Hayes, who joined the meeting telephonically. Mr. Sinder, Mr. Metzger, Ms. Vanneste, and Mr. Berns, and representatives of MBLY and Kirkland & Ellis LLP were also present. Mr. Sinder reviewed certain financial results with the board of directors. Noting certain financial trends, Mr. Sinder suggested that the company must expend serious efforts to sell or merge the company or attempt to negotiate a further restructuring or refinancing of its debt. MBLY discussed with the board of directors the status of negotiations with Corvis and another potential acquiror, which had emerged as a serious bidder on or about February 23, 2004, regarding the sale or merger of the company. Mr. Sinder, MBLY and Kirkland & Ellis LLP discussed with the board of directors the status of negotiations and current merger proposals. The board of directors discussed at length the status of negotiations and the terms of the current merger proposals. Representatives of Kirkland & Ellis LLP provided materials to the board of directors related to its fiduciary duties in the context of a merger transaction.

Following those discussions, representatives from Corvis, including Dr. David Huber (Chairman of the Board and Chief Executive Officer) and Kim D. Larsen (Senior Vice President, Business Development, General Counsel and Secretary), joined the meeting. The Corvis representatives gave a presentation about Corvis, which included a review of historical and projected financial statements, and offered their view of the synergies to be realized in a Corvis/Focal merger. The board of directors of Focal asked numerous questions of Corvis’ management. Following the presentation and the exit of the Corvis representatives, the Focal board of directors during this period discussed the presentation at length among themselves.

Between February 26 and 29, 2004, executives of Focal and Corvis and their respective counsel continued to negotiate the remaining unresolved terms and conditions of the merger agreement. Meanwhile, executives of Focal continued to negotiate with the other potential acquiror. Focal management was in contact with members of the board of directors to keep them appraised of the status of the negotiations.

On February 29, 2004, the entire board of directors of Focal, except for Mr. Frisbie, met telephonically to discuss the status of negotiations with Corvis and the other potential acquiror. Mr. Sinder, Mr. Metzger and Mr. Berns, representatives of MBLY and Kirkland & Ellis LLP, and a representative of Madison Dearborn Partners were also present. A discussion and evaluation of the two merger proposals took place, which included a comparison of the two proposals from, among others, a contractual and financial perspective. It was the consensus of the board of directors during this period that management should continue to negotiate with both potential acquirors.

Between February 29 and March 2, 2004, executives of Focal and Corvis and their respective counsel continued to negotiate the remaining unresolved terms and conditions of the merger agreement. Meanwhile, executives of Focal continued to negotiate with the other potential acquiror. Focal management was in contact with members of the board of directors to keep them appraised of the status of the negotiations.

On March 2, 2004, the entire board of directors of Focal met telephonically to consider the latest proposal by Corvis and the status of negotiations with the other potential acquiror. Mr. Sinder, Mr. Metzger and Mr. Berns, representatives of MBLY and Kirkland & Ellis LLP, and a representative of Madison Dearborn Partners were also present. Kirkland & Ellis LLP discussed with the board of directors the differences, solely from a contractual perspective, between the two draft merger agreements before the board of directors. The board of directors determined by unanimous consent to direct Mr. Sinder to ask each of the two potential acquirors to submit later that day their best and final merger proposal, in the form of a signed, fully executable agreement, with the superior offer to be approved by the Focal board of directors the following day, March 3, 2004.

On the afternoon of March 3, 2004, a telephonic meeting of the board of directors of Focal was held, with all members present except for Mr. Frisbie and Mr. Samples. Mr. Sinder, Mr. Metzger and Mr. Berns, representatives of MBLY and Kirkland & Ellis LLP, and a representative of Madison Dearborn Partners were also present. Mr. Sinder reported that signed contracts had been received from Corvis and the other potential acquiror, reflecting their respective best and final offers, according to them, with Corvis’ offer expiring if not accepted by 6:00 pm central time and the other offer expiring if not accepted by 5:00 pm central time. Mr. Sinder explained the differences between the final offers and the proposals that had been received earlier. MBLY rendered its oral opinion to Focal’s board of directors (subsequently confirmed in writing) that, as of March 3, 2004, and based upon and subject to the considerations described in the opinion, the consideration to be received by the holders of Focal capital stock pursuant to the proposed merger with Corvis is fair, from a financial point of view, to the holders of Focal Series A preferred stock and Focal common stock. Kirkland & Ellis LLP explained the differences, solely from a contractual perspective, between the two merger agreements before the board of directors. Mr. Sinder reported that although Mr. Frisbie could not attend the meeting, Mr. Frisbie had indicated to Mr. Sinder how he thought about the two offers and how they should be valued. After further discussion, the board of directors took a brief recess to reflect upon the matters before it. Upon the resumption of the meeting, with all members of the board of directors except Mr. Frisbie present telephonically, a motion was made, duly seconded and approved by unanimous consent approving the Agreement and Plan of Merger with Corvis and the transactions contemplated by that agreement. Following the meeting, Focal executed the merger agreement and certain ancillary agreements. On March 8, 2004, Corvis filed a Form 8-K with the SEC, disclosing the proposed transaction with Focal.

Following the signing of the merger agreement, Corvis’ legal counsel began the process of drafting and filing the applications and notices needed for regulatory approvals. The filing required under the Hart-Scott-Rodino Act was made on March 19, 2004, and the FCC and state public utility commission applications were submitted between March 12, 2004 and March 18, 2004.

Corvis’ Reasons for the Merger

Corvis’ decision to pursue a merger with Focal arose after Corvis’ extensive and continual evaluation of its business. Prior to 2003, Corvis’ principal business was the design, manufacture and sale of high performance all- optical and electrical/optical communications systems that can accelerate carrier revenue opportunities and lower the overall costs of network ownership for carriers. In recent years, in response to a significant downturn in equipment related sales, Corvis initiated a number of restructuring initiatives, including a decision to enter into the telecommunications services business. On June 13, 2003, Corvis invested approximately $81.1 million, including acquisition costs, for most of the assets and certain limited liabilities of Broadwing. The Broadwing acquisition represented a change in Corvis’ primary business focus and made Corvis a diversified business offering both telecommunications services and optical networking equipment.

The communications services division is now Corvis’ major focus, and revenues from the communications services division will account for the vast majority of Corvis’ revenues for the foreseeable future. Corvis believes the addition of Focal to its communications services division meets all of its criteria for a strategic merger. Based on estimated future financial results and the pro forma financial position of the combined companies, Corvis believes that the merger would have a positive impact on the business, operations and financial results of the combined companies, specifically in light of the following factors:

•	Focal has a local fiber network in nine cities and offers service across the country in 23 top U.S. markets, including: Atlanta, Baltimore, Boston, Chicago, Cleveland, Connecticut, Dallas, Detroit, Fort Worth, Houston, Los Angeles, Miami, Minneapolis, New York, Northern New Jersey, Northern Virginia, Oakland, Orange County, Philadelphia, San Francisco, San Jose, Seattle and Washington D.C.

•	Focal’s financial statements indicate that Focal generates approximately $300 million in annual revenues from approximately 4,000 large, enterprise customers, and is EBITDA positive.

•	Corvis believes the addition of Focal’s network to Corvis’ communications services division will enable Corvis to reduce its network access costs. Focal will expand the reach of Broadwing’s nationwide all-optical network into targeted local markets throughout the United States. The addition of these metropolitan markets will help further support Corvis’ market plan with enterprise and strategic carrier customers.

•	Corvis believes the combined companies will be able to offer a broader range of products than currently offered by either company on a standalone basis. Broadwing will enable Focal to offer bundled data and voice services to its existing customers who subscribe primarily to voice services today.

•	Corvis believes the merger will help reduce planned capital expenditures for Broadwing’s current voice network platform due to the synergies expected with Focal’s state-of-the-art voice network.

•	Corvis believes it will be able to negotiate better arrangements with the companies’ vendors.

•	Corvis believes Focal will help accelerate its progress with its Voice over Internet Protocol (VoIP) services offering.

•	Corvis believes the Broadwing network is expected to significantly lower Focal’s current long-haul transport and switching costs.

Corvis cannot assure you that any of the potential savings, synergies or opportunities considered by Corvis will be achieved following the completion of the merger. See “Risk Factors” beginning on page 10.

Focal’s Reasons for the Merger

The Focal board of directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of Focal and its stockholders. The Focal board of directors has approved the merger agreement. Furthermore, eight stockholders, who hold approximately 85% of Focal’s outstanding capital stock, have approved the merger agreement by written consent.

In reaching its determination to approve the transaction, the Focal board of directors identified several potential benefits for Focal and its stockholders, including:

•	Corvis common stock is publicly traded on the Nasdaq National Market; as a result, Focal stockholders will obtain a more liquid investment upon the exchange of their Focal capital stock for Corvis common stock.

•	As a result of the strategic fit between Focal and Corvis, the merger provides the opportunity to create a better positioned telecommunications carrier that will have the ability to bundle local, long distance, broadband, video and data services.

•	The combined companies will have the opportunity to realize significant synergies by leveraging the combined companies’ network to reduce local access charges, wholesale carriage costs and operating costs, and take advantage of potentially significant growth in data traffic.

•	The integrated products and services offerings of the combined companies will create and enhance cross-selling opportunities to the existing customer bases of each company, resulting in new opportunities to generate revenue.

•	Corvis will refinance or assume Focal’s debt.

•	Focal will be able to benefit from the substantially greater financial resources of Corvis. As a result, the combined companies will be better able to compete in the highly competitive market for telecommunications services.

The Focal board of directors consulted with Focal senior management, as well as its financial advisor, independent accountants and legal counsel, in reaching its decision to approve the merger agreement. Among the factors the Focal board of directors considered in its deliberations were the following:

•	The benefits described above.

•	The familiarity of the Focal board with Focal’s cash position, difficulties in accessing capital and prospects of Focal, including the opportunities and acquisition alternatives available to Focal if the proposed merger did not occur.

•	Focal’s board of directors determined, in consultation with Focal management, that it was reasonably likely that as early as July 2004 Focal would be in breach of one or more of the financial covenants contained in its senior debt and that accordingly Focal would have to seek to further restructure its debt or sell or merge the company.

•	The share price collar negotiated with Corvis, as well as how this collar compared to recent trading history of Corvis shares.

•	The opinion of MBLY, dated March 3, 2004, that as of the date of the opinion, and based upon and subject to the considerations described in the opinion, the consideration to be received by the holders of Focal capital stock in the merger is fair, from a financial point of view, to the holders of Focal Series A preferred stock and Focal common stock (a copy of MBLY’s opinion is attached as Annex C to this statement).

•	Information and presentations by Focal management and legal and financial advisors concerning the business, technology, products, operations, financial condition, organizational structure and industry position of Focal and Corvis, on both a historical and prospective basis.

•	Current financial market conditions and historical market prices, volatility and trading information about Corvis’ common stock.

•	Current financial conditions and historical values and volatility of Focal.

•	The potential benefits of the merger to Focal’s customers, vendors and employees.

•	The terms and conditions of the merger agreement.

•	The completion by Corvis of its due diligence, its willingness to execute a definitive agreement and commitment to completion of the transaction on an expedited basis.

Prior to reaching a decision to recommend that the merger agreement be approved by the stockholders of Focal, the Focal board of directors, with the assistance of MBLY and legal counsel, considered a number of strategic alternatives, including potential equity and debt financing transactions, mergers or acquisitions with other strategic partners and potential standalone scenarios.

Opinion of the Financial Advisor to the Focal Board of Directors

MBLY acted as financial advisor to Focal in connection with its proposed merger with Corvis. At the March 3, 2004 meeting of the Focal board of directors, MBLY rendered its oral opinion to the Focal board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBLY, the merger consideration to be received by holders of Focal capital stock under the merger agreement with Corvis was fair, from a financial point of view, to the holders of Focal Series A preferred stock and Focal common stock.

The full text of MBLY’s opinion, dated March 3, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by MBLY in connection with its opinion, is attached as Annex C to this document and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety. MBLY’s opinion was directed to the Focal board of directors and addressed only the fairness, from a financial point of view, to holders of Focal’s capital stock of the merger consideration. The opinion did not address any other aspect of the transaction or constitute a recommendation to any Focal stockholder as to how to vote, nor did the opinion address the fairness of the allocation of the merger consideration as between holders of Focal Series A preferred stock and Focal common stock. MBLY expressed no opinion as to the merits of the underlying decision by Focal to engage in the merger or the prices at which the Corvis common stock will trade following the consummation of the merger. The following summary is qualified in its entirety by reference to the full text of the MBLY opinion.

In connection with rendering its opinion, MBLY, among other things:

•	reviewed internal financial statements and other business, financial and operating data concerning Focal prepared by the management of Focal;

•	reviewed certain financial forecasts prepared by the management of Focal;

•	reviewed certain publicly available information concerning Corvis, and certain internal analyses and other information furnished to it by Corvis, including Corvis’ business plan for the combined company;

•	reviewed the reported prices and trading activity of Corvis common stock;

•	reviewed the operating metrics, valuation and other characteristics of certain publicly traded companies deemed comparable to Focal and Corvis, in whole or in part;

•	reviewed the financial terms, to the extent publicly available, of selected business combination transactions that it deemed comparable, in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents;

•	held discussions with members of the senior managements of Corvis and Focal regarding the business and prospects of their respective companies and the joint prospects of the combined company;

•	reviewed current industry prospects, including the regulatory environment, availability of financing and consolidation trends; and

•	performed other analyses and considered other factors as it deemed appropriate.

In preparing its opinion, MBLY did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Focal or Corvis, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, MBLY assumed and relied upon the accuracy and completeness of all such information. MBLY did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Focal or Corvis. With respect to the financial forecasts and projections made available to MBLY and used in its analysis, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Focal and Corvis to be achieved as a result of the merger, MBLY assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Corvis as to the matters covered thereby. In rendering its opinion, MBLY expressed no view as to the reasonableness of any such forecasts and projections, including such synergies, or the assumptions on which they are based. MBLY’s opinion was necessarily based upon economic, market and other conditions as in effect on, the information made available to MBLY as of, and the financial condition of Focal and Corvis on, the date of its opinion.

In rendering its opinion, MBLY assumed that, in all respects material to its analysis:

•	the representations and warranties of Focal and Corvis contained in the merger agreement were true and correct;

•	the parties to the merger agreement would perform all of their covenants and agreements under the merger agreement; and

•	all conditions to the parties’ obligations to complete the merger would be satisfied without any waiver.

MBLY also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Focal or Corvis is a party or subject or by which it is bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have a material adverse effect on Focal or Corvis or materially reduce the contemplated benefits of the merger to Focal. In addition, MBLY was advised by Focal, and accordingly assumed for purposes of its opinion, that if the merger consideration is paid in Corvis common stock the transaction will be tax-free to each of Focal and Corvis and their respective stockholders and that the transaction will be accounted for as a purchase.

For the purposes of its opinion, MBLY further assumed, with the consent of Focal, that the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market ending three business days prior to the closing of the merger would not be less than $1.266 per share. As a result, MBLY has given no opinion as to the fairness of the merger consideration should the 20-day average closing price of the Corvis common stock be below $1.266. As of July 22, 2004, such 20-day-average closing price was $1.27.

Financial Analysis of the Financial Advisor to the Focal Board of Directors

The material financial analyses performed by MBLY in connection with rendering its March 3, 2004 opinion are summarized below. The financial analyses performed by MBLY are widely recognized in the financial advisory industry and are those most commonly used to value companies in the context of an acquisition transaction. The summaries set forth below do not purport to be a complete description of the financial analyses performed by MBLY. The order in which these summaries are presented does not represent any relative importance or weight given to those analyses by MBLY. These summaries include information presented in tabular format. In order to understand fully the financial analyses used by MBLY, the tables must be read together with the text of each summary.

Selected Comparable Companies Analysis

MBLY performed a selected comparable companies analysis of Focal. The purpose of this analysis was to determine how companies that MBLY deemed to be comparable to Focal were traded in the public markets in terms of multiples of commonly used financial measures. The companies and financial measures that MBLY used for this purpose are described below. Once MBLY ascertained the range of multiples at which these companies were traded, it applied these multiples to the corresponding financial measures of Focal in order to derive a range of estimated enterprise values, and associated equity values, for Focal. MBLY then compared the aggregate value of the consideration to be received by the Focal shareholders in the merger to this equity valuation range.

The companies that MBLY deemed to be comparable, in whole or part, to Focal for purposes of this analysis were all publicly traded competitive local exchange carriers (“CLECs”) and consisted of the following:

Choice One Communications Inc.,

ICG Communications, Inc.,

ITC^DeltaCom, Inc.,

McLeodUSA Incorporated,

Mpower Holding Corporation,

Pac-West Telecomm, Inc.,

Talk America Holdings, Inc.,

TelCove,

Time Warner Telecom Inc.,

US LEC Corp. and

XO Communications, Inc.

The fiscal measures used by MBLY for the purpose of this analysis were the following:

•	enterprise value as a multiple of last quarter annualized revenue;

•	enterprise value as a multiple of 2004 estimated revenue;

•	enterprise value as a multiple of last quarter annualized earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	enterprise value as a multiple of 2004 estimated EBITDA

In developing the reference ranges of valuation multiples used in its analysis, MBLY considered a variety of other factors in addition to the selected company data, including differences in physical infrastructure, differences in customer base, geographic presence, business model, operational growth and margin profiles, cash flow and liquidity profiles, financial planning and reporting capabilities, the applicable regulatory environment and capital markets sentiment.

The following table presents the reference range multiples used by MBLY in its analysis, along with the Focal enterprise and equity value implied by the multiples analysis. Focal statistics were based on historical results and projections provided by Focal management. Equity value was determined by subtracting from enterprise value Focal’s projected debt, as of an assumed June 30, 2004 closing date, of $106 million. Dollar figures are in millions.

Metric	Focal Metric	Reference Range Multiples	Enterprise Valuation Range	Equity Valuation Range
Last quarter annualized revenue	$287.0	0.6x – 0.9x	$172 – $258	$66 – $153
2004 estimated revenue	$340.8	0.7x – 0.9x	$239 – $307	$133 – $201
Last quarter annualized EBITDA	$ 31.6	4.5x – 8.0x	$142 – $253	$ 36 – $147
2004 estimated EBITDA	$ 23.5	4.0x – 8.0x	$ 94 – $188	$(12) – $ 82

MBLY observed that the $104.2 million (estimated aggregate consideration as of the opinion date) to be received by Focal stockholders pursuant to the merger was within the estimated equity valuation ranges implied by two of these metrics, below the estimated valuation range implied by one of these metrics, and above the equity valuation range implied by the fourth metric. MBLY concluded that, on the whole, the results of this analysis supported the conclusion that the merger consideration was fair from a financial point of view.

Selected Precedent Transactions Analysis

MBLY performed a selected precedent transactions analysis of Focal. The purpose of this analysis was to determine how target companies that MBLY deemed comparable to Focal were valued in prior business combination transactions in terms of a range of multiples of the last quarter annualized revenues of such companies. MBLY then applied this range of multiples to Focal’s last quarter annualized revenues in order to derive a range of estimated enterprise values, and associated equity values, for Focal. MBLY then compared the aggregate value of the consideration to be received by the Focal shareholders in the merger to this equity valuation range.

The prior business combinations involving companies that MBLY considered to be comparable, in whole or in part, to Focal were as follows:

Announcement Date	Target	Acquiror
February 2004	Allegiance Telecom	XO Communications
December 2003	ATX Communications	Leucadia National Corp.
August 2003	CTC Communications	Columbia Ventures
July 2003	BTI Telecom	ITC^DeltaCom

In developing the reference ranges of valuation multiples used in its analysis, MBLY considered a variety of other factors in addition to the selected precedent transaction data, including factors similar to those taken into account in arriving at reference range multiples used in the “Selected Comparable Companies Analysis” described above.

No selected comparable transaction identified above was identical to the proposed merger. Because the circumstances surrounding each of the comparable transactions analyzed were specific to each transaction and due to the inherent differences between the time periods, businesses, operations, and prospects of the acquired companies included in the selected transactions, MBLY believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent acquisition comparables analysis. Instead, in arriving at the reference range multiples MBLY made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Focal and such acquired companies.

The following table presents the reference range multiples used by MBLY in its analysis, along with the Focal enterprise and equity value implied by the multiples analysis. Focal statistics were based on historical results provided by Focal management. Equity value was determined by subtracting from enterprise value Focal’s projected debt, as of an assumed June 30, 2004 closing date, of $106 million. Dollar figures are in millions.

Metric	Focal Metric	Reference Range Multiple	Enterprise Valuation Range	Equity Valuation Range
Last quarter annualized revenue	$287.0	0.4x – 0.7x	$115 – $201	$9 – $95

MBLY observed that the $104.2 million (estimated aggregate consideration as of the opinion date) to be received by Focal stockholders pursuant to the merger was in excess of the estimated equity valuation range produced by this analysis, and that as a result this analysis supported the conclusion that the merger consideration was fair from a financial point of view.

Discounted Cash Flow Analyses

MBLY performed discounted cash flow analyses for Focal. The purpose of this analysis was to calculate a range of illustrative implied enterprise and equity valuations for Focal on the basis of the estimated present value of the after-tax free cash flows that Focal could generate, based on projections provided by Focal management. Using these projections, MBLY calculated (1) Focal’s estimated free cash flow for the second half of the 2004 fiscal year through the 2007 fiscal year and (2) an implied terminal value of Focal based on management’s projections for fiscal year 2007 and EBITDA multiples ranging from 6.0x to 8.0x, and then discounted these values to the present using discount rates ranging from 25.0% to 35.0% in order to establish an implied enterprise valuation range for Focal. The EBITDA multiple range was selected based on MBLY’s judgment with reference to public market and public transaction multiples. The range of discount rates was principally based on MBLY’s judgment with reference to the weighted average cost of capital of Focal and other CLECs and based on estimates of rates of return that private equity investors would require for a similar type investment in Focal. After-tax free cash flow is calculated as EBITDA less cash taxes, changes in working capital and capital expenditures. MBLY then compared the aggregate value to be received by the Focal shareholders in the merger to this estimated equity valuation range implied by this analysis.

The following table presents the range of Focal enterprise and equity values implied by the resulting discounted cash flow valuation ranges. Equity value was determined by subtracting from enterprise value Focal’s projected debt, as of an assumed June 30, 2004 closing date, of $106 million. Dollar figures are in millions.

	Enterprise Valuation Range	Equity Valuation Range
Present value of cash flows	$ 62 – $ 73
Present value of terminal value	$307 – $536
Total	$369 – $609	$263 – $504

MBLY observed that the $104.2 million (estimated aggregate consideration as of the opinion date) to be received by Focal stockholders pursuant to the merger was significantly less than the estimated equity valuation range produced by this analysis, and that as a result this analysis did not support the conclusion that the merger consideration was fair from a financial point of view. However, MBLY also concluded that this discounted cash flow analysis was of limited utility for purposes of valuing Focal due to the substantial doubt that existed as to Focal’s ability to generate the future operating performance projected by Focal’s management through the three and one half year period from the second half of the 2004 fiscal year through the 2007 fiscal year, and the ability of Focal to obtain the financing necessary to operate as a standalone enterprise through the end of the projection period. Accordingly, in reaching its conclusions as to the fairness of the merger consideration to the Focal shareholders from a financial point of view, MBLY gave this analysis significantly less weight than it did to the other analyses that it performed for this purpose and that are described herein.

Pro Forma Focal Valuation in Combined Company

MBLY performed a selected comparable companies analysis of the company that would result from the combination of Focal and Corvis. The purpose of this analysis was to determine how companies that MBLY deemed to be comparable to the combined company were traded in the public markets in terms of multiples of commonly used financial measures. Once MBLY ascertained the range of multiples at which these companies were traded, it applied this range of multiples to the corresponding financial measures of the combined company in order to derive a range of estimated enterprise values, and associated equity values, for the combined company.

In addition to the CLECs described under “Selected Comparable Companies Analysis”, MBLY reviewed information regarding other competitive telecommunications providers, including:

AboveNet, Inc.,

Allstream, Inc.,

Corvis Corporation,

Global Crossing Limited and

Level 3 Communications, Inc.

The fiscal measures used by MBLY for the purposes of this analysis were the following:

•	enterprise value as a multiple of last quarter annualized revenue; and

•	enterprise value as a multiple of 2004 estimated revenue.

In developing the reference range of multiples used in its analysis, MBLY considered a variety of factors similar to those previously described under “Selected Comparable Companies Analysis.”

MBLY also reviewed the precedent transactions described above under “Selected Precedent Transactions Analysis” and certain other transactions involving companies that it considered to be comparable to the combined company that would result from the combination of Focal and Corvis. The purpose of this analysis was to determine how target companies that MBLY deemed comparable to the combined company were valued in prior business combination transactions in terms of a range of multiples of the last quarter annualized revenues of such companies. In developing the reference range of multiples used in its analysis, MBLY considered a variety of factors similar to the factors previously described under “Selected Precedent Transactions Analysis.”

MBLY also performed discounted cash flow analyses for the combined company that would result from the combination of Focal and Corvis. The purpose of this analysis was to calculate a range of illustrative implied enterprise and equity valuations for the combined company on the basis of the estimated present value of the after-tax free cash flows that the combined company could generate, based on projections provided by Corvis management. Using these projections, MBLY calculated (1) the combined company’s estimated free cash flow for the second half of the 2004 fiscal year through the 2007 fiscal year and (2) an implied terminal value of the combined company based on Corvis’ projections for fiscal year 2007 and EBITDA multiples ranging from 7.0x to 9.0x, and then discounted these values to the present using discount rates ranging from 12.5% to 22.5% in order to establish an implied enterprise valuation range for the combined company. The EBITDA multiple range was selected based on MBLY’s judgment with reference to public market and public transaction multiples. The range of discount rates was principally based on MBLY’s judgment with reference to the weighted average cost of capital of the selected comparable companies referred to above.

MBLY then compared the aggregate consideration to be received by the Focal shareholders in the merger to the range of estimated values of the pro forma combined company equity that will be held by the former holders of Focal capital stock after the consummation of the merger. The following table presents the range of combined company pro forma enterprise and equity values implied by these valuation methodologies, and the implied value of the pro forma combined company equity that will be held by the former holders of Focal capital stock after the consummation of the merger. Combined company statistics were based on historical results and projections provided by Focal and Corvis management. Equity value was determined by subtracting from enterprise value the combined company’s projected pro forma net debt as of June 30, 2004 of $(94) million. Implied values of pro forma combined company equity held by former Focal stockholders assume that the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market ending three business days prior to the closing of the merger will be $2.11 per share. Dollar figures are in millions.

	Combined Company Metric	Combined Company Reference Range	Enterprise Valuation Range	Equity Valuation Range	Implied Valuation Range of Pro Forma Equity Held by Former Focal Stockholders
Comparable Companies Analysis
Last quarter annualized revenue	$857.2	0.7x – 1.5x	$600 – $1,287	$694 – $1,381	$64 – $127
2004 estimated revenue	$932.7	0.7x – 1.5x	$653 – $1,392	$747 – $1,487	$69 – $137
Comparable Transactions Analysis
Last quarter annualized revenue	$857.2	1.0x – 2.0x	$857 – $1,714	$951 – $1,808	$87 – $166
Discounted Cash Flow Analysis			$871 – $1,221	$965 – $1,316	$89 – $121

MBLY observed that the $104.2 million (estimated aggregate consideration as of the opinion date) to be received by Focal capital stockholders pursuant to the merger agreement was within the estimated range of implied valuation of pro forma equity held by former Focal stockholders for all four of these analyses and that as a result supported the conclusion that the merger consideration was fair from a financial point of view.

In connection with the review of the merger by the Focal board of directors, MBLY performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Such an opinion, therefore, is not necessarily susceptible to partial analysis or summary description. MBLY believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, MBLY may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be MBLY’s view of the actual value of Focal.

In performing its analyses, MBLY made, and was provided by Focal and Corvis management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Focal and Corvis. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates or forecasts, and neither Focal, Corvis, MBLY nor any other person assumes responsibility if future results are materially different from those estimates or forecasts. The analyses performed were prepared solely as part of MBLY’s analysis of the fairness from a financial point of view to Focal capital stockholders of the merger consideration and were prepared in connection with the delivery by MBLY of its opinion, dated March 3, 2004, to the Focal board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The merger consideration and other terms of the merger agreement were determined through arm’s length negotiations between Focal and Corvis and were approved by Focal’s and Corvis’ boards of directors. MBLY did not recommend any specific purchase price or form of consideration to Focal or that any specific purchase price or form of consideration constituted the only appropriate consideration for the transaction. Although MBLY provided advice to Focal during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Focal board of directors. As described above, the opinion and presentations of MBLY to the Focal board of directors were only one of a number of factors taken into consideration by the Focal board of directors in making its determination to approve the merger agreement. MBLY’s analyses summarized above should not be viewed as determinative of the opinion of the Focal board of directors with respect to the value of Focal or of whether the Focal board of directors would have been willing to agree to a different purchase price or form of consideration. MBLY’s opinion was provided to the Focal board of directors to assist it in connection with its consideration of the merger agreement and did not constitute a recommendation to any holder of Focal capital stock as to how to vote with respect to any matter relating to the merger agreement.

Focal selected MBLY as financial advisor in connection with the transaction based on MBLY’s qualifications, expertise, reputation and experience in mergers and acquisitions. Focal has retained MBLY pursuant to an engagement letter dated October 7, 2003. MBLY received an initial fee of $200,000 upon the execution of the engagement letter. An additional $500,000 became payable to MBLY for delivery of its opinion to the Focal board of directors and is fully creditable against the transaction fee described below. Focal has agreed to pay MBLY a transaction fee equal to 1% of the value of the aggregate consideration paid by Corvis in the event the proposed merger with Corvis is consummated, which fee is currently estimated to be approximately $2.1 million. Regardless of whether the merger or any alternative transaction is consummated, Focal has also agreed to reimburse MBLY for its expenses incurred in performing its services, including fees and expenses of its counsel. In addition, Focal has agreed to indemnify MBLY and related parties against liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of MBLY’s engagement.

MBLY is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. MBLY and its affiliates have, from time to time, provided investment banking services to Focal or its affiliates for which they have received compensation. MBLY acted as Focal’s financial advisor in its Chapter 11 restructuring during the period from September 2002 through July 2003.

Material United States Federal Income Tax Consequences

Tax matters are very complicated, and the tax consequences of the merger to each Focal stockholder will depend on the facts of that stockholder’s particular situation. The United States federal income tax discussion set forth below does not address all United States federal income tax consequences that may be relevant to a particular Focal stockholder in light of the stockholder’s individual circumstances and may not be applicable to stockholders in special situations. Focal stockholders are urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws, and the effect of any proposed changes in the tax laws.

The following describes the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), regulations under the Code, and court and administrative rulings and decisions in effect on the date of this information statement/prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this information statement/prospectus.

The description applies only to Focal stockholders who are U.S. persons. For purposes of this description, the term “U.S. person” means:

•	an individual who is a U.S. citizen or a U.S. resident alien;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof;

•	a trust where (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. tax on its worldwide income from all sources.

Our description is not a comprehensive description of all the tax consequences that may be relevant to Focal stockholders. It applies only to Focal stockholders who hold their shares of Focal capital stock as a capital asset within the meaning of Section 1221 of the Code. Further, it assumes that the merger is completed as described in this information statement/prospectus and that all conditions to closing the merger set forth in this information statement/prospectus are satisfied without waiver. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular Focal stockholder in light of the stockholder’s individual circumstances or to Focal stockholders who are subject to special treatment under the United States federal income tax laws, such as:

•	banks, insurance companies and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currencies;

•	Focal stockholders who are subject to the alternative minimum tax;

•	Focal stockholders who received their shares of Focal capital stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan;

•	holders of options granted by Focal; and

•	Focal stockholders who hold shares of Focal capital stock as part of a hedge, straddle, constructive sale or conversion transaction.

This description does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, and it does not address any federal tax consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the merger. Accordingly, each Focal stockholder is strongly urged to consult with his or her own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to such Focal stockholder.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Corvis, has delivered an opinion on the material federal income tax consequences of the merger. This tax opinion, which is attached as Exhibit 8.1 to the registration statement in which this information statement/prospectus is included, is based on certain assumptions and is subject to certain limitations and qualifications, including the assumptions that the merger will be consummated as described in this information statement/prospectus and the merger agreement and that the factual representations contained in letters delivered to counsel by Corvis, Corvis Sub and Focal in connection with the tax opinion are true, correct and complete as of the date of the tax opinion and will remain true, correct and complete through the effective time of the merger. An opinion of counsel only represents counsel’s best judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Corvis nor Focal has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

It is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the merger will qualify as a reorganization within the meaning of Section 368 of the Code. Each Focal stockholder will generally not recognize gain or loss upon the receipt of shares of Corvis common stock in exchange for such stockholder’s shares of Focal capital stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares or as a result of validly exercised appraisal rights by holders of Focal capital stock in connection with the merger. In addition, the aggregate basis of the shares of Corvis common stock that each Focal stockholder receives in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate basis of such stockholder’s shares of Focal capital stock exchanged in the merger, and the holding period of the shares of Corvis common stock that each Focal stockholder receives in the merger (including fractional shares deemed received and redeemed as described below) will include the holding period of such stockholder’s shares of Focal capital stock exchanged in the merger.

Cash received by a holder of Focal capital stock instead of a fractional share interest in Corvis common stock will be treated as though the fractional share interest were received in the merger and then immediately redeemed for cash, and a Focal stockholder should generally recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share interest (determined as described above). This gain or loss should be a long-term capital gain or loss if the holding period for the fractional share interest (determined as described above) is greater than one year at the effective time of the merger. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 15%.

Neither Corvis, Corvis Sub nor Focal will recognize gain or loss for federal income tax purposes by reason of the merger.

A holder of shares of Focal capital stock who receives cash for all of his or her shares of Focal capital stock pursuant to the exercise of appraisal rights in connection with the merger generally will recognize gain or loss equal to the difference between the tax basis of the shares of Focal capital stock surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. Gain or loss that is not treated as ordinary income will be capital gain or loss and any such capital gain or loss will be long term if the Focal stockholder has held such stockholder’s shares of Focal capital stock for more than one year as of the effective time of the merger. A Focal stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its shares of Focal capital stock in that year.

Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if a holder (a) fails to furnish his or her TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder’s own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

If Corvis is unable to deliver registered shares to the Focal stockholders by August 31, 2004 (subject to a potential extension to September 15, 2004), Corvis will pay the merger consideration in cash. A Focal stockholder who receives cash will generally recognize capital gain or loss based on the difference between the amount of the cash received and the Focal stockholder’s aggregate adjusted tax basis in the Focal stock surrendered. Such gain or loss generally will constitute long-term capital gain or loss if the Focal stockholder’s holding period in the Focal common stock surrendered in the merger is more than one year as of the effective date of the merger.

All stockholders who are U.S. persons exchanging shares of Focal capital stock pursuant to the merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, when provided following the completion of the merger, to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Corvis and the exchange agent). Non-corporate foreign stockholders should complete and sign IRS Form W-BEN (such forms will be available from the exchange agent following the completion of the merger) in order to avoid backup withholding.

Appraisal Rights That May be Available in Connection with the Merger

Generally, a holder of shares of a Delaware corporation’s capital stock who did not vote for, or consent to, a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, Focal’s second amended and restated certificate of incorporation provides that if a merger is approved by the board of directors or the holders of a majority of the voting power of the outstanding Focal capital stock, then all Focal stockholders agree not to object to that merger and are required to waive appraisal rights with respect to that merger to the fullest extent permitted by law. The merger with Corvis Sub was approved by the board of directors of Focal and the requisite holders of a majority of the voting power of outstanding Focal capital stock, and Corvis therefore believes that all appraisal rights are required to be waived by all Focal stockholders, consistent with the provisions of Focal’s second amended and restated certificate of incorporation.

To the extent that a Focal stockholder believes that this waiver of appraisal rights is not legally valid and wishes to attempt to exercise appraisal rights, the stockholder must comply with the procedures provided for in Section 262 of the General Corporation Law of the State of Delaware, the DGCL. If a Focal stockholder attempts to assert appraisal rights in connection with Focal’s merger into Corvis Sub, Corvis will oppose or challenge that Focal stockholder’s right to exercise appraisal rights based upon the provisions in Focal’s second amended and restated certificate of incorporation providing for such stockholder’s waiver of appraisal rights.

Notification of Merger

Delivery of this information statement/prospectus to you constitutes your notice, pursuant to Section 262(d)(2) of the DGCL, that appraisal rights may be available to you. A copy of Section 262 of the DGCL is attached as Annex B.

Electing Appraisal Rights

To exercise appraisal rights, the record holder of shares of Focal capital stock must, within 20 days after the date Focal mails this information statement/prospectus to such holder, deliver a written demand for appraisal to Focal. This demand must reasonably inform Focal of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Focal capital stock.

A demand for appraisal must be delivered to: Corporate Secretary, Focal Communications Corporation, 200 N. LaSalle Street, 11th Floor, Chicago, IL 60601.

Only Record Holders May Demand Appraisal Rights

Only a record holder of Focal capital stock may be entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificate(s).

•	If shares of Focal capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of Focal capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds shares of Focal capital stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to shares of Focal capital stock held for all or less than all of that beneficial owner’s interest. In that case, the written demand should set forth the number of shares of Focal capital stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of Focal capital stock standing in the name of the record holder. Holders of Focal capital stock who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of Focal capital stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the merger, any holder of shares of Focal capital stock who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Focal capital stock, and Corvis may then file a response opposing that petition. Neither Corvis nor Focal will have any obligation to file such a petition. Holders of Focal capital stock seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the merger, any holder of Focal capital stock who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from Focal a statement of the total number of shares of Focal capital stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Focal will be required to mail these statements within ten days after it receives a written request.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. With respect to any stockholders the court determines are entitled to appraisal rights, the court will appraise the shares of Focal capital stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of Focal capital stock, if any, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of Focal capital stock to the stockholders entitled to appraisal.

The value determined by the court for shares of Focal capital stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of Focal capital stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under “The Merger—Material United States Federal Income Tax Consequences,” the tax consequences to a Focal stockholder who receives cash for his or her shares of Focal capital stock pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of Focal capital stock will lose the right to appraisal, to the extent such right has not already been waived or is not required to be waived under Focal’s second amended and restated certificate of incorporation, if either (i) no petition for appraisal is filed in court within 120 days after the effective time of the merger or (ii) no written demand for appraisal is delivered to Focal with 20 days after the date this information statement/prospectus is mailed to Focal stockholders. A stockholder will also lose the right to an appraisal by delivering to Focal a written withdrawal of the stockholder demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the merger requires Focal’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Corvis common stock, and cash instead of a fraction of a share of Corvis common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of Corvis common stock at the time of delivery.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Regulatory Approvals Required for the Merger

The waiting period applicable to the merger under the Hart-Scott-Rodino Act has expired, which signifies that the Federal Trade Commission does not require any additional information and Focal and Corvis are permitted to proceed with the merger. The merger requires the consent of the FCC and the state public utility commissions of California, Delaware, Georgia, Maryland, Minnesota, New Jersey, New York, Ohio, Pennsylvania, Texas and Virginia that have regulatory authority over the business of Focal in their respective states. The merger agreement also requires that the state public utility commissions of Connecticut, Indiana, Massachusetts and Missouri shall have received notification of the merger. As of the date of this information statement/prospectus, all required consents have been obtained and all required notifications have been filed. We intend to make all required filings under the Securities Act and the Exchange Act relating to the merger.

Accounting Treatment of the Merger

The merger is being accounted for by Corvis under the purchase method of accounting. Under the purchase method, the purchase price of Focal will be allocated to identifiable assets and liabilities acquired from Focal, with any excess being treated as goodwill. The merger is expected to generate certain intangible assets of approximately $12.8 million which will be amortized over varying periods and estimated goodwill and other intangible assets with indefinite lives of approximately $87.1 million, which will be subject to periodic impairment tests and could result in potential write-down charges in future periods. As a result, Corvis will incur accounting charges from the merger that may delay and reduce Corvis’ profitability. The amounts referenced in this paragraph are preliminary and subject to change.

Resale of Corvis Common Stock

All shares of Corvis common stock that Focal stockholders receive in connection with the merger will be freely transferable unless the holder is deemed an affiliate of Focal prior to the merger or of Corvis following the merger for purposes of the federal securities laws, in which case the certificate for such affiliate’s shares of Corvis common stock will bear an appropriate affiliate stock legend which will be removed by Corvis’ transfer agent as described below. Shares of Corvis common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement, of which this information statement/prospectus forms a part, filed with the SEC in connection with registration of the Corvis common stock to be issued to the Focal stockholders in the merger will also serve as a registration statement for resale by affiliates of Focal of those shares of Corvis common stock received by the affiliates in the merger. Those Focal affiliates will therefore be able to freely sell the shares they receive in the merger, subject to the blackout period restrictions contained in the merger agreement. Additionally, Focal affiliates may sell freely, subject to certain volume limitations under Rule 145 under the Securities Act, despite such blackout period restrictions. Corvis will make copies of this information statement/prospectus available to the affiliates who intend to resell the shares of Corvis common stock received by them in the merger and has informed the selling stockholders of the need for delivery of a copy of this information statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. Upon receipt by Corvis’ designated representative of a representation letter in a form reasonably acceptable to Corvis from either the selling affiliate’s securities broker (in the case of shares being sold under the registration statement of which this prospectus is a part) or from each of such selling affiliate and its securities broker (in the case of shares being sold under Rule 145), indicating such selling affiliate’s intent to sell a number of shares of Corvis common stock in compliance with the representation letter, Corvis will deliver to its transfer agent an opinion or letter of instruction enabling the affiliate to sell its shares in the transaction(s) in accordance with the terms of the representation letter. Corvis will use its reasonable best efforts to deliver that opinion or letter of instruction to its transfer agent within 24 hours after Corvis’ receipt of the appropriate representation letter or a facsimile thereof. The certificates for any shares not sold in the proposed transaction(s) will continue to be bear the affiliate legend.

Corvis has agreed with Focal to keep the resale prospectus effective for the benefit of the selling stockholders until the earliest of (i) two years after the effective time of the merger, or (ii) the date of final sale by the selling stockholders of all shares of Corvis common stock registered on the registration statement for resale. The merger agreement provides that under certain circumstances, Corvis may require the selling stockholders listed in the registration statement for resale of which this information statement/prospectus is part to suspend sales of the Corvis common stock covered under that registration statement. Under no circumstances will Corvis be entitled to exercise its right to suspend sales of any Corvis common stock by the selling stockholders at all during the 30 trading days immediately following the merger, more than once in the 30 trading days immediately subsequent to the 30 trading days immediately following the merger or for a period of greater than five trading days during such second 30-trading-day period, or more than twice or for a period greater than 45 days in any twelve-month period after the 50 trading days immediately subsequent to the merger.

RELATIONSHIPS WITH FOCAL

Prior to entering into the merger agreement, and prior to Corvis’ acquisition of Broadwing, Broadwing and Focal entered into two prepaid capacity IRU agreements. The first agreement was executed in June 2001 and involved the purchase from Focal by Broadwing of local capacity in nine cities. The total value of the first agreement was $4.2 million. The second agreement was also executed in June 2001 and involved the purchase from Broadwing by Focal of capacity on five of Broadwing’s long-haul routes along with a credit account for additional Broadwing services. The total value of the second agreement was $6.4 million. Both agreements currently remain in effect; however, because the IRUs were prepaid, no additional monies are scheduled to be exchanged between the parties. Both parties remain obligated to maintain their networks so that the capacity remains available through the end of the term of each agreement. The first agreement is scheduled to expire in June 2019, and the second agreement is scheduled to expire in June 2021.

Corvis and Focal have entered into a management agreement simultaneously with the execution of the merger agreement. See “The Merger Agreement—Management Agreement.”

In May 2004, Corvis reached an agreement with Focal to have Focal assign to Broadwing certain services that Focal was previously leasing from SBC Telecommunications, Inc. and its affiliated companies (“SBC”). The services are to be assigned pursuant to SBC’s interstate access tariffs. As part of that assignment, Corvis agreed to assume all of Focal’s obligations to SBC relating to those assigned services and then resell these services to Focal.

Corvis agreed to this arrangement with the expectation that these services would be included under Broadwing’s Managed Value Plan Agreement with SBC (the “MVP Plan”) and under Broadwing’s Price Flex Plan contract with SBC (the “Price Flex Plan”) (collectively, the “Plans”). The MVP Plan is a discount plan that provides Broadwing with billing discounts in exchange for Broadwing producing a specified level of recurring revenues for SBC for certain qualified telecommunications services. Similarly, the Price Flex Plan provides a discount off of SBC’s monthly recurring rates for specified telecommunications services provided by SBC on the condition that Broadwing produce an agreed upon revenue amount for SBC from its use of those services.

By assigning the services to Broadwing, Corvis expects to include the revenues generated from its use of those services to meet Broadwing’s revenue commitments under the MVP Plan and Price Flex Plan, and to apply the discounts in those Plans to the assigned services, consistent with Plan requirements. Corvis believes that those Plans offer discounts that are substantially greater than those Focal received from SBC for its use of those same services. The savings that Broadwing would receive following the merger by including these services under Broadwing’s discount Plans and by including the revenues generated from those services in Broadwing’s revenue commitments under those Plans are substantial.

In early May 2004, SBC sent a letter to Broadwing advising Broadwing that SBC did not believe that the Focal services could be legally included in Broadwing’s existing discount Plans unless Broadwing agreed to increase its revenue commitments under those Plans. Broadwing responded to that letter by providing support for its legal right to assume those services and include them in the Plans. Additionally, on May 7, 2004, Broadwing received a letter from SBC stating that the MVP Plan was being terminated as of June 6, 2004 on the grounds that Broadwing has paid amounts owed to SBC by paper check rather than by the electronic bill payment method required under the MVP Plan. SBC’s notice also stated that as a result of its termination of the MVP Plan, SBC was also terminating the Price Flex Plan.

Broadwing has notified SBC in writing that it strongly disputes the allegation that it has breached the MVP Plan and will challenge SBC’s right to terminate Broadwing’s participation in the MVP Plan and the Price Flex Plan. Broadwing and SBC have been actively negotiating a settlement that will resolve all of these disputes and will include a rescission of SBC’s termination of the MVP and Price Flex Plans. While there can be no assurance these disputes will be resolved to Corvis’ satisfaction, Corvis believes that the general terms for the settlement being discussed appear to be in an acceptable range for both parties and the parties are now attempting to finalize a comprehensive settlement agreement.

If Broadwing is not successful in assigning the Focal services under the MVP Plan and Price Flex Plan, it will lose the substantial discounts it expected to achieve by moving those higher priced Focal services to those Plans. Broadwing may also not meet its revenue commitments under those plans and be subject to penalties. If SBC is successful in its attempt to terminate Broadwing’s participation in the MVP Plan and the Price Flex Plan, Broadwing’s losses will be even greater since Broadwing will incur significantly greater costs for the SBC services it currently uses as well as losing the anticipated discounts for the transferred Focal services. Additionally, financial penalties for early termination will apply.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Members of the board of directors and executive officers of Focal may have interests in the merger that are different from, or are in addition to, the interests of Focal stockholders generally. The Focal board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to Focal’s stockholders to vote for the approval and adoption of the merger agreement.

Executive Employment Agreements

Focal currently has employment agreements with the following executive officers: Kathleen A. Perone, Focal’s President and Chief Executive Officer; M. Jay Sinder, Focal’s Chief Financial Officer and Treasurer; and Elizabeth Vanneste, Focal’s Executive Vice President, Sales. Under their respective agreements, Ms. Perone receives a base annual salary of $325,000, and each of Mr. Sinder and Ms. Vanneste receives a base annual salary of $250,000. Recently, the board of directors raised these base salaries by 10%. Ms. Perone is entitled to an annual bonus targeted at 100% of base salary and Mr. Sinder and Ms. Vanneste are each entitled to an annual bonus targeted at 50% of base salary, with the amount of such bonus being determined by the board of directors in its sole discretion based on the executive’s achievement of performance objectives agreed to by such executive and the board of directors at the beginning of each year and such other factors as the board of directors deems appropriate.

Each of these executives is entitled to severance equal to such executive’s base salary, bonus and benefits for 12 months if the executive is terminated without cause or resigns with good reason. In addition, each is entitled to continue to participate for 12 months in Focal’s health and other insurance benefit programs for which senior executive employees are generally eligible (unless at any time during such one-year period he or she obtains other employment with substantially comparable health and other insurance benefits). If an executive dies, becomes disabled, resigns without good reason, or is terminated for cause, the executive is not entitled to severance benefits. Corvis and Focal anticipate that, in connection with the merger, Ms. Perone, Ms. Vanneste and Mr. Sinder will either be terminated without cause or will resign for good reason, and, therefore, each will be entitled to the severance payments referenced in their employment agreements as described above.

The employment agreements define “good reason” as executive’s voluntary resignation after either: (i) a demotion of such executive from his or her respective position without consent, (ii) a substantial reduction in such executive’s authority and responsibilities without consent, (iii) a reduction in such executive’s base salary or target bonus without consent, (iv) a relocation of such executive’s principal place of business more than 35 miles from the greater Chicago metropolitan area without consent, or (v) any material breach of such executive’s employment agreement or other agreement between Focal and such executive, or, additionally, in the case Ms. Perone, (vi) her removal from the Board without her consent or (vii) the appointment by the board of directors of one or more other officers or persons with managerial authority who report directly to the board and not to Ms. Perone.

The employment agreements define “cause” as the commission of a felony or any other act or omission involving dishonesty, reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing Focal substantial public disgrace or disrepute or economic harm, continued and repeated refusal or failure to perform his or her duties as reasonably directed by the board of directors, gross negligence or willful misconduct that is materially detrimental to Focal, or a material breach of the employment agreement.

Treatment of Focal Stock Options

Focal employees hold in the aggregate options to acquire 1,040,047 shares of Focal common stock, with an exercise price of $6.50 per share. Focal executive officers hold in the aggregate options to acquire 255,722 shares of Focal common stock, with an exercise price of $6.50 per share. Of these securities, no options to purchase shares of Focal common stock had vested as of March 31, 2004. Under the terms of the option agreements, all unvested options automatically vest if the employee optionholder is terminated in connection with, or in anticipation of, the merger, either before the closing or within the following 12 months. As of March 31, 2004, the following executive officers held vested and unvested options in the following respective amounts: Kathleen A. Perone, President and Chief Executive Officer, none vested and 107,029 unvested; M. Jay Sinder, Chief Financial Officer and Treasurer, none vested and 59,477 unvested; Elizabeth Vanneste, Executive Vice President, Sales, none vested and 59,477 unvested; and Richard J. Metzger, Senior Vice President and General Counsel, none vested and 29,739 unvested.

Under the merger agreement, the holders of in-the-money stock options, whether vested or unvested, will have the right to receive, in return for cancellation of such options, a pro rata portion of an amount equal to the total merger consideration less the portion of the total merger consideration payable to the holders of Focal’s Series A preferred stock multiplied by a fraction, the numerator of which is the total number of in-the-money option shares and the denominator of which is the in-the-money option shares plus the total number of issued and outstanding shares of Focal common stock immediately prior to the effective time of the merger, including all shares issuable upon all cashless exercises of the warrants. For the purposes of this calculation, pro rata portion means a fraction, the numerator of which is one (1) and the denominator of which is the total number of in-the-money option shares. Fair value of the Corvis shares issuable in the merger is determined by Focal’s board of directors. All other Focal options will be terminated as of the effective time of the merger without exercise or payment of any consideration to the option holders.

As of the date of this prospectus/information statement, all Focal options held by Focal executives would be in-the-money, based on a fair value of Corvis common stock of $1.12.

In addition, certain senior executives of Focal listed below who hold stock options will receive, in exchange for the cancellation of their stock options, an aggregate portion of the amount, if any, (the “shortfall amount”) by which the total consideration payable to in-the-money option holders as described above is less than 5% of the total merger consideration. Each such executive will receive a portion of any such shortfall amount equal to the percentage specified for such senior executive in his or her option agreement. Following the signing of the merger agreement, in March 2004, the board of directors reallocated certain of these percentages. The table below shows which executive officers will receive a portion of these shortfall payments and their portions thereof.

Name	Title	Allocation of 5% Shortfall Payments
Ms. Perone	President and Chief Executive Officer	19%
Mr. Sinder	Chief Financial Officer and Treasurer	15%
Ms. Vanneste	Executive Vice President, Sales	10%
Mr. Metzger	Senior Vice President and General Counsel	6%
Total Executive Officers as a group		50%
Other Executives as a group		50%
Total		100%

Indemnification; Directors’ and Officers’ Insurance

To the fullest extent permitted by applicable law, Corvis has agreed that it will indemnify and exculpate each director, officer, employee or agent of Focal and its subsidiaries for any and all actions taken or not taken by them on or prior to the closing of the merger to the fullest extent and in the same manner as Corvis provides indemnification to its own directors and officers pursuant to its certificate of incorporation. In addition, Corvis has agreed that, in the event that any such person becomes involved in any actual or threatened litigation or investigation after the merger, Corvis will, or will cause Focal to, promptly advance to such person his or her legal and other expenses, so long as such person agrees to reimburse all amounts so advanced if a court later determines such advancement was inappropriate. Corvis has agreed to have the persons currently covered under Focal’s existing directors’ and officers’, or D&O, insurance policy named as additional insureds under Corvis’ D&O insurance policy.

Corvis has agreed that before the merger, it will obtain a separate D&O insurance covering the persons currently covered under Focal’s existing policy on terms and conditions no less favorable, covering such persons for a period of not less than six years commencing on the closing of the merger.

Ownership of Focal Capital Stock by Directors and Officers of Focal

Directors

The members of Focal’s board of directors own in the aggregate 31,541 shares of Focal common stock. These shares were issued pursuant to the 2003 Director Compensation Plan, effective as of October 29, 2003.

Four members of Focal’s board of directors may be deemed to own 85% of Focal’s outstanding Series A preferred stock. These directors disclaim ownership of any securities in which they do not have a pecuniary interest. James N. Perry, is a Managing Director of Madison Dearborn Partners, LLC, an affiliate of Madison Dearborn Capital Partners IV, L.P., which owns 45% of Focal’s outstanding Series A preferred stock. James E. Crawford, III is a general partner of Frontenac Company, an affiliate of Frontenac Masters VIII Limited Partnership and Frontenac VIII Limited Partnership, which together own 13.33% of Focal’s outstanding Series A preferred stock. Richard D. Frisbie is a founder and Managing Partner of Battery Ventures, an affiliate of Battery Ventures III, L.P., Battery Ventures III, L.P., Battery Ventures VI, L.P., and Battery Investment Partners VI, LLC, which together own 13.33% of Focal’s outstanding Series A preferred stock. John G. Hayes is a co-founder and Managing Partner of Great Hill Partners, an affiliate of Great Hill Affiliate Partners II Limited Partnership, Great Hill Equity Partners II Limited Partnership, Great Hill Investors, LLC, and Great Hill Equity Partners Limited Partnership, which together own 13.33% of Focal’s outstanding Series A preferred stock.

Officers

No executives of Focal own any capital stock of Focal. Instead, they own options to purchase Focal common stock. See “Interests of Certain Persons in the Merger—Treatment of Focal Stock Options,” above.

Priority of Holders of Focal Series A Preferred Stock and Certain Focal Senior Executives to Merger Consideration

The allocation of merger consideration will, to some extent, depend on the value of Corvis common stock as determined by Focal’s disinterested board members and the holders of a majority of the Series A preferred stock (see “The Merger—Allocation of Merger Consideration—Focal Series A Redeemable Voting Convertible Preferred Stock”). Based on that valuation, the holders of the Series A preferred stock may receive 100% of the merger consideration, less a portion allocable to certain senior executives under their stock option agreements (see “Interests of Certain Persons in the Merger—Treatment of Focal Stock Options”). Under those circumstances, holders of shares of Focal common stock, including shares of common stock issued or issuable upon the exercise of Focal warrants and options, will receive no merger consideration.

THE MERGER AGREEMENT

This section of the information statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this information statement/prospectus and is incorporated herein by reference. We urge Focal stockholders to read the merger agreement carefully in its entirety.

General Terms of the Merger Agreement

On March 3, 2004, Corvis, Corvis Sub and Focal entered into an Agreement and Plan of Merger, or the merger agreement. The merger provided for by the merger agreement will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. We refer to the effective time of the merger in this document as the effective time.

At the effective time, Corvis Sub will be merged with and into Focal, with Focal surviving as a wholly-owned subsidiary of Corvis. We sometimes refer to Focal following the completion of the merger as the surviving corporation. At the effective time, the separate corporate existence of Corvis Sub will cease. At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in a form identical to the certificate of incorporation of Corvis Sub as in effect immediately prior to the effective time and as amended and restated shall be the certificate of incorporation of the surviving corporation, and the by-laws of Corvis Sub will become the by-laws of the surviving corporation. Also at the effective time, the directors of Corvis Sub will become the directors of the surviving corporation and the officers of Corvis Sub will become the officers of the surviving corporation.

Treatment of Securities in the Merger

Focal Shares

At the effective time of the merger, each issued and outstanding share of Focal capital stock, including Focal common stock previously issued upon the exercise of Focal’s outstanding warrants and options (other than all shares held by Focal except for those shares held in escrow for holders of allowed general unsecured claims in Focal’s Chapter 11 bankruptcy), will be converted into the right to receive a number of shares of Corvis common stock. The total number of shares of Corvis common stock that Corvis will issue in the merger will be determined by dividing the net purchase price to be paid by Corvis by a number equal to the 20-day-average closing price measured as of three business days prior to the closing of the merger of the Corvis common stock on the Nasdaq National Market, which number may not be less than $1.266 nor more than $2.954. If that average share price is less than $1.266, the net purchase price will be divided by $1.266, and if that average share price is greater than $2.954, the net purchase price will be divided by $2.954.

The net purchase price will be $210 million,

•	minus the principal outstanding as of the closing date under Focal’s credit agreements with NTFC Capital Corporation and Wilmington Trust Company, administrative agent (expected to be approximately $13.32 million and $68.0 million, respectively, as of September 1, 2004),

•	minus the capitalized lease obligations to Metromedia Fiber Network Services, Inc. at the end of the last full month prior to the closing (expected to be approximately $19.5 million as of September 1, 2004), and

•	plus interest, if any, at a rate of 8% per annum, which interest will begin accruing on the date on which Focal has satisfied all of its conditions to closing.

As of the date of this information statement/prospectus the net purchase price would be approximately $109.2 million.

If at the effective time of the merger, the average closing price per share of the Corvis common stock for 20 consecutive trading days ending three business days prior to the closing of the merger is greater than $1.266 and less than $2.954, the total number of the shares of Corvis common stock to be issued in the merger will equal the net purchase price divided by that average closing price. For example, if the pre-closing 20-day-average closing price of Corvis common stock is $2.00 and the total net purchase price is $109.2 million, Corvis would issue a total of 54,600,000 shares in the merger ($109,200,000 ÷ $2.00).

If at the effective time of the merger, the average closing price per share of the Corvis common stock for 20 consecutive trading days ending three business days prior to the closing of the merger is less than $1.266, the total number of shares of Corvis common stock to be issued in the merger will equal the net purchase price divided by $1.266. For example, if the pre-closing 20-day-average closing price of Corvis common stock is $1.00 and the total net purchase price is $109.2 million, Corvis would issue a total of 86,255,924 shares in the merger ($109,200,000 ÷ $1.266).

If at the effective time of the merger, the average closing price per share of Corvis common stock for the 20 consecutive trading days ending 3 business days prior to the closing of the merger is greater than $2.954, the total number of shares of Corvis common stock to be issued in the merger will equal the total net purchase price divided by $2.954. For example, if the pre-closing 20-day-average closing price of Corvis common stock is $3.00, and the total net purchase price is $109.2 million, Corvis would issue a total of 36,966,825 shares in the merger ($109,200,000 ÷ $2.954).

Based on this method for calculating the merger consideration, Corvis expects to issue approximately between 37 million and 87 million shares of Corvis common stock in total at the closing of the merger. If Corvis is unable to deliver registered shares to the Focal stockholders by August 31, 2004 (subject to a potential extension to September 15, 2004), Corvis will pay the total merger consideration in cash. See “The Merger—Allocation of Merger Consideration—Focal Series A Redeemable Voting Convertible Preferred Stock.”

Exchange of Certificates

Exchange Agent

Corvis will appoint Continential Stock Transfer & Trust Company to be the exchange agent under the merger agreement. The exchange agent will accept your certificates for shares of Focal common stock and/or Focal Series A preferred stock, each a Focal certificate, and exchange them for certificates representing shares of Corvis common stock and cash instead of fractional shares of Corvis common stock.

Exchange Procedures

Prior to the effective time, Corvis will deposit with the exchange agent, for the benefit of the holders of shares of Focal common stock and Focal Series A preferred stock, certificates representing the shares of Corvis common stock issuable in the merger and not already distributed together with an amount of cash sufficient to permit the exchange agent to make the necessary payments of cash required to be paid to holders of shares of Focal capital stock otherwise entitled to fractional shares of Corvis common stock.

As soon as practicable after the effective time, the exchange agent will mail to each holder of record of Focal certificates a letter of transmittal and instructions for exchanging their Focal certificates for the merger consideration. After receipt of the transmittal forms, each holder of a Focal certificate will be able to surrender his or her Focal certificate to the exchange agent, and the holder of a Focal certificate will receive in exchange certificates representing the number of whole shares of Corvis common stock to which the holder of the Focal certificate is entitled, together with any cash which may be payable instead of fractional shares of Corvis common stock and any dividends or other distributions with respect to Corvis common stock having a record date and paid after the effective time. In the event of a transfer of ownership of shares of Focal capital stock which is not registered on the transfer records of Focal, a certificate representing the proper amount of shares of Corvis common stock, any cash instead of fractional shares of Corvis common stock and applicable dividends and distributions may be paid to a transferee if the Focal certificate representing the applicable Focal shares is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. No interest will be payable on the merger consideration.

As an alternative exchange procedure, Focal stockholders, warrant holders and option holders may execute the letter of transmittal attached as Annex D and return it, along with the originals of their Focal stock certificates, notices to exercise their Focal warrants and/or their original stock option agreements, to Focal at least five business days prior to the closing. Focal will deliver the letters of transmittal, stock certificates, notices of warrant exercise and stock option agreements to Corvis no later than the third business day prior to the closing. Focal will then deliver to Corvis a schedule at closing, which shall be certified by an executive officer of Focal, setting forth the name of each Focal stockholder and option holder and the number of shares of Corvis common stock each is to receive upon the merger. Corvis will use its reasonable best efforts to make available at the offices of its transfer agent stock certificates for Corvis common stock on the next business day following the closing to those stockholders and option holders who are either affiliates of Focal or who did not provide any brokerage account information on their letter of transmittal. Focal stockholders and option holders who are not affiliates of Focal and who wish to have their shares of Corvis common stock transferred to a brokerage account must provide their brokerage information on the letter of transmittal and have their broker initiate the transfer of their shares of Corvis common stock following closing. Corvis will use its reasonable best efforts to have each such transfer effected the business day following closing if initiated by the broker at the beginning of that business day or, otherwise, as soon as reasonably possible following closing.

Dividends and Other Distributions

Holders of shares of Focal capital stock will not be entitled to receive any dividends or distributions payable by Corvis in respect of Corvis common stock until they exchange their Focal certificates for shares of Corvis common stock. After they deliver their Focal certificates to the exchange agent, those stockholders will receive, subject to applicable law, the amount of dividends or other distributions on Corvis common stock having a record date after the effective time of the merger without interest and less any withholding taxes required to be withheld by Corvis.

Cash Instead of Fractional Shares

No fractional shares of Corvis common stock will be issued upon the surrender of Focal certificates. No dividend or distribution will relate to any fractional share of Corvis common stock that would otherwise be issuable in the merger, and those fractional shares of Corvis common stock will not entitle the owner thereof to any voting rights of a Corvis stockholder. For each fractional share that would otherwise be issued to a holder of Focal capital stock, the Focal stockholder will receive cash in an amount equal to the fractional share multiplied by the average, during the 20 consecutive trading days ending three business days prior to the closing date of the merger, of the daily closing prices of Corvis common stock on the Nasdaq National Market.

Dissenting Shares

Generally, a holder of shares of a Delaware corporation’s capital stock who did not vote for, or consent to, a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, Focal’s second amended and restated certificate of incorporation provides that if a merger is approved by the board of directors or the holders of a majority of the voting power of the outstanding Focal capital stock, then all Focal stockholders agrees not to object to that merger and are required to waive appraisal rights with respect to that merger to the fullest extent permitted by law. The merger with Corvis Sub was approved by the board of directors of Focal and the requisite majority of the voting power of outstanding Focal capital stock, and Corvis therefore believes that all appraisal rights are required to be waived by all Focal stockholders, consistent with the provisions of Focal’s second amended and restated certificate of incorporation.

To the extent that a Focal stockholder believes that this waiver of appraisal rights is not legally valid and wishes to attempt to exercise appraisal rights, the stockholder must comply with the procedures provided for in Section 262 of the DGCL. If a Focal stockholder attempts to assert appraisal rights in connection with Focal’s merger into Corvis Sub, Corvis will oppose or challenge that Focal stockholder’s right to exercise appraisal rights based upon the provisions in Focal’s second amended and restated certificate of incorporation providing for such stockholder’s waiver of appraisal rights.

Miscellaneous

If a Focal certificate has been lost, stolen or destroyed, the exchange agent will issue the Corvis common stock, cash instead of fractional shares of Corvis common stock and unpaid dividends and distributions on shares of Corvis common stock payable under the merger agreement upon receipt of an affidavit with respect to that loss, theft or destruction and a reasonable indemnity.

Management Agreement

Corvis and Focal entered into a management agreement simultaneously with the execution of the merger agreement. Pursuant to the terms of the merger agreement, once certain conditions were satisfied, the management agreement was to become effective. The parties agreed to waive certain of those conditions, and the management agreement became effective on April 15, 2004.

Pursuant to the management agreement, on April 15, 2004, Corvis Sub assumed pre-acquisition control of certain of Focal’s operations, employee and financial matters, under the oversight of Focal, and will retain such control through closing of the merger. The degree of control Corvis Sub can exercise over Focal’s business is subject to applicable law and other limitations set forth in the management agreement. Corvis Sub exercises no control whatsoever with respect to those limited segments of Focal’s business operations that overlap with Corvis’ business operations. Under the terms of the management agreement, Focal retains the authority to select, employ, discharge or otherwise manage the senior management of Focal.

Voting Agreement

Each of the eight stockholders who approved the merger by written consent also executed a Voting Agreement with Corvis upon delivering their written consent to Focal. The stockholders agreed under the Voting Agreement to vote their shares of Focal capital stock or execute a written consent in favor of approving the merger and merger agreement in the event that another vote or written consent reaffirming the merger and merger consideration was required for any reason.

Focal Lenders

Corvis and Focal entered into a side letter agreement in conjunction with the merger agreement relating to Corvis’ negotiation with Focal’s lenders for the restructuring of its outstanding debt. In the side letter agreement, Focal agreed to permit Corvis to lead negotiations, and the parties agreed upon certain goals with respect to restructuring terms. The attainment of those goals does not operate as a condition to closing of the merger agreement. As of the date of this information statement/prospectus, no agreements with any of Focal’s lenders have been reached.

Representations and Warranties

The merger agreement contains representations and warranties given by Focal relating to, among other things:

•	corporate organization and qualification to do business;

•	capital structure;

•	corporate authority to enter into and binding nature of the merger agreement and the related agreements;

•	consents and filings required for the merger;

•	Focal financial statements;

•	information about Focal included in this registration statement/information statement on Form S-4;

•	compliance with legal requirements;

•	Focal network facilities;

•	employee benefit plans;

•	filing of tax returns, payment of taxes and other tax related matters;

•	absence of material litigation;

•	ownership and leases of real property;

•	material contracts;

•	employment and labor matters;

•	environmental matters;

•	intellectual property;

•	the vote of Focal stockholders to approve the merger;

•	the absence of the application of any state takeover statute; and

•	brokers.

The merger agreement also contains representations and warranties given by Corvis and Corvis Sub relating to, among other things:

•	corporate organization and qualification to do business;

•	capital structure;

•	corporate authority to enter into and binding nature of the merger agreement and the related agreements;

•	consents and filings required for the merger;

•	Corvis’ filings with the SEC and financial statements therein;

•	absence of certain changes in Corvis;

•	statements in this registration statement/information statement on Form S-4;

•	compliance with legal requirements;

•	the issuance of shares of Corvis common stock pursuant to the merger agreement;

•	absence of material litigation;

•	the nature of Corvis Sub;

•	the absence of the application of any state takeover statute;

•	brokers;

•	the absence of the requirement of a Corvis stockholder vote; and

•	the intention of Corvis to continue at least one significant historic business line of Focal.

Under the merger agreement, once certain events have occurred, Corvis is entitled to assume management oversight of certain of Focal’s operations under the management agreement on a date certain. That date occurred on April 15, 2004. Additionally, from that date, Corvis had 60 days to notify Focal of any breaches of representations, warranties or covenants, and make demand for indemnification from Focal under the terms of the merger agreement. In other words, the representations and warranties given by Focal, Corvis and Corvis Sub in the merger agreement survive until June 14, 2004 for the purposes of post-closing indemnification. No demands for indemnification were made by Corvis within that 60 day period.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully Article IV of the merger agreement entitled “Representations and Warranties of the Company” and Article V of the merger agreement entitled “Representations and Warranties of Corvis and Sub.”

Covenants and Agreements

The merger agreement contains customary covenants as well as specific covenants relating to the conduct of the respective parties’ businesses pending completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, Focal has agreed (as to itself and its subsidiaries) that, until the effective time, it shall operate in the ordinary course of business, except as expressly contemplated by the merger agreement or the management agreement or with respect to matters approved by Corvis or as required by any applicable law or as necessary or advisable to cause any of the conditions to closing under the merger agreement to be satisfied in all material respects. In addition, among other things and subject to certain exceptions, Focal has agreed (as to itself and its subsidiaries) that, without Corvis’ prior consent, it will not take any of the following actions prior to the completion of the merger:

•	amend its certificate of incorporation or by-laws;

•	split, combine or reclassify its outstanding shares of capital stock;

•	declare or pay any dividends or make other distributions;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•	issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class (other than the issuance of shares pursuant to Focal’s stock plans, or pursuant to the exercise of options or warrants);

•	other than the in the ordinary course of business, transfer, lease, dispose of or encumber any other material property or assets;

•	incur, increase or modify any indebtedness (other than indebtedness between Focal and its subsidiaries, incremental indebtedness materially consistent with the debt-to-equity ratio of Focal or incurred under credit facilities in effect on the date of the merger agreement);

•	make any capital expenditures that in the aggregate are more than 150% of, or fail to make capital expenditures until the effective time that in the aggregate are less than 80% of, the capital expenditures set forth in Focal’s financial plan, which serves as an exhibit to the merger agreement;

•	merge or consolidate with, or acquire assets or capital stock of, any other entity, other than in the ordinary course of business;

•	make any loans to any entity, other than in the ordinary course of business;

•	modify any benefit plans or any material agreement with any current or former officer or director;

•	increase the compensation of any Focal employee by more than 10% per year;

•	terminate any Focal employee without cause pursuant to which the employee be entitled to more than $20,000 in severance;

•	hire certain employees at a salary of more then $150,000;

•	settle or compromise any material claims other than in the ordinary course of business or pursuant to Focal’s bankruptcy plan;

•	settle or compromise any litigation, other that in the ordinary course of business or pursuant to Focal’s bankruptcy plan or for less than $100,000;

•	modify or renew any material contract if such modification or renewal would be materially adverse to Focal;

•	except as may be required by changes in U.S. generally accepted accounting principles, change any method, practice or principle of accounting other than in the ordinary course of business;

•	fail to pay or discharge in the ordinary course of business any material current liabilities or trade payables of Focal, other than carrier trade payables;

•	execute any material contracts with vendors for the provision of telecommunications services;

•	discharge or hire any executive officers of Focal;

•	make any voluntary advance payment of any amounts under Focal’s credit facilities; and

•	authorize or enter into any contract to do any of the foregoing.

Under the merger agreement, Corvis has agreed (as to itself and its subsidiaries) that, until the effective time, except as expressly contemplated by the merger agreement or with respect to matters approved by Focal, or as required by any applicable law, it shall not, with certain exceptions:

•	amend its certificate of incorporation in a manner that materially changes or adversely affects the Corvis common stock;

•	make any material change in or amendment to Corvis Sub’s certificate of incorporation;

•	recapitalize or restructure Corvis’ capital stock;

•	issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class (other than the issuance of shares pursuant to Corvis’ stock plans, or pursuant to the exercise of options or warrants, or up to $200 million as consideration in acquisitions) or grant any person registration rights;

•	enter into any acquisition agreement that would involve cash consideration or cause a material delay of the merger;

•	own less than $250 million in unrestricted cash; or

•	repurchase or acquire or prepay any indebtedness or debt or equity securities.

“No Solicitation” Provision

The merger agreement prohibits Focal from seeking an alternative transaction to the merger. Focal may not, nor may it permit any of its subsidiaries to, nor shall it or its subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of any proposal which constitutes, any takeover proposal, or (ii) enter into any letter of intent or agreement related to any takeover proposal other than a confidentiality agreement.

A “takeover proposal” means any inquiry, proposal or offer from any entity (other than Corvis and its affiliates) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of Focal and its subsidiaries or 25% or more of the voting power of the capital stock of Focal or the capital stock of its subsidiaries, any tender offer or exchange offer that if consummated would result in any entity beneficially owning 25% or more of the voting power of the capital stock of Focal or the capital stock of such subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Focal, other than the transactions with Corvis and Corvis Sub contemplated by the merger agreement.

Written Consent

Pursuant to the merger agreement, Focal solicited and received the written consent of the holders of 85% of the outstanding shares of Focal Series A preferred stock and the holders of 85% of the total voting power of all outstanding shares of Focal capital stock.

Nasdaq Quotation

Corvis has agreed to use its reasonable best efforts to cause the shares of Corvis common stock issuable in the merger to be approved for listing on the Nasdaq National Market.

Indemnification; Insurance

Corvis has agreed to cause the surviving corporation to indemnify each director, officer, employee or agent of Focal for any and all actions taken by those individuals prior to the effective time to the fullest extent and in the same manner as Corvis provides indemnification to its own directors and officers pursuant to Corvis’ charter in effect on March 3, 2004. In addition, if any indemnified person becomes a defendant in any actual action, Corvis has agreed to advance to that individual his or her legal and other expenses. Under the merger agreement, Corvis has also agreed to obtain D&O insurance covering the persons currently covered under Focal’s D&O insurance.

Additional Covenants

Corvis, Corvis Sub and Focal have agreed to other customary covenants in the merger agreement, including, among other things, covenants relating to:

•	the preparation of this information statement/prospectus, the registration statement of which this information statement/prospectus is a part and communications with the SEC regarding the foregoing;

•	access to information;

•	public announcements related to the merger and the other transactions contemplated by the merger agreement;

•	cooperation in the filing of transfer tax returns;

•	the taking of specified actions to facilitate completion of the merger and the other transactions contemplated by the merger agreement;

•	the obtaining of any consents or approvals necessary in order to complete the merger and the other transactions contemplated by the merger agreement;

•	actions to exempt the acquisition and disposition of securities in connection with the merger under Rule 16b-3 under the Exchange Act;

•	the continuation of at least one significant historic business line of Focal; and

•	the establishment of a reserve fund for payment of the merger consideration in cash, if required under the merger agreement.

Conditions to the Merger

Each of Corvis’, Corvis Sub’s and Focal’s obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before the completion of the merger, including the following:

•	60 days having passed since the date that Focal gave notice regarding the transactions contemplated by the merger agreement to holders of Focal warrants and options in accordance with the terms thereof;

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction, or other order that is in effect and prohibits consummation of the merger, and no federal of state governmental authority having instituted any proceeding that is pending seeking any such action;

•	other than the filing of a certificate of merger with the Secretary of State of the State of Delaware, all notices, reports and other filings required to be made by Corvis or Focal with, and all necessary consents, registrations, approvals, permits and authorizations which are required to be obtained by Corvis or Focal from any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement by Corvis, Corvis Sub and Focal having been made or obtained (as the case may be), except for those with respect to which the failure to be made or obtained would not have a material adverse effect on Focal or, after giving effect to the merger, Corvis and Focal; and

•	all state public utility commission and third party consents having been obtained.

Focal’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Corvis having obtained D&O insurance and paid the premiums covering the persons currently covered under Focal’s existing D&O insurance;

•	the registration statement on Form S-4, covering the shares of Corvis common stock to be issued in the merger, of which this information statement/prospectus is a part, having been declared effective and not being the subject of any stop order or proceeding by the SEC seeking a stop order;

•	the shares of Corvis common stock issuable in the merger having been authorized for listing on the Nasdaq National Market; and

•	Corvis having filed with the SEC its 2003 annual report on Form 10-K.

Corvis and Corvis Sub’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	the Investor Rights Agreement dated as of July 1, 2003 by and between Focal and certain investors having been terminated without liability to Corvis, Focal or any of their subsidiaries, effective as of the effective time;

•	all outstanding Focal warrants and options having been exercised and/or terminated in full, without liability to Corvis, Focal or its subsidiaries;

•	the management agreement being in full force and effect; and

•	Focal having delivered to Corvis (i) the unaudited consolidated balance sheet of Focal and its subsidiaries as of March 31, 2004 and (ii) the related unaudited consolidated statements of income and cash flows for the three month period ended March 31, 2004, such financial statements having been reviewed by Focal’s independent auditors.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger as follows:

•	by mutual written consent of Corvis, Corvis Sub and Focal;

•	by either Corvis or Focal if the conditions to the merger are incapable of being satisfied by August 31, 2004, provided that the right to terminate is not available to any party whose failure to fulfill an obligation under the merger agreement is the cause of the failure of the merger; except that this date shall under certain circumstances be extended to September 15, 2004 if the merger has not been completed solely because this registration statement is not yet effective;

•	by either Corvis or Focal if any court or governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, or ruling or other action shall have become final and unappealable;

•	by either Corvis or Focal if the required vote to approve and adopt the merger agreement obtained from the Focal stockholders is no longer in full force and effect;

•	by Corvis if Focal has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, to be performed or complied with by it under the merger agreement and the management agreement, and such failure to perform or comply has resulted in a material adverse effect on Focal, and such failure to perform or comply and the material adverse effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Corvis to Focal; or

•	by Focal, if Corvis has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, to be performed or complied with by it under the merger agreement and the management agreement, and such failure to perform or comply has resulted in a material adverse effect on Corvis, and such failure to perform or comply and the material adverse effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Focal to Corvis.

Amendment; Waiver

Amendment

The merger agreement may be amended by Corvis, Corvis Sub and Focal at any time prior to the effective time, but no amendment shall be made which by law requires further approval by the Focal stockholders without first obtaining such further approval.

Waiver

At any time prior to the effective time, Corvis, Corvis Sub and Focal, by action authorized by their respective board of directors, may, in writing and to the extent legally allowed, (a) extend the time of for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and (c) waive compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses, whether or not the merger is completed.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF CORVIS

The following Unaudited Pro Forma Combined Condensed Financial Data of Corvis consists of an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 (collectively, the “Pro Forma Statements”). The Pro Forma Statements reflect the following:

a)	The Focal acquisition described herein. Total consideration of $211 million, including acquisition costs, is comprised of approximately $102 million of Corvis common stock to be issued to Focal’s equity holders and the assumption of approximately $109 million of Focal’s existing debt and capital lease obligations of which approximately $88 million will be due upon demand at closing. The actual purchase price and the number of Corvis shares to be issued at the closing of the merger may differ based on fluctuations in the Corvis common stock price and any changes in Focal’s debt obligations.

b)	The June 13, 2003 Broadwing acquisition, in which Corvis invested approximately $81 million, including acquisition costs for most of the assets and certain of the liabilities of Broadwing Communications Services Inc. (a publicly traded company). Broadwing is an Austin, Texas based provider of data and voice communication services throughout the United States. The results of Corvis for the three months ended March 31, 2004 include the results of Broadwing for the corresponding period.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Focal acquisition only as if it occurred on March 31, 2004 and the Unaudited Pro Forma Combined Condensed Statements of Operations for the year-ended December 31, 2003 and the three months ended March 31, 2004 give effect to the acquisitions as if they occurred on January 1, 2003.

Corvis’ management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of the Focal acquisition based on currently available information. The acquisition is accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the Pro Forma Statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The pro forma financial data is presented for informational purposes only and does not purport to represent what Corvis’ financial position or results of operations would have been had the Focal acquisition in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with Corvis’ Consolidated Financial Statements and Focal’s financial statements and related notes thereto.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2004

	Corvis (unaudited)	Focal (A)	Adjustments (B)		Pro forma Combined
	(amounts in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$447,803	$17,462	$—		$465,265
Restricted cash	—	3,270	—		3,270
Short-term investments	32,469	—	—		32,469
Trade accounts receivable, net	53,437	34,012	—		87,449
Inventory, net	497	—	—		497
Other current assets	22,135	9,371	—		31,506

Total current assets	556,341	64,115	—		620,456
Restricted cash, non-current	8,520	—	—		8,520
Long-term investments	16,823	—	—		16,823
Property and equipment, net	110,689	88,158	—		198,847
Intangible assets, net	23,843	—	99,919	(1)	123,762
Other non-current assets, net	8,890	935	—		9,825

Total assets	$725,106	$153,208	$99,919		$978,233

	March 31, 2004
	Corvis (unaudited)	Focal (A)	Adjustments (B)		Pro forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, long-term debt, and capital lease obligations, current portion	$75,659	$10,797	$77,673	(2)	$164,129
Accounts payable	23,222	12,149	—		35,371
Accrued communication service costs	25,855	—	—		25,855
Accrued expenses and other liabilities	32,930	24,940	1,185	(7)	59,055
Deferred revenue	12,947	—	—		12,947
Accrued restructuring and other charges	4,687	—	—		4,687

Total current liabilities	175,300	47,886	78,858		302,044
Noncurrent liabilities:
Notes payable, net of discounts, long-term debt, and capital lease obligations, net of current portion	121,645	96,935	(77,673	)(2)	140,907
Deferred revenue	17,279	—	—		17,279
Other long-term liabilities	5,851	4,852	—		10,703

Total liabilities	320,075	149,673	1,185		470,933

Commitments and contingencies
Preferred Stock	—	63,500	(63,500	)(3)	—
Stockholders’ equity:
Common stock	4,971	—	535	(4)	5,506
Warrants	—	12,204	(12,204)		—
Additional paid-in capital	2,964,610	341,946	(240,212	)(5)	3,066,344
Treasury Stock, 12,281,800 shares, at cost	(9,512)	—	—		(9,512)
Accumulated other comprehensive income:
Unrealized investment gains	35	—	—		35
Deferred Compensation	—	(889)	889	(6)	—
Accumulated deficit	(2,555,073)	(413,226)	413,226	(5)	(2,555,073)

Total stockholders’ equity (deficit)	405,031	(59,965)	162,234		507,300

Total liabilities and stockholders’ equity	$725,106	$153,208	$99,919		$978,233

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2003

	Corvis	Broadwing (C)	Focal (D)		Adjustments (E)		Adjustments (F)		Pro forma Combined
	(amounts in thousands, except per share data)
Revenue:
Communication services	$310,175	$385,200	$319,837		$(98,894	)(1)	$(230	)(7)	$916,088
Equipment	4,139	—	—		(461	)(2)			3,678

Total revenue	314,314	385,200	319,837		(99,355)		(230)		919,766
Operating expenses:
Cost of revenue:
Communications services (excl. D&A)	231,983	300,900	184,350		(38,320	)(1)	—		678,913
Equipment	33,036	—	—		(204	)(2)	—		32,832

Total cost of revenue	265,019	300,900	184,350		(38,524)		—		711,745

Research and development, excl. equity-exp.	46,802	—	—		—		—		46,802
SG&A, excl. equity exp.	151,735	121,700	113,950		(5,257	)(3)	—		382,128
Depreciation and amortization	41,442	2,200	60,442		10,574	(4)	3,602	(8)	118,260
Equity-based expense:
Research and development	12,659	—	—		—		—		12,659
Sales, general and administrative	7,938	—	2,014		—		—		9,952
Restructuring and other charges	59,381	(4,500)	—		—		—		54,881
Gain on sale of assets	—	(299,000)	—		299,000	(11)	—		—

Total operating expenses	584,976	121,300	360,756		265,793		3,602		1,336,427

Operating income (loss)	(270,662)	263,900	(40,919)		(365,148)		(3,832)		(416,661)
Interest expense	—	(44,500)	(13,884)		44,500	(5)	—		(13,884)
Other income, net	9,804	1,300	263,305	(9)	(405	)(6)	—		274,004
Income tax benefit	—	42,400	735		—		(43,135	)(13)	—

Net loss before minority interest	(260,858)	263,100	209,237		(321,053)		(46,967)		(156,541)
Minority interest in loss	387	—	—		—		—		387

Net income (loss)	$(260,471)	$263,100	$209,237	(9)	$(321,053)		$(46,967)		$(156,154)
Basic and diluted net loss per common share	$(0.60)								$(0.32)
Weighted average number of common shares outstanding	430,596						53,544	(10)	484,140

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2004

	Corvis	Focal (D)	Adjustments (F)		Pro forma Combined
	(Amounts in thousands, except per share data)
Revenue:
Communication services	$141,679	$74,443	$(58	)(7)	$216,064
Equipment	5,108	—			5,108

Total revenue	146,787	74,443	(58)		221,172
Operating expenses:
Cost of revenue:
Communications services (excl. D&A)	97,750	40,704	—		138,454
Equipment	1,150	—	—		1,150

Total cost of revenue	98,900	40,704	—		139,604
Research and development, excl. equity-exp.	5,587	—	—		5,587
SG&A, excl. equity exp.	56,993	28,384	—		85,377
Depreciation and amortization	10,126	12,134	900	(8)	23,160
Equity-based expense:
Research and development	1,708	—	—		1,708
Sales, general and administrative	2,683	95	—		2,778
Restructuring and other charges	194	—	—		194
Acquisition Costs	—	2,867	(2,867	)(12)	—

Total operating expenses	176,191	84,184	(1,967)		258,408

Operating loss	(29,404)	(9,741)	1,909		(37,236)
Interest expense	(7,410)	(2,077)	—		(9,487)
Other income, net	2,899	(372)	—		2,527

Net loss	$(33,915)	$(12,190)	$1,909		$(44,196)
Basic and diluted net loss per common share	$(0.07)				$(0.08)
Weighted average number of common shares outstanding	484,162		53,544	(10)	537,706

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A.	To reflect the historical balance sheet of Focal.

B.	To reflect the following adjustments:

(1)	To adjust acquired identifiable assets and liabilities to estimated fair value;

(2)	To reclassify debt facilities due on demand at closing;

(3)	To eliminate preferred stock and equity interest, which will be exchanged for Corvis common stock upon closing and effective registration of shares;

(4)	To record the assumed issuance of 53,543,886 common shares as purchase consideration based on the assumed March 31, 2003 closing;

(5)	To eliminate historical owner’s net deficit in Focal and record additional paid in capital equal to $101.8 million from the assumed issuance of 53,543,886 common shares as purchase consideration.

(6)	To eliminate deferred compensation on option grants, as they will be converted to Corvis options at the closing of the merger.

(7)	To adjust to include an estimated $1.2 million in acquisition costs.

The preliminary allocation of the purchase price to the acquired identifiable tangible and intangible assets and assumed liabilities of Focal was based on an assumed closing date of March 31, 2004 and other currently available information. The actual purchase price and the number of Corvis shares to be issued at the closing of the merger may differ based on fluctuations in the Corvis common stock price and any changes in Focal’s debt obligations. The final allocation may change upon actual closing and completion of a full valuation. The following table summarizes the actual preliminary allocation of the purchase price as of March 31, 2004:

Current assets	$64,115
Property and equipment	88,158
Intangible assets	99,919
Other long-term assets	935

Total assets acquired	253,127
Current liabilities	(126,744)
Long-term liabilities	(24,114)

Total liabilities assumed	(150,858)

Purchase price	$102,269

The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the Pro Forma Statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. Corvis estimated fair value of current and long-term assets and liabilities to approximate historical book value at the assumed closing date of March 31, 2004. Estimated intangible assets with definite lives ranging from 3-5 years consist of in-place contracts approximating $12.8 million. Remaining intangible assets consist of goodwill with an indefinite life. The purchase price includes estimated acquisition costs of $1.2 million.

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

C.	To reflect the historical results of operations of Broadwing for the period from January 1, 2003 through June 13, 2003 (the date of acquisition).

D.	To reflect the historical results of operations of Focal for the period presented.

E.	To reflect the following adjustments associated with the June 13, 2003 acquisition of Broadwing:

(1)	Adjustments to telecommunications revenue included the following:

IT Solutions, Inc.	$(47,900)
IRU revenue adjustment	(55,994)
Cincinnati Bell adjustment	5,000

Total adjustment	$(98,894)

The results of Broadwing include revenues from the IT Solutions Division, which was not acquired by Corvis and therefore have been eliminated accordingly. Related cost of sales totaling $38,320 were also eliminated.

IRU agreements represent the lease of network capacity or dark fiber and are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically pays cash upon execution of the contract, and the associated IRU revenue is then recognized over the life of the agreement as services are provided, beginning on the date of customer acceptance. Corvis has recorded the deferred revenue associated with IRUs at its fair value at the date of acquisition, which value was substantially less than its historical value. As a result, the associated historical revenues reported by Broadwing have been reduced accordingly.

Broadwing historical results include revenue earned from customers within the greater Cincinnati Ohio area net of an inter-company commission charge of 20% from its parent company, Cincinnati Bell Telephone. The pro forma results of operations reflect a reclassification of these commissions from a reduction of revenue to sales, general and administrative expense as if Cincinnati Bell Telephone was a non-controlling stockholder.

(2)	To adjust revenues and cost of revenues for maintenance services provided by Corvis to Broadwing prior to the acquisition;

(3)	To reflect a $5.0 million reclassification of commissions expense associated with inter-company commission charges from Broadwing’s parent company, Cincinnati Bell Telephone (see adjustment (1) above). Additionally, $0.3 million of profit was eliminated associated with maintenance services provided by Corvis to Broadwing prior to the acquisition.

(4)	To adjust depreciation and amortization expense to reflect the estimated fair value of property and equipment and intangible assets at the date of acquisition;

(5)	To eliminate interest expense associated with debt that was not assumed in the acquisition;

(6)	To reduce interest income on cash investments used in the acquisition of $0.4 million;

F.	To reflect the following adjustments associated with the acquisition of Focal:

(7)	To eliminate revenue associated with sales from Focal to Broadwing.

(8)	To adjust amortization expense to reflect the estimated fair value of intangible assets at the date of acquisition.

(9)	Focal’ operating results for the year ended December 31, 2003 include other income totaling $263 million associated with $280 million from the forgiveness of the debt, net of reorganization costs of approximately $17 million. The gain associated with the reorganization is non-recurring in nature; therefore, future results may vary significantly from the year ended December 31, 2003 pro forma results.

(10)	Pro-forma shares were computed based on an assumed closing of March 31, 2004 and were computed as follows:

($ In millions, except per share data)
Purchase price	$210.0
Debt obligations	(107.8)

Net Purchase Price, excluding acquisition costs	$102.2

Assumed Closing Share Price	$1.91
Pro-forma additional shares	53,543,886

Corvis shares to be issued are determined by dividing the Net Purchase Price, excluding acquisition costs, by the Closing Share Price. The “Purchase Price” equals $210 million less outstanding balances of certain debt obligations. “Closing Share Price” is calculated as the arithmetic average of the closing price per share of the Corvis shares as quoted on the Nasdaq National Market over the twenty (20) consecutive trading days ending three (3) business days prior to the Closing Date. The computed Closing Share Price is subject to a minimum price of $1.266 per share and a maximum of $2.954 per share. The actual purchase price and the number of Corvis shares to be issued at the closing of the merger may differ based on fluctuations in our common stock price and any change in debt obligations.

(11)	To eliminate the gain on the sale of assets related to the Broadwing acquisition by Corvis.

(12)	To eliminate non-recurring acquisition costs incurred by Focal associated with the acquisition by Corvis.

(13)	To eliminate the tax benefit, as Corvis has incurred operating losses since inception and has recognized no current or deferred tax provision or benefit.

DESCRIPTION OF CORVIS STOCK

Set forth below is a description of the shares of Corvis common stock that Focal stockholders will receive in connection with the merger. The following statements are brief summaries of, and are subject to the provisions of, Corvis’ amended and restated certificate of incorporation, Corvis’ amended and restated by-laws and the relevant provisions of the DGCL.

As of the date of this information statement/prospectus, Corvis’ authorized capital stock consists of 1,900,000,000 shares of Corvis common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share, which we refer to in this document as Corvis preferred stock. As of March 31, 2004, there were 485,300,083 shares of Corvis common stock outstanding and no shares of preferred stock outstanding. Upon consummation of the merger, based on the number of shares of Corvis common stock outstanding as of March 31, 2004, there would be outstanding approximately 582,800,083 shares of Corvis common stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, that the board of directors may from time to time declare out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may delay, defer or prevent a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of our preferred stock following this offering.

Warrants, Convertible Notes and Registration Rights

The following is a description of warrants, convertible notes and registration rights that will remain outstanding upon the closing of the merger:

In November 1999, Corvis issued warrants to purchase up to 5,270,853 shares of common stock at $2.85 per share to a strategic investor. A certain percentage of the warrants were immediately exercisable, while the remaining amount became exercisable after the strategic investor purchased Corvis’ products. Of the total 5,270,853 shares of common stock committed in this warrant, the rights to purchase 2,635,428 shares expire on December 31, 2004, and the rights to purchase the remaining 2,635,428 shares expire on June 30, 2006. In 1999, Corvis recorded equity-based sales and marketing expense of approximately $1.8 million for the estimated fair value at grant date of the warrants which were immediately exercisable. In June 2000, Corvis waived the purchase requirements associated with the remaining warrants, resulting in an equity-based sales and marketing expense of approximately $19.5 million for the estimated fair value at the date the warrants became exercisable. As of March 31, 2004, all warrants associated with the agreement remain outstanding.

In connection with Corvis’ renegotiation of its relationship with Cequel III, Cequel III received, in part, 2,750,000 shares of Corvis common stock (and the right to receive additional shares so that the current market value of all the shares issued to Cequel III at the time of effectiveness of the required resale registration statement is equal to $3,437,500, but in no event more than 2,750,000 such additional shares) and warrants to purchase 7,250,000 shares of Corvis common stock. Corvis also agreed to register the resale of the shares of stock issued to Cequel and those shares that may be issued upon exercise of the warrants.

On February 9, 2004, Corvis entered into a definitive agreement for the private placement of $225 million of senior unsecured convertible notes and warrants to several institutional investors. The definitive agreement provides that Corvis may require the investors to purchase, or the investors may, in limited circumstances, require Corvis to issue, up to an additional $75 million of senior unsecured convertible notes as well as associated warrants. The senior unsecured convertible notes have a final maturity date of February 9, 2006 and bear interest at a stated rate of 5% per annum. Interest is payable quarterly at Corvis’ option in cash or, subject to certain conditions, in registered shares of Corvis common stock at a 5% discount to Corvis’ common stock trading price at the time of payment. The notes are convertible at the investors’ option at any time into Corvis’ common stock at a fixed conversion price of $5.75 per share, subject to anti-dilution adjustments. In connection with the private placement, Corvis issued to the investors warrants to purchase 27,328,380 shares of common stock that expire on February 9, 2007. The warrants have an exercise price equal to $2.37.

Warrants to purchase 502,897 shares of Corvis common stock with a weighted average exercise price of $0.57 per share remain outstanding associated with various debt facilities and other transactions. These warrants are immediately exercisable and expire between June 2004 and May 2005.

In association with our August 28, 2003 private placement of 67.3 million shares of common stock, Corvis granted investors the right to purchase 13.5 million shares of common stock at a price of $1.30 per share. These rights will expire in July 2004.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

Corvis is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the business combination did own, 15% or more of the corporation’s voting stock.

Corvis’ amended and restated certificate of incorporation and amended and restated by-laws provide:

•	that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

•	that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

These provisions could make it more difficult for a third party to acquire Corvis or discourage a third party from acquiring Corvis.

The amended and restated certificate of incorporation and amended and restated by-laws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors.

Corvis’ amended and restated by-laws provide that in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to Corvis. These provisions could delay stockholder actions which are favored by the holders of a majority of Corvis’ outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for Corvis’ common stock, because such person or entity, even if it acquired a majority of Corvis’ outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

Corvis’ amended and restated certificate of incorporation empowers Corvis’ board of directors when considering a tender offer or merger or acquisition proposal to take into account, in addition to potential economic benefits to stockholders, factors such as:

•	a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of Corvis’ capital stock and

•	the impact of the transaction on Corvis’ employees, suppliers and customers, and its effect on the communities in which Corvis operates.

Corvis’ amended and restated certificate of incorporation also provides that “business combinations” with an “interested stockholder” require the approval of 80% of the outstanding shares entitled to vote, unless the “business combination” has been approved by a majority of the disinterested directors, in which case the “business combination” requires the approval of a majority of the outstanding shares entitled to vote. A “business combination” includes mergers, asset sales and other transactions resulting in an increase in the ownership interest held by the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates or associates, owns, or within two years of the business combination did own, 15% or more of the corporation’s voting stock. The approval required by this provision is in addition to any affirmative vote required by law. The provisions described above could make it more difficult for a third party to acquire control of Corvis and, furthermore, could discourage a third party from making any attempt to acquire control of Corvis.

Delaware’s corporation law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Corvis’ certificate of incorporation requires the affirmative vote of the holders of at least 80% of the shares of Corvis’ capital stock entitled to vote to amend or repeal any of the foregoing provisions of Corvis’ amended and restated certificate of incorporation. Corvis’ amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of at least 66 2/3% of the shares of Corvis’ capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Corvis’ amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors. Cumulative voting allows for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on Corvis’ board of directors, based on the number of shares of Corvis’ stock that such stockholder holds, than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on Corvis’ board of directors and to influence the board of directors’ decision regarding a takeover. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Corvis. These and other provisions may deter hostile takeovers or delay changes in control or management of Corvis.

Transfer Agent

The transfer agent for shares of Corvis common stock is Continental Stock Transfer and Trust Company.

Listing

Shares of Corvis common stock are listed on the Nasdaq National Market under the ticker symbol “CORV.”

COMPARISON OF STOCKHOLDER RIGHTS

Corvis and Focal are incorporated under the laws of the State of Delaware. If the merger is completed, Focal stockholders, whose rights are currently governed by the DGCL, the second amended and restated certificate of incorporation of Focal and the amended and restated by-laws of Focal, will become stockholders of Corvis, and their rights as such will be governed by the DGCL, the amended and restated certificate of incorporation of Corvis, as amended, and the amended and restated by-laws of Corvis. The material differences between the rights of holders of Focal capital stock and the rights of holders of Corvis common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of Corvis common stock under applicable Delaware law, the amended and restated certificate of incorporation of Corvis and the amended and restated by-laws of Corvis, nor does the following purport to be a complete summary of the rights of the holders of Focal capital stock under applicable Delaware law, the second amended and restated certificate of incorporation of Focal and the amended and restated by-laws of Focal, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Corvis and Focal. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Corvis are available, without charge, to any person, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 104.

	Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock
Capitalization:	Corvis’ amended and restated certificate of incorporation authorizes Corvis to issue 1,900,000,000 shares of Corvis common stock and 200,000,000 shares of Corvis preferred stock. Corvis’ board of directors has the authority, without stockholder approval, to issues shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of Corvis common stock.	Focal’s second amended and restated certificate of incorporation authorizes Focal to issue 100,000,000 shares of Focal common stock and 50,000,000 shares of preferred stock (of which 10,000,000 shares have been designated as Series A Redeemable Voting Convertible Preferred Stock and 40,000,000 shares are undesignated).

Outstanding Shares:	As of March 31, 2004, there were 485,300,083 shares of Corvis common stock and no shares of Corvis preferred stock outstanding. Corvis common stock is listed on the Nasdaq National Market under the symbol “CORV.”	As of July 27, 2004, there were 31,541 shares of Focal common stock and 10,000,000 shares of Focal Series A preferred stock outstanding. There is no established trading market for shares of Focal capital stock.

Treatment of Shares upon Merger:	Corvis’ outstanding common stock will not be affected by the closing of the merger.	Prior to the effective time, Corvis Sub, a wholly-owned subsidiary of Corvis, shall merge with and into Focal pursuant to a certificate of merger filed with the Secretary of State of the State of Delaware.

	Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock
Voting Rights:	Corvis common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.	Focal common stock is entitled to one vote per share and may not cumulate votes for the election of directors (Voting as a separate class, the Series A preferred stock elects nine directors). With respect to any matter upon which the holders of common stock have the right to vote, the holders of Series A preferred stock are entitled to one vote for each share of common stock into which their preferred stock could then be converted and vote together with the common stock as a single class. To the maximum extent permitted by law, each holder of Focal common stock has appointed Focal’s corporate secretary as its proxy to vote its shares of Focal common stock on any particular matter in the same manner and same proportion as all votes cast by the holders of Focal Series A preferred stock on such matter.

Conversion Rights:	Shares of Corvis common stock are not subject to any conversion rights.

Shares of Focal common stock are not subject to any conversion rights.

At any time and from time to time, the holders of a majority of the Series A preferred stock may convert all or any portion of the Series A preferred stock held by such holders into shares of common stock pursuant to the formula set forth in Focal’s second amended and restated certificate of incorporation.

Number of Directors:	Pursuant to Corvis’ amended and restated certificate of incorporation and amended and restated by-laws, the number of members of Corvis’ board of directors is fixed at six (6), with each director serving a three-year term.

Pursuant to Focal’s second amended and restated certificate of incorporation, in the election of the directors of Focal, the holders of the Series A preferred stock, voting separately as a class, shall be entitled to elect nine (9) individuals to serve as directors. Each such Series A director shall serve for a term of one year.

Pursuant to Focal’s second amended and restated certificate of incorporation, the number of members of Focal’s board of directors is fixed at nine (9).

	Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock
Classification of Board of Directors:	Corvis’ amended and restated certificate of incorporation provides for a staggered board of directors. The board of directors is divided into three classes. Currently, the class I directors will serve until the 2004 annual meeting, the class II directors will serve until the 2003 annual meeting, and the class III directors will serve until the 2004 annual meeting.	Focal’s second amended and restated certificate of incorporation and amended and restated by-laws do not provide for any classification of the board of directors.

Removal of Directors:	Any director or the entire board of directors may be removed from office only for cause, by affirmative vote of the holders of at least 66 2/3% of the outstanding shares then entitled to vote at an election of directors, subject to the rights of the preferred stockholders at that time. Directors may not be removed without cause.	Removal without cause of any director who is elected by the holders of Series A preferred stock pursuant to Focal’s second amended and restated certificate of incorporation shall only be by the holders of Series A Preferred, and removal of any Series A director with cause shall only be by the holders of capital stock entitled to vote in the election of the directors.

Filling Vacancies on the Board of Directors:	Any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other causes can be filled by the affirmative vote of a majority of the remaining directors then in office. Newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of the directors then in office.	In the event that any director who is elected by the holders Series A preferred pursuant to Focal’s second amended and restated certificate of incorporation ceases for any reason to serve as a director, the vacancy shall be filled by a new member selected by the holders of a majority of the shares of Series A preferred; provided that, prior to any annual or special election of the board of directors, vacancies may be filled by a majority of the directors then in office elected by the holders of Series A Preferred, though less than a quorum, or by a sole remaining director.

Amendments to Charter:	The DGCL prescribes that any amendment to Corvis’ certificate of incorporation must be approved by the board and a resolution recommending that the amendment be adopted and approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.	The DGCL prescribes that any amendment to Focal’s certificate of incorporation must be approved by the board in a resolution recommending that the amendment be adopted and approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.

	Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock
	In addition to the affirmative vote of the holders of capital stock required by law, Corvis’ amended and restated certificate of incorporation requires the vote of at least 80% of the voting power of all the outstanding shares of voting capital stock to alter, amend or repeal certain articles in the amended and restated certificate of incorporation.	In addition to the affirmative vote of the holders of capital stock required by law, Focal’s second amended and restated certificate of incorporation requires the written consent of the holders of a majority of Series A Preferred then outstanding to amend or modify certain sections in the second amended and restated certificate of incorporation.

Amendments to By-laws:	Corvis’ amended and restated certificate of incorporation authorizes the board of directors to make, alter, amend or repeal the by-laws of Corvis. Corvis’ amended and restated by-laws authorize the stockholders to alter, amend or repeal the by-laws of Corvis upon the approval of the holders of at least two-thirds of the shares entitled to vote on such matter. The fact that such power has been conferred upon the directors does not divest or limit the stockholders’ power to adopt, amend or repeal by-laws.	Focal’s second amended and restated certificate of incorporation authorizes the board of directors to make, amend and repeal the by-laws of Focal. Any by-law made by the board of directors may be amended or repealed by the board of directors or by the stockholders. Focal’s amended and restated by-laws provide that by-laws may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders or (ii) at any meeting of the board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders

Special Stockholder Meetings:	A special meeting of Corvis’ stockholders may only be called by the board of directors pursuant to a resolution approved by the chairman of the board of directors, the president of Corvis or the affirmative vote of a majority of the directors then in office.	A special meeting of Focal’s stockholders may only be called by the chairman of the board of directors or by the secretary of Focal.

Action by Consent of Stockholders:	Under the DGCL, unless a company’s certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of any annual or special stockholder meeting. Corvis’ amended and restated by-laws and amended and restated certificate of incorporation provide that actions by written consent of the stockholders are prohibited.	Under the DGCL, unless a company’s certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of any annual or special stockholder meeting. Focal’s second amended and restated certificate of incorporation provides that any action required or permitted to be taken by the Focal stockholders may be effected by any consent in writing of such stockholders satisfying the requirements of applicable law.

	Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock

Limitation of Personal Liability of Directors:	Corvis’ amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director of Corvis or any subsidiary of Corvis shall be personally liable to Corvis or its stockholders and shall otherwise be indemnified by Corvis for monetary damages for breach of fiduciary duty as a director of Corvis, any predecessor of Corvis or any subsidiary of Corvis.	Focal’s second amended and restated certificate of incorporation provides that a director shall not be liable to Focal or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Focal or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived any improper personal benefit.

Indemnification of Directors and Officers:	Corvis’ amended and restated certificate of incorporation provides that Corvis shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of Corvis, any predecessor of Corvis or any subsidiary of Corvis or serves or served at any other enterprise as a director or officer at the request of Corvis, any predecessor to Corvis or any subsidiary of Corvis.	Focal’s second amended and restated certificate of incorporation provides that Focal shall indemnify its directors and officers to the maximum extent provided by applicable law.

Relevant Business Combination Provisions and Statutes:	The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, such person may not engage in transactions with the corporation for a period of three years. The statute contains exceptions to this prohibition. The prohibition on business combinations is not applicable if, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires at least 85% of the voting stock of the corporation (excluding voting stock	The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, such person may not engage in transactions with the corporation for a period of three years. The statute contains exceptions to this prohibition. The prohibition on business combinations is not applicable if, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires at least 85% of the voting stock of the corporation (excluding voting stock

Rights of Holder of Corvis Common Stock	Rights of Holder of Focal Capital Stock
owned by directors who are also officers and employee stock plans) in one transaction, or if the transaction is approved by the board of directors and two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders.	owned by directors who are also officers and employee stock plans) in one transaction, or if the transaction is approved by the board of directors and two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders.

Corvis’ second amended and restated certificate of incorporation also provides that “business combinations” with an “interested stockholder” require the approval of 80% of the outstanding shares entitled to vote, unless the “business combination” has been approved by a majority of the disinterested directors, in which case the “business combination” requires the approval of a majority of the outstanding shares entitled to vote. A “business combination” includes mergers, asset sales and other transactions resulting in an increase in the ownership interest held by the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates or associates, owns, or within two years of the business combination did own, 15% or more of the corporation’s voting stock. The approval required by this provision is in addition to any affirmative vote required by law.	Pursuant to Focal’s second amended and restated certificate of incorporation, Focal has elected not to be governed by the foregoing provision of the DGCL.

INFORMATION CONCERNING CORVIS

Important business and financial information about Corvis is incorporated by reference into this information statement/prospectus. See the section entitled “Where You Can Find More Information” that begins on page 104 of this information statement/prospectus.

INFORMATION CONCERNING FOCAL

Business

Focal is a national communications provider that offers voice and data services to communications-intensive users in major cities. Focal began operations in 1996, initiated service in May 1997, and as of March 31, 2004, offered services in the following 23 markets:

Atlanta	Fort Worth	Oakland
Baltimore	Houston	Orange County, California
Boston	Los Angeles	Philadelphia/ N. Delaware
Chicago/ NW Indiana	Miami/ Ft. Lauderdale	San Francisco
Cleveland	Minneapolis/ St. Paul	San Jose
Connecticut	New York	Seattle
Dallas	New Jersey	Washington, D.C.
Detroit	Northern Virginia

Focal’s business strategy is to become the provider of choice to communications-intensive customers in its target markets for voice and data services. Focal’s sales and marketing efforts principally target Fortune 1000 companies and over half of the Fortune 100 currently use its services. Focal also provides services to many leading network service providers.

Focal competes principally on the basis of the quality, sophistication and reliability of its services. Focal’s primary competitors are ILECs.

Focal’s customers tend to be the largest, most sophisticated communications users in the country. Focal believes that it meets their demanding needs through its unique network architecture and the experience of its operations team. The superior performance of Focal’s network stems, in part, from its extensive interconnections with the ILEC in each of its markets. Focal believes that its customers recognize the advantages of this design, which assures them the high level of service they demand.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

On December 18, 2002, Focal voluntarily delisted its common stock from the Nasdaq and began trading on the National Association of Securities Dealers (NASD) Over-the-Counter Bulletin Board under the symbol “FCOMQ.” In connection with Focal’s emergence from bankruptcy on July 1, 2003, all of its outstanding common stock was canceled and deemed terminated. Accordingly, there is no established public trading market for Focal’s common stock.

There were 11 owners of record of Focal preferred stock and no owners of record of Focal common stock as of March 31, 2004. This number excludes stockholders whose stock is held in nominee or street name by brokers, and Focal believes that it has a significantly larger number of beneficial holders of common stock.

Dividends

Focal has not paid any cash dividends on its common stock in the past.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	1,097,008	$6.50	79,463
Total	1,097,008	$6.50	79,463

Focal’s Management Discussion and Analysis of Financial Condition and Results of Operations

Overview

General. Focal provides voice and data services to communications-intensive users in major cities. Focal began operations in 1996 and initiated service first in Chicago in May 1997. As of March 31, 2004, Focal offered services in a total of 23 markets and had 535,382 lines installed and in service.

On July 1, 2003, Focal emerged from bankruptcy. On April 30, 2003, Focal filed a Second Amended Joint Plan of Reorganization with the Federal Bankruptcy Court for the District of Delaware, which was approved by the court on June 19, 2003. On December 19, 2002 (the “Petition Date”), Focal filed a voluntary, pre-negotiated Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the District of Delaware (the “Filing”). The pre-negotiated nature of the Filing allowed Focal to promptly file a plan of reorganization and allowed Focal to complete its reorganization in an expeditious manner. The Filing was done on a consolidated basis and included Focal Communications Corporation, the parent company, and all of its operating subsidiaries. On March 3, 2004, Focal entered into a merger agreement with Corvis under which Corvis would acquire Focal for a total consideration of $210.0 million. Corvis plans to assume or pay Focal’s existing debt and capital lease obligations of approximately $109.0 million, with the balance of the consideration going to existing equity holders.

At September 30, 2002, Focal was in default on both its senior secured bank credit facility (“Existing Credit Facility”) and its secured equipment term loan (“Existing Equipment Loan”). Such defaults precluded additional borrowings. The defaults related to non-compliance with both minimum revenue and minimum EBITDA covenants in the third quarter of 2002. Focal’s senior lenders required Focal to effect a comprehensive balance sheet restructuring in connection with Focal’s existing defaults under Focal’s Existing Credit Facility and Existing Equipment Loan, Focal’s significant indebtedness and the existing conditions in the telecommunications industry. Because of the default on the Existing Credit Facility and Existing Equipment Loan, Focal reclassified Focal’s indebtedness under the Existing Credit Facility, the Existing Equipment Loan, the 12.125% senior discount notes (the “1998 Notes”), 11.875% senior notes (the “2000 Notes”) and the $109.5 million of senior secured convertible notes (the “Convertible Notes”) to current in Focal’s 2002 consolidated balance sheet.

Revenue. Focal generates revenue primarily from local phone service, long distance phone service, Internet service, colocation, private line sales, other data services and inter-carrier compensation. Revenue Focal generates directly from Focal’s customer base includes monthly recurring charges, usage charges and non-recurring charges. Monthly recurring revenue includes the monthly fees paid by Focal’s customers for lines in service, additional features on those lines, colocation space and private lines. Private lines are point-to-point connections that do not necessarily utilize Focal’s circuit switches. Revenue from private line sales is generally recognized on a monthly recurring basis. Usage revenue includes charges to the end user customer based on the length and duration of calls made or received. Usage charges to the customer vary based on the type of calling plan that the customer has and the geographic location of the customer. Non-recurring revenue consists primarily of installation charges associated with providing service for a customer and is deferred and amortized into revenue over estimated customer lives. Inter-carrier compensation consists of revenue from other telecommunications carriers that is generated as the result of state and federally mandated rules based on the transmission of traffic between telecommunications carriers, and includes switched access and reciprocal compensation revenue.

Beginning in the fourth quarter of 2002, Focal began to classify revenue as either Communications Services revenue or Wholesale revenue. Communications Services revenue includes all revenue derived from sales to corporations, government entities and universities and services sold through Focal’s agent channel. Wholesale revenue includes all services derived from sales to value-added resellers, Internet service providers and carriers. Prior to the fourth quarter of 2002, Focal classified revenue as either Enterprise revenue or Internet Service Provider revenue. Enterprise revenue included revenue derived from sales to corporations, government entities, universities, carriers and value-added resellers and services sold through Focal’s agent channel. The revenue classification change was made to better align reporting with current revenue drivers and to provide additional insight into Focal’s business. All prior period amounts have been reclassified to conform to the 2002 presentation.

Reciprocal compensation is the compensation exchanged between carriers for terminating local phone calls on one another’s networks. The appropriate reciprocal compensation rate, particularly for calls placed to Internet service providers, has been declining during the past several years as the question has been repeatedly addressed by state and federal regulators and the courts. Carrier access revenue is the compensation exchanged between carriers for terminating and originating long distance phone calls on one another’s networks. The appropriate carrier access rate has been declining during the past several years.

In an effort to stabilize revenue from reciprocal compensation, Focal has entered into a reciprocal compensation rate agreement for Internet Service Provider traffic with SBC. This agreement is immune to any changes of law that might occur during the term of the agreement. However, upon expiration of this agreement Focal will enter into a new agreement consistent with the law in effect at that time. In other markets, Focal is compensated under various rate plans prescribed by the Federal Communications Commission or state agencies. Under some state rate plans, Focal is not compensated for Internet Service Provider traffic. Because of the past legal and regulatory uncertainties regarding reciprocal compensation, Focal cannot predict the exact nature of any future reciprocal compensation rate agreements. If the future reciprocal compensation rates are different from the rates currently in effect, Focal may be affected either positively or negatively, depending on the direction and magnitude of the changes. Focal estimates that for every $0.0001 change in the reciprocal compensation per minute rate, revenue would change an average of $1.9 million on an annual basis. A $0.0001 change represents a 13.7% change from Focal’s current average reciprocal compensation billing rate.

Expenses. Focal’s expenses are categorized as network expenses, excluding depreciation; selling, general and administrative, excluding amortization; bad debt expense; depreciation and amortization; impairment loss; acquisition costs; and restructuring costs. Network expenses include the following costs: leased transport, long distance, private line, colocation, Internet backbone, line installation and carrier compensation paid by Focal to other carriers. These network expenses are grouped into three categories: recurring charges, non-recurring charges and minute-based or usage charges.

Monthly recurring charges, which represent the bulk of Focal’s monthly charges, include leased transport, private line, colocation and Internet backbone expenses. Leased transport expenses are the monthly recurring charges Focal pays to ILECs for circuits, which Focal leases from them in order to deliver service to Focal’s customers or to connect Focal’s network to other carriers’ networks. Colocation and private line expenses are monthly recurring charges paid by Focal to other carriers for the use of their facilities or services. Internet backbone expenses are for Internet backbone capacity that Focal leases from other carriers in order to provide Focal’s dedicated Internet Access service.

Non-recurring charges consist primarily of line installation expenses that Focal pays to other carriers for leasing their facilities at the time the service is established. Minute-based network expenses consist of long distance expenses and inter-carrier compensation charges. Long distance expenses are charges that Focal pays to wholesale long distance service providers that Focal uses to connect Focal’s customers to parties dialing outside of their local calling area. Inter-carrier compensation is compensation paid by carriers to terminate or originate traffic on each other’s networks. Inter-carrier compensation rates are subject to regulatory oversight. There are two primary forms of Inter-carrier compensation—access charges and reciprocal compensation. Focal is subject to access charges, which are related to the origination and termination of long distance calls, and reciprocal compensation, which is related to the termination of local calls. Both long distance expenses and Inter-carrier compensation expenses are based on minutes of use and vary based on customer calling patterns.

When significant uncertainty relating to rates exists due to rate disputes, Focal pays the undisputed amount and establishes reserves for an estimate of exposure. In some cases, Focal disputes the amount after it has been paid and establishes reserves for Focal’s estimate of exposure.

In 2003, Focal established a reserve for Voice Over Internet Protocol (“VOIP”) disputes with the ILECs. Focal serves VOIP providers who are seeking to terminate traffic from the internet to the public service telephone network. The ILECs are billing for this traffic as non-local toll at the interstate or intrastate toll rates while Focal believes the lower local termination rates should apply. The Federal Communications Commission, or FCC, and other regulatory authorities have begun gathering information to rule on this issue. Focal has estimated the percentage of VOIP traffic based on traffic studies to calculate a dispute amount. Due to the uncertainty surrounding the outcome and timing of a potential ruling by the FCC or other regulatory authorities, Focal established a reserve for a percentage of the gross VOIP disputed amounts which is included in other current liabilities in the accompanying consolidated balance sheet. As of March 31, 2004 and December 31, 2003, gross disputed amounts were $6.3 million and $4.3 million, respectively.

In 2003, Focal also established a reserve for Enhanced Extended Links (“EELs”) disputes. In 2003, Focal converted a large percentage of Focal’s ILEC special access circuits to EELs, a form of unbundled network elements. The ILECs are contesting the EELs qualifications based on their interpretation of the FCC Triennial Review Order and Focal’s respective interconnection agreements. Since the ILECs have not begun to bill at the reduced EELs rates, Focal has established reserves for a percentage of the difference between the billed amount and the EELs rates, which is included in other current liabilities in the accompanying consolidated balance sheet. The reserve percentages vary by ILEC and were determined based on an interpretation of the existing interconnection agreement and the potential for an adverse court ruling on this issue. As of March 31, 2004 and December 31, 2003, gross disputed amounts were $12.8 million and $4.4 million, respectively. On April 1, 2004, Focal and Corvis entered into a capacity agreement whereby potential liabilities under this dispute are indemnified by Corvis up to a maximum of $8.1 million.

Selling, general and administrative expense (“SG&A”) consists of network and customer care personnel costs, sales and marketing costs and costs related to leasing office space, as well as the cost of corporate activities related to regulatory, finance, human resources, legal, executive, and other administrative activities. Included in SG&A is non-cash compensation expense related to the following:

•	shares issued to some of Focal’s executive officers in November 1996;

•	the September 30, 1998 amendments to vesting agreements with some of Focal’s executive officers;

•	stock options granted to employees, an outside consultant, and directors during 1999;

•	restricted common stock issued to an executive in January 2000;

•	restricted common shares issued to management employees in March 2002; and

•	stock options issued to management and employees in 2003.

All common stock and stock options granted prior to 2003 were cancelled in conjunction with the emergence from bankruptcy. Focal will continue to record non-cash compensation expense in future periods relating to the 2003 grant.

Quarterly Operating Results

The following table sets forth unaudited financial, operating and statistical data for each of the specified quarters of 2004 and 2003. The unaudited quarterly financial information has been prepared on the same basis as Focal’s Consolidated Financial Statements and, in Focal’s opinion, contains all normal recurring adjustments necessary to fairly state this information. The operating results for any quarter are not necessarily indicative of results for any future period.

	2004	2003
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Communications Services Revenue ($ in Thousands)	$39,930	$37,869	$40,101	$41,277	$41,458
Wholesale Revenue ($ in Thousands)	$34,513	$33,653	$36,843	$42,781	$45,855
Reciprocal Compensation as % of Total Revenue	5%	5%	4%	10%	12%
Access as % of Total Revenue	20%	17%	18%	16%	18%
Days Sales Outstanding	41	39	39	57	92
Lines Sold During the Quarter	54,406	40,722	42,621	37,697	36,292
Gross Lines Installed During the Quarter	37,742	33,287	52,952	32,740	39,428
Lines Disconnected During the Quarter	27,733	54,270	48,289	50,299	67,157
Cumulative Net Lines Installed to Date	535,382	525,373	546,356	541,693	559,252
Estimated Communications Services Lines as % of Installed Lines	42%	43%	41%	42%	40%
Minutes of Use (in Billions)	7.7	7.8	8.7	9.5	10.3
Markets in Operation	23	23	23	23	23
Circuit Switches Operational	23	23	23	23	23
Capital Expenditures ($ in Thousands)	$3,564	$3,498	$3,009	$2,930	$2,416
Employees	696	716	750	762	796
Sales Force(1)	109	115	126	125	136

(1)	Quota bearing sales professionals. Does not include sales engineers or customer support personnel.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Operating Revenues. The following table summarizes Focal’s operating revenues for the three months ended March 31, 2004 and 2003:

	For the Three Months Ended March 31,		Percent Change
	2004	2003
	(Dollars in Thousands)
Communications Services Revenue	$39,930	$41,458	(3.7)%
Wholesale Revenue	34,513	45,855	(24.7)%

Total Revenue	$74,443	$87,313	(14.7)%

Communications Services revenue decreased $1.5 million for the three months ended March 31, 2004 compared to the same prior year period, primarily resulting from the net effect of the following:

•	An increase of 2,954 net Communications Services lines in service on a quarter over quarter basis, representing a 1.3% increase.

•	A decrease in minutes of use to 1.3 billion for the first quarter of 2004 from 1.4 billion for the same period in 2003, representing a 6.9% decrease.

Wholesale revenue decreased $11.3 million for the three months ended March 31, 2004 compared to the same prior year period, primarily resulting from the following:

•	A decrease of 26,824 net Wholesale lines in service on a quarter over quarter basis, representing an 8.0% decrease.

•	A decrease in minutes of use to 6.4 billion for the first quarter of 2004 from 8.8 billion for the same period in 2003, representing a 27.7% decrease.

Operating Expenses. The following table summarizes Focal’s operating expenses for the three months ended March 31, 2004 and 2003:

	For the Three Months Ended March 31,		Percent Change
	2004	2003
	(Dollars in Thousands)
Network expenses, excluding depreciation	$40,704	$47,664	(14.6)%
Selling, general and administrative, excluding amortization	27,914	31,500	(11.4)%
Bad debt expense	565	1,914	(70.5)%
Depreciation and amortization	12,134	8,127	49.3%
Acquisition costs	2,867	—	—

Total operating expenses	$84,184	$89,205	(5.6)%

Network expenses decreased $7.0 million for the three months ended March 31, 2004 compared to the same prior year period. The decrease is primarily the result of the following:

•	A decrease of 7.5% in average lines in service for the three months ended March 31, 2004 compared to the same prior year period.

•	A decrease in the originating minutes of use to 1.6 billion for the three months ended March 31, 2004 from 2.3 billion for the comparable prior year period, representing a 27.1% decrease.

•	Network optimization and re-negotiation of more favorable terms from various suppliers in conjunction with the bankruptcy.

As a result of the decrease in revenue of $12.9 million, or 14.7%, and the decrease in network expenses of $7.0 million, or 14.6%, Focal’s gross margin percent for the three months ended March 31, 2004 of 45.3% decreased from 45.4% for the comparable prior year period.

Focal’s SG&A expenses decreased $3.6 million for the three months ended March 31, 2004 compared to the same prior year period. The decrease is primarily the result of a decrease in salary and salary related costs due to a 12.6% headcount decline quarter over quarter and other cost saving efforts.

Bad debt expense decreased $1.3 million for the three months ended March 31, 2004 compared to the same prior period. The decrease reflects the difficulties encountered in the first quarter of 2003 relating to the down-turn in the economy and the telecommunications industry and the financial difficulties of several large customers and carriers, including bankruptcies and liquidations.

Depreciation and amortization increased $4.0 million for the three months ended March 31, 2004 compared to the same prior year period. This increase is a result of recording depreciation expense for the three months ended March 31, 2003 on an estimated basis due to the need to allocate the 2002 impairment charge to the detailed asset records. During the three months ended June 30, 2003, Focal recorded additional depreciation expense of $9.3 million related to the first quarter as a change in accounting estimate.

During the first quarter of 2004, Focal incurred $2.9 million of acquisition costs in the form of financial advisory services and legal fees relating to the pending acquisition by Corvis.

Other Expense. The following table summarizes Focal’s other expense for three months ended March 31, 2004 and 2003:

	For the Three Months Ended March 31,		Percent Change
	2004	2003
	(Dollars in Thousands)
Interest income	$39	$68	(42.6)%
Interest expense	(2,076)	(2,729)	(23.9)%
Other expense	(40)	(67)	(40.3)%

Total other expense	$(2,077)	$(2,728)	(23.9)%

Interest income remained consistent for the three months ended March 31, 2004 as compared to the same prior year period. Focal’s interest expense decreased $0.7 million for the three months ended March 31, 2004 compared to the same prior year period. Interest expense for the three months ended March 31, 2003 includes the amortization of debt issuance costs. The debt issuance costs were written off in conjunction with the emergence from bankruptcy. Other expense remained consistent for the three months ended March 31, 2004 compared to the same prior year period.

During the first quarter of 2004, Focal incurred reorganization costs of $0.4 million related to Focal’s Chapter 11 bankruptcy proceeding for professional fees. During the first quarter of 2003, Focal incurred reorganization costs of $10.5 million relating to professional fees for financial advisory and legal services, the loss on sale and abandonment of fixed assets and costs related to Focal’s Key Employee Retention Plan.

Focal did not incur any U.S. income tax expense in the first quarters of 2004 and 2003, as the realization of future tax benefits is dependent on many factors, including the ability to generate future taxable income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Operating Revenues. The following table summarizes Focal’s operating revenues for the years ended December 31, 2003 and 2002:

	For the Year Ended December 31,		Percent Change
	2003	2002
	(Dollars in Thousands)
Communications Services Revenue	$160,705	$134,621	19.4%
Wholesale Revenue	159,132	193,917	(17.9)%

Total Revenue	$319,837	$328,538	(2.6)%

Communications Services revenue increased $26.1 million for the year ended December 31, 2003 compared to the prior year, primarily resulting from the net effect of the following:

•	An increase in minutes of use to 5.6 billion in 2003 from 5.0 billion in 2002, representing a 12.9% increase.

•	Decreased reciprocal compensation and access rates, resulting in decreased revenue of approximately $4.6 million in 2003.

•

A decrease in end-user revenue in 2002 related to the unfavorable resolution of certain billing disputes resulting from Focal’s efforts to collect past due receivable balances. These activities resulted in a change in estimate of customer credits that reduced accounts receivable and revenue by $2.4 million. These credits were partially offset by non-recurring termination fees of approximately $0.3 million.

•	A decrease in carrier revenue in 2003 related to rate uncertainty and dispute resolutions netting to $2.2 million and an increase in carrier revenue in 2002 related to non-recurring prior-period billing of $2.4 million partially offset by several non-recurring rate uncertainty and dispute resolutions netting to $1.2 million.

Wholesale revenue decreased $34.8 million for the year ended December 31, 2003 compared to the prior year, primarily resulting from the net effect of the following:

•	A decrease of net Wholesale lines in service on a year over year basis, representing a 16.8% decrease.

•	A decrease in minutes of use to 30.6 billion in 2003 from 37.2 billion in 2002, representing a 17.8% decrease.

•	Decreased reciprocal compensation and access rates resulting in decreased revenue of approximately $12.5 million for 2003.

•	A decrease in end-user revenue in 2002 related to a change in estimate of customer credits of $12.8 million due to the aforementioned resolution of end-user billing disputes. These credits were partially offset by non-recurring termination fees of approximately $2.0 million.

•	A decrease in carrier revenue in 2003 related to rate uncertainty and dispute resolutions netting to $4.5 million and an increase in carrier revenue in 2002 related to non-recurring prior-period billing of $16.5 million partially offset by several non-recurring rate uncertainty and dispute resolutions netting to $3.7 million.

Operating Expenses. The following table summarizes Focal’s operating expenses for the years ended December 31, 2003 and 2002:

	For the Year Ended December 31,		Percent Change
	2003	2002
	(Dollars in Thousands)
Network expenses, excluding depreciation	$184,350	$190,788	(3.4)%
Selling, general and administrative, excluding amortization	113,141	162,863	(30.5)
Bad debt expense	2,823	27,649	(89.8)
Depreciation and amortization	60,442	124,710	(51.5)
Impairment loss	—	210,185	(100.0)
Restructuring costs	—	3,107	(100.0)

Total operating expenses	$360,756	$719,302	(49.8)%

Network expenses decreased $6.4 million for the year ended December 31, 2003 compared to the prior year. The decrease is primarily the result of the net effect of the following:

•	A decrease of 18.7% in average lines in service for the year ended December 31, 2003 compared to the prior year.

•	An increase in minutes of use of 19.9% for the year ended December 31, 2003 compared to the prior year.

•	An increase of expense in 2002 of approximately $4.7 million in the amortization and write-offs of customer installation fees related to the aforementioned disconnects of Wholesale lines.

•	An increase in expense in 2002 of $2.9 million relating to a change in estimate in Focal’s reserve for unresolved disputes Focal has filed with vendors.

•	Network optimization and re-negotiation of more favorable terms from various suppliers in conjunction with the bankruptcy.

As a result of the decrease in revenue of $8.7 million, or 2.6%, and the decrease in network expenses of $6.4 million, or 3.4%, Focal’s gross margin percent for the year ended December 31, 2003 of 42.4% increased from 41.9% for the prior year.

Focal’s SG&A expenses decreased $49.7 million for the year ended December 31, 2003 compared to the prior year. The decrease is primarily the result of the following:

•	A decrease in salary and salary related costs of $30.5 million due to a 12.5% headcount decline year over year and other salary related cost saving efforts.

•	A decrease of $5.8 million in non-cash compensation as a result of the cancellation of stock options in conjunction with the emergence from bankruptcy.

•	A decrease of $3.8 million in rent expense as a result of a decrease in leased office space.

•	A decrease in property taxes of $2.4 million as a result of the impairment on fixed assets recorded in the fourth quarter of 2002.

Bad debt expense decreased $24.8 million for the year ended December 31, 2003 compared to the prior year. The decrease reflects the difficulties encountered in 2002 relating to the down-turn in the economy and the telecommunications industry and the financial difficulties of several large customers and carriers, including bankruptcies and liquidations.

Depreciation and amortization decreased $64.3 million for the year ended December 31, 2003 compared to the prior year. This decrease reflects the decrease in Focal’s depreciable fixed asset base as a result of the $210.2 impairment loss that was recorded in the fourth quarter of 2002, as further described below.

During the fourth quarter of 2002, Focal assessed its fixed assets for impairment, as changes in circumstances indicated that the carrying amount of the fixed assets may not be recoverable. These circumstances were as follows:

•	The default on the Existing Credit Facility and Existing Equipment Loan as of September 30, 2002;

•	The overall deterioration in the telecommunications industry;

•	A significant increase in gross disconnects during 2002, which were primarily a result of customer financial difficulties, including bankruptcies and liquidations, and customers merging with or being acquired by other companies; and

•	A revision to Focal’s business plan in the fourth quarter to respond to the changing economic environment.

The methods used for determining the fair value of the assets included the market and cost approaches. These approaches were based on market exchanges for comparable business interests or assets and the cost to replace or reproduce the assets. As a result of the analysis, Focal recognized an impairment loss equal to the amount by which the carrying amount of the fixed assets exceeded the fair value of the assets in the amount of $210.2 million.

In 2002, Focal recorded a charge of $1.3 million as a result of an adjustment to previously estimated costs related to the 2001 restructuring. During the fourth quarter of 2002, Focal incurred a restructuring charge of $1.8 million representing severance costs for a reduction in Focal’s workforce.

Other Expense. The following table summarizes Focal’s other expense for the years ended December 31, 2003 and 2002:

	For the Year Ended December 31,		Percent Change
	2003	2002
	(Dollars in Thousands)
Interest income	$558	$2,105	(73.5)%
Interest expense	(9,688)	(49,534)	(80.4)
Other expense	(4,754)	(2,471)	92.4

Total other expense	$(13,884)	$(49,900)	(72.2)%

Interest income decreased $1.5 million for the year ended December 31, 2003 as compared to the prior year. This decrease is primarily due to lower cash and short-term investments during 2003 as compared with the prior year. Focal’s interest expense decreased $39.8 million for the year ended December 31, 2003 compared to the prior year, as interest expense for 2002 includes expense related to the 1998 Notes, the 2000 Notes and the Convertible Notes. As of the Petition Date, Focal ceased accruing interest on the 1998 Notes, 2000 Notes and the Convertible Notes. Other expense increased $2.3 million for the year ended December 31, 2003 as compared to the prior year, as a result of the loss on sale and abandonment of fixed assets.

Bankruptcy-Related Items. In 2003, Focal recorded a gain on debt extinguishment related to the bankruptcy for the following:

•	Unsecured claims related to the exchange of the 1998 and 2000 Notes for a pro rata share of 15% of the Series A preferred stock and warrants to purchase common stock;

•	Secured claims related to the restructuring of Existing Equipment Loan;

•	The exchange of the Convertible Notes for 85% of the Series A preferred stock; and

•	The write-off of unamortized debt issuance costs relating to the Convertible Notes, 1998 Notes, 2000 Notes, Existing Credit Facility and the Existing Equipment Loan.

The gain on debt extinguishment consisted of the following:

For the Year Ended December 31, 2003
(Dollars in Thousands)
Notes exchange	$231,138
Secured claims	4,135
Convertible notes exchange	58,936
Write-off of debt issuance costs	(13,808)

Total gain on debt extinguishment	$280,401

In 2003 and 2002, Focal incurred reorganization costs related to the bankruptcy for the following:

•	Professional fees incurred for financial advisory and legal services;

•	Carrier settlements related to rate uncertainty and dispute resolutions;

•	The loss on the sale and abandonment of property, plant, and equipment;

•	The loss on security deposits for terminated leases;

•	The key employee retention plan;

•	Unamortized non-cash compensation; and

•	Unsecured claims related to the exchange of general unsecured creditor claims for a pro rata share of 15% of the Series A preferred stock and warrants to purchase common stock.

	For the Year Ended December 31,
	2003	2002
	(Dollars in Thousands)
Professional fees	$(16,522)	$(4,146)
Carrier settlements	3,358	—
Sale and abandonment of property, plant and equipment	(7,136)	(681)
Security deposits	(209)	—
Key employee retention plan	(2,043)	—
Unamortized non-cash compensation	(1,112)	—
Unsecured claims exchange	(6,568)	—

Total other reorganization items	$(17,096)	$(4,827)

Focal recorded a $0.7 million U.S. income tax benefit in 2003. Focal did not incur any U.S. income tax expense in 2002. The $0.7 million of income tax benefit recorded in 2003 relates to federal and state income tax refunds.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Operating Revenues. The following table summarizes Focal’s operating revenues for the years ended December 31, 2002 and 2001:

	For the Year Ended December 31,		Percent Change
	2002	2001
	(Dollars in Thousands)
Communications Services Revenue	$134,621	$86,643	55.4%
Wholesale Revenue	193,917	245,742	(21.1)

Total Revenue	$328,538	$332,385	(1.2)%

Communications Services revenue increased $48.0 million for the year ended December 31, 2002 compared to the prior year, primarily resulting from the net effect of the following:

•	An increase of 51,395 net Communications Services lines in service on a year over year basis, representing a 29.6% increase.

•	An increase in minutes of use to 5.0 billion in 2002 from 2.9 billion in 2001, representing a 69.0% increase. The increase in minutes of use is attributable to the increase in lines and the focus in 2002 on increasing telecommunication services to Focal’s larger corporate and national customers.

•	A decrease in end-user revenue in 2002 related to the unfavorable resolution of certain billing disputes resulting from Focal’s efforts to collect past due receivable balances. These activities resulted in a change in estimate of customer credits that reduced accounts receivable and revenue by $2.4 million. These credits were partially offset by non-recurring termination fees of approximately $0.3 million.

•	Decreased reciprocal compensation and access rates resulting in decreased revenue of approximately $2.0 million in 2002.

•	An increase in carrier revenue in 2002 related to non-recurring prior-period billing of $2.4 million partially offset by several non-recurring rate uncertainty and dispute resolutions netting to $1.2 million. Carrier revenue for the year ended 2001 includes non-recurring revenue of $1.1 million relating to rate uncertainty and dispute resolutions.

Wholesale revenue decreased $51.8 million for the year ended December 31, 2002 compared to the prior year, primarily resulting from the net effect of the following:

•	A decrease of 159,198 net Wholesale lines in service on a year over year basis, representing a 30.5% decrease. The decrease in lines is primarily the result of decreased sales, as customers have significantly scaled back their expansion plans and increased disconnects. The increased disconnects are the result of customer financial difficulties, including bankruptcies and liquidations, customers substantially scaling back operations and customers merging with or being acquired by other companies.

•	A decrease in end-user revenue in 2002 related to a change in estimate of customer credits of $12.8 million due to the aforementioned resolution of end-user billing disputes. These credits were partially offset by non-recurring termination fees of approximately $2.0 million.

•	Decreased reciprocal compensation and access rates resulting in decreased revenue of approximately $30.0 million for 2002.

•	An increase in carrier revenue in 2002 related to non-recurring prior-period billing of $16.5 million partially offset by several non-recurring rate uncertainty and dispute resolutions netting to $3.7 million. Carrier revenue for 2001 includes non-recurring revenue of $7.9 million relating to rate uncertainty and dispute resolutions and $5.9 million from Indefeasible Right of Use private line sales to Broadwing (a subsidiary of Corvis).

Operating Expenses. The following table summarizes Focal’s operating expenses for the years ended December 31, 2002 and 2001:

	For the Year Ended December 31,		Percent Change
	2002	2001
	(Dollars in Thousands)
Network expenses, excluding depreciation	$190,788	$158,157	20.6%
Selling, general and administrative, excluding amortization	162,863	180,553	(9.8)
Bad debt expense	27,649	7,824	253.4
Depreciation and amortization	124,710	100,350	24.3
Impairment loss	210,185	—	—
Restructuring costs	3,107	26,498	(88.3)

Total operating expenses	$719,302	$473,382	49.8%

Network expenses increased $32.6 million for the year ended December 31, 2002 compared to the prior year. The increase is primarily the result of the following:

•	An increase of 18.8% in average lines in service for the year ended December 31, 2002 compared to the prior year.

•	An increase in minutes of use of 30.0% for the year ended December 31, 2002 compared to the prior year.

•	An increase of approximately $4.7 million in the amortization and write-offs of customer installation fees related to the aforementioned disconnects of Wholesale lines.

•	Non-recurring expense of approximately $2.1 million relating to Indefeasible Right of Use private line sales to Broadwing (a subsidiary of Corvis) in the second quarter of 2001.

•	An increase in expense of $2.9 million for the year ending December 31, 2002 relating to a change in estimate in Focal’s reserve for unresolved disputes Focal has filed with vendors.

As a result of the decrease in revenue of $3.8 million, or 1.2%, and the increase in network expenses of $32.6 million, or 20.6%, Focal’s gross margin percent for the year ended December 31, 2002 decreased to 41.9% from 52.4% for the prior year.

Focal’s SG&A expenses decreased $17.7 million for the year ended December 31, 2002 compared to the prior year. The decrease is primarily the result of the following:

•	A decrease in salary and salary related costs due to a 40.6% headcount decline year over year and other salary related cost saving efforts; and

•	A decrease in professional services of $5.6 million due to cost savings efforts.

The increase in bad debt expense of $19.8 million reflects the down-turn in the economy and the telecommunications industry and the financial difficulties of several large customers and carriers, including bankruptcies and liquidations.

Depreciation and amortization increased $24.4 million for the year ended December 31, 2002 compared to the prior year. This increase is a result of an increase in Focal’s depreciable fixed asset base in Focal’s existing markets, which includes the addition of eight additional switches during 2001, and the expansion into Miami, Focal’s 22nd market, during the third quarter of 2001. Focal’s construction in progress declined from $73.9 million at June 30, 2001 and has continued to decrease since that time. Construction in progress as a percent of total fixed assets is lower due to completion of Focal’s initial 22 market build-out in 2001. The increases were partially offset by lower depreciation expense during the last two months of 2002, as a result of a lower depreciable fixed asset base after Focal recorded a $210.2 million impairment loss on Focal’s fixed assets discussed below.

During the fourth quarter of 2002, Focal assessed its fixed assets for impairment, as changes in circumstances indicated that the carrying amount of the fixed assets may not be recoverable. These circumstances were as follows:

•	The default on the Existing Credit Facility and Existing Equipment Loan as of September 30, 2002;

•	The overall deterioration in the telecommunications industry;

•	A significant increase in gross disconnects during 2002 that were primarily a result of customer financial difficulties, including bankruptcies and liquidations, and customers merging with or being acquired by other companies; and

•	A revision to Focal’s business plan in the fourth quarter to respond to the changing environment.

The methods used for determining the fair value of the assets included the market and cost approaches. These approaches were based on market exchanges for comparable business interests or assets and the cost to replace or reproduce the assets. As a result of the analysis, Focal recognized an impairment loss equal to the amount by which the carrying amount of the fixed assets exceeds the fair value of the asset in the amount of $210.2 million.

During 2001, Focal recorded a restructuring charge of $26.5 million for a reduction in Focal’s workforce, the abandonment of excess network facilities, the write-off of related network assets and other related costs. The $26.5 million is comprised of $14.4 million in network fixed asset write-downs, $9.9 million in abandonment of excess network facilities, $1.3 million in employee severance costs and $0.9 million in other related charges. In the first quarter of 2002, Focal recorded an additional charge of $1.3 million as a result of an adjustment to the previously estimated restructuring costs. During the fourth quarter of 2002, Focal incurred a restructuring charge of $1.8 million representing severance costs for a reduction in Focal’s workforce.

Other Expense. The following table summarizes Focal’s other expense for years ended December 31, 2002 and 2001:

	For the Year Ended December 31,		Percent Change
	2002	2001
	(Dollars in Thousands)
Interest income	$2,105	$3,710	(43.3)%
Interest expense	(49,534)	(57,767)	(14.3)
Other expense	(2,471)	(135)	1,730.4

Total other expense	$(49,900)	$(54,192)	(7.9)%

Interest income decreased $1.6 million for the year ended December 31, 2002 as compared to the prior year. This decrease is primarily due to lower cash and short-term investments during 2002 as compared with the prior year. Focal’s interest expense decreased $8.2 million for the year ended December 31, 2002 compared to the prior year. This decrease is primarily due to the retirement of $295.8 million in principal amount at maturity of Focal’s 1998 and 2000 Notes as part of Focal’s recapitalization plan Focal completed on October 26, 2001. This reduction was offset by an increase in interest expense related to additional borrowing under Focal’s Existing Credit Facility and the issuance of $100.0 million of the Convertible Notes as part of Focal’s recapitalization plan. Focal had draws on Focal’s Existing Credit Facility of $81.0 million during 2001 and additional $12.0 million of draws during 2002. Other expense increased $2.3 million for the year ended December 31, 2002 as compared to the prior year, as a result of the loss on sale and abandonment of fixed assets.

During 2002, Focal incurred reorganization costs of $4.8 million relating to Focal’s Chapter 11 bankruptcy proceeding. These costs relate to professional fees for financial advisory and legal services, the termination of property leases and the loss on sale and abandonment of fixed assets.

Focal did not incur any U.S. income tax expense in 2002 compared to $1.0 million of expense for 2001. The $1.0 million of income tax expense recorded in 2001 results from the extinguishment of debt associated with the 2001 debt restructuring and an adjustment to the estimate Focal made for Focal’s NOL carryback recorded during 2000 as a result of Focal’s actual income tax filings with the Internal Revenue Service.

Liquidity and Capital Resources

Liquidity Assessment

Upon emergence, Focal’s capital structure consisted of $92.0 million of senior secured debt, a $20.1 million capital lease and $65.0 million of Series A preferred stock.

The ability of Focal to continue as a going concern is dependent upon a number of factors including, but not limited to, customer and employee retention, Focal’s ability to continue to provide quality services, and the ability to maintain sufficient liquidity to operate its business and comply with debt agreements. Focal believes that it has sufficient liquidity to fund operations through December 31, 2004. However, Focal believes that there is a probable risk of a covenant default as of one of the quarterly reporting dates during 2004 on Focal’s debt agreements that could cause an acceleration of the loan repayments. If Focal defaults on the loan and is unable to obtain a waiver, Focal would be required to identify and access alternative credit arrangements to pay its debts. However, if Focal is successful in obtaining a waiver, Focal believes it will have sufficient liquidity to fund operations through December 31, 2004. As of March 31, 2004, Focal had an aggregate of $88.0 million of indebtedness.

Focal anticipates that the closing of the merger transaction with Corvis will precede the possible violation of any covenants of the loan agreements.

The Amended Credit Facility contains quarterly covenants relating to minimum cash flows, minimum unrestricted cash balances, interest and fixed charge coverage ratios, and maximum capital expenditures. Beginning in the second quarter of 2004, Focal is required to prepay $3.0 million each quarter unless Focal meets certain leverage thresholds. If Focal does not prepay each quarter, a fee of $3.0 million will accrue unless there is a change in control in which the buyer assumes or pays the Amended Credit Facility. All unpaid fees are due on the maturity date. At March 31, 2004, Focal has not accrued for these fees, as it is not probable that the fees will be incurred.

Cash and Cash Equivalents

Focal had $20.7 million and $24.9 million in cash and cash equivalents available at March 31, 2004 and December 31, 2003, respectively. During the first three months of 2004 and the year ended December 31, 2003, sources of funding were ongoing operations and existing cash reserves. As part of the Filing, Focal prepaid $15.0 million under its Existing Credit Facility in December 2002 and paid an additional $1.0 million at emergence. The balance of the Amended Credit Facility was $74.0 million and $75.5 million as of March 31, 2004 and December 31, 2003, respectively. The Amended Credit Facility bears interest depending on the designation of the term loans as either base rate loans or Eurodollar rate loans, which is made at Focal’s discretion. If the term loans are base rate loans, interest is accrued based on the greater of prime rate or the federal funds rate plus one-half of one percent in addition to a margin of four percent. If the term loans are Eurodollar rate loans, interest is accrued based on the LIBOR rate plus five percent. The initial commitment fee on the unused portion of the Existing Credit Facility was 1.5%, which was eliminated as part of the Filing. The lenders under Focal’s Amended Credit Facility and Amended Equipment Loan have a security interest in substantially all of Focal’s assets, including Focal’s cash balances.

Cash Flows—Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Net cash provided by operating activities was $1.0 million for the three months ended March 31, 2004 compared to $4.0 million for the same prior year period. Cash provided during the first three months of 2004 was primarily the result of a decrease in other current assets. Cash provided during the first three months of 2003 was primarily the result of an increase in accounts payable and accrued liabilities of $32.3 million offset by an increase in accounts receivable of $28.5 million. The increases in accounts payable and accounts receivable during the first quarter of 2003 were a result of Focal’s continuing reconciliation of receivables and payables with carriers that are both customers and vendors as Focal proceeded through the bankruptcy process.

Net cash used in investing activities, which reflects capital expenditures, was $3.6 million for the three months ended March 31, 2004 compared to $2.4 million for the same period in 2003. Capital expenditures for the three months ended March 31, 2004 and 2003 primarily reflect capital spending to support Focal’s Communications Services line growth, Focal’s Internet access services and the augmentation of Focal’s network in existing markets. The decrease for the three months ended March 31, 2004 compared to the same prior year period is a result of tightened spending in 2004 as compared to 2003 and a reduction in purchases under Focal’s products purchase agreement resulting from rejection of this contract in connection with the Filing.

Net cash used in financing activities was $1.6 million for the three months ended March 31, 2004 compared to $0.8 million for the same prior year period. The use of cash in 2004 reflects principal payments on the Amended Credit Facility and payments on Focal’s capital lease obligations. The use of cash in 2003 reflects payments on Focal’s capital lease obligations.

Cash Flows—Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net cash provided by operating activities was $12.5 million during the year ended December 31, 2003, as compared to net cash used in operations of $47.6 million for the prior year. Cash provided during 2003 was primarily the result of an increase in accounts payable and accrued liabilities of $31.4 million. Netted against this $31.4 million increase was a $63.5 million decrease in accounts payable attributable to the bankruptcy. Offsetting the increase in accounts payable and accrued liabilities of $31.4 million was a $10.8 million increase in accounts receivable. Netted against this $10.8 million increase in accounts receivable was a $40.7 million decrease attributable to the bankruptcy. Cash used during 2002 was primarily the result of a decrease in accounts payable and accrued liabilities of $14.4 million offset by a decrease in accounts receivable of $28.4 million. The decrease in accounts receivable is due to several factors including rigorous collection efforts, the recording of $15.2 million of customer credits and the increase in Focal’s allowance for doubtful accounts.

Net cash used in investing activities was $11.7 million in 2003 compared to $36.7 million in 2002. This decrease of $25.0 million reflects reduced capital expenditures. Focal’s capital expenditures for the years ended December 31, 2003 and 2002 primarily reflect capital spending to support Focal’s Communications Services line growth, Focal’s Internet access services and the augmentation of Focal’s network in existing markets. The decrease for 2003 compared to 2002 is a result of tightened spending in 2003 as compared to 2002 and a reduction in purchases under Focal’s products purchase agreement resulting from rejection of this contract in connection with the Filing.

Net cash used in financing activities was $5.3 million for the year ended December 31, 2003, compared to $13.9 million for the year ended December 31, 2002. The use of cash in 2003 reflects payments on Focal’s debt. The use of cash in 2002 reflects borrowing on Focal’s Existing Credit Facility of $12.0 million and payments on Focal’s debt of $25.9 million.

Cash Flows—Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net cash used in operating activities decreased by $89.9 million to $46.7 million during the year ended December 31, 2002, compared to the prior year. This decrease is primarily the result of a $28.4 million decrease in Focal’s accounts receivable balance during 2002, as compared to an increase of $42.7 million during 2001. The decrease in accounts receivable is due to several factors including rigorous collection efforts, the recording of $15.2 million of customer credits and the increase in Focal’s allowance for doubtful accounts. Also contributing to the decrease in net cash used in operating activities is a $14.4 million decrease in Focal’s outstanding accounts payable and accrued liabilities during 2002, as compared with a decrease of $48.1 million during 2001. Accounts payable were unusually high at December 31, 2000 due to vendor disputes that were resolved in the first quarter of 2001.

Net cash used in investing activities was $36.7 million in 2002 compared to $111.8 million in 2001. This decrease of $75.1 million is due to the completion of Focal’s 22 market nationwide network during 2001 and reflects reduced capital expenditures. Focal’s capital expenditures for the year ended December 31, 2002 primarily reflect capital spending to support Focal’s Communications Services line growth, Focal’s Internet access services and the augmentation of Focal’s network in existing markets.

Net cash used in financing activities was $13.9 million for the year ended December 31, 2002, compared to net cash provided by financing activities of $204.0 million for the year ended December 31, 2001. The use of cash in 2002 reflects borrowing on Focal’s Credit Facility of $12.0 million and payments on Focal’s debt of $25.9 million. The cash provided by financing activities in 2001 reflects the proceeds of $100.0 million, $50.0 million and $81.0 million that Focal received from the issuance of Focal’s Convertible Notes, Preferred Stock and borrowings under Focal’s Credit Facility, respectively.

Historical Financing Transactions

On October 26, 2001, Focal undertook a broad financial restructuring initiative, which included the following components:

•

The infusion of $150.0 million of investment capital, consisting of the issuance of $50.0 million in class A redeemable voting convertible preferred stock and the issuance of $100.0 million in Convertible Notes, which were to mature on December 31, 2007. The proceeds from the issuance of both securities were allocated to preferred stock and the Convertible Notes, respectively, as the embedded conversion option within the convertible instruments were not beneficial to the holders of the securities on October 26, 2001. Both securities were convertible into Focal’s common stock and accrued 8% payment-in-kind

(“PIK”) interest or dividends. Both securities had a conversion price that was subject to adjustment based on future events including certain issuances of common stock at a price per share less than the original conversion price, certain issuances of options, warrants or convertible securities with an exercise price or conversion price that is less than the original conversion price and a liquidation or change in control of the company. The PIK interest and dividends were for a minimum of five years with acceleration provisions in the event of certain developments such as change in control or prepayments. After five years interest and dividends were payable in cash, at Focal’s option. Focal recorded $8.1 million and $4.0 million of PIK interest and dividend accretion respectively, on Focal’s Convertible Notes and convertible preferred stock during the year ended December 31, 2002. Due to the default on the Existing Credit Facility and the Existing Equipment Loan previously discussed, the Convertible Notes were reclassified to current on Focal’s 2002 consolidated balance sheet and Focal ceased accruing PIK interest and dividends.

•	Exchange and purchase arrangements that resulted in the retirement of approximately $295.8 million in principal amount at maturity of Focal’s 1998 and 2000 Notes. In August 2001, Focal purchased $16.8 million in principal amount at maturity of Focal’s Notes for $4.7 million. In October 2001, Focal purchased $0.5 million in principal amount at maturity of Focal’s Notes for $0.2 million and exchanged $278.6 million in principal amount at maturity of Focal’s Notes for 3,169,511 shares of common stock.

•	The issuance through a pro rata dividend to Focal’s stockholders of record as of October 25, 2001 of warrants to purchase 293,944 shares of common stock.

•	An amendment to Focal’s existing senior credit facility to provide a total of $225.0 million of borrowing capacity.

•	A declaration of a 35:1 reverse stock split by Focal’s Board of Directors on February 25, 2002, effective March 11, 2002.

As a result of the retirement of $295.8 million in principal amount of Focal’s Notes (net accreted amount of $275.1 million), cash paid for Notes purchased of $4.9 million, the issuance of common stock in the Note exchange with a fair value of $94.7 million and taking into account transaction and other miscellaneous costs of $4.6 million, Focal recognized a gain of $171.0 million. The adoption of SFAS No. 145 resulted in the reclassification of the 2001 gain on the extinguishment of debt from extraordinary to a component of loss before income taxes.

On February 18, 1998, Focal received $150.0 million in gross proceeds from the sale of Focal’s 1998 Notes due 2008. The 1998 Notes were to accrete to an aggregate stated principal amount of $270.0 million by February 15, 2003. On October 26, 2001, approximately $115.5 million of accreted value was retired under exchange and purchase arrangements as part of Focal’s comprehensive recapitalization plan. No interest was payable on the 1998 Notes prior to August 15, 2003. Thereafter, cash interest was payable semiannually on August 15 and February 15 of each year. Due to the default on the Existing Credit Facility and the Existing Equipment Loan previously discussed, the 1998 Notes were reclassified to short-term on Focal’s 2002 consolidated balance sheet.

On January 12, 2000, Focal received approximately $265.7 million in net proceeds from the issuance of Focal’s 2000 Notes due 2010. The 2000 Notes bore interest at a rate of 11.875% per annum payable on July 15 and January 15. The 2000 Notes were due January 2010. On October 26, 2001, approximately $160.5 million of the stated principal amount at maturity was retired under exchange and purchase arrangements as part of Focal’s comprehensive recapitalization plan. Due to the default on the Existing Credit Facility and the Existing Equipment Loan previously discussed, the 2000 Notes were reclassified to short-term on Focal’s 2002 consolidated balance sheet.

Focal utilized an Existing Equipment Loan from a third party with a maximum borrowing level of $50.0 million. The Existing Equipment Loan provided for, among other things, equipment drawdowns through December 31, 1999, and required repayment based on 60 equal monthly installments of principal and interest for each drawdown. Due to the default on the Existing Credit Facility and the Existing Equipment Loan previously discussed, the Existing Equipment Loan was reclassified to short-term on Focal’s 2002 consolidated balance sheet.

Contractual Obligations and Commercial Commitments

Under the terms of various short- and long-term contracts, Focal is obligated to make payments for office rents and for leasing components of Focal’s communications network through 2022. The office rent contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. Focal expects to enter into other contracts for additional components of Focal’s communications network, office space, other facilities, equipment and maintenance services in the future.

During 1999, Focal entered into agreements with carriers for the acquisition of indefeasible rights of use for dark fiber transport capacity. The agreements last into 2022 and were amended in 2003 to reduce the transport capacity to 10,791 fiber miles. One of these agreements has been accounted for as a capital lease.

In June 2000, Focal signed an agreement with a carrier for the lease of fiber transport capacity for a five-year term and a minimum commitment of $135.6 million. This contract was amended in June 2003 to a minimum remaining commitment of $39.2 million. The remaining commitment at March 31, 2004 is $22.1 million.

The table below provides the payments due by period for Focal’s contractual obligations as of March 31, 2004:

	2004	2005	2006	2007	2008
	(Dollars in Thousands)
Long term debt	$7,005	$24,640	$30,189	$26,166	$—
Obligations under capital lease	1,817	2,422	2,422	2,422	2,422
Obligations under operating leases	34,119	40,435	32,115	25,061	18,887
Unconditional purchase obligations	12,045	10,100	—	—	—

Total Contractual Cash Obligations	$54,986	$77,597	$64,726	$53,649	$21,309

	2009	2010	2011	2012	Thereafter
	(Dollars in Thousands)
Long term debt	$—	$—	$—	$—	$—
Obligations under capital lease	2,422	2,422	2,422	2,422	19,857
Obligations under operating leases	7,957	5,499	3,411	2,666	4,912
Unconditional purchase obligations	—	—	—	—	—

Total Contractual Cash Obligations	$10,379	$7,921	$5,833	$5,088	$24,769

The above table does not take into account the anticipated acquisition of Focal by Corvis and the consummation of the transactions contemplated by the agreement and plan of merger entered into between Corvis and Focal, which includes the assumption or retirement of Focal’s existing debt and capital lease obligations.

Restructuring Charges

During the second half of 2001, Focal commenced a restructuring of Focal’s operations in conjunction with Focal’s revised business plan and recorded a restructuring charge of $26.5 million for a reduction in Focal’s workforce, the abandonment of excess network facilities, the write-off of related network assets and other related costs. The $26.5 million is comprised of $14.4 million in network fixed asset write-downs, $9.9 million in abandonment of excess network facilities, $1.3 million in employee severance costs and $0.9 million in other related charges. The remaining unpaid restructuring costs of $2.1 million as of December 31, 2001 was included in accrued liabilities in Focal’s consolidated balance sheet.

In the first quarter of 2002, Focal recorded an additional charge of $1.3 million as a result of an adjustment to the previously estimated restructuring costs. The $1.3 million is comprised of $0.9 million in cash paid for the abandonment of excess network facilities and $0.4 million in network fixed asset write-downs. During the fourth quarter of 2002, Focal recorded a restructuring charge of $1.8 million for employee severance costs related to a company-wide reduction in force. For the year ended December 31, 2002, amounts paid associated with the abandonment of excess network facilities, employee severance, and other related charges totaled $2.7 million, $1.8 million, and $0.1 million, respectively. Unpaid restructuring costs of $0.2 are included in accrued liabilities (not subject to compromise) in Focal’s consolidated balance sheet at December 31, 2002. These costs were paid in 2003.

Critical Accounting Policies

Focal prepares its consolidated financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States applied on a consistent basis. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting periods.

Focal continually evaluates the accounting policies and estimates used to prepare the consolidated financial statements. Actual results could differ from those estimates.

Revenue Recognition. Focal recognizes revenue as Focal provides services to Focal’s customers. Monthly recurring charges include fees paid by Focal’s customers for lines in service and additional features on those lines, the leasing of Focal’s facilities network and colocation space. These charges are billed monthly, in advance, and are fully earned during the month. Usage charges, reciprocal compensation and access charges are billed in arrears and are fully earned when billed. Revenue from long-term leases of private lines is recognized over the term of the lease unless it qualifies as a sales-type lease, on which revenue is recognized at the time of sale. When significant uncertainty relating to reciprocal compensation and access rates exists due to rate disputes with carriers, Focal records revenue at Focal’s best estimate of the rate at which the dispute will be resolved. Based on this assessment, Focal records specific reserves for credits to reduce revenue and the related accounts receivable.

Network Expense. When significant uncertainty relating to rates exists due to rate disputes, Focal pays the undisputed amount and establish reserves for an estimate of exposure. In some cases, Focal disputes the amount after it has been paid and establishes reserves for an estimate of the exposure.

Deferred Revenue and Costs. Installation fees are deferred and amortized into revenue over Focal’s estimated customer lives. Contract origination costs, including one-time fees paid to other carriers, are deferred and amortized into network expense over the same period as the customer installation fee revenue.

Accounts Receivable and Allowance for Doubtful Accounts. Focal carries its accounts receivable at their face amounts less an allowance for doubtful accounts. In Focal’s periodic evaluation of the collectibility of Focal’s accounts receivable, Focal assesses a number of factors including carrier disputes and regulatory issues, a specific customer’s ability to meet its financial obligations to Focal, and general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assessments, Focal records both specific and general reserves for bad debt to reduce the related receivables from Focal’s customers and carriers to the amount that Focal ultimately expects to collect. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Focal writes-off accounts receivable if the customer has ceased to exist, Focal has disconnected the customer for non-payment, Focal has assigned the account to an outside collection agency or Focal has had unsuccessful legal action against the customer. If circumstances related to specific customers or carriers change or economic conditions worsen such that Focal’s past collection experience is no longer relevant, Focal’s estimate of the recoverability of Focal’s trade receivables could be further reduced from the levels provided for in Focal’s consolidated financial statements.

Long-Lived Assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, whenever events or changes in circumstances indicate that the carrying amount of any long-lived asset the company expects to hold and use may not be recoverable, Focal assesses the asset for impairment. Pursuant to SFAS No. 144, if the sum of management’s best estimate of the future undiscounted cash flows expected to be generated by the asset is less than the carrying amount of the asset, an impairment loss is recognized. The amount of the impairment loss is the amount by which the carrying amount of the asset exceeds the fair value of the asset. As further described in Note 4 to the Consolidated Financial Statements, Focal recorded an impairment loss of $210.2 million during 2002.

Depreciation and amortization. Focal’s calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and intangible assets. Internal labor costs and related employee benefits related to the installation of property, plant and equipment are capitalized and depreciated over the estimated useful lives of the underlying property, plant and equipment. All software maintenance costs are deferred and amortized into SG&A expense over the applicable contract term.

Effect of New Accounting Standards

Accounting for Guarantees. In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others. FIN 45 elaborates on existing disclosure requirements for guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 had no impact on the accompanying financial statements.

Consolidation of Variable Interest Entities. In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This Interpretation requires that an enterprise’s consolidated financial statements include variable interest entities in which the enterprise is the primary beneficiary. Focal is required to apply the Interpretation’s provisions to all variable interest entities no later than January 1, 2005 (the beginning of the first annual reporting period after December 14, 2004). The adoption of FIN 46 was immediate for variable interest entities created after January 31, 2003. Focal has not created any significant variable interest entities since January 31, 2003. At December 31, 2003, Focal was not the primary beneficiary of any unconsolidated variable interest entities.

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It is generally effective for the first fiscal period beginning after December 31, 2003, for nonpublic entities. Focal’s Preferred Stock was not required to be classified as a liability under the provision of SFAS No. 150, but is presented as mezzanine in accordance with Accounting Series Release 268.

Quantitative and Qualitative Disclosures About Market Risks

Focal minimizes its exposure to market risk by maintaining a conservative investment portfolio, which primarily consists of cash and debt securities that typically mature within one year. Focal does not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. Financial instruments held for other than trading purposes do not impose a material market risk on Focal.

Focal is exposed to interest rate risk on its Amended Credit Facility and any additional variable rate debt financing which may be needed to fund its operations. The interest rate on this debt financing will depend on market conditions at that time, and may differ from the rates Focal has secured on its current debt. The fair market value of Focal’s Amended Credit Facility approximates the carrying value as of March 31, 2004 due to the variable interest rate feature of the debt instrument.

For additional information about Focal’s debt obligations, see its Consolidated Financial Statements and accompanying notes related thereto appearing elsewhere in this information statement/prospectus.

SELLING STOCKHOLDERS

In addition to registering up to 87,519,981 shares of Corvis’ common stock to be issued to Focal’s stockholders as a result of the merger, this prospectus relates to the aggregate resale of up to 50,936,870 shares of Corvis common stock which may be sold from time to time by Corvis’ selling stockholders. The following table sets forth certain information with respect to the resale of Corvis’ common stock by Corvis’ selling stockholders. Corvis will not receive any proceeds from the resale of its common stock by its selling stockholders.

The shares of common stock covered by this prospectus are being offered by or for the account of the selling stockholders listed in the table below, and may include (i) the sale or Distribution (as defined below) of some or all of the shares of common stock held by the Partnerships (as defined below) and (ii) the resale of some or all of the shares distributed in any Distribution by certain of the Partnerships’ partners or members as selling stockholders. The selling stockholders consist of the individuals listed in the table below, the Partnerships, and individuals, corporations, trusts and other entities that have undivided interests in the Partnerships as discussed in “Plan of Distribution.” As a result of one or more Distributions, some or all of the shares held by the Partnerships may be distributed to and held by the selling stockholders for their own accounts, as indicated below. None of the selling stockholders has held a position or office or had a material relationship with Corvis within the past three years other than ownership of Corvis’s publicly traded common stock of which Corvis’ have no knowledge.

The following table sets forth the name of each selling stockholder, the maximum possible number of shares of common stock beneficially owned by each selling stockholder immediately prior to the date of this prospectus, the number of shares of common stock beneficially owned by each selling stockholder upon completion of this offering (assuming all of the shares of common stock being offered pursuant to the Registration Statement of which this prospectus is a part are sold to third parties) and the percentage of shares to be owned by each selling stockholder upon completion of the offering. However, because the selling stockholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling stockholder may retain after completion of the offering cannot be determined at this time. The last two columns of this table (i) assume that all shares covered by this prospectus will be sold by the selling stockholders to third parties, that no additional shares of common stock are bought or sold by the selling stockholders and that no selling stockholder owns publicly traded shares (of which Corvis’ have no knowledge) and (ii) do not include the ownership by selling stockholders that are partners or members of the Partnerships of interests in the Partnerships.

The table below assumes the following: the closing of the merger takes place on September 15, 2004; the net purchase price is $110.8 million, based upon estimates of $100.8 million in Focal loans outstanding as of September 15, 2004 and $1.6 million in interest accrued by Focal between July 9, 2004 and September 15, 2004; Corvis issues the maximum number of shares issuable by it under the merger agreement; and for purposes of determining under Focal’s charter the number of Corvis shares the holders of Focal’s Series A preferred stock are entitled to receive in the merger, the “fair value” of Corvis common stock will be equal to the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market measured as of three business days prior to the closing of the merger.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent
Battery Ventures III, L.P.(1)	11,623,747	2.0%	11,623,747	0	0%
Battery Ventures VI, L.P.(1)	11,623,747	2.0%	11,623,747	0	0%
Battery Investment Partners VI, LLC(1)	11,623,747	2.0%	11,623,747	0	0%
Madison Dearborn Capital Partners IV, L.P.(2)	39,244,493	6.9%	39,244,493	0	0%
James N. Perry, Jr.(3)	39,278,808	6.9%	39,278,808	0	0%
Richard D. Frisbie(4)	11,658,062	2.0%	11,658,062	0	0%

(1)	Assumes that the fair value of the total number of Corvis shares issued in the merger is equal to or less than the liquidation preference, plus accrued dividends thereon, of the Series A preferred stock, and therefore the holders of Focal’s Series A preferred stock are entitled to 95% of all Corvis common stock issuable in the merger. It is estimated that if the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market measured as of three business days prior to the closing of the merger is at or below $0.817 per share (based on a purchase price of $110.8 million) then the fair value of the total number of Corvis shares issued in the merger will be equal to or less than the liquidation preference, plus accrued dividends thereon, of the Series A preferred stock. Includes (i) up to 2,479,729 shares of common stock owned of record by Battery Ventures III, L.P. (“Battery Ventures III”); (ii) up to 8,778,254 shares of common stock owned of record by Battery Ventures VI, L.P. (“Battery Ventures VI”); and (iii) up to 365,763 shares of common stock owned of record by Battery Investment Partners VI, LLC (“Battery Investment Partners”). Dispositive and voting power of the securities held by Battery Ventures III are shared by Battery Partners III, L.P., its general partner. Dispositive and voting power of the securities held by Battery Partners VI are shared by Battery Partners VI, LLC, it general partner. Dispositive and voting power of the securities held by Battery Investment Partners are shared by its individual managers. Because Battery Investment Partners invests alongside Battery Ventures VI in all investments made by Battery Ventures VI, each fund may be deemed to beneficially own the shares held by the other. The general partners of Battery Partners III and the managing members of Battery Partners VI may be deemed to share beneficial ownership of the shares beneficially owned by such entities. Mr. Frisbie, by virtue of his being a Managing Partner of Battery Ventures, may be deemed to own the shares held by such entity. Each of the foregoing persons disclaims beneficial ownership of any securities in which such person does not have a pecuniary interest. The address of Battery Ventures is 20 William Street, Wellesley, MA 02481.

(2)	Assumes that the fair value of the total number of Corvis shares issued in the merger is equal to or less than the liquidation preference, plus accrued dividends thereon, of the Series A preferred stock, and therefore the holders of Focal’s Series A preferred stock are entitled to 95% of all Corvis common stock issuable in the merger. It is estimated that if the 20-day-average closing price of the Corvis common stock on the Nasdaq National Market measured as of three business days prior to the closing of the merger is at or below $0.817 per share (based on a purchase price of $110.8 million) then the fair value of the total number of Corvis shares issued in the merger will be equal to or less than the liquidation preference, plus accrued dividends thereon, of the Series A preferred stock. Includes up to 35,244,493 shares of common stock owned of record by Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”). Dispositive and voting power of the securities owned by MDCP IV are shared by Madison Dearborn Partners IV (“MDP IV”), the sole general partner of MDCP IV, and an advisory committee of Madison Dearborn Partners, L.L.C., the sole general partner of MDP IV. Each of the foregoing persons disclaims beneficial ownership of any securities in which such person does not have a pecuniary interest. The address of Madison Dearborn is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(3)	Assumes with respect to Mr. Perry that no holders of Focal warrants elect to exercise Focal warrants and no holders of Focal options elect to exercise vested options on a cash basis, prior to the closing of the merger. Mr. Perry owns up to 34,315 shares in his own name. Mr. Perry, by virtue of being a Managing Director of Madison Dearborn Partners, Inc. may be deemed to beneficially own the shares held by such entity. Mr. Perry disclaims beneficial ownership of any securities in which he does not have a pecuniary interest. See footnote 2 above. The addresses for Mr. Perry is c/o Madison Dearborn Partners, Three First National Plaza, Suite 3800, Chicago, IL, 60602.

(4)	Assumes with respect to Mr. Frisbie that no holders of Focal warrants elect to exercise Focal warrants and no holders of Focal options elect to exercise vested options on a cashless basis, prior to the closing of the merger. Mr. Frisbie owns up to 34,315 shares in his own name. Mr. Frisbie, by virtue of his being a Managing Partner of Battery Ventures, may be deemed to own the shares held by such entity. Mr. Frisbie disclaims beneficial ownership of any securities in which he does not have a pecuniary interest. See footnote 1 above. Mr. Frisbie’s address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02481.

PLAN OF DISTRIBUTION

The Registration Statement of which this prospectus is a part covers the distribution from time to time by: Battery Ventures III, L.P.; Battery Ventures VI, L.P.; Battery Investment Partners VI, LLC; and Madison Dearborn Capital Partners IV, L.P. (collectively, the “Partnerships”) of some or all of their respective shares of common stock to their respective partners or members (each, a “Distribution”). In certain instances, some of the partners or members of the Partnerships will further distribute such shares of common stock to their ultimate beneficial owners. In addition, the Registration Statement of which this prospectus is a part covers the resale from time to time of such shares by the selling stockholders. As used herein, “selling stockholders” includes the individuals listed in the table above, the Partnerships, the distributees of the shares of common stock in any Distribution and donees, pledges, transferees or other successors in interest selling shares received from a selling stockholder (including the named selling stockholders and other immaterial selling stockholders as a group holding less than 1% of Corvis’ outstanding common stock in the aggregate) after the date of this prospectus.

We have agreed to keep the registration statement of which this prospectus is a part effective for a period ending on the earlier of (i) the second anniversary of the closing date of the merger and (ii) the date on which all shares of common stock offered hereunder have been sold by the selling stockholders. We also will pay substantially all of the costs, expenses and fees to be incurred by the selling stockholders in connection with the registration of the shares offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. We will not receive any proceeds from this offering.

Selling stockholders from time to time may sell the shares being offered hereby on the Nasdaq National Market System, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so, acting as agent for a selling stockholder, such broker-dealer may purchase, as principal, any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on Nasdaq at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledges, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short Corvis’ common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Corvis’ common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify each selling stockholder and their agents against certain liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. We intend to inform the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 and Rule 145 under the Securities Act, provided they conform to the requirements of such Rules.

If Corvis is notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a secondary distribution of a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, Corvis’ will file a supplement to this prospectus naming such donee, pledgee, transferee or other successor in interest as a selling stockholder.

WHERE YOU CAN FIND MORE INFORMATION

Corvis files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Corvis files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

Corvis’ SEC filings are also available to the public from commercial retrieval services and at the Internet website maintained by the SEC at www.sec.gov. Information contained on Corvis’ website is not part of this information statement/prospectus.

Corvis filed a registration statement on Form S-4 to register with the SEC the Corvis common stock Corvis will issue in the merger. This information statement/prospectus is a part of that registration statement. The SEC allows us to “incorporate by reference” information into this information statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information contained directly in this information statement/prospectus or in a later filed document incorporated by reference in this information statement/prospectus. This information statement/prospectus incorporates by reference the documents set forth below that Corvis has previously filed with the SEC. These documents contain important information about Corvis, as well as other information required to be disclosed or incorporated by reference into this information statement/prospectus. You may obtain copies of the Form S-4 (and any amendments to the Form S-4), as well as the documents incorporated by reference into this information statement/prospectus, in the manner described above.

•	Annual report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004, as amended March 23, 2004;

•	Amendment No. 1 to annual report on Form 10-K for the year ended December 28, 2002, filed on March 23, 2004;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004;

•	Amendment No. 1 to quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed on March 23, 2004;

•	Amendment No. 1 to quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed on March 23, 2004;

•	Definitive proxy statement filed April 19, 2004;

•	Current reports on Form 8-K filed on February 11, 2004, February 12, 2004 and March 8, 2004;

•	Amendments No. 2, 3 and 4 to current report on Form 8-K for the June 13, 2003 event, filed April 7, 2004, April 19, 2004 and April 20, 2004, respectively; and

•	Form 8-A filed on July 11, 2000.

All documents filed by Corvis pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this information statement/prospectus through the completion of the merger (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this information statement/prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy and information statements.

Corvis has supplied all information contained or incorporated by reference into this information statement/prospectus relating to Corvis and its subsidiaries.

If you are a Focal stockholder, documents incorporated by reference into this information statement/prospectus are available from Corvis without charge upon written or oral request at the address below. Exhibits to documents incorporated by reference into this information statement/prospectus will only be furnished if they are specifically incorporated by reference into this document. If you request any incorporated documents from Corvis, they will be mailed to you by first class mail, or another equally prompt means, within one business day after the date your request is received. You may obtain documents incorporated by reference into this information statement/prospectus by requesting them in writing or by telephone from Corvis at the following address and phone number:

Corvis Corporation

7015 Albert Einstein Drive

Columbia, MD 21046-9400

Attn: Corporate Secretary

(443) 259-4000

Only one copy of this information statement/prospectus is being delivered to multiple Focal stockholders sharing an address unless Focal has received contrary instructions from one or more of the stockholders. Upon written or oral request, Focal will promptly deliver a separate copy of this information statement/prospectus statement to a Focal stockholder at a shared address to which a single copy of this information statement/prospectus has been delivered. Focal stockholders at a shared address who would like to receive a separate copy of this information statement/prospectus, or a separate copy of future Corvis proxy statements or annual reports following completion of the merger, should contact Focal at the telephone number or mailing address provided above. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple Focal stockholders sharing an address may also contact Focal at the above listed telephone number or mailing address to receive a single copy of annual reports and proxy statements in the future.

LEGAL MATTERS

Customary legal matters with respect to the merger and the validity of the shares of Corvis common stock offered by this information statement/prospectus will be passed upon for Corvis by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Reston, Virginia. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will deliver an opinion with respect to the tax treatment of the merger.

EXPERTS

The consolidated financial statements and schedule of Corvis Corporation and its subsidiaries as of December 31, 2003 and December 28, 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2003 and December 28, 2002 consolidated financial statements of Corvis refer to a change in the method of accounting for goodwill and other intangible assets as of December 30, 2001.

The audited historical financial statements of the Broadband Operations of Broadwing Communications, Inc. incorporated in this prospectus by reference to Amendment No. 4 to Corvis Corporation’s Current Report on Form 8-K dated June 13, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement to reflect adjustments relating to a long-term construction contract as described in Note 2 to the financial statements and to the Broadband Operations of Broadwing Communications, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Focal Communications Corporation and Subsidiaries at December 31, 2003 and 2002, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Focal Communications Corporations and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as set forth in the report included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Arthur Andersen LLP as experts in accounting and auditing. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements for the years ended December 31, 2001 and December 31, 2000 and including its audit report in this prospectus. Under these circumstances, Rule 437a under the Securities Act permits this registration statement to be filed without the consent of Arthur Andersen LLP. This lack of consent may limit your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of Corvis or Focal not contained in this information statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this information statement/prospectus is accurate only as of the date of this information statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

Index to Consolidated Financial Statements of Focal Communications Corporation and Subsidiaries

Years ended December 31, 2003, 2002 and 2001

Unaudited Interim Financial Statements

Three Months ended March 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

Board of Directors

Focal Communications Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Focal Communications Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements and schedule of Focal Communications Corporation and Subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations and whose report dated January 31, 2002 (except with respect to the matter discussed in Note 16, as to which the date is March 11, 2002) expressed an unqualified opinion on those statements before the reclassifications of the Company’s revenues by line of business described in Note 1.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Focal Communications Corporation and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Focal Communications Corporation and Subsidiaries will continue as a going concern. As more fully described in Note 1, management believes that it is probable that during the year ended December 31, 2004, the Company will violate certain covenants of loan agreements with banks and other creditors. Waivers will likely need to be obtained from the lenders in order for the debt not to be considered in default at a specified date during the year ended December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classifications of liabilities, which might result from the outcome of this uncertainty.

As discussed above, the financial statements of Focal Communications and Subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 1, the Company changed the composition of its revenue by line of business in 2002, and the amounts in the 2001 financial statements relating to revenue have been reclassified to conform to the 2002 composition of revenue. We audited the adjustments that were applied to reclassify the components of revenue reflected in the 2001 financial statements. Our procedures included (a) agreeing the adjusted amounts of revenue by line of business to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the addition of revenue by line of business to obtain total revenue. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

Ernst & Young LLP

Chicago, Illinois

March 4, 2004

REPORT OF PREVIOUS INDEPENDENT PUBLIC ACCOUNTANTS

NOTE: THIS IS A COPY OF THE AUDIT REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP (“ARTHUR ANDERSEN”) IN CONNECTION WITH FOCAL COMMUNICATIONS CORPORATION FORM 10-K FILING FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. THE INCLUSION OF THIS PREVIOUSLY ISSUED ARTHUR ANDERSEN REPORT IS PURSUANT TO THE “TEMPORARY FINAL RULE AND FINAL RULE REQUIREMENTS FOR ARTHUR ANDERSEN LLP AUDITING CLIENTS,” ISSUED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION IN MARCH 2002. NOTE THAT THIS PREVIOUSLY ISSUED ARTHUR ANDERSEN REPORT INCLUDES REFERENCES TO CERTAIN FISCAL YEARS THAT ARE NOT REQUIRED TO BE PRESENTED IN THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN IN CONNECTION WITH THIS FILING ON FORM S-4. NOTE 16 ORIGINALLY REFERRED TO THE REVERSE STOCK SPLIT WHICH IS DISCLOSED IN NOTE 7 IN THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS.

To the Board of Directors of

Focal Communications Corporation:

We have audited the accompanying consolidated balance sheets of FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES (a Delaware corporation) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Focal Communications Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Chicago, Illinois

January 31, 2002 (except with respect to the matter

discussed in Note 16, as to which

the date is March 11, 2002)

Focal Communications Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2004	December 31,
		2003	2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,462	$21,673	$26,223
Restricted cash and cash equivalents	3,270	3,270	5,693
Accounts receivable, net of allowance for doubtful accounts of $2,455 (unaudited), $2,536 and $25,718, respectively	34,012	31,134	61,101
Other current assets	9,371	10,008	10,091

Total current assets	64,115	66,085	103,108

Property, plant, and equipment, at cost	167,341	163,861	175,299
Less: Accumulated depreciation and amortization	(79,183)	(66,976)	(8,843)

Property, plant, and equipment	88,158	96,885	166,456
Other noncurrent assets	935	1,162	14,813

	$153,208	$164,132	$284,377

Liabilities and stockholders’ deficit
Current liabilities (not subject to compromise in 2002):
Accounts payable	$12,149	$11,980	$8,670
Accrued liabilities	24,940	22,085	14,303
Current maturities of long-term debt	10,327	8,827	—
Current maturities of capital lease obligations	470	459	572
Current liabilities (subject to compromise in 2002):
Accounts payable	—	—	39,245
Accrued liabilities	—	—	6,233
Short-term debt, previously classified as long-term	—	—	340,567
Convertible notes, previously classified as long-term	—	—	109,526

Total current liabilities	47,886	43,351	519,116

Long-term debt	77,673	80,673	—
Capital lease obligations (not subject to compromise in 2002)	19,262	19,384	27,446
Other long-term liabilities (not subject to compromise in 2002)	4,852	5,094	6,268

	101,787	148,502	552,830

Class A redeemable convertible preferred stock, net, subject to compromise	—	—	50,829
Series A redeemable voting convertible preferred stock, 10,000,000 shares authorized; 8,500,000 shares issued and outstanding	63,500	62,165	—

Stockholders’ deficit:
Common stock, $0.01 par value; 100,000,000 shares authorized at March 31, 2004 (unaudited) and December 31, 2003; 250,000,000 shares authorized at 2002; 4,971,543 shares issued and outstanding at December 31, 2002	—	—	50
Warrants to purchase common stock	12,204	12,204	—
Additional paid-in capital	341,946	343,298	291,312
Deferred compensation	(889)	(1,001)	(371)
Accumulated deficit	(413,226)	(401,036)	(610,273)

Total stockholders’ deficit	(59,965)	(46,535)	(319,282)

Total liabilities and stockholders’ deficit	$153,208	$164,132	$284,377

See notes to consolidated financial statements.

Focal Communications Corporation and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Revenue
Communications services revenue	$39,930	$41,458	$160,705	$134,621	$86,643
Wholesale revenue	34,513	45,855	159,132	193,917	245,742

Total revenue	74,443	87,313	319,837	328,538	332,385

Expenses
Network expenses, excluding depreciation	40,704	47,664	184,350	190,788	158,157
Selling, general, and administrative, excluding amortization	27,914	31,500	113,141	162,863	180,553
Bad debt expense	565	1,914	2,823	27,649	7,824
Depreciation and amortization	12,134	8,127	60,442	124,710	100,350
Impairment loss	—	—	—	210,185	—
Acquisition costs	2,867	—	—	—	—
Restructuring costs	—	—	—	3,107	26,498

Total operating expenses	84,184	89,205	360,756	719,302	473,382

Operating loss	(9,741)	(1,892)	(40,919)	(390,764)	(140,997)

Other income (expense)
Interest income	39	68	558	2,105	3,710
Interest expense (contractual interest expense and accretion was $7,432 (unaudited) for the three months ended March 31, 2003 and $28,555 and $50,749 for the years ended December 31, 2003 and 2002, respectively)	(2,076)	(2,729)	(9,688)	(49,534)	(57,767)
Other expense	(40)	(67)	(4,754)	(2,471)	(135)

Total other expense	(2,077)	(2,728)	(13,884)	(49,900)	(54,192)

Loss before gain on extinguishment of debt, other reorganization items and income taxes	(11,818)	(4,620)	(54,803)	(440,664)	(195,189)
Gain on extinguishment of debt	—	—	280,401	—	170,958
Other reorganization items	(372)	(10,462)	(17,096)	(4,827)	—

Income (loss) before income taxes	(12,190)	(15,082)	208,502	(445,491)	(24,231)
Income tax benefit (expense)	—	—	735	—	(958)

Net income (loss)	(12,190)	(15,082)	209,237	(445,491)	(25,189)
Accretion of payment-in-kind dividends on Class A redeemable convertible preferred stock (contractual dividend accretion was $1,083 (unaudited) for the three months ended March 31, 2003 and $2,202 and $4,181 for the years ended December 31, 2003 and 2002, respectively)	—	—	—	(4,043)	(795)
Accretion of Series A redeemable voting convertible preferred stock liquidation preference	(1,335)	—	(2,646)	—	—
Cancellation of Class A redeemable convertible preferred stock	—	—	50,829	—	—

Net income (loss) applicable to common shareholders	$(13,525)	$(15,082)	$257,420	$(449,534)	$(25,984)

See notes to consolidated financial statements.

Focal Communications Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

Years ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	Common Shares	Amount	Warrants to Purchase Common Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total
Balance, December 31, 2000	1,755,846	$18	$—	$185,550	$(1,186)	$(139,593)	$44,789
Issuance of Common Stock	3,143,630	31	—	96,677	—	—	96,708
Cancellation of Common Stock	(3,929)	—	—	(1)	—	—	(1)
Stock Options Exercised	3,657	—	—	322	—	—	322
Non-cash compensation	—	—	—	6,666	—	—	6,666
Amortization of deferred compensation	—	—	—	—	381	—	381
Accretion of PIK dividends on Class A redeemable convertible preferred stock	—	—	—	(795)	—	—	(795)
Net loss	—	—	—	—	—	(25,189)	(25,189)

Balance, December 31, 2001	4,899,204	49	—	288,419	(805)	(164,782)	122,881
Issuance of Common Stock	72,303	1	—	(1)	—	—	—
Stock options exercised	36	—	—	—	—	—	—
Non-cash compensation	—	—	—	7,367	—	—	7,367
Amortization of deferred compensation	—	—	—	—	434	—	434
Accretion of PIK dividends on Class A redeemable convertible preferred stock	—	—	—	(4,043)	—	—	(4,043)
Amortization of issuance costs on Class A redeemable convertible preferred stock	—	—	—	(430)	—	—	(430)
Net loss	—	—	—	—	—	(445,491)	(445,491)

Balance, December 31, 2002	4,971,543	50	—	291,312	(371)	(610,273)	(319,282)
Cancellation of deferred compensation	—	—	—	(371)	371	—	—
Non-cash compensation	—	—	—	1,896	—	—	1,896
Effect of bankruptcy and emergence	(4,971,543)	(50)	—	51,991	—	—	51,941
Stock options issued	—	—	—	1,116	(1,116)	—	—
Warrants to purchase Common Stock issued	—	—	12,204	—	—	—	12,204
Amortization of deferred compensation	—	—	—	—	115	—	115
Accretion of Series A redeemable voting convertible preferred stock liquidation preference	—	—	—	(2,646)	—	—	(2,646)
Net income	—	—	—	—	—	209,237	209,237

Balance, December 31, 2003	—	$—	$12,204	$343,298	$(1,001)	$(401,036)	$(46,535)

See notes to consolidated financial statements.

Focal Communications Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Cash flows from operating activities
Net income (loss)	$(12,190)	$(15,082)	$209,237	$(445,491)	$(25,189)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,134	8,127	60,442	124,710	100,350
Impairment loss	—	—	—	210,185	—
Non-cash compensation expense	95	1,095	2,011	7,801	7,047
Amortization of discount on senior notes	—	—	—	13,741	23,596
Unpaid portion of restructuring charge	—	—	—	211	2,148
Loss on disposal of property, plant, and equipment	85	5,485	4,440	1,910	14,425
Payment in kind interest on convertible notes	—	—	—	8,079	1,447
Gain on extinguishment of debt	—	—	(280,401)	—	(170,958)
Other reorganization items	—	—	(1,469)	681	—
Other	—	774	2,718	3,582	(675)
Changes in operating assets and liabilities:
Restricted cash	—	1,143	2,214	(773)	(2,420)
Accounts receivable	(2,878)	(28,509)	(10,752)	28,380	(42,658)
Other current assets	637	(1,254)	(6,075)	10,314	(3,806)
Accounts payable and accrued liabilities, not subject to compromise for the three months ended March 31, 2003 and the year ended December 31, 2002	3,090	28,829	35,648	(59,881)	(48,144)
Accounts payable and accrued liabilities, subject to compromise for the three months ended March 31, 2003 and the year ended December 31, 2002	—	3,462	(4,218)	45,478	—
Other noncurrent assets and long-term liabilities, net	(15)	(39)	(1,331)	3,481	8,153

Net cash provided by (used in) operating activities	958	4,031	12,464	(47,592)	(136,684)

Cash flows from investing activities
Proceeds from sale of property, plant, and equipment	6	—	144	850	—
Capital expenditures	(3,564)	(2,416)	(11,853)	(37,531)	(122,131)
Change in short-term investments	—	—	—	—	10,320

Net cash used in investing activities	(3,558)	(2,416)	(11,709)	(36,681)	(111,811)

Cash flows from financing activities
Repurchase of Notes	—	—	—	—	(4,859)
Proceeds from issuance of debt	—	—	—	12,000	81,000
Proceeds from issuance of convertible note	—	—	—	—	100,000
Proceeds from issuance of Class A redeemable convertible preferred stock	—	—	—	—	50,000
Debt and preferred stock issuance costs	—	—	—	—	(13,347)
Principal payments on debt	(1,611)	(834)	(5,305)	(25,883)	(11,181)
Net proceeds from issuance of common stock	—	—	—	—	2,344

Net cash provided by (used in) financing activities	(1,611)	(834)	(5,305)	(13,883)	203,957

Net increase (decrease) in cash and cash equivalents	(4,211)	781	(4,550)	(98,156)	(44,538)
Cash and cash equivalents, beginning of period	21,673	26,223	26,223	124,379	168,917

Cash and cash equivalents, end of period	$17,462	$27,004	$21,673	$26,223	$124,379

Supplemental disclosure of cash flow information
Cash paid for interest			$5,348	$22,492	$43,128

Cash paid for taxes			$—	$—	$—

See notes to consolidated financial statements.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands)

1. Organization and Basis of Presentation

Focal Communications Corporation began operations in 1996. Focal Communications Corporation and Subsidiaries (the “Company”) is a national communications provider in the United States and offers a range of voice and data services to communications-intensive users in major cities.

Beginning in the fourth quarter of 2002, Focal began to classify revenue as either Communications Services revenue or Wholesale revenue. Communications Services revenue includes all revenue derived from sales to corporations, government entities, universities and services sold through its agent channel. Wholesale revenue includes all services derived from sales to value-added resellers, Internet service providers and carriers. Prior to the fourth quarter of 2002, Focal classified revenue as either Enterprise revenue or Internet Service Provider revenue. Enterprise revenue included all services sold to corporations, government entities, universities, carriers and value-added resellers and services sold through its agent channel. The revenue classification change was made to better align reporting with current revenue drivers and to provide additional insight into the Company’s business. All prior period amounts have been reclassified to conform to the 2002 presentation.

The accompanying annual consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which the Company believes are necessary to present fairly the financial statements in accordance with GAAP for the interim periods presented. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted.

On March 3, 2004, Corvis Corporation (“Corvis”), a leading provider of intelligent optical networking solutions, signed an agreement to acquire the Company for a total consideration of $210,000. Corvis plans to assume or pay the Company’s existing debt and capital lease obligations of approximately $109,000 with the balance of the consideration going to existing equity holders. The Company expects this transaction to close prior to September 30, 2004. During the three months ended March 31, 2004 the Company has incurred costs related to the acquisition of $2,867 related to financial advisory and legal fees.

Subsequent Events—Unaudited

Corvis and Focal entered into a management agreement in conjunction with the execution of the merger agreement. Pursuant to the terms of the merger agreement, once certain conditions were satisfied, the management agreement was to become effective. The parties agreed to waive certain of those conditions, and the management agreement became effective on April 15, 2004.

Pursuant to the management agreement, on April 15, 2004, Corvis assumed pre-acquisition control of certain of Focal’s operations and employee and financial matters under the oversight of Focal and will retain such control through closing of the merger. The extent and degree of control Corvis can exercise over Focal’s business is subject to applicable law and other limitations set forth in the management agreement. Corvis exercises no control whatsoever with respect to those limited segments of Focal’s business operations that overlap with Corvis’ business operations. Under the terms of the management agreement, Focal retains the authority to select, employ, discharge or otherwise manage the senior management of Focal.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Emergence from Bankruptcy and Going Concern

As further discussed in Note 2, the Company emerged from bankruptcy on July 1, 2003. On December 19, 2002 (the “Petition Date”), the Company filed a voluntary, pre-negotiated Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the District of Delaware (the “Filing”). Accordingly, the accompanying consolidated financial statements were prepared in conformity with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”), as it relates to the accounting for and presentation of matters affected by the bankruptcy proceeding. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. The Company was not required to apply fresh-start accounting under the provisions of SOP 90-7.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and repayment of liabilities in the ordinary course of business. The ability of the Company to continue as a going concern is dependent upon a number of factors including, but not limited to, customer and employee retention, the Company’s ability to continue to provide quality services, and the ability to maintain sufficient liquidity to operate its business and comply with debt agreements. The Company believes that it has sufficient liquidity to fund operations through December 31, 2004. However, the Company believes that there is a probable risk of a covenant default as of one of the quarterly reporting dates during 2004 on the Company’s debt agreements that could cause an acceleration of the loan repayments. If the Company defaults on the loan and is unable to obtain a waiver, the Company would be required to identify and access alternative credit arrangements to pay its debts. However, if the Company is successful in obtaining a waiver, the Company believes it will have sufficient liquidity to fund operations through December 31, 2004.

As previously disclosed, the Company has signed an agreement pursuant to which the Company will be acquired by Corvis. The Company anticipates that the closing of this transaction will precede the possible violation of any covenants of the Company’s loan agreements.

2. Reorganization

Bankruptcy Emergence

On July 1, 2003, the Company emerged from bankruptcy. In April 2003, the Company filed its Second Amended Joint Plan of Reorganization (the “Amended Reorganization Plan”) with the United States Bankruptcy Court for the District of Delaware that was approved by the court on June 19, 2003. The principal terms of the Amended Reorganization Plan included:

•	Payment of $15,000 to reduce borrowings outstanding under the Company’s $225,000 senior secured credit facility (“Existing Credit Facility”) in December 2002. At emergence, the Existing Credit Facility was amended and restated as the $78,000 Amended Credit Facility and an additional $1,000 was paid resulting in an outstanding balance under the Amended Credit Facility of $77,000;

•	Restructuring of the Company’s secured equipment term loan (“Existing Equipment Loan”) as a $14,000 term loan (“Amended Equipment Loan”);

•	Exchange of the $109,526 of senior convertible notes (“Convertible Notes”) for 85% of $65,000 Series A redeemable voting convertible Preferred Stock (“Preferred Stock”);

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

•	Exchange of the claims held by the general unsecured creditors, including the holders of the 12.125% senior discount notes (“1998 Notes”) and 11.875% senior notes (“2000 Notes”), for a pro rata share of 15% of the Preferred Stock and warrants to purchase up to 25% of common stock of the reorganized company; and

•	Cancellation of all the Company’s existing common stock, restricted common stock, Class A redeemable convertible preferred stock and stock options.

Accounting Impact of Bankruptcy Emergence

In accordance with SOP 90-7, prepetition liabilities subject to compromise are distinguished from prepetition liabilities not subject to compromise on the balance sheet. The claims subject to compromise for the year ended December 31, 2002 related to unsecured payables and liabilities, short-term debt previously classified as long-term debt, and convertible notes previously classified as long-term debt. There were no claims subject to compromise remaining at March 31, 2004 (unaudited) and December 31, 2003.

The Company recorded a gain on debt extinguishment related to the bankruptcy for the following:

•	Unsecured claims related to the exchange of the 1998 and 2000 Notes for a pro rata share of 15% of the Preferred Stock and warrants (see Note 7);

•	Secured claims related to the restructuring of Existing Equipment Loan;

•	The exchange of the Convertible Notes for 85% of the Preferred Stock; and

•	The write-off of unamortized debt issuance costs relating to the Convertible Notes, 1998 Notes, 2000 Notes, Existing Credit Facility and the Existing Equipment Loan.

The Company also recorded reorganization items related to the bankruptcy for the following:

•	Professional fees incurred for financial advisory and legal services;

•	Carrier settlements related to rate uncertainty and dispute resolutions;

•	The loss on the sale and abandonment of property, plant, and equipment;

•	The loss on security deposits for terminated leases;

•	The key employee retention plan;

•	Unamortized noncash compensation; and

•	Unsecured claims related to the exchange of general unsecured creditor claims for a pro rata share of 15% of the Preferred Stock and warrants (see Note 7).

The gain on debt extinguishment consists of the following for the year ended December 31, 2003:

Notes exchange	$231,138
Secured claims	4,135
Convertible notes exchange	58,936
Write-off of debt issuance costs	(13,808)

Total gain on debt extinguishment	$280,401

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Other reorganization items consist of the following:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Professional fees	$(315)	$(3,901)	$(16,522)	$(4,146)
Carrier settlements	—	—	3,358	—
Sale and abandonment of property, plant, and equipment	(57)	(5,472)	(7,136)	(681)
Security deposits	—	—	(209)	—
Key employee retention plan	—	(1,089)	(2,043)	—
Unamortized noncash compensation	—	—	(1,112)	—
Unsecured claims exchange	—	—	6,568	—

Total other reorganization items	$(372)	$(10,462)	$(17,096)	$(4,827)

3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the 2003 presentation.

Concentration of Suppliers

The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of fiber transmission facilities owned by those suppliers. The Company is currently vulnerable to the risk of renewing favorable supplier contracts, timeliness of the supplier in processing its orders for customers, and regulatory agreements that govern the rates charged to the Company. Other significant suppliers include providers of network transport service, including service provided by the Incumbent Local Exchange Carriers (“ILECs”) and by carriers such as AT&T and MCI. Some of these providers, which are also competitors, are themselves in Chapter 11 proceedings or are otherwise experiencing financial difficulty. The Company believes that it can continue to receive services from such carriers, their successors in interest, or purchasers of such carriers’ assets.

Cash and Cash Equivalents

The Company considers all liquid, interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash and cash equivalents consists of certificates of deposit that secure letters of credit.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Fair Value of Financial Instruments

The carrying value of financial instruments included in current assets and current liabilities (excluding the 1998 and 2000 Notes) as of March 31, 2004 (unaudited) and December 31, 2003 and 2002, reasonably approximates fair value due to the nature of the financial instrument and the short maturity of these items. At March 31, 2004 (unaudited) and December 31, 2003, the carrying value of the Amended Credit Facility and Amended Equipment Loan reasonably approximates fair value. At December 31, 2002, the carrying value of the Existing Credit Facility and Existing Equipment Loan reasonably approximated fair value. In 2002, the fair values of the Company’s Notes were based on market quotes. The fair value of the Notes was approximately $4,983 as of December 31, 2002.

Revenue Recognition

The Company recognizes revenue as it provides services to customers. Monthly recurring charges include fees paid by customers for lines in service and additional features on those lines, the leasing of the Company’s facilities network, and colocation space. These charges are billed monthly, in advance, and are fully earned during the month. Usage charges, reciprocal compensation, and access charges are billed in arrears and are fully earned when billed. Revenue from long-term leases of private lines is recognized over the term of the lease unless it qualifies as a sales-type lease, on which revenue is recognized at the time of sale. Focal recorded revenue of $5,868 and related costs of $2,060 from the sale of broadband private lines to Broadwing (a subsidiary of Corvis) during the second quarter of 2001. When significant uncertainty relating to reciprocal compensation and access rates exists due to rate disputes with carriers, the Company recognizes revenue at the best estimate of the rate that the dispute will be resolved. Based on this assessment, the Company records specific reserves for credits to reduce revenue and the related accounts receivable. Specific credit reserves for reciprocal compensation and access revenue were $11,942 (unaudited), $12,272 and $24,424 as of March 31, 2004 and December 31, 2003 and 2002, respectively.

Network Expense

When significant uncertainty relating to rates exists due to rate disputes, the Company pays the undisputed amount and establishes reserves for an estimate of exposure. In some cases, the Company disputes the amount after it has been paid and establishes reserves for its estimate of exposure.

In 2003, the Company established a reserve for Voice Over Internet Protocol (“VOIP”) disputes with the ILECs. The Company serves VOIP providers who are seeking to terminate traffic from the internet to the public service telephone network. The ILECs are billing the Company for this traffic as non-local toll at the interstate or intrastate toll rates while the Company believes the lower local termination rates should apply. The Federal Communications Commission (“FCC”) and other regulatory authorities have begun gathering information to rule on this issue. The Company has estimated the percentage of VOIP traffic based on traffic studies to calculate a dispute amount. Due to the uncertainty surrounding the outcome and timing of a potential ruling by the FCC or other regulatory authorities, the Company established a reserve for a percentage of the gross VOIP disputed amounts which is included in other current liabilities in the accompanying consolidated balance sheet. As of March 31, 2004 and December 31, 2003, gross disputed amounts were $6,341 (unaudited) and $4,269, respectively.

In 2003, the Company also established a reserve for Enhanced Extended Links (“EELs”) disputes. In 2003, the Company converted a large percentage of its ILEC special access circuits to EELs, a form of unbundled network elements. The ILECs are contesting the EELs qualifications based on their interpretation of the FCC Triennial Review Order and the Company’s respective interconnection agreements. Since the ILECs have not begun to bill at the reduced EELs rates, the Company has established reserves for a percentage of the difference between the billed amount and the EELs rates which is included in other current liabilities in the accompanying

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

consolidated balance sheet. The reserve percentages vary by ILEC and were determined based on an interpretation of the existing interconnection agreement and the potential for an adverse court ruling on this issue. As of March 31, 2004 and December 31, 2003, gross disputed amounts were $12,790 (unaudited) and $4,399, respectively. On April 1, 2004 (unaudited), Focal and Corvis have entered into a capacity agreement whereby potential liabilities under this dispute are indemnified by Corvis up to a maximum of $8,118.

Deferred Revenue and Costs

The Company’s installation fees are deferred and amortized into revenue over estimated customer lives. Contract origination costs, including one-time fees paid to other carriers, are deferred and amortized into network expense over the same period as the customer installation fee revenue.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based on the rates applicable to borrowings outstanding during the period. Depreciation and amortization periods are as follows:

Asset Description	Depreciation or Amortization Period
Buildings and improvements	20 years
Communications network	3-20 years
Computer equipment	3 years
Leasehold improvements	Shorter of asset life or life of lease
Furniture and fixtures	2-5 years
Motor vehicles	2-3 years

Internal labor costs and related employee benefits related to the installation of property, plant, and equipment are capitalized and depreciated over the estimated useful lives of the underlying asset. Certain costs incurred in the development of internal use software are capitalized and amortized over their appropriate useful lives. All software maintenance costs are deferred and amortized into selling, general, and administrative expense over the applicable contract term.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amount of any long-lived asset the Company expects to hold and use may not be recoverable, the Company assesses the asset for impairment. Pursuant to SFAS No. 144, if the sum of management’s best estimate of the future undiscounted cash flows expected to be generated by the asset is less than the carrying amount of the asset, an impairment loss is recognized. The amount of the impairment loss is the amount by which the carrying amount of the asset exceeds the fair value of the asset. As further described in Note 4, the Company recorded an impairment loss of $210,185 during 2002.

Income Taxes

The Company accounts for income taxes using the liability approach pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes may be based on factors other than income.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts, less an allowance for doubtful accounts. In periodic evaluation of the collectibility of accounts receivable, the Company assesses a number of factors, including a specific customer’s ability to meet its financial obligations, as well as general factors such as the length of time the receivables are past due and historical collection experience. Based on these assessments, the Company records both specific and general reserves for bad debt to reduce the related receivables from customers and carriers to the amount that the Company ultimately expects to collect. A receivable is considered past due if payments have not been received within agreed upon invoice terms. The Company writes-off accounts receivable if the customer has ceased to exist, the Company has disconnected the customer for nonpayment, has assigned the account to an outside collection agency, or has had unsuccessful legal action against the customer. If circumstances related to specific customers or carriers change, or economic conditions worsen such that past collection experience is no longer relevant, the estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the consolidated financial statements.

Stock Based Compensation

The Company accounts for stock option plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the grant date the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure Requirements, which allows entities to apply the provisions of APB No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 Accounting for Stock-Based Compensation had been applied to employee stock option grants.

The Company utilized the Black-Scholes option pricing model to estimate the fair value of options at the date of grant during 2003, 2002 and 2001. There were no stock option grants during the first quarter of 2004 (unaudited). The exercise price of the options granted in connection with the emergence from bankruptcy was less than the fair market value. Deferred compensation was recorded at the time of issuance and it is being amortized over the vesting period of the option. The following table presents the pro forma disclosures:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Net income (loss) applicable to common shareholders—As reported	$(13,525)	$(15,082)	$257,420	$(449,534)	$(25,984)
Add: Noncash compensation expense, net of tax	94	259	2,011	4,991	4,679
Deduct: Total stock option compensation expense under fair value method, net of tax	(367)	(1,123)	(2,442)	(8,107)	(27,869)

Pro forma—Net income (loss) applicable to common shareholders	$(13,798)	$15,946	$256,989	$(452,650)	$(49,174)

Options outstanding as of July 1, 2003 were cancelled in conjunction with the emergence from bankruptcy.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Principal assumptions used in applying the Black-Scholes model were as follows:

	Three Months Ended March 31, 2003	Year Ended December 31,
		2003	2002	2001
	(unaudited)
Risk-free interest rates	4.7%	2.48%	2.9% – 4.7%	4.1% – 4.8%
Expected life	5 years	5 years	5 years	5 years
Expected volatility	171.74%	100.00%	173.42%	146.92%
Expected dividend yield	—	—	—	—
Weighted average fair value per option granted	$4.53	$7.64	$3.05	$225.11

Effects of New Accounting Standards

Accounting for Guarantees. In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others. FIN 45 elaborates on existing disclosure requirements for guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 had no impact on the accompanying financial statements.

Consolidation of Variable Interest Entities. In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This Interpretation requires that an enterprise’s consolidated financial statements include variable interest entities in which the enterprise is the primary beneficiary. The Company must apply the Interpretation’s provisions to all variable interest entities no later than January 1, 2005 (the beginning of the first annual reporting period after December 14, 2004). The adoption of FIN 46 was immediate for variable interest entities created after January 31, 2003. The Company has not created any significant variable interest entities since January 31, 2003. At December 31, 2003, the Company was not the primary beneficiary of any unconsolidated variable interest entities.

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It is generally effective for the first fiscal period beginning after December 31, 2003, for nonpublic entities. As further described in Note 7, the Company’s Preferred Stock was not required to be classified as a liability under the provision of SFAS No. 150, but is presented as mezzanine in accordance with Accounting Series Release 268.

4. Property, Plant, and Equipment

Long-lived assets are stated at cost, which includes direct costs and capitalized interest, and are depreciated once placed in service using the straight line method. Interest capitalized in 2003, 2002 and 2001 amounted to $19, $832 and $7,753, respectively. Capital lease amortization is included in depreciation and amortization expense on the accompanying consolidated statements of operations.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Property, plant, and equipment consist of the following:

	March 31, 2004	December 31,
		2003	2002
	(unaudited)
Building and improvements	$4,856	$4,843	$4,531
Communications network	99,795	97,407	91,803
Computer equipment	18,381	17,388	18,509
Leasehold improvements	26,230	25,972	32,324
Furniture and fixtures	2,595	2,582	3,594
Motor vehicles	176	176	236
Assets under capital lease	14,761	14,761	22,460
Construction in progress	547	732	1,842

	167,341	163,861	175,299
Less – Accumulated depreciation and amortization	(79,183)	(66,976)	(8,843)

Total	$88,158	$96,885	$166,456

During the fourth quarter of 2002, the Company assessed its property, plant and equipment for impairment, as changes in circumstances indicated that the carrying amount of the property, plant, and equipment were not recoverable. These circumstances were as follows:

•	The default on the Existing Credit Facility and Existing Equipment Loan as of September 30, 2002;

•	The overall deterioration in the telecommunications industry;

•	A significant increase in gross disconnects during 2002 that were primarily a result of customer financial difficulties including bankruptcies and liquidations and customers merging with or being acquired by other companies; and

•	A revision to its business plan in the fourth quarter to respond to the changing environment.

The methods used for determining the fair value of the assets included the market and cost approaches. These approaches were based on market exchanges for comparable business interests or assets and the cost to reproduce the assets. As a result of the analysis, the Company recognized an impairment loss in 2002 equal to the amount by which the carrying amount of the property, plant, and equipment exceeded the fair value of the assets in the amount of $210,185.

During the three months ended March 31, 2003, the Company recorded depreciation expense on an estimated basis due to the need to allocate the 2002 impairment charge to the detailed asset records. During the three months ended June 30, 2003, the Company recorded additional depreciation expense of $9,273 (unaudited) related to the first quarter as a change in accounting estimate.

5. Debt

In February 1998, the Company completed an offering of $270,000 stated principal amount at maturity of 1998 Notes due 2008, resulting in gross proceeds of $150,028. On October 26, 2001, approximately $135,370 of the stated principal amount at maturity was retired under exchange and purchase arrangements as part of the Company’s recapitalization plan (see Note 14). The remainder of the 1998 Notes were retired under exchange arrangements as part of the Amended Reorganization Plan, and a gain on debt extinguishment is included in the accompanying 2003 consolidated statement of operations for the difference between the net book value of the 1998 Notes and the holders’ pro rata share of 15% of the Preferred Stock and warrants. The 1998 Notes bore

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

interest at the rate of 12.125% per annum (computed on a semiannual Note equivalent basis) with an effective interest rate of approximately 10.89% and 11.61% in 2002 and 2001, respectively, which was accreted but not payable in cash. Interest expense for the 1998 Notes was $13,660 and $23,413 in 2002 and 2001, respectively. As of December 31, 2002, the Company was in default on the Existing Credit Facility, Existing Equipment Loan, and Convertible Notes and such default precluded additional borrowings. The defaults related to noncompliance with both minimum revenue and minimum EBITDA covenants in the third quarter of 2002. Because of the default, the Company reclassified the 1998 Notes to current on the 2002 consolidated balance sheet. As of the Petition Date, the Company ceased accruing interest on the 1998 Notes. Contractual interest is reflected on the accompanying consolidated statements of operations.

On January 12, 2000, the Company received net proceeds of approximately $265,700 from the issuance of $275,000 2000 Notes due in 2010. On October 26, 2001 approximately $160,489 of the stated principal amount at maturity was retired under exchange and purchase arrangements as part of our recapitalization plan (see Note 14). The remainder of the 2000 Notes were retired under exchange arrangements as part of the Amended Reorganization Plan and a gain on debt extinguishment is included in the accompanying 2003 consolidated statement of operations for the difference between the net book value of the 2000 Notes and the holders’ pro rata share of 15% of the Preferred Stock and warrants. The 2000 Notes bore interest at a rate of 11.875% per annum, payable on July 15 and January 15, with an effective interest rate of approximately 11.69% and 11.81% in 2002 and 2001, respectively. Because of the default on the Company’s Existing Credit Facility, Existing Equipment Loan and Convertible Notes, the Company reclassified the 2000 Notes to current on its 2002 consolidated balance sheet. As of the Petition Date, the Company ceased accruing interest on the 2000 Notes. Contractual interest is reflected on the accompanying consolidated statements of operations.

On August 25, 2000, the Company completed a $300,000 Existing Credit Facility. The Company amended the Existing Credit Facility on October 26, 2001, to provide a total of $225,000 of borrowing capacity. Because of the default on the Existing Credit Facility, Existing Equipment Loan and Convertible Notes, the Company reclassified its indebtedness under the Existing Credit Facility to current in the 2002 consolidated balance sheet. All defaults were waived in conjunction with the Amended Reorganization Plan. As part of its Amended Reorganization Plan described in Note 2, the Company prepaid $15,000 in December 2002, and the Existing Credit Facility was amended and restated as a $78,000 term loan maturing July 31, 2007, collateralized by substantially all of the Company’s assets. The initial commitment fee on the unused portion of the Existing Credit Facility was 1.5%, which was eliminated as part of the Filing. The Amended Credit Facility contains quarterly covenants relating to minimum cash flows, minimum unrestricted cash balances, interest and fixed charge coverage ratios, and maximum capital expenditures. Beginning in the second quarter of 2004, the Company is required to prepay $3,000 each quarter unless the Company meets certain leverage thresholds. If the Company does not prepay each quarter, a fee of $3,000 will accrue unless there is a change in control in which the buyer assumes or pays the Amended Credit Facility. All unpaid fees are due on the maturity date. The Company has not accrued for these fees, as it is not probable that the fees will be incurred. The Amended Credit Facility bears interest depending on the designation of the term loans as either base rate loans or Eurodollar rate loans, which is made at the Company’s discretion. If the term loans are base rate loans, interest is accrued based on the greater of prime rate or the federal funds rate plus one-half of one percent in addition to a margin of four percent. If the term loans are Eurodollar rate loans, interest is accrued based on the LIBOR rate plus five percent. Interest expense was $5,045, $6,905 and $7,245 in 2003, 2002 and 2001, respectively.

The Company utilized an Existing Equipment Loan from a third party with a maximum borrowing level of $50,000. The Existing Equipment Loan provided for, among other things, equipment drawdowns through December 31, 1999, and required repayment based on 60 equal monthly installments of principal and interest for each drawdown. All drawdowns under the Existing Equipment Loan bore interest at the five-year swap rate

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

percent plus additional basis points, as defined. The effective interest rate was approximately 9.89% and 9.87% in 2002 and 2001, respectively. Interest expense was $1,540, $2,072 and $3,060 in 2003, 2002 and 2001, respectively. Because of the default on the Existing Credit Facility, Existing Equipment Loan, and Convertible Notes, the Company reclassified its indebtedness under the Existing Equipment Loan to current in its 2002 consolidated balance sheet. All defaults were waived in conjunction with the Amended Reorganization Plan. The Existing Equipment Loan was restructured under the Amended Reorganization Plan as a $14,000 term loan maturing July 1, 2007, and bearing interest at 9.9% annually which is payable monthly. The outstanding balance at emergence was $18,100, which included accrued interest. The difference between the outstanding balance of the Existing Equipment Loan plus accrued interest and the Amended Equipment Loan is included in the gain on debt extinguishment in the accompanying 2003 consolidated statement of operations.

On October 26, 2001, the Company issued $100,000 Convertible Notes as part of its comprehensive recapitalization. Because of the default on its Existing Credit Facility, Existing Equipment Loan and Convertible Notes, the Company reclassified its indebtedness under the Convertible Notes to current in its 2002 consolidated balance sheet. As part of the Amended Reorganization Plan, the Convertible Notes were exchanged for 85% of the Preferred Stock, and a gain on debt extinguishment is included in the accompanying 2003 consolidated statement of operations for the difference between the net book value of the Convertible Notes and the holders’ pro rata share of 85% of the Preferred Stock. The accreted value of the Convertible Notes at December 31, 2002 was $109,526. The notes were convertible into common shares and accrued payment-in-kind (“PIK”) interest at 8%. As of the Petition Date, the Company ceased accruing interest on the Convertible Notes. Contractual interest expense is reflected on the accompanying consolidated statements of operations.

Aggregate maturities of long-term debt consist of the following at December 31, 2003:

Year	Amount
2004	$8,505
2005	24,640
2006	30,189
2007	26,166
2008	—
Thereafter	—

$89,500

Long-term debt consists of the following at March 31, 2004 and December 31, 2003:

	March 31, 2004	December 31, 2003
	(unaudited)
Amended Credit Facility	$74,000	$75,500
Amended Equipment Loan	14,000	14,000

	88,000	89,500
Less: Current maturities	10,327	8,827

	$77,673	$80,673

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Short-term debt, previously classified as long-term, consisted of the following at December 31, 2002:

1998 Notes, net of unamortized discount of $2,997	$131,633
2000 Notes, net of unamortized discount of $597	113,914
Existing Equipment Loan	17,020
Existing Credit Facility	78,000

$340,567

6. Stock Options

In conjunction with the Company’s emergence from bankruptcy, the Company’s existing stock options were cancelled.

The Company established the Focal Communications Corporation 1997 Non Qualified Stock Option Plan (the “1997 Plan”) effective February 27, 1997. The 1997 Plan was administered by the compensation committee of the Company’s Board of Directors (the “Board”), and options to purchase 197,784 shares were issued. In conjunction with the emergence from bankruptcy, all outstanding stock options under the 1997 Plan were cancelled.

The Company adopted the Focal Communications Corporation 1998 Equity and Performance Incentive Plan (the “1998 Plan”) and the 1998 Equity Plan for Non-Employee Directors of Focal Communications Corporation (the “1998 Non-Employee Plan”).

During 1999, the Company granted 102,022 stock options to employees, directors, and an outside consultant. Giving effect to the Company’s initial public offering, the fair market value of its common stock exceeded the exercise price for 91,214 of the total stock options granted. Total noncash compensation was approximately $19,791 of which $520 was initially recorded on the dates of each respective transaction and the remaining $19,271 was being ratably charged to operations over the respective vesting periods for the stock option grants. In conjunction with the Company’s emergence from bankruptcy, the stock options were cancelled. The unamortized noncash compensation is included in other reorganization items on the accompanying 2003 consolidated statement of operations.

During March 2002, the Company granted 248,787 stock options to employees and executive officers under its 1998 Plan and the 1998 Non-Employee Plan. The stock options were granted at $4.53 per share, the fair market value on the date of the grant, and vested 25% on January 1, 2003, and were scheduled to vest 12.5% every six months thereafter. In conjunction with the Company’s emergence from bankruptcy, the stock options were cancelled.

The Company adopted the Focal Communications Corporation 2003 Equity and Performance Incentive Plan (the “2003 Plan”) in July 2003. The total number of shares available under the 2003 Plan shall not exceed 1,176,471 shares. The Board has sole and complete authority to select participants and grant options. The options granted to participants vest at 33% on the first-year anniversary from grant date and vest at 8.5% every three months for the remaining two vesting years. The term of each option has a life of five years. In addition the 2003 Plan provides for accelerated vesting upon certain events, as defined.

In the third and fourth quarters of 2003, the Company granted 1,091,546 stock options to employees and executive officers under its 2003 Plan. 978,555 of these options vest over three years. Total noncash compensation of $1,116 is being ratably charged to operations over three years. The remaining 112,992 options

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

will vest annually over five years according to annual performance targets, as determined by the Board. There were 1,073,133 (unaudited) and 1,091,546 stock options outstanding as of March 31, 2004 and December 31, 2003, respectively. None of the options were exercisable. The weighted-average remaining contractual life of the options is 4.7 years.

The following summarizes option activity:

	Shares of Common Stock	Exercise Prices		Weighted- Average Exercise Price
Activity for the year 2001:
Options Granted	60,942	$12.60 –	$546.88	$255.35
Options Exercised	(3,657)	20.30 –	151.20	88.01
Options Forfeited	(56,809)	8.55 –	1,577.19	694.96

Outstanding at December 31, 2001	290,113	$12.60 –	$1,577.19	$474.17

Activity for the year 2002:
Options granted	996,575	$0.76 –	$23.10	$3.20
Options exercised	(36)		23.45	23.45
Options forfeited	(227,601)	2.32 –	1,577.19	297.39

Outstanding at December 31, 2002	1,059,051	$0.76 –	$1,577.19	$69.04

Activity for the year 2003:
Options cancelled	(1,059,051)	$0.76 –	$1,577.19	$69.04

Outstanding at emergence	—		—	—
Options granted	1,091,546		$6.50	$6.50

Outstanding at December 31, 2003	1,091,546		$6.50	$6.50

7. Equity Transactions

In conjunction with the Company’s emergence from bankruptcy, the Company’s existing common stock, restricted common stock and preferred stock were cancelled.

In conjunction with its emergence from bankruptcy, the Company issued or placed in escrow 588,235 Five Percent Warrants to purchase up to an aggregate of 588,235 shares of Common Stock (“5% Warrants”) and 2,941,176 Twenty Percent Warrants to purchase up to an aggregate of 2,941,176 shares of Common Stock (“20% Warrants”) in exchange for claims held by the unsecured creditors. The 5% Warrants may be exercised at $6.50 per share for cash any time prior to the earlier of July 1, 2006, and the date that a significant transaction, as defined, occurs. The 20% Warrants may be exercised at $12.93 per share for cash any time prior to the earlier of July 1, 2008, and the date that a significant transaction, as defined, occurs. As of March 31, 2004 (unaudited) and December 31, 2003, none of the 5% Warrants or 20% Warrants were exercised.

In conjunction with its emergence from bankruptcy, the Company issued or placed in escrow Preferred Stock with a stated value of $65,000 to its Convertible Notes holders and its unsecured creditors. The stated value of the Preferred Stock differs from the recorded value as the valuation of the Preferred Stock during bankruptcy included assumptions relating to the Company’s debt structure upon emergence that differed from the Amended Reorganization Plan. The Preferred Stock is convertible into 100% of the Company’s then outstanding equity before the consideration of the dilution of options and warrants and accrues a liquidation preference at 8%.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

On or after July 1, 2013, the majority holders may request redemption of all Preferred Stock then outstanding. Holders of the Preferred Stock have certain rights and obligations in the event of a significant transaction. As of March 31, 2004 and December 31, 2003, liquidation preference dividends of $3,981 (unaudited) and $2,646, respectively, were accumulated and unpaid.

During the first quarter of 2002, the Company issued 352,857 shares of restricted common stock to certain management employees. The restricted stock grant resulted in total noncash compensation of approximately $1,500 that would have been ratably charged to income over the vesting period. The stock vested 25% on January 1, 2003, and was scheduled to vest 12.5% every six months for the following three years. The stock was cancelled in conjunction with the Company’s emergence from bankruptcy, and the unamortized non-cash compensation is included in other reorganization items in the accompanying 2003 consolidated statement of stockholders’ deficit.

On February 25, 2002, the Board of Directors approved a 35:1 reverse split of common stock effective March 11, 2002. Par value of common stock remained at $0.01 per share. The effect of the stock split was recognized retroactively in the stockholders’ equity accounts on the consolidated balance sheet and in all share and per share data in the accompanying consolidated financial statements and notes to consolidated financial statements. Stockholders’ equity accounts were restated to reflect the reclassification of an amount equal to the par value of the decrease in issued common shares from the common stock account to the additional paid-in capital account. The common stock was cancelled in conjunction with the Company’s emergence from bankruptcy.

On October 26, 2001, the Company received proceeds of $50,000 from the issuance of 50,449,781 shares Class A redeemable voting convertible preferred stock as part of the comprehensive recapitalization plan. The preferred stock was convertible into common shares and accrued PIK dividends at 8%. The Company ceased accruing dividends on the preferred stock as of the Petition Date and contractual dividends are reflected on the accompanying consolidated statements of operations. As of December 31, 2002 and 2001, the accreted balance net of unamortized issuance costs was $50,829 and $46,346, respectively. In conjunction with the emergence from bankruptcy, the Class A redeemable convertible preferred stock was cancelled.

During January 2000, the Company granted 4,286 shares of restricted stock to an executive in connection with an employment agreement. The restricted stock granted resulted in total noncash compensation of approximately $6,000 and was ratably charged to operations over a three year vesting period. In conjunction with the Company’s emergence from bankruptcy, the restricted stock was cancelled and is included in the Company’s other reorganization items on the accompanying 2003 consolidated statement of operations.

8. Restructuring

During 2001, Focal revised its business plan and recorded a charge of $26,498 for the reduction of its workforce, the abandonment of excess network facilities, the write-off of related network assets and other related costs. The $26,498 is comprised of $14,425 in network fixed asset write-downs, $9,897 in abandonment of excess network facilities, $1,328 in employee severance costs and $848 in other related charges. For the year ended December 31, 2001, amounts paid associated with the abandonment of excess network facilities, employee severance and other related charges totaled $8,048, $1,138 and $739, respectively. Unpaid restructuring costs of $2,148 are included in accrued liabilities in the consolidated balance sheet as of December 31, 2001.

In 2002, the Company recorded a charge of $1,316 as a result of an adjustment to previously estimated costs related to the 2001 restructuring. The $1,316 was comprised of $895 in cash paid for the abandonment of excess network facilities and $421 in network property, plant, and equipment write-downs. During the fourth quarter of

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

2002, the Company recorded a restructuring charge of $1,791 for employee severance costs related to a company-wide reduction in force. For the year ended December 31, 2002, amounts paid in association with abandonment of excess network facilities, employee severance costs, and other related charges totaled $2,744, $1,770 and $109, respectively. Unpaid restructuring costs of $211 were included in accrued liabilities (not subject to compromise) in the consolidated balance sheet at December 31, 2002 and were paid in 2003.

9. Income Taxes

The Company did not incur any income taxes in 2003 and 2002. During 2003, it received federal and state refunds that were previously believed to be unrealizable. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the ability to generate future taxable income. Management has considered these factors and has concluded that a full valuation allowance for financial reporting purposes is required for the net deferred tax assets for these periods. The provision (benefit) for income taxes for the years ended December 31, consists of the following:

	2003	2002	2001
Current taxes:
Federal	$(352)	$—	$—
State and local	(383)	—	—
Deferred taxes:
Federal	—	—	958
State and local	—	—	—

Provision (benefit) for income taxes	$(735)	$—	$958

Federal income tax provision (benefit) at the statutory tax rate is reconciled below to the Company’s overall benefit for income taxes for the years ended December 31:

	2003	2002	2001
Provision (benefit) at U.S. statutory rate	$72,976	$(155,921)	$(68,316)
State and local taxes, net of U.S. federal taxes (benefit)	8,132	(26,729)	(11,711)
Gain on debt extinguishment	—	—	66,503
Compensation	1,216	3,035	2,249
Valuation allowance adjustment	(88,933)	178,347	19,878
Professional fees, related to bankruptcy	6,427	—	—
Other, net	(553)	1,268	(7,645)

Provision (benefit) for income taxes	$(735)	$—	$958

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

The income tax effect of temporary differences comprising the net deferred tax assets and tax liabilities as of December 31, consists of the following:

	2003	2002
Deferred income tax liabilities—Other	$(1,115)	$(21,790)
Deferred income tax assets:
Net operating loss carryforward	99,395	145,598
Property, plant, and equipment	42,721	77,495
Inventory	3,925	—
Interest on 1998 Notes	—	36,895
Allowance for doubtful accounts	986	10,004
Employment related accruals	447	343
Other	699	1,221

	148,173	271,556
Less: Valuation allowance	(147,058)	(249,766)

	1,115	21,790

Net deferred tax assets	$—	$—

As of December 31, 2003, the Company had a net operating loss carryforward (“NOL”) of $255,515 for tax purposes, which is available to offset future taxable income to the extent it results in a deferred tax asset. This NOL will begin to expire in 2020 and is significantly limited subject to Internal Revenue Code section 382.

10. Employee Benefit Plan

The Company has a 401(k) Plan (the “Plan”) covering substantially all eligible employees. Under the Plan, participants may make pretax contributions from 1% to 15% of eligible earnings, as defined. The Company may elect to contribute to the Plan at its discretion. In 2003, 2002 and 2001, the Company elected to match 30% of the first 10% of eligible earnings. These matching contributions totaled $762, $1,117 and $1,296 for 2003, 2002 and 2001, respectively.

11. Commitments and Contingencies

Capital Leases

During 1999, the Company entered into agreements with carriers for the acquisition of indefeasible rights of use for dark fiber transport capacity. The agreements last into 2022 and were amended in 2003 to reduce transport capacity to 10,791 fiber miles. One of these agreements has been accounted for as a capital lease.

The future minimum commitments under the capital lease agreement as of December 31, 2003 are as follows:

Year	Amount
2004	$2,422
2005	2,422
2006	2,422
2007	2,422
2008	2,422
Thereafter	29,543

Total future minimum commitments	41,653
Less: Interest payments	(21,810)

Present value of future minimum lease payments	$19,843

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

Operating Leases

Under the terms of various short- and long-term contracts, the Company is obligated to make payments for office rents, leasing components of its communications network, and equipment through 2022. The office rent contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. The Company expects to enter into other contracts for additional components of its communications network, office space, other facilities, equipment, and maintenance services in the future.

A summary of such fixed office rental commitments at December 31, 2003, is as follows:

Year	Amount
2004	$13,318
2005	13,602
2006	13,829
2007	13,887
2008	12,058
Thereafter	23,529

$90,223

Rent expense under operating leases for office rent was approximately $15,268, $19,030 and $18,542 for 2003, 2002 and 2001, respectively.

A summary of fixed commitments relating to leasing components of the Company’s communications network at December 31, 2003, is as follows:

Year	Amount
2004	$32,453
2005	26,806
2006	18,286
2007	11,174
2008	6,829
Thereafter	915

$96,463

Network expenses related to leasing components of the communications network was approximately $127,479, $135,828 and $128,355 for 2003, 2002 and 2001, respectively.

In June 2000, the Company signed an agreement with a carrier for the lease of fiber transport capacity for a five year term and a minimum commitment of $135,600. This contract was amended in June 2003 to a minimum remaining commitment of $39,200. During 2003, 2002 and 2001, the Company paid $20,765, $26,776 and $29,005, respectively, under this agreement. As of December 31, 2003, the remaining commitment under the amended contract was $28,733.

Contingencies

The Company and its subsidiaries have been named in various lawsuits and certain claims are pending. The Company accrues for litigation exposure based upon its assessment, made in consultation with counsel, of the likely range of exposure stemming from the claim. The Company’s litigation claims, when finally resolved, will

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

not, in the opinion of management, have a material adverse effect on the Company’s consolidated financial position. If current estimates for the cost of resolving any claims are later determined to be inadequate, results of operations could be adversely affected in the period in which additional provisions are required.

During the course of the bankruptcy proceedings, several administrative claims have been filed against the Company. The Company has established reserves for its estimate of the expected resolution of each claim.

12. Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003:
Revenue	$87,313	$84,058	$76,944	$71,522
Net income (loss)	(15,082)	(37,795)	268,414	(6,300)

Accretion of Series A redeemable voting convertible preferred stock liquidation preference	—	—	(1,311)	(1,335)
Cancellation of Class A redeemable convertible preferred stock	—	—	50,829	—

Net income (loss) applicable to common shareholders	$(15,082)	$(37,795)	$317,932	$(7,635)

2002:
Revenue	$84,476	$94,408	$74,720	$74,934
Net loss	(56,143)	(51,708)	(65,815)	(271,825)

Accretion of PIK dividends on Class A redeemable convertible preferred stock	(1,007)	(1,034)	(1,034)	(968)

Net loss applicable to common shareholders	$(57,150)	$(52,742)	$(66,849)	$(272,793)

13. Related Party Transactions (Unaudited)

As previously discussed in Note 1, Corvis signed an agreement to acquire the Company.

As previously discussed in Note 1, Corvis and Focal entered into a management agreement in conjunction with the execution of the merger agreement.

As previously discussed in Note 3, Focal recorded revenue of $5,868 and related costs of $2,060 from the sale of broadband private lines to Broadwing (a subsidiary of Corvis) during the second quarter of 2001. Also during the second quarter of 2001, Focal purchased from Broadwing capacity on five of Broadwing’s long-haul routes along with a credit account for additional Broadwing services. The total value of the second agreement was $6,400. Both agreements currently remain in effect; however, because the IRUs were prepaid, no additional monies are scheduled to be exchanged between the parties. Both parties remain obligated to maintain their networks so that the capacity remains available through the end of the term of each agreement. The first agreement is scheduled to expire in June of 2019, and the second agreement is scheduled to expire in June of 2021.

As previously discussed in Note 3, Focal and Corvis have entered into an agreement whereby Focal’s EELS dispute is indemnified by Corvis.

Focal Communications Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

14. 2001 Recapitalization

On October 26, 2001, the Company undertook a broad financial restructuring initiative, which included the following components:

•	The infusion of $150,000 of investment capital, consisting of the issuance of $50,000 in class A redeemable voting convertible preferred stock and the incurrence of $100,000 in Convertible Notes, which were to mature on December 31, 2007. The proceeds from the issuance of both securities were allocated to preferred stock and the Convertible Notes, respectively, as the embedded conversion option within the convertible instruments was not beneficial to the holders of the securities on October 26, 2001. Both securities were convertible into our common shares and accrued 8% payment-in-kind (“PIK”) interest or dividends. Both securities had a conversion price that was subject to adjustment based on future events including certain issuances of common stock at a price per share less than the original conversion price, certain issuances of options, warrants or convertible securities with an exercise price or conversion price that is less than the original conversion price and a liquidation or change in control of the company. The PIK interest and dividends were for a minimum of five years with acceleration provisions in the event of certain developments such as change in control or prepayments. After five years interest and dividends were payable in cash, at our option. As discussed in Note 5, the Company ceased accreting PIK interest and dividends as of the Petition Date. Due to the default on the Existing Credit Facility and the Existing Equipment Loan previously discussed, the Convertible Notes were reclassified to current in the 2002 consolidated balance sheet.

•	Exchange and purchase arrangements that resulted in the retirement of approximately $295,859 in principal amount at maturity of the 1998 and 2000 Notes. In August 2001, the Company purchased $16,793 in principal amount at maturity of the Notes for $4,699. In October 2001, the Company purchased $465 in principal amount at maturity of Notes for $159 and exchanged $278,602 in principal amount at maturity of Notes for 3,169,511 shares of common stock.

•	The issuance through a pro rata dividend to its stockholders of record as of October 25, 2001 of warrants to purchase 293,944 shares of common stock. The exercise price of the warrants is $81.99 and the term of each warrant has a life of 6 years.

•	An amendment to the credit facility to provide a total of $225,000 million of borrowing capacity.

•	A declaration of a 35:1 reverse stock split by the Board of Directors on February 25, 2002, effective March 11, 2002.

As a result of the retirement of $295,859 in principal amount of the Notes (net accreted amount of $275,093), cash paid for Notes purchased of $4,859, the issuance of common stock in the Note exchange with a fair value of $94,685 and taking into account transaction and other miscellaneous costs of $4,591, the Company recognized a gain of $170,958. The adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” resulted in the reclassification of the 2001 gain on the extinguishment of debt from extraordinary to a component of loss before income taxes.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

CORVIS CORPORATION,

CORVIS ACQUISITION COMPANY, INC.

AND

FOCAL COMMUNICATIONS CORPORATION

DATED AS OF MARCH 3, 2004

Section 10.8	Limitation of Warranties	A-54
Section 10.9	Waiver of Damages	A-55

ARTICLE XI	GENERAL PROVISIONS	A-55
Section 11.1	Notices	A-55
Section 11.2	Counterparts	A-56
Section 11.3	Entire Agreement; No Third-Party Beneficiaries	A-56
Section 11.4	Governing Law and Venue; Waiver of Jury Trial	A-56
Section 11.5	Assignment	A-57
Section 11.6	Severability	A-57
Section 11.7	Remedies; Dispute Resolution	A-57
Section 11.8	Obligations of Subsidiaries	A-58
Section 11.9	Incorporation of Exhibits and Schedules	A-58
Section 11.10	No Strict Construction	A-58

Exhibits
Exhibit A—Company Letter
Exhibit B—Corvis Letter
Exhibit C—Certificate of Merger
Exhibit D—Voting Agreement
Exhibit E—Management Agreement
Exhibit F—Focal Plan
Exhibit G—5% Optionholders
Exhibit H—Company Written Consent
Exhibit I—Interim Determination Date Required State PUC Consents.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2004 (this “Agreement”) among CORVIS CORPORATION, a Delaware corporation (“Corvis”), CORVIS ACQUISITION COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Corvis (“Sub”), and FOCAL COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Corvis, Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties”. Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) and any issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock,” and together with the Series A Preferred Stock, the “Shares”)) and other Company Equity will, subject to the provisions of Article III, be converted into shares of Common Stock, par value $0.01 per share, of Corvis (the “Corvis Shares”);

WHEREAS, the Board of Directors of the Company has determined that this Agreement is advisable to the Company’s stockholders and has recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (except if the Merger Consideration is cash as provided herein); and

WHEREAS, Corvis, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Corvis, Sub and the Company hereby agree as follows:

ARTICLE I

INTERPRETATION; DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“2003 Equity and Performance Incentive Plan” means that certain 2003 Equity and Performance Incentive Plan of the Company, dated as of July 1, 2003.

“5% Optionholder” means each of the holders of Company Stock Options set forth on Exhibit G hereto.

“5% Pool Merger Consideration” means the amount, if any, by which the Option Merger Consideration is less than 5% of the Merger Consideration.

“5% Pool Percentage” means, with respect to any 5% Optionholder, the percentage set forth opposite such 5% Optionholder’s name on Exhibit G hereto.

“Acquisition Agreement” shall have the meaning set forth in Section 6.2(a).

“Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement and Plan of Merger among Corvis, Sub and the Company as amended from time to time in accordance with Section 9.5.

“Allowed Claim” shall have the meaning given to such term in the Plan.

“Alternative Method” shall have the meaning set forth in Section 3.2(d)(iii).

“Ancillary Agreement” shall mean the Management Agreement.

“Applicable Law” means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

“Arbitration Notice” shall have the meaning set forth in Section 11.7(b(i).

“As-Converted Preferred Merger Consideration” shall mean the Merger Consideration times the quotient of (a) a number of shares of Company Common Stock equal to the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock issued and outstanding divided by the Conversion Price of the Series A Preferred Stock (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) in effect immediately prior to the Effective Time, divided by (b) the sum of (x) the result in (a) above, plus (y) the aggregate number of shares of Company Common Stock issued and outstanding as of the Effective Time (including upon exercise of the In-the-Money Warrants as described in Section 3.2), plus (z) the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options.

“Asserting Parties” shall have the meaning set forth in Section 11.7(b)(i).

“Basket” shall have the meaning set forth in Section 10.3(a).

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Corvis, as the case may be, or any of their respective Subsidiaries.

“Break-up Fee” shall have the meaning set forth in Section 7.13.

“Buyer Parties” shall have the meaning set forth in Section 10.2.

“Buyer Party” shall have the meaning set forth in Section 10.2.

“Cap” shall have the meaning set forth in Section 10.3(a).

“Cash” means all cash and cash equivalents (including marketable securities and short term investments) determined in accordance with GAAP and with the Company’s Accounting Policies.

“Certificate of Merger” shall have the meaning set forth in Section 2.4.

“Certificates” shall have the meaning set forth in Section 3.3(b).

“Claims Escrow” shall have the meaning set forth in Section 3.2(e)(vi).

“Closing Corvis Share Price” means the arithmetic average (rounded to the nearest cent) of the closing price per share of the Corvis Shares as quoted on the NASDAQ National Market over the twenty (20) consecutive trading days ending three (3) business days prior to the Closing Date.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing” shall have the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means (A) the Pre-5% Common Merger Consideration, minus (B) the 5% Pool Merger Consideration multiplied by a fraction, the numerator of which is the Pre-5% Common Merger Consideration, and the denominator of which is the sum of the Pre-5% Preferred Merger Consideration and the Pre-5% Common Merger Consideration.

“Common Per-Share Portion” shall mean a fraction, the numerator of which is one, and the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including upon exercise of the In-the-Money Warrants pursuant to Section 3.2).

“Communications Licenses” means the FCC Licenses and the State PUC Licenses.

“Company Common Stock” shall have the meaning set forth in the recitals hereto.

“Company Equity” means the Shares, Company Warrants, and Company Options.

“Company Letter” means the letter from the Company to Corvis dated the date hereof, a copy of which is attached hereto as Exhibit A, which letter relates to this Agreement and is designated therein as the Company Letter, as updated from time to time pursuant to Section 6.3.

“Company Parties” means the Company’s Affiliates, stockholders, officers, directors, employees, agents and representatives at any time prior to the Effective Time.

“Company Permits” shall have the meaning set forth in Section 4.8(a).

“Company Stock Options” shall have the meaning set forth in Section 4.3.

“Company Stock Plans” shall have the meaning set forth in Section 4.3.

“Company Stockholder Approval” shall have the meaning set forth in Section 7.2(a).

“Company Warrants” means the Twenty Percent Warrants and the Five Percent Warrants, collectively.

“Company Written Consent” shall have the meaning set forth in Section 7.2(a).

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company’s Accounting Policies” shall mean the past policies and procedures used in the preparation of the Company’s prior financial statements, as reflected in the Company’s accounting manual which has been previously delivered to Corvis, it being understood that, for all purposes in this Agreement when any financial item is to be calculated in accordance with GAAP and the Company’s Accounting Policies, if there is a conflict between GAAP and the Company’s Accounting Policies with respect to such financial item, the Company’s Accounting Policy shall be used so long as the financial item, and the financial statements including such item, otherwise complies in the aggregate with GAAP if required by this Agreement to comply with GAAP.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.4.

“Constituent Corporations” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Contract” shall mean any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

“Corvis Filed SEC Documents” means the documents (but excluding the exhibits thereto) filed by Corvis with the SEC and publicly available since December 31, 2001 and prior to the execution of this Agreement.

“Corvis Letter” means the letter from Corvis to the Company dated the date hereof and attached hereto as Exhibit B, which letter relates to this Agreement and is designated therein as the Corvis Letter.

“Corvis Options” shall have the meaning set forth in Section 7.1(b).

“Corvis Permits” shall have the meaning set forth in Section 5.9(a).

“Corvis Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“Corvis SEC Documents” shall have the meaning set forth in Section 5.6.

“Corvis Share Issuance” means the issuance of the Corvis Shares upon conversion of the Shares pursuant to Section 3.2(c) and (d).

“Corvis Shares” shall have the meaning set forth in the first recital provision of this Agreement.

“Corvis Stock Equivalents” shall have the meaning set forth in Section 5.3(a).

“Corvis Stock Incentive Plans” shall have the meaning set forth in Section 5.3(a).

“Corvis Stock Options” shall have the meaning set forth in Section 5.3(a).

“Corvis Warrants” shall have the meaning set forth in Section 5.3(a)

“Corvis” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Credit Facilities” means the NTFC Loan Agreement and the Senior Credit Agreement, and all documents executed in connection therewith.

“D&O Insurance” shall have the meaning set forth in Section 7.9(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Plan” means that certain 2003 Director Compensation Plan effective as of October 29, 2003, as the same may be amended from time to time in accordance with its terms.

“Disclosure Document” shall have the meaning set forth in Section 4.7.

“Dispute Notice” shall have the meaning set forth in Section 11.7(b)(i).

“Disputed Claim” shall have the meaning given to such term in the Plan.

“Disputing Parties” shall have the meaning set forth in Section 11.7(b)(i).

“Effective Corvis Share Price” means, (x) the Closing Corvis Share Price, if the Closing Corvis Share Price is at least 60% and not more than 140% of the Signing Corvis Share Price, (y) 60% of the Signing Corvis Share Price if the Closing Corvis Share Price is less than 60% of the Signing Corvis Share Price, and (z) 140% of the Signing Corvis Share Price if the Closing Corvis Share Price is greater than 140% of the Signing Corvis Share Price.

“Effective Time” shall have the meaning set forth in Section 2.4.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Extraordinary Payments” shall mean any and all fees, expenses, disbursements, and other amounts paid by the Company and its Subsidiaries to lawyers, accountants, bankers, brokers and other professional advisors in connection with the transactions contemplated hereby.

“FCC Consent” means the grant by the FCC of its consent to the transfer, assignment or Company change of control transactions contemplated by this Agreement.

“FCC Licenses” means all Company Permits issued by the FCC held by the Company or its Subsidiaries.

“FCC” means the Federal Communications Commission.

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Five Percent Warrants” means the warrants to purchase up to an aggregate of 588,235 shares of Company Common Stock pursuant to the Warrant Agreement.

“Focal Plan” shall mean the financial plan and forecast prepared by the Company and attached hereto as Exhibit F.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“General Unsecured Creditor” means the “Holder” of an “Allowed” “General Unsecured Claim” as such terms are defined in the Plan.

“Governmental Entity” means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, including the FCC and State PUCs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDD Dispute Notice” shall have the meaning set forth in Section 2.1(a).

“IDD Notice” shall have the meaning set forth in Section 2.1(a).

“Indemnifiable Loss” shall have the meaning set forth in Section 10.3(a).

“Indemnified Person” shall have the meaning set forth in Section 7.9(a).

“Independent Accountant” shall have the meaning set forth in Section 3.3(c).

“Institute” shall have the meaning set forth in Section 11.7(b)(ii).

“Interest Period” shall mean the number of days in the period beginning on the date upon which all conditions to Closing set forth in Article VIII have been satisfied or waived (other than the conditions set forth in Section 8.2(b) and any other condition which has not been satisfied as a result of Corvis’s breach of any of its obligations under this Agreement or the Ancillary Agreement) and ending on the earlier of (i) the Closing Date or (ii) the Outside Date, if the Company delivers the notice set forth in Section 3.2(d)(i).

“Interest Rate” shall mean an amount equal to the Interest Period divided by 365, and then multiplied by .08.

“Interim Determination Date Cash” shall mean, for purposes of Section 8.1(b)(ii) below, an aggregate amount equal to: (i) the amount of Cash of the Company as of the Interim Determination Date, plus (ii) in the event the Interim Determination Date occurs after June 30, 2004, any amounts paid to the holders of the Senior Credit Agreement pursuant to sections 2.10(c), 2.10(d) or 2.10(e) thereof, plus (iii) the amount of any payments of interest, principal, points, fees or other costs under the Credit Facilities on or prior to the Interim Determination Date (other than late or default interest charges or other monetary penalties assessed against the Company with respect to such loans as a result of any default by the Company or its Subsidiaries under the Credit Facilities), plus (iv) the amounts, if any, paid to Corvis as management fees pursuant to the Management Agreement.

“Interim Determination Date” shall have the meaning ascribed to such term in Section 2.1(b).

“In-the-Money Company Stock Options” means any Company Stock Option where (x) the fair value (as determined by the Company’s board of directors) of the Option Per-Share Portion of the Option Merger Consideration exceeds (y) the option exercise price payable per share of Company Common Stock under such Company Stock Option.

“In-the-Money Warrants” means any Company Warrant for which (x) the Warrant Agreement Fair Value of the Common Per-Share Portion of the Common Merger Consideration exceeds (y) the Exercise Price (as defined in the Warrant Agreement) of such Company Warrant.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of July 1, 2003, by and between the Company; Madison Dearborn Capital Partners IV, L.P.; Frontenac VIII Limited Partnership;

Frontenac Masters VIII Limited Partnership; Battery Ventures III, L.P.; Battery Ventures VI, L.P.; Battery Investment Partners VI, LLC; Great Hill Equity Partners Limited Partnership; Great Hill Investors, LLC; Great Hill Equity Partners II Limited Partnership; and Great Hill Affiliate Partners II Limited Partnership, as amended from time to time.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of the executive officers of the Company or any of its Subsidiaries or the executive officers of Corvis or any of its Subsidiaries, as the case may be.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Liabilities” shall have the meaning set forth in Section 4.6.

“Liens” means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Liquidation Value Preferred Merger Consideration” shall mean a portion of the Merger Consideration having a Warrant Agreement Fair Value equal to the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock.

“Liquidation/Dividend Value” means, with respect to any share of Series A Preferred Stock, the Liquidation Value (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) of such share, plus all Accumulated Dividends (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) and all other accrued and unpaid dividends thereon, in each case determined as of the Closing Date.

“Losses” shall have the meaning set forth in Section 10.2.

“Management Agreement” shall have the meaning set forth in Section 2.1.

“Material Adverse Effect” means:

(I) When used in connection with the Company, any effect, change or development that is material and adverse to the financial condition, business and results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (A) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; (B) factors affecting the economy or financial markets as a whole or generally affecting the industry in which the Company and its Subsidiaries operate; (C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof; provided, further, that (x) any existing event, occurrence or circumstance with respect to which Corvis has Knowledge as of the date hereof or (y) any effect, change or development with respect to the business of the Company and its Subsidiaries that is cured by the Company or its Subsidiaries, as applicable, before the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Article IX shall not be taken into account in determining whether there has been a “Material Adverse Effect”; provided, further, that, following the Interim Determination Date (it being understood that this proviso shall not be construed to give any implication as to whether the specific magnitude of effect that would constitute a “Material Adverse Effect” prior to the Interim Determination Date is greater or lesser than that described in this proviso), the breach of a representation, warranty or covenant made by the Company shall not be deemed to have a Material Adverse Effect on the Company unless the Losses that could be claimed by any Buyer Party pursuant to Article X resulting from such breach would be greater than $40 million (for example, where the breach of a representation, warranty or covenant made by the Company has directly resulted in a decrease in annual EBITDA by more than $40 million); and

(II) When used in connection with Corvis, any effect, change or development that is material and adverse to the financial condition, business and results of operations of Corvis and its Subsidiaries taken as a whole; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (A) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; (B) factors affecting the economy or financial markets as a whole or generally affecting the industry in which Corvis and its Subsidiaries operate; (C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof; provided, further, that (x) any existing event, occurrence or circumstance with respect to which the Company has Knowledge as of the date hereof or (y) any effect, change or development with respect to the business of Corvis and its Subsidiaries that is cured by Corvis or its Subsidiaries, as applicable, before the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Article IX shall not be taken into account in determining whether there has been a “Material Adverse Effect”.

“Material Contract” shall mean, with respect to any Contract with a customer of the Company and/or its Subsidiaries, a Contract having an annual value or involving consideration that is more than $30,000 per month or $360,000 per annum, and, with respect to all other Contracts, a Contract having an annual value or involving annual consideration that is more than $250,000.

“Merger Consideration” shall mean either the Merger Shares (including any cash issued in lieu of fractional shares pursuant to Section 3.3(d), or the cash distributed to the holders of Company Equity pursuant to Section 3.2(d).

“Merger Shares” shall have the meaning set forth in the recital hereto.

“Merger” shall have the meaning set forth in Section 3.2(c).

“MFN Amount” means the amount for capitalized lease obligations to Metromedia Fiber Network Services, Inc. under the Fiber Optic Private Network Agreement, Inc., dated as of May 24, 1999, as amended, recorded on the books and records of the Company at the end of the last full month ending prior to the Closing, determined in accordance with GAAP in a manner consistent with the Company’s prior policies and procedures and the preparation of the Financial Statements.

“Net Purchase Price” shall mean (A) (x) $210,000,000, minus (y) the total aggregate principal outstanding as of the Closing Date under the NTFC Loan Agreement and the Senior Credit Agreement, and (z) the MFN Amount, plus (B) if the Interest Period is greater than zero, the result in clause (A) above multiplied by the Interest Rate, minus (C) the aggregate amount of any indemnification obligations finally determined to be owed by the Company to Buyer Parties pursuant to Article X.

“NTFC Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of July 1, 2003, by and between NTFC Capital Corporation and the Company, as amended from time to time.

“Objection Period” shall have the meaning set forth in Section 3.3(c).

“Option Merger Consideration” means (x) the Merger Consideration minus the Pre-5% Preferred Merger Consideration, times (y) a fraction, the numerator of which is the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options, and the denominator of which is the sum of (a) the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options, and (b) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including upon exercise of the In-the-Money Warrants as described in Section 3.2).

“Option Per-Share Portion” shall mean a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options.

“Option Shares” means, with respect to any Company Stock Option, (x) the number of shares of Company Common Stock issuable upon full exercise of such Company Stock Option, minus (y) a number of shares of Company Common Stock equal to the quotient of (a) the aggregate option exercise price payable for all shares of Company Common Stock issuable under such Company Stock Option divided by (b) the fair value (as determined by the Company’s board of directors) of the Option Per-Share Portion of the Option Merger Consideration.

“Order” shall have the meaning set forth in Section 8.2(a)(ii).

“Ordinary Course of Business” means the ordinary course of the Company’s business substantially consistent with the practice of the Company since July 1, 2003.

“Out-of-the-Money Warrants” means any Company Warrants other than In-the-Money Warrants.

“Outside Date” shall mean the later of (i) August 31, 2004, or (ii) if, but only if, (x) Corvis’s registration statement on Form S-3 (File No. 333-109081) shall have become effective on or prior to July 1, 2004, (y) Corvis has filed the S-4 Registration Statement with the SEC prior to July 1, 2004 that meets the requirements of the first sentence of Section 7.3(a) and Section 7.3(b) hereof and (z) Corvis is reasonably expected to be able to deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (and if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis is reasonably expected to be able to deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or prior to September 15, 2004, then the earlier of (a) September 15, 2004 and (b) the date as of which Corvis is not reasonably expected to be able to deliver registered Corvis Shares pursuant to an effective Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis is not reasonably expected to be able to deliver Corvis Shares thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or prior to September 15, 2004.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) liens for any financing secured by such Owned Real Property that is an obligation of the Company or any of its Subsidiaries that is not yet due or delinquent and is identified in the Company Letter; and (e) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not or would not have a Material Adverse Effect.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

“Plan” means the Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Focal Communications Corporation and certain of its subsidiaries, dated as of April 30, 2003 and as confirmed on June 19, 2003.

“Pre-5% Common Merger Consideration” means the Merger Consideration minus the Pre-5% Preferred Merger Consideration minus the Option Merger Consideration.

“Pre-5% Preferred Merger Consideration” means the greater of the Liquidation Value Preferred Merger Consideration and the As-Converted Preferred Merger Consideration.

“Preferred Merger Consideration” means (A) the Pre-5% Preferred Merger Consideration, minus (B) the 5% Pool Merger Consideration multiplied by a fraction, the numerator of which is the Pre-5% Preferred Merger Consideration, and the denominator of which is the sum of the Pre-5% Preferred Merger Consideration and the Pre-5% Common Merger Consideration.

“Preferred Per Share Portion” means, with respect to any share of Series A Preferred Stock, the quotient of (x) the aggregate Liquidation/Dividend Value of such share of Series A Preferred Stock divided by (y) the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock.

“Receiving Parties” shall have the meaning set forth in Section 11.7(b)(i).

“Registration Statements” shall have the meaning set forth in Section 7.3(a).

“Reserve Fund” shall have the meaning set forth in Section 7.14.

“Rules” shall have the meaning set forth in Section 11.7(b)(ii).

“S-3 Registration Statement” shall have the meaning set forth in Section 7.3(a).

“S-4 Registration Statement” shall have the meaning set forth in Section 7.3(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Senior Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of July 1, 2003, by and among the Company and certain of its Subsidiaries, on the one hand, and Wilmington Trust Company, as Administrative Agent and Collateral Agent, and the lenders party thereto, on the other hand, as amended from time to time.

“Series A Preferred Consent” means the consent of the requisite holders of the Series A Preferred pursuant to Section 11 of the Investor Rights Agreement.

“Series A Preferred Stock” shall have the meaning set forth in the first recital provision of this Agreement.

“Shares” shall have the meaning set forth in the first recital provision of this Agreement.

“Shelf Registration” shall have the meaning set forth in Section 7.3(b).

“Signing Corvis Share Price” means $2.11 (as adjusted for any stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction as provided in Section 3.5).

“State PUC Consent” means the grant by any State PUC of its consent to the transfer, assignment or Company change of control transactions contemplated by this Agreement, or, if no such consent is required by a State PUC, the notification to such State PUC of the transaction contemplated by this Agreement.

“State PUC Licenses” means all Company Permits issued or granted by a State PUC and held by the Company or its Subsidiaries.

“State PUC” means any state and local public service and public utilities commission having regulatory authority over the business of the Company and/or any of its Subsidiaries, as conducted in any given jurisdiction.

“Stock Equivalents” shall have the meaning set forth in Section 4.3.

“Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” or “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly by, or indirectly by one or more subsidiaries of, such first Person).

“Superior Proposal” shall have the meaning set forth in Section 6.2(a).

“Surviving Corporation” shall have the meaning set forth in Section 2.2.

“Takeover Proposal” shall have the meaning set forth in Section 6.2(a).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” and “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any tax sharing arrangement or tax indemnity arrangement.

“Third Party Commitment” shall have the meaning set forth in Section 7.14.

“Transfer Taxes” shall have the meaning set forth in Section 7.7.

“Twenty Percent Warrants” means the warrants to purchase up to an aggregate of 2,941,176 shares of Company Common Stock pursuant to the Warrant Agreement.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 4.6.

“Voting Agreement” shall have the meaning set forth in Section 7.2(a).

“Warrant Agreement Fair Value” of any property means the fair value thereof, as determined jointly by a majority of the Disinterested Directors (as defined under the Warrant Agreement) and the Majority Preferred Owners (as defined under the Warrant Agreement).

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 1, 2003, between the Company and Computershare Trust Company of New York, a New York limited purpose trust company, as warrant agent, as amended from time to time.

“Warrant Shares” means, with respect to any Company Warrant, (x) the number of shares of Company Common Stock issuable upon full exercise of such Company Warrant, minus (y) a number of shares of Company Common Stock equal to the quotient of (a) the aggregate Exercise Price (as defined in the Warrant Agreement) for full exercise of such Company Warrant divided by (b) the Warrant Agreement Fair Value of the Common Per-Share Portion of the Common Merger Consideration.

Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the phrase “made available” shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

ARTICLE II

THE MERGER

Section 2.1 Establishment of Interim Determination Date.

(a) IDD Notice. In the event that either Corvis or the Company delivers written notice to the other that it has determined in good faith that (i) all of the conditions to the Interim Determination Date set forth in Section 8.1(a) have been satisfied or waived in writing by both Corvis and the Company, (ii) all of the conditions to the Interim Determination Date set forth in Section 8.1(b) have been satisfied or waived in writing by Corvis, and (iii) all of the conditions to the Interim Determination Date set forth in Section 8.1(c) have been satisfied or waived in writing by the Company (the “IDD Notice”), then within two (2) business days thereafter, Corvis and the Company shall deliver to the other an updated Corvis Letter or Company Letter, as applicable. If either party has within five (5) business days after delivery of the IDD Notice delivered written notice to the other party indicating its good faith determination that any condition in Section 8.1(a), (b), or (c) has not been satisfied or waived by the appropriate party(ies) as described above (an “IDD Dispute Notice”), then such dispute shall be resolved pursuant to the provisions set forth in Section 11.7.

(b) Interim Determination Date. The “Interim Determination Date” shall be deemed to be the latest to occur of: (i) the fifth (5th) business day following delivery of the IDD Notice; (ii) if the IDD Dispute Notice is delivered within five (5) business days following delivery of the IDD Notice, then the date that is determined (either by mutual agreement of Corvis and the Company or by an independent arbitrator, pursuant to Section 11.7) to be the first date as of which all conditions set forth in Section 8.1 have been either satisfied or waived; and (iii) if either party has, prior to the fifth (5th) business day following delivery of the IDD Notice, properly given notice of its election to terminate this Agreement pursuant to Section 9.2(a) or (b) or (c), as applicable, then the date (if any) on which the breach that is then subject to such notice has been cured in accordance with the applicable cure period set forth in such section.

(c) Management Agreement. Each of Corvis and the Company have executed and delivered the management agreement attached hereto as Exhibit E (the “Management Agreement”), which shall become effective as of the Interim Determination Date in accordance with its terms.

Section 2.2 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time on the first business day of the calendar month immediately following the satisfaction or waiver of the conditions set forth in Section 8.2 (other than those to be satisfied at the Closing) (or, if earlier, the Outside Date or other date specified in Section 3.2(d)), at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601, unless another date, time or place is agreed to by the parties hereto. The date and time of the Closing is referred to herein as the “Closing Date”.

Section 2.4 Effective Time. The Merger shall become effective when a Certificate of Merger substantially in the form of Exhibit C attached hereto (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII.

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.6 Certificate of Incorporation and Bylaws; Officers and Directors.

(a) The Certificate of Incorporation of the Company shall be amended and restated at the Effective Time in a form identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time (except for such differences as are required by Applicable Law), and as amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

(b) Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by the DGCL.

(c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

(d) The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations, the capital stock of the Constituent Corporations shall be treated as set forth in this Article III and in accordance with the terms of this Agreement.

Section 3.2 Conversion.

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

(b) Treasury Stock and Corvis Owned Stock. Each share of capital stock of the Company that is held by the Company or by any wholly-owned Subsidiary of the Company (other than Shares held in the Claims Escrow), or that is held by Corvis or any of its Subsidiaries, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Merger Shares. Subject to the provisions of this Article III and Section 10.6, at the Effective Time, all of the Series A Preferred Stock, Company Common Stock and other Company Equity issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an aggregate number of fully paid and non-assessable Corvis Shares (the “Merger Shares”) rounded to the nearest four decimals, determined as follows:

(i) If the Closing Corvis Share Price is equal to or greater than 60% of the Signing Corvis Share Price and equal to or less than 140% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by the Closing Corvis Share Price.

(ii) If the Closing Corvis Share Price is less than 60% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by 60% of the Signing Corvis Share Price.

(iii) If the Closing Corvis Share Price is greater than 140% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by 140% of the Signing Corvis Share Price.

(d) Cash Payment in lieu of Merger Shares.

(i) If Corvis cannot deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis cannot also deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement), in compliance with Section 7.3, at a Closing on or before the Outside Date, then, unless the Company delivers written notice to Corvis within 10 days prior to the Outside Date electing to the contrary, the Closing will occur on the Outside

Date and, at the Effective Time, in lieu of Corvis delivering the Merger Shares referenced in Section 3.2(c), Corvis shall pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for the cancellation of their Company Equity an amount of cash equal to the Net Purchase Price.

(ii) If the Company has delivered the notice set forth in subparagraph (i) above, the Closing shall occur on the earlier of (A) the first day on which Corvis is able to deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis is also able to deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) and (B) ten (10) days after the Company delivers written notice rescinding its election under subparagraph (i) above (in which case the Closing shall occur on November 1, 2004 and Corvis shall at the Effective Time pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for cancellation of their Company Equity an amount of cash equal to the Net Purchase Price); provided that if neither (A) nor (B) has occurred by October 31, 2004, the Closing shall occur on November 1, 2004 and Corvis shall at the Effective Time pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for cancellation of their Company Equity an amount of cash equal to the Net Purchase Price.

(iii) In the event cash Merger Consideration is to be paid pursuant to Section 3.2(d)(i) or (ii), the Company acknowledges that Corvis may seek to raise cash from the sale of Corvis Shares to a third party solely in connection with the proposed Merger, the proceeds of which would be used exclusively for purposes of paying such cash Merger Consideration (the “Alternative Method”). The Alternative Method may be structured as a transfer of the Merger Shares to the third party on the Closing Date or as a direct issuance of an equivalent number of Corvis Shares directly to that third party; provided, however, that the Alternative Method shall be conducted in compliance with all Applicable Laws, including federal and state securities law, and the Alternative Method shall not adversely affect in any way the Company or the holders of Company Equity, shall not modify any of the Company’s or its stockholders’ rights, duties or obligations under this Agreement (including the right to receive the cash Merger Consideration at the Effective Time) and the Ancillary Agreement, shall not delay the Closing Date from that specified hereunder, and shall not alter the tax consequences to the Company’s stockholders that would otherwise obtain if the Alternative Method were not used in the payment of cash Merger Consideration under this Section 3.2(d) (in each case as determined in good faith by the Board of Directors of the Company). Corvis shall provide fifteen (15) days prior written notice of its intent to enter into the Alternative Method and in that notice shall describe in detail the proposed terms thereof. Subject to the foregoing conditions, the Company agrees to reasonably cooperate with Corvis in connection with the Alternative Method.

(e) Allocation of Merger Consideration.

(i) Subject to the requirements of this Section 3.3(e), the Merger Consideration issued pursuant to Section 3.2(c) or 3.2(d) above shall be allocated among the holders of the Company’s Shares, Company Stock Options, and Company Warrants as set forth in this Section 3.2(e).

(ii) At the Effective Time, each share of Series A Preferred Stock issued and outstanding (including Shares held by the Company in the Claims Escrow, but excluding Shares cancelled in accordance with Section 3.2(b) above) shall be converted into the right to receive the Preferred Per Share Portion of the Preferred Merger Consideration.

(iii) At the Effective Time, each share of Company Common Stock issued and outstanding (other than Shares cancelled in accordance with Section 3.2(b) above) shall be converted into the right to receive the Common Per Share Portion of the Common Merger Consideration.

(iv) Prior to the Effective Time, each holder of In-the-Money Warrants (including the Company with respect to In-the-Money Warrants held by the Company in the Claims Escrow) will have the opportunity to exercise such In-the Money Warrants in a “cashless exercise” pursuant to the terms of such In-the-Money Warrant, and each holder exercising an In-the-Money Warrant will receive in connection therewith a number of shares of Company Common Stock equal to the number of Warrant Shares issuable upon such exercise of such In-the-Money Warrant. At the Effective Time, all such shares of Company Common Stock issued upon exercise of the In-the-Money Warrants will be converted as set forth in clause (iii) above, and all Out-of-the-Money Warrants (including Out-of-the-Money Warrants held by the Company in the Claims Escrow), together with all In-the-Money Warrants that are not exercised prior to the Effective Time, will expire and be canceled pursuant to the terms thereof.

(v) At the Effective Time, the Company will cancel all outstanding Company Stock Options, at which time each holder of In-the-Money Company Stock Options will have the right to receive in exchange therefor the sum of (x) the product of (A) the Option Shares in respect of all In-the-Money Company Stock Options held by such holder times (B) the Option Per Share Portion of the Option Merger Consideration, plus (y) in the case of any holder that is a 5% Optionholder, such 5% Optionholder’s 5% Pool Percentage multiplied by the 5% Pool Merger Consideration.

(vi) Prior to the Effective Time, the Company will issue up to 205,936 shares of Series A Preferred Stock, 80,759 Five Percent Warrants, and 403,796 Twenty Percent Warrants, to be held in a segregated escrow account (the “Claims Escrow”) by the Company in trust for the benefit of the General Unsecured Creditors. At the Effective Time, all such Shares and any Shares issuable under such Company Warrants which are exercised prior to the Effective Time will be converted pursuant to this Section 3.2, and the Merger Consideration payable with respect thereto will be held in the Claims Escrow by the Surviving Corporation for distribution to the General Unsecured Creditors in accordance with the Plan, pending resolution of Disputed Claims in accordance with the Plan.

Section 3.3 Exchange of Certificates.

(a) Exchange Fund. At the Effective Time, Corvis shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company or with a banking or other financial institution selected by Corvis and reasonably acceptable to the Company (and on terms reasonably acceptable to the Company) (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article III, either (i) certificates representing the Merger Shares to be issued in connection with the Merger together with an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash required to be paid pursuant to Section 3.3(d); or (ii) if the Company shall receive the Merger Consideration in cash pursuant to Section 3.2(d), an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash required under Section 3.2(d) (such cash and/or certificates representing Merger Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time) being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure.

(i) As soon as practicable after the Effective Time, Corvis shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 3.2 and this Section 3.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange

Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Merger Shares, less the number of Merger Shares (if any) to be held in escrow pursuant to Section 3.3(e), and/or (y) a check representing the amount of cash required to be paid pursuant to Section 3.3, including, cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Corvis Shares as provided for in Section 3.3(c), if any, that such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of the Corvis Shares, together with a check for the cash to be paid pursuant to this Section 3.3 may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Corvis that such Tax has been paid or is not applicable. Corvis or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Corvis or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Corvis or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(ii) Corvis will use its reasonable best efforts to provide for a mechanism in order to enable any holders of Company Equity that deliver certificates for Shares in registered form (duly endorsed for transfer or accompanied by duly executed stock powers) to Corvis (or the Exchange Agent) on or prior to the Closing Date, or are otherwise able to establish their ownership of Company Equity to the reasonable satisfaction of Corvis (or the Exchange Agent) on or prior to the Closing Date, to receive, on the Closing Date, the Merger Consideration payable with respect to such Company Equity hereunder.

(c) Dividends. No dividends or other distributions declared with a record date after the Effective Time on the Corvis Shares shall be paid with respect to any Shares represented by Certificates until such Certificates are surrendered for exchange as provided herein or a Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 3.6. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Merger Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Merger Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Merger Shares, less the amount of any withholding Taxes which may be required thereon. Corvis will, no later than the applicable dividend or distribution payment dates, provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.3(c).

(d) No Fractional Securities. No fractional Corvis Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of the Corvis Shares, cash adjustments will be paid to holders in respect of any fractional share of Merger Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder’s fractional share of the Corvis Shares that would otherwise be issuable by the Closing Corvis Share Price.

(e) At a Closing at which any amounts remain in dispute or have not otherwise been finally determined under Article X, Corvis shall deposit into an escrow at the Closing with an escrow agent, and pursuant to an escrow agreement, reasonably acceptable to the Company and Corvis, a stock certificate, together with stock powers duly endorsed in blank for transfer, representing the number of Merger Shares equal to the total amount remaining in dispute or not finally determined under Article X hereof divided by the Effective Corvis Share Price, or, in the event the Merger Consideration is paid in cash pursuant to Section 3.2(d), cash representing the total amount remaining in dispute or not finally determined under Article X hereof, in each case which amounts will be held in escrow pending resolution of such disputes to be distributed thereafter in accordance with Section 3.3 and/or Article X hereof. The Company and Corvis shall use each its good faith best efforts to agree upon and execute the above-referenced escrow agreement (if necessary, as provided above) prior to the Closing. All Merger Consideration placed into escrow pursuant to this Section 3.3(e) shall be deducted from the Merger Consideration otherwise distributable to the Focal stockholders at Closing under Section 3.2(c), (d) and (e).

(f) No Further Ownership Rights in Shares. All Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Section 3.3) shall be deemed to have been issued in full satisfaction of all rights (except obligations under the Plan with respect to Disputed Claims, which shall become obligations of the Surviving Corporation, and which are expected to be satisfied by distributions of Company Equity (or after the Effective Time, Merger Consideration) from the Claims Escrow in accordance with Section 3.2(e)(vi)) pertaining to the Shares, theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Merger Shares) which remains undistributed to the holders of Shares on the later of the date (x) that is six (6) months after the Closing Date or (y) on which all Disputed Claims have been resolved pursuant to the Plan may be delivered to Corvis, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Corvis or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Merger Consideration, cash and unpaid dividends and distributions on Merger Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(h) Under the Company’s Second Amended and Restated Certificate of Incorporation each holder of record of Shares has waived its rights to pursue appraisal rights under the DGCL to the extent permitted by Applicable Law. If, and to the extent, any holder of record of Shares that may be entitled to appraisal rights under DGCL with respect to the Merger has properly exercised and perfected such appraisal rights pursuant to and in accordance with Section 262 of the DGCL, such holder shall, to the extent allowed under Applicable Law, be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Shares as provided in Section 262 of the DGCL, provided that such stockholder acts in accordance with and meets all the requirements of Section 262 of the DGCL. If a holder of record of Shares who is entitled to appraisal rights elects to demand the appraisal of such Shares fails to act in accordance with and meet all the requirements of Section 262 of the DGCL, such stockholder shall be deemed not to have elected to demand the appraisal of such stockholder’s Shares and shall be entitled only to the consideration in respect of such Shares provided for in Section 3.2. Corvis will comply with any information delivery or other requirements of the Company or the Surviving Corporation as are required under Applicable Law in connection with any such rights (including delivery of all material information as is required by Applicable Law to be provided to any stockholder that may be entitled to appraisal rights under the DGCL to enable them to determine whether to exercise such appraisal rights if, and to the extent, such appraisal rights are available under the DGCL).

(i) No Liability. None of Corvis, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.4 Tax Consequences. It is intended by the parties hereto that, unless the Merger Consideration is paid in cash pursuant to Section 3.2(d) above, the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereto adopt this Agreement as a “plan of reorganization” for such purposes and shall make all filings with the IRS consistent with such intention.

Section 3.5 Adjustment of Merger Shares. In the event that Corvis changes or establishes a record date for changing the number of the Corvis Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding the Corvis Shares and the record date therefor shall be prior to the Effective Time, the number of Merger Shares and any other calculations based on or relating to Merger Shares, including the Signing Corvis Share Price, shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Corvis or the Exchange Agent (but only in the case of a natural person), the posting by such natural person of a bond, in such reasonable amount as Corvis or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Corvis Shares, any cash in lieu of fractional shares of the Corvis Shares to which the holders thereof are entitled pursuant to Section 3.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

Section 3.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Corvis and Sub that the following statements are true and correct as of the date of this Agreement, except as set forth in the Company Letter:

Section 4.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have requisite power and authority to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary. The Company has delivered to Corvis complete and correct copies of its Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and has made available to Corvis the charter and bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 4.2 Subsidiaries. Item 4.2 of the Company Letter contains a true, accurate and complete list of the Company’s Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens (other than Liens under the Senior Credit Agreement and Liens existing under applicable securities laws). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity (other than marketable securities and other short-term investments).

Section 4.3 Capital Structure. The authorized capital stock of the Company consists of (a) 50,000,000 shares of preferred stock, of which 10,000,000 are designated Series A Preferred Stock and 40,000,000 are undesignated and (b) 100,000,000 shares of Company Common Stock. At the close of business on February 27, 2004, (i) 9,794,064 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (ii) zero shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (iii) zero shares of Series A Preferred Stock and zero shares of Company Common Stock were held by the Company in its treasury, iv) 205,936 shares of Series A Preferred Stock were reserved for issuance to the General Unsecured Creditors, pursuant to the Plan, (v) 1,077,045 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (options to purchase Company Common Stock being “Company Stock Options”) granted under the Company’s 2003 Equity and Performance Incentive Plan and the Director Plan (together, and each as amended, the “Company Stock Plans”), (vi) 149,051 Company Common Shares were reserved for the grant of additional awards under the Company Stock Plans; (vii) 3,529,411 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants; and (viii) 10,612,080 shares were reserved for issuance upon conversion of the Series A Preferred Stock. As of the date of this Agreement, except as set forth above, no Shares were issued, reserved for issuance or outstanding, no Company Stock Options have been granted, and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company (“Stock Equivalents”). Since February 27, 2004 and on or prior to the date of this Agreement, except for the exercise of any Company Stock Options referred to in clause (v) above, the Company has not issued any Shares or made any grant of awards under the Company Stock Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Other than the Shares, there are no other authorized classes of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote. Except for the Company Warrants and the Company Stock Options, and except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Company Stock Options or other voting securities or Stock Equivalents of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as set forth in the Company’s Second Amended and Restated Certificate of Incorporation, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Excepting the Investor Rights Agreement, there are no outstanding agreements to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries. Item 4.3 of the Company Letter sets forth information in the Knowledge of the Company concerning the identity of the holders of shares of Company Common Stock, Series A Preferred Stock, Company Stock Options and Company Warrants held by each Person and the number of such Securities owned by each such holder.

Section 4.4 Authority. Prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable to the Company and its stockholders, resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption (all in accordance with the DGCL and this Agreement). The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreement and, subject to the obtaining of the Company Stockholder Approval and the obtaining of the Series A Preferred Consent, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Ancillary Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the obtaining of the Company Stockholder Approval and the obtaining of the Series A Preferred Consent. This Agreement and the Ancillary Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement and the Ancillary Agreement, as applicable, by Corvis and Sub) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 4.5 Consents and Approvals; No Violations. Except (a) as provided in Item 4.5 of the Company Letter, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, (c) as may be required in connection with the Taxes described in Section 7.7, (d) for the FCC Consent and State PUC Consents required by any Applicable Laws, and (e) for the consents of the lenders as provided in the Credit Facilities, neither the execution, delivery or performance of this Agreement and the Ancillary Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby, including the distribution of the Merger Consideration in accordance with Section 3.2, will (i) conflict with or result in any breach of any provision of the Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or of the similar organizational documents of any of its Subsidiaries, (ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity or any Person on the part of the Company or any of its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for failures, violations, breaches or defaults that would not be material and adverse to the business of the Company.

Section 4.6 Financial Statements. Item 4.6 of the Company Letter sets forth the following financial statements (collectively the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2002 and the related audited consolidated statements of income and cash flows for the twelve month period then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the twelve month period then ended. Except as set forth on Item 4.6 of the Company Letter, each of the Financial Statements presents fairly in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their operations for the periods referred to therein in conformity with GAAP (subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from year-end adjustments). Except as set forth on Item 4.6 of the Company Letter, as of the date hereof, to the Company’s Knowledge, the Company and its Subsidiaries have no liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liabilities”), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) Liabilities fully reflected or reserved against on the face of the Unaudited Balance Sheet; (ii) Liabilities that would not be required to be disclosed on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP; (iii) Liabilities incurred in the Ordinary Course of Business since December 31, 2003 or (iv) Liabilities that are not individually in excess of $1 million.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in any of the Registration Statements pursuant to which Corvis Shares issuable in the Merger will be registered in accordance with Section 7.3 below, or in the disclosure document (together with any amendments or supplements thereof, the “Disclosure Document”) relating to obtaining the Company Stockholder Approval will, in the case of any of the Registration Statements, at the time it becomes effective and as of the Closing Date, and in the case of the Disclosure Document, at the time it is first mailed or delivered to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication by the Company with respect to the solicitation of written consents from the Company’s stockholders which has become false or misleading.

Section 4.8 Compliance with Laws; Permits.

(a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all applicable State PUCs), except for possible non-material violations. Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and, as of the date of this Agreement, no suspension, cancellation, modification, or limitation in any material adverse manner of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to the Communications Licenses, which licenses constitute all of the material Licenses from the FCC or the State PUCs that are necessary or required for and/or used in the operation of their business as it is now being conducted. The Company and its Subsidiaries have operated in all material respects in compliance with all of the material terms and conditions of the Company Permits. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. There is not now pending or, to the Company’s Knowledge, threatened, any action by or before the FCC on any State PUC in which the requested remedy is the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses. There is no pending or, to the Company’s Knowledge, threatened notice by the FCC or any State PUC of any material violation or complaint against the Company or any of its Subsidiaries. Item 4.8(a) of the Company Letter contains a complete and correct list of the Communications Licenses held by the Company and its Subsidiaries.

(b) Each executive officer and director of the Company has complied with all Applicable Laws in connection with or relating to actions within the scope of the Company’s business, except where the failure to comply would not have a Material Adverse Effect on the Company. No executive officer or director of the Company is a party to or the subject of any suit, action, proceeding or investigation either pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity that is related to the business of the Company.

Section 4.9 Network Facilities. Item 4.9 of the Company Letter contains certain information relating to the network of the Company and its Subsidiaries. Item 4.9 of the Company Letter sets forth: (i) all switches and switch locations of the Company and its Subsidiaries, (ii) all material inventory of the Company and its Subsidiaries and the inventory locations of the Company and its Subsidiaries, (iii) for each segment, the number of fibers, fiber miles owned or leased by the Company and its Subsidiaries, route and name of third party provider, if any, and (iv) for the IP backbone of the Company and its Subsidiaries, route and circuit type (including DS3s, OC3s, OC12s, OC48 and lambda waves). The information provided on Item 4.9 of the Company Letter is accurate and complete in all material respects.

Section 4.10 Employee Benefits.

(a) Item 4.10(a) of the Company Letter lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes.

(b) Except as set forth in Item 4.10(b) of the Company Letter:

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable legal requirements, including the requirements of ERISA and the Code.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.

(iv) Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in Section 3(25) of ERISA).

(v) No employee of the Company of any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or otherwise (other than acceleration of vesting of Company Stock Options in accordance with their terms) as a result of the transactions contemplated by this Agreement.

Section 4.11 Tax Matters.

(a) (i) The Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file properly obtained) all material Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) each of the Company and its Subsidiaries has duly and timely paid all material Taxes that are required to be paid, and all material Taxes which the Company or any Subsidiary is required to withhold or collect for payment have been duly withheld or collected and paid to the appropriate Governmental Entity; (iv) no deficiencies for any material Taxes have been asserted, proposed or assessed against the Company or any of its Subsidiaries that have not been fully paid or otherwise fully settled; and (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to material Taxes, agreed to any extensions of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect, (vi) as of the date of this Agreement, there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vii) there are no material Liens relating to Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens relating to current Taxes not yet due and payable or relating to

Taxes that are being contested in good faith, and (viii) neither the Company nor any Subsidiary has ever been a member of a group of corporations filing Tax Returns on a consolidated, combined or unitary basis other than the group, if any, of which it is currently a member.

(b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

Section 4.12 Litigation. Except as provided in Item 4.12 of the Company Letter, as of the date of this Agreement, there is no material suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or otherwise challenging or seeking to delay or terminate the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree.

Section 4.13 Real Property. Item 4.13 of the Company Letter sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except for matters set forth in Item 4.13 of the Company Letter: (a) the Company or one of its Subsidiaries has good and marketable fee simple title thereto, free and clear of all Liens, except Permitted Encumbrances; (b) neither of the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Item 4.13 of the Company Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has delivered to Corvis a true and complete copy of each such Lease document.

Section 4.14 Material Contracts.

(a) Item 4.14 of the Company Letter sets forth a true and complete list, that is accurate and complete in all material respects, of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. True and complete copies of all written Material Contracts have been delivered or made available to Corvis by the Company.

(b) Each Material Contract is in full force and effect, is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, of each other party thereto, and is enforceable against the Company or its Subsidiary, as applicable, in accordance with its terms, and, to the Knowledge of the Company, is enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws now affecting or relating to creditors’ rights generally and general principles of equity. Neither the Company nor any of its Subsidiaries is or is alleged to be and, to the Knowledge of the Company, no other party is or alleged to be in default under, or in breach or violation of, any Material Contract, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation, except, in each case, for any such default, violation or breach that could not reasonably be expected to result in a Material Adverse Effect.

Section 4.15 Employment and Labor Matters. Item 4.15 of the Company Letter identifies all employees and consultants currently employed or engaged by the Company or any of its Subsidiaries and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Item 4.15 of the Company Letter, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company or any of its Subsidiaries and any current or former shareholder, officer, director, employee, or any consultant. Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Entity. The Company has not received written notice of any threatened or pending claims, charges, actions, lawsuits or proceedings alleging claims against the Company brought by or on behalf of any employee or other individual or any Governmental Entity with respect to employment practices.

Section 4.16 Environmental Matters and its Subsidiaries. Except as described in Item 4.16 of the Company Letter, (i) the Company and its Subsidiaries have obtained all applicable permits, licenses and other authorization which are material for their operations and are required under any laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company; (ii) the Company and its Subsidiaries are in material compliance with the terms and conditions of such permits, licenses and authorizations, and also are in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, decree, or judgment having the force and effect of law and promulgated or issued pursuant to such laws; and (iii) neither the Company nor any of its Subsidiaries has, in the past five years, received any material written claim, complaint or other material written notice of any violation of, or any liability or investigatory, corrective or remedial obligation arising under, any environmental law the subject matter of which notice has not been substantially resolved.

Section 4.17 Intellectual Property. Item 4.17 of the Company Letter sets forth a complete and accurate list of all of the Company’s and its Subsidiaries’ United States and foreign (i) patents and patent applications, if any; (ii) registered and material unregistered trademarks and service marks and pending trademark or service mark registration applications; (iii) domain name registrations; and (iv) registered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). All registered trademarks, patents and registered copyrights material in the Ordinary Course of Business are currently in material compliance with all legal requirements of the applicable registration authority (including the timely post-registration filing or affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents) and are not subject to any maintenance fees or actions falling due within 120 days after the date hereof. Except as set forth in Item 4.17 of the Company letter (a) no trademark or service mark that is material in the Ordinary Course of Business is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing with respect to any such trademarks or service marks or trademark or service mark registration applications, and (ii) to the Knowledge of the Company, there are no trademarks, service marks, patents or patent applications of any third party that infringe upon the Company’s registered trademarks or service marks, patents or patent applications that are material in the Ordinary Course of Business.

Section 4.18 Required Vote; Stockholder Approval. (i) The Company Stockholder Approval in the form of the Company Written Consent approving the Merger and this Agreement and (ii) the Series A Preferred Consent are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and this Agreement and the Ancillary Agreement and the transactions contemplated by such agreements.

Section 4.19 State Takeover Statutes. To the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Second Amended and Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock or the Merger.

Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than Miller Buckfire Lewis Ying & Co., LLC, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Miller Buckfire Lewis Ying & Co., LLC and the Company, complete copies of which have been furnished to Corvis), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CORVIS AND SUB

Corvis and Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement, except as set forth in Corvis Letter attached hereto:

Section 5.1 Organization. Corvis and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite corporate power and authority to carry on their respective businesses as now being conducted. Corvis and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary. Corvis has delivered to the Company complete and correct copies of its Amended and Restated Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub.

Section 5.2 Subsidiaries. As of the date of this Agreement, Exhibit 21 to Corvis’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC, is a true, accurate and complete statement as of its filing date in all material respects of all of the information required to be set forth therein by Regulation S-K as promulgated by the SEC. All of the outstanding shares of capital stock of each Subsidiary of Corvis that is a corporation have been validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary of Corvis are owned by Corvis, by one or more Subsidiaries of Corvis or by Corvis and one or more Subsidiaries of Corvis, free and clear of all Liens. Except for the capital stock of its Subsidiaries, Corvis does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity (other than marketable securities and other short term investments) which is material to the business of Corvis and its Subsidiaries, taken as a whole.

Section 5.3 Capital Structure.

(a) The authorized capital stock of Corvis consists of 1,900,000,000 Corvis Shares and 200,000,000 shares of Preferred Stock, par value $0.01 per share (“Corvis Preferred Stock”). At the close of business on January 31, 2004, (i) 487,717,826 Corvis Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (ii) 12,281,900 Corvis Shares were held by Corvis in its treasury, (iii) 46,719,324 Corvis Shares were reserved for issuance pursuant to outstanding options to purchase Corvis Shares (options to purchase Corvis Shares being “Corvis Stock Options”) granted under Corvis’s 1997 Stock Option Plan and the 2000 Long Term Incentive Plan (together, and each as amended, the “Corvis Stock Incentive Plans”), (iv) 29,565,949 Corvis Shares were reserved for the grant of additional awards under Corvis Stock Incentive Plans and (v) no shares of Corvis Preferred Stock were issued and outstanding. As of the date of this Agreement, except as set forth above, no Corvis Shares were issued, reserved for issuance or outstanding, no Corvis Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Corvis (“Corvis Stock Equivalents”). Since January 31, 2004 and on or prior to the date of this Agreement, except for the exercise of any Corvis Stock Options referred to in clause (iii) above, and except as set forth in Item 5.3 of the Corvis Letter, Corvis has not issued any Corvis Shares or made any grant of awards under Corvis Stock Incentive Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of Corvis. Each outstanding Corvis Share is, and each Corvis Share which may be issued pursuant to Corvis Stock Incentive Plans will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Other than the Corvis Shares and Corvis Preferred Stock, there are no other authorized classes of capital stock of Corvis. Except as identified in Item 5.3 of the Corvis Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Corvis having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Corvis’s stockholders may vote. Other than the warrants described in Item 5.3 of the Corvis Letter (the “Corvis Warrants”) and as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Corvis or any of its Subsidiaries is a party or by which any of them is bound obligating Corvis or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Corvis Stock Options or other voting securities or Corvis Stock Equivalents of Corvis or of any of its Subsidiaries or obligating Corvis or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Corvis or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Corvis or any of its Subsidiaries. There are no outstanding agreements to which Corvis, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Corvis or any of its Subsidiaries.

(b) The authorized capital stock of Sub consists solely of 100 shares of common stock, par value $0.001 per share, of which, as of the date hereof, 100 were issued and outstanding. All outstanding shares of common stock of Sub have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive or other similar right. Sub does not own any securities.

Section 5.4 Authority. On or prior to the date of this Agreement, the Boards of Directors of Corvis and Sub approved this Agreement and Corvis Share Issuance. Each of Corvis and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Corvis and Sub and the consummation by Corvis and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Corvis and Sub. This Agreement has been approved by Corvis as the sole stockholder of Sub. This Agreement has been duly executed and delivered by each of Corvis and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Corvis and Sub enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 5.5 Consents and Approvals; No Violations. Except (a) as provided in Item 5.5 of Corvis Letter, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and (c) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by Corvis or Sub nor the consummation by Corvis or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Corvis, the Certificate of Incorporation or Bylaws of Sub or of the similar organizational documents of any of Corvis’s Subsidiaries, (ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Corvis or any of Corvis’s Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Corvis or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Corvis, Sub, any of its Subsidiaries or any of their properties or assets.

Section 5.6 SEC Documents and Other Reports. Corvis has timely filed with the SEC all documents required to be filed by it since January 1, 2002 under the Securities Act or the Exchange Act, (collectively, the “Corvis SEC Documents”). Except as provided in Item 5.6 of Corvis Letter, as of their respective filing dates, Corvis SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superceded by a filing prior to the date hereof, then on the date of such filing), none of the Corvis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as provided in Item 5.6 of the Corvis Letter, the financial statements of Corvis included in the Corvis SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Corvis and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

Section 5.7 Absence of Certain Changes. Since September 30, 2003, with respect to Corvis and its Subsidiaries, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, other than with respect to the payment of quarterly dividends, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) any change in accounting methods, principles or practices by Corvis.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by Corvis or Sub specifically for inclusion or incorporation by reference in any of Registration Statements or the Disclosure Document, will, in the case of any of the Registration Statements, at the time it becomes effective and as of the Closing Date, and, in the case of the Disclosure Document, at the time it is first mailed or delivered to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication by Corvis or Sub with respect to the solicitation of written consents from the Company’s stockholders which has become false or misleading. The Registration Statements will comply as to form in all material respects with the requirements of the Securities Act, except that no representation, warranty or covenant is made by Corvis or Sub with respect to statements made or incorporated by reference in the Registration Statements or the Disclosure Document with respect to information supplied by the Company or any of its representatives specifically for inclusion or incorporated by reference therein or information which is not made in or incorporated by reference in the Registration Statements or the Disclosure Document that should have been disclosed by the Company pursuant to Section 4.7.

Section 5.9 Compliance with Laws; Permits.

(a) The businesses of Corvis and its Subsidiaries are not being conducted in violation of any material law, ordinance or regulation of any Governmental Entity. Each of Corvis and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Corvis or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Corvis Permits”) and, as of the date of this Agreement, no suspension or cancellation of any of the Corvis Permits is pending or, to the Knowledge of Corvis, threatened. Corvis and its Subsidiaries are the authorized legal holders or otherwise have rights to all material Licenses from the FCC or the State PUCs that are necessary or required for and/or used in the operation of its business as it is now being conducted. All such material licenses are valid and in full force and effect, unimpaired by any condition, except those conditions that may be contained within the terms of such licenses. There is not now pending or, to Corvis’s Knowledge, threatened, any action by or before the FCC or any State PUC in which the requested remedy is the revocation, suspension, cancellation, rescission or modification of any of such material licenses.

(b) Corvis and each of its officers and directors have complied in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 required to be complied with as of the date hereof and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Corvis has previously disclosed to the Company any of the information required to be disclosed by Corvis and certain of its officers to Corvis’s Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

(c) Each executive officer and director of Corvis has complied with all Applicable Laws in connection with or relating to or actions within the scope of Corvis’s business. No executive officer or director of Corvis is a party to or the subject of any suit, action, proceeding or investigation pending or threatened in writing by any Governmental Entity, except as disclosed in the Corvis Filed SEC Documents.

Section 5.10 The Corvis Shares. All of the Corvis Shares issuable in exchange for Shares in the Merger in accordance with this Agreement have been duly authorized and will be, when so issued, validly issued, fully paid and non-assessable and free of preemptive or other similar rights. The issuance of such Corvis Shares will be registered under the Securities Act (and to the extent that any Corvis Shares are included in an S-3 Registration Statement in accordance with Section 7.3, the issuance of such Corvis Shares shall be exempt from registration and such shares shall be registered for resale under the Securities Act) and registered or exempt from registration under applicable state securities laws, unless the Company’s stockholders are to receive cash in lieu of the Merger Shares pursuant to Section 3.2(d), in which case Corvis shall have sufficient readily available cash at Closing to satisfy such obligation.

Section 5.11 Litigation. As of the date of this Agreement, there is no material suit, action, proceeding or investigation pending against Corvis or any of its Subsidiaries not identified in the Corvis Filed SEC Documents. Neither Corvis nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree.

Section 5.12 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no business or other activities, has incurred no liabilities or obligations, other than as contemplated hereby, and will conduct its activities only as contemplated hereby.

Section 5.13 State Takeover Statutes. To the Knowledge of Corvis, other than the provisions of Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Corvis’s Amended and Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Corvis Shares, Corvis, Sub or the Merger.

Section 5.14 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Corvis or Sub.

Section 5.15 No Corvis Stockholder Vote. No vote of the stockholders of Corvis is required under the DGCL, the applicable rules and regulations of NASDAQ or any other applicable law or regulation, or pursuant to the terms of Corvis’s Amended and Restated Certificate of Incorporation, in order to authorize the consummation by Corvis of the transactions contemplated hereby.

Section 5.16 Continuity of Business Enterprise. It is the present intention of Corvis to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. (S)1.368-1(d).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business Pending the Merger.

(a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement and the Company Letter, or as contemplated by the Management Agreement, or taken by or required or requested by or at the direction of Corvis or its representatives pursuant thereto, or as required by any Applicable Law, or as necessary or advisable to cause any of the conditions to Closing hereunder to be satisfied, in all material respects operate in the Ordinary Course of Business (it being understood that the resolving of Disputed Claims shall be deemed to be in the Ordinary Course of Business). Furthermore, (i) without limiting the generality of the first sentence of this Section 6.1(a), (ii) except as set forth in Item 6.1(a) of the Company Letter, and (iii) except as otherwise expressly contemplated by this Agreement and the Company Letter, or as contemplated by the Management Agreement, or taken by or required or requested by or at the direction of Corvis or its representatives pursuant thereto, as required by any Applicable Law, or as necessary or advisable to cause any of the conditions to Closing hereunder to be satisfied, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Corvis or its designated advisors (such consent not to be unreasonably withheld or delayed):

(i) (A) amend the Company’s Second Amended and Restated Certificate of Incorporation or the Company’s Bylaws; (B) other than in the case of any direct or indirect wholly-owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than dividends or distributions to the Company or wholly-owned Subsidiary from its direct or indirect wholly-owned Subsidiaries; and (D) except as required under the Company Stock Plans, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(ii) (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than (i) the issuance of Company Common Stock to directors of the Company or any of its Subsidiaries pursuant to the Director Plan, (ii) Shares issuable under Company Stock Options outstanding as of the date of this Agreement, (iii) the issuance by any direct or indirect wholly-owned Subsidiary of the Company of its capital stock to the Company or another wholly-owned Subsidiary of the Company, (iv) the issuance of shares of Company Common Stock upon exercise of the Company Warrants, and/or (v) the issuance of up to 1,500,000 shares of Series A Preferred Stock, up to 588,235 Twenty Percent Warrants, and up to 2,941,176 Five Percent Warrants to the General Unsecured Creditors pursuant to the Plan); (B) other than products or services sold in the Ordinary Course of Business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets; (C) incur, increase or modify any indebtedness (other than (i) indebtedness existing solely between the Company and its wholly-owned

Subsidiaries or between such wholly-owned Subsidiaries or (ii) incremental indebtedness to the extent such incremental indebtedness, together with all other indebtedness of the Company and its Subsidiaries, is materially consistent with the debt-to-equity ratio of the Company and its Subsidiaries, taken as a whole or (iii) as contemplated by any agreement with Corvis or required or requested by Corvis thereunder or (iv) incurred under the Credit Facilities as in effect on the date hereof) as of the date of this Agreement; (D) make or authorize or commit to any capital expenditures (other than as set forth in Item 6.1(a)(ii)(D) of the Company Letter) that in the aggregate are more than 150% of, or fail to make capital expenditures for the period from the date hereof until the Closing Date that in the aggregate are less than 80% of, the budgeted capital expenditures set forth in Item 6.1(a)(ii)(D) of the Company Letter; (E) by any means, make any purchase or acquisition (including by way of merger or other business combination) of, or investment in (i) the capital stock of or other interest in, any other Person other than a wholly-owned Subsidiary of the Company or (ii) except in the Ordinary Course of Business, assets of any other Person; and (F) make any loans, advances or capital contributions to any other Person (other than to the Company or any of its wholly-owned Subsidiaries) outside of the Ordinary Course of Business;

(iii) except as required by the terms of this Agreement, (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans or any material agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer or director, (B) increase the compensation of any employee of the Company or any Subsidiary by more than 10% per annum or the benefits, including severance, termination pay, paid leave, sick leave, and stock options (other than bankruptcy bonuses not to exceed $800,000 in the aggregate, merit increases announced prior to but effective in July 2004, bonuses relating to 2003 up to $3.2 million in the aggregate, and pursuant to Contracts currently in force and previously disclosed to Corvis or in the Ordinary Course of Business), (C) terminate any employee of the Company without cause pursuant to which the employee would be entitled to any severance or termination-related compensation in excess of $20,000, and (D) hire any non-quota-bearing employee at a compensation level expected to be more than $150,000 a year;

(iv) other than as required in Section 6.1(a)(v), pay, discharge, settle, compromise or satisfy any material claims, liabilities or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than Disputed Claims and other than in the Ordinary Course of Business or in accordance with their terms existing on the date hereof, or waive, release or assign any material rights or claims other than in the Ordinary Course of Business;

(v) pay, discharge, settle, compromise or satisfy any litigation or claims (other than (i) in the Ordinary Course of Business, (ii) Disputed Claims, or (iii) litigation claims up to $100,000 per claim);

(vi) modify, amend, terminate or renew any Material Contract if such modification, amendment, termination or renewal would be materially adverse to the Company;

(vii) implement or adopt any change in its accounting principles or accounting practices, including principles and practices concerning the establishment of financial reserves to reflect regulatory uncertainties, in all cases other than as may be required by a change in generally accepted accounting principles or as recommended by the Company’s outside auditors or in the Ordinary Course of Business consistent with GAAP;

(viii) fail to pay or discharge in the Ordinary Course of Business any material current liabilities or trade payables of the Company other than carrier trade payables;

(ix) execute any Material Contracts with vendors for the provision of telecommunications services;

(x) discharge or hire any executive officers of the Company;

(xi) make any voluntary prepayment or advance payment of any amounts under the Credit Facilities of any kind or nature, including but not limited to payments of principal, interest and fees thereunder (but excluding the additional cash prepayment of $3 million under section 2.10(e) of the Senior Credit Agreement, provided that after the Interim Determination Date the Company may only make such payment if the Cash of the Company on the day immediately prior to the date of such payment is equal to or greater than $12 million; and

(xii) authorize or enter into any Contract to do any of the foregoing.

(b) Conduct of Business by the Company After the Interim Determination Date. Following the Interim Determination Date, in addition to the requirements set forth in the Management Contract, the Company shall:

(i) provide Corvis and its representatives full access to all operations, employees, customers, vendors and contractors and books and records of the Company and its Subsidiaries, provided that such access does not materially disrupt the operations of the Company and its Subsidiaries; provided that the Company shall not have any obligation to provide access to or make available any proprietary or competitively sensitive information in violation of Applicable Laws relating to securities, antitrust or the regulation of the Company’s business, or any information or document subject to the attorney-client, work product or other privilege the waiver of which would be effected thereby;

(ii) provide Corvis with notice of any meetings of the Company’s Board of Directors and provide Corvis and its representatives the opportunity to attend such meetings (except Corvis shall have no right to attend such meetings, or portions thereof, the subject matter of which includes this agreement or the transactions contemplated hereby or alternative transactions to the Merger, if such attendance would reasonably be expected to violate Applicable Laws, or if the attorney-client, work product or other privilege would reasonably be expected to be waived thereby). The Company shall provide Corvis with copies of any reports, written consents, minutes, or other documentation produced, reviewed or discussed at all such meetings (subject to the limitations in the above parenthetical);

(iii) designate a transition team, in consultation with Corvis, made up of individuals identified by Corvis to prepare and plan for the Merger and the resulting integration of the Company’s and Corvis’s operations; and

(iv) direct the executive officers of the Company to consult with Corvis on all material decisions relating to the Company’s business operations, financial and employee matters and require Corvis’ consent (which will not be unreasonably withheld or delayed) prior to taking such actions.

Notwithstanding anything to the contrary herein or in the Management Agreement, Corvis and its representatives will have no authority to control, direct, influence, or be involved in any Company actions or determinations relating to the preparation, review, and dispute of Notices of Claims or otherwise relating to the rights or obligations of the Company and its stockholders under this Agreement and the Ancillary Agreement.

(c) Conduct of Business by Corvis Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or set forth in the Corvis Letter or as required by any Applicable Law, Corvis shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (not to be unreasonably withheld or delayed):

(i) make any change in or amendment to Corvis’s Amended and Restated Certificate of Incorporation that changes any material term or provision of or otherwise adversely affects the Corvis Shares;

(ii) make any material change in or amendment to Sub’s Certificate of Incorporation;

(iii) engage in any recapitalization, restructuring or reorganization with respect to Corvis’s capital stock, including by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Corvis’s capital stock;

(iv) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than (A) the issuance of Corvis Shares and Corvis Stock Options to employees of Corvis or any of its Subsidiaries pursuant to Corvis Stock Incentive Plans, as in effect on the date hereof, (B) Corvis Shares issuable under Corvis Stock Options outstanding as of the date of this Agreement, (C) the issuance by any direct or indirect wholly-owned Subsidiary of Corvis of its capital stock to Corvis or another wholly-owned Subsidiary of Corvis, (D) the issuance of Corvis Shares upon exercise of the Corvis Warrants, and (E) the issuance of Corvis Shares (not to exceed $250 million in market value, determined at the time of issuance, in the aggregate under this subclause (E)) either as consideration in acquisitions or in exchange for cash that is used as consideration in acquisitions in each case permitted by clause (v) below; or grant any Person registration rights with respect to the foregoing that may be exercised prior to or are otherwise superior in any respect to the obligations of Corvis to file and cause to be declared effective the Registration Statements with respect to the Merger Shares;

(v) enter into any agreement to acquire or purchase, or acquire or purchase, (whether by merger, acquisition of equity or assets, joint venture or otherwise) any Person or any interest in any Person (other than market purchases of publicly traded securities constituting less than 5% of the outstanding capital stock of any Person for investment purposes) if such acquisition or purchase (A) requires the Company to pay or remit cash to such Persons or their assignees in connection with that transaction (other than cash received after the date hereof upon issuance of Corvis capital stock pursuant to Section 6.1(c)(iv)(E)) or (B) would cause a material delay in or prevent the receipt of any antitrust or competition law approval or other regulatory approval necessary for the consummation of, or otherwise adversely affect, the Merger or Corvis’s ability to consummate the Merger, unless such action would not be reasonably expected to cause such effect;

(vi) own less than $250,000,000 in unrestricted and unencumbered Cash, except with respect to the amounts in the Reserve Fund; or

(vii) repurchase, redeem, or otherwise acquire, or prepay or make other advance payment in respect of, any indebtedness or debt or equity securities (except for repurchases and redemptions made in accordance with the Corvis Stock Incentive Plans);

Section 6.2 No Solicitation.

(a) Commencing on the date hereof and except as provided in Section 9.2(a)(i) below and this Section 6.2, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of any proposal which constitutes, any Takeover Proposal, or (ii) enter into any letter of intent or agreement related to any Takeover Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”). If, at any time prior to the date of the Company Stockholder Approval, the Company receives a Takeover Proposal from any Person that in the good faith judgment of the Company’s Board of Directors is, or is reasonably likely to lead to the delivery of, a Superior Proposal, the Company may (x) furnish information (including non-public information) with respect to the Company to any such Person pursuant to a confidentiality agreement (which, in the case of a confidentiality agreement entered into after the date hereof, will contain confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement) and (y) participate in negotiations with such Person regarding such Takeover Proposal; provided, however, that if the Company does not, within five (5) days after any such good faith determination of the Company’s Board of Directors that a Takeover Proposal is, or is reasonably likely to lead to the delivery of, a Superior Proposal, provide notice of such determination to Corvis (together with a general description of the material terms and conditions of such Takeover Proposal, then the Company may no longer furnish such information or participate in such negotiations with respect to such Takeover Proposal. The notice referred to in the foregoing sentence need not identify the Person making the Takeover Proposal if such identification would be prohibited by any confidentiality obligation binding on the Company. In addition to the restrictions imposed pursuant to the foregoing requirements of this subsection (a), following the date of the Company Stockholder Approval, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, furnish information (including non-public information) with respect to the Company or any of its Subsidiaries to any Person relating to a Takeover Proposal or participate in negotiations with any Person regarding a Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Corvis and its Affiliates) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries or 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions with Corvis and Sub contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide Takeover Proposal made by any Person (other than Corvis and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith would, or would be reasonably likely to, be more favorable to the stockholders of the Company (taking into account such factors as the Company’s Board of Directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the form and value of consideration, the terms of any financing and the likelihood that the transaction will be consummated) than the transactions contemplated hereby.

(b) Except as set forth in Section 9.2(a)(i) and subject to the Company’s Board of Directors’ exercise of its fiduciary duties, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Corvis, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; or (ii) recommend, or propose to recommend, any Takeover Proposal. Notwithstanding the foregoing, subject to Section 9.2(a)(i), the Company will solicit the Company Written Consent and the Voting Agreement whether or not the Board of Directors of the Company determines at any time that this Agreement is no longer advisable and recommends against it.

(c) The Company agrees that it and its Subsidiaries shall, and the Company shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal.

Section 6.3 Disclosure of Certain Matters; Delivery of Certain Filings.

(a) From the date hereof until the Interim Determination Date, the Company shall promptly notify Corvis orally and in writing if a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a representation or warranty contained herein no longer being true and correct in all material respects as of the date when made or as of the date of such notice. Unless such notice would give Corvis the right to terminate this Agreement pursuant to Section 9.2(b)(i) by reason of such notice and Corvis exercises such right to terminate this Agreement within the period referred to in such Section 9.2(b)(i) then the written notice pursuant to this Section 6.3(a) shall be deemed to have amended the Company Letter, to have qualified the representations and warranties contained in Article IV, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such change or event.

(b) From the date hereof until the Interim Determination Date, the Company shall provide to Corvis, and Corvis shall provide to the Company, copies of all filings made by the Company or Corvis, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c) From the date hereof until the Interim Determination Date, Corvis shall promptly advise the Company orally and in writing if a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice or if there occurs, to the Knowledge of Corvis, any change or event which results in the executive officers of Corvis having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice. Unless such notice would give the Company the right to terminate this Agreement pursuant to Section 9.2(c)(i) by reason of such notice and the Company exercises such right to terminate this Agreement within the period referred to in such Section 9.2(c)(i), then the written notice pursuant to this Section 6.3(c) shall be deemed to have amended the Corvis Letter, to have qualified the representations and warranties contained in Article V, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such change or event.

(d) From the date hereof until the Interim Determination Date, each of Corvis and the Company shall promptly notify the other Party if it or one of its Subsidiaries becomes aware of any breach by such other Party of any representation, warranty, covenant or agreement under this Agreement.

Section 6.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity or incur any liabilities or obligations of any nature except as expressly provided in or contemplated by this Agreement.

Section 6.5 NASDAQ Listing. Promptly after the date of this Agreement, Corvis shall use its reasonable best efforts to cause the Corvis Shares issuable in the Merger to be approved for listing on the NASDAQ National Market.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Options. At the Effective Time, the Company shall cancel all outstanding Company Stock Options, at which time each holder of In-the-Money Company Stock Options will have the right to receive in exchange therefor the Merger Consideration specified in Section 3.2.

Section 7.2 Stockholder Approval; Other Actions.

(a) No later than thirty (30) days following the date hereof, the Company shall solicit the written consent, in the form attached hereto as Exhibit H (the “Company Written Consent”), of the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (if any) (with the Series A Preferred Stock voting on an as-if-converted basis) in lieu of a special meeting of its stockholders (the signing and delivery to the Company of such written consent, the “Company Stockholder Approval”). In connection with solicitation of the Company Stockholder Approval, the Company shall submit a voting agreement, in the form attached hereto as Exhibit D (the “Voting Agreement”) for execution and delivery to Corvis by the stockholders executing the Company Written Consent. The Company shall, through its Board of Directors (but subject to the right of the Company to terminate this Agreement as set forth in Section 9.2(a)(i) and the exercise of the Company’s Board of Directors’ fiduciary duties), recommend to its stockholders that the Company Stockholder Approval be given. Subject to Section 9.2(a)(i), the Company will solicit the Company Written Consent and the Voting Agreement whether or not the Board of Directors of the Company determines at any time that this Agreement is no longer advisable and recommends against it.

(b) No later than thirty (30) days following the date hereof, the Company will (provided that Corvis has fulfilled its obligations under Sections 7.2 and 7.10) (i) solicit the Series A Preferred Consent, (ii) give the holders of the Company Warrants notice of the Merger as required by and in accordance with Section 3.6 of the Warrant Agreement, and (iii) give the holders of options issued pursuant to the 2003 Equity and Performance Incentive Plan the required notice of the Merger.

(c) Corvis shall provide to the Company all necessary information about Corvis and the transactions contemplated by this Agreement to enable the Company to provide all necessary information to holders of Company Equity in connection with a required notice or consent. In the event the Company delivers any notice of the transaction to the holders of Company Equity in accordance with Rule 135 promulgated under the Exchange Act, Corvis agrees that it will timely file such notice and other information with the SEC as required under Rule 425 promulgated under the Exchange Act.

Section 7.3 Preparation of Registration Statement.

(a) Corvis shall promptly prepare (in consultation with the Company) and file with the SEC a registration statement and information statement on Form S-4, which registration statement and information statement shall comply in all material respects with all Applicable Laws respecting securities, including rules and regulations promulgated by the SEC, and shall solicit the written consent of the Company’s stockholders to the transaction as may be necessary to reaffirm the Merger and this Agreement (such registration statement in compliance with this Section 7.3, the “S-4 Registration Statement”). Each of the Company and Corvis shall use its reasonable best efforts to file such S-4 Registration Statement on or prior to July 1, 2004 and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger. If Corvis is not able to include the Merger Shares issuable to those Focal stockholders who delivered the Company Written Consent in the S-4 Registration Statement, Corvis shall promptly prepare (in consultation with the Company) and file with the SEC a registration statement on Form S-3 covering the resale of all such Merger Shares that could not be so included in the S-4 Registration Statement, which registration statement and information statement shall comply in all material respects with all Applicable Laws respecting securities, including rules and regulations promulgated by the SEC, (such registration statement in compliance with this Section 7.3, the “S-3 Registration Statement” and together with the S-4 Registration Statement, the “Registration Statements”). The S-3 Registration Statement shall register the resale of the Merger Shares by the initial distributees of those shares pursuant to Section 3.2. The S-3 Registration Statement shall also register the distribution by such initial distributees who are partnerships of their Merger Shares to their limited and general partners and the resale of such shares by such partners. Corvis shall use its reasonable best efforts to file supplements to such S-3 Registration Statement as soon as practicable after it is notified of any such distribution for which any such supplement is required, which supplements will enable such partners of the initial distributees to resell the Merger Shares that have been so distributed to them by the initial distributees. Corvis agrees that it will cooperate and take such actions as may be reasonably requested by any initial distributee and subject to compliance with Applicable Law to enable such initial distributee to transfer the Merger Shares to such partners. Corvis shall use its reasonable best efforts to file such S-3 Registration Statement as soon as practicable after it is notified that Corvis will not be able to include certain Merger Shares in the S-4 Registration Statement and to have the S-3 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the S-3 Registration Statement effective for a period ending on the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which all Merger Shares have been sold pursuant to the S-3 Registration Statement. If Corvis cannot deliver registered Merger Shares pursuant to an effective S-4 Registration Statement (or if any Merger Share are covered by an S-3 Registration Statement in accordance with this Section 7.3, Corvis cannot deliver the Merger Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or before the Outside Date, then (unless the Company delivers the written notice set forth in Section 3.2(d)(i)) upon delivery of cash consideration in lieu of Merger Shares Corvis shall be under no further obligation to have the Registration Statements declared or remain effective.

(b) Corvis shall (in consultation with the Company) include in the S-4 Registration Statement filed with the SEC provisions regarding the registration under the Securities Act pursuant to Rule 415 under the Securities Act (the “Shelf Registration”) covering the resale of Corvis Shares received by affiliates (as such term is defined in Rule 501(b) under the Securities Act) of the Company and which are subject to restrictions on resale under Rule 145 under the Securities Act. Each of the Company and Corvis shall use its reasonable best efforts to include the Shelf Registration provisions in the S-4 Registration Statement and to cause it to be declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the Shelf Registration effective for a period ending on the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which all Corvis Shares have been sold pursuant to the Shelf Registration. Notwithstanding the foregoing, if Corvis is not able to include all of the Merger Shares issuable to the Focal stockholders who delivered the Company Written Consent referred to this Section 7.3(b) in the S-4 Registration Statement, Corvis shall comply with the registration requirements under Section 7.3(a) or deliver (at the Company’s election) cash in accordance with Section 3.2(d).

(c) No filing of, or amendment or supplement to, any of the Registration Statements, and no correspondence with the SEC with respect thereto, will be made by Corvis or the Company without providing the other party the opportunity to review and comment thereon. Corvis will advise the Company, promptly after it receives notice thereof, of the time when any of the Registration Statements has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Merger Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of any of the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing Date any information relating to Corvis or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Corvis or the Company which should be set forth in an amendment or supplement to any of the Registration Statements, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Corvis and the Company.

(d) Each of the Company and Corvis each shall use commercially reasonable efforts to cause to be delivered a letter of its independent auditors, dated (i) the date two business days prior to the date on which any of the Registration Statements shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

(e) Notwithstanding to the contrary in this Section 7.3, if, at any time during which a prospectus for an S-3 Registration Statement or Shelf Registration is required to be delivered in connection with the sale of any Merger Shares, Corvis reasonably determines in good faith and upon the advice of its outside legal counsel that a development has occurred or a condition exists as a result of which the prospectus contains a material misstatement or omission, or that a material transaction in which Corvis is engaged or proposes to engage would require an amendment to the prospectus or registration statement, a supplement to the applicable registration statement and related prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be materially premature or materially injurious to the consummation of the transaction, Corvis will promptly so notify in writing the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration. Upon receipt of such notification, the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration and their affiliates will immediately suspend all offers and sales of Merger Shares pursuant to the Registration Statement. In such event, Corvis will amend or supplement the applicable registration statement and related prospectus or make such filings or public disclosures as promptly as practicable consistent with the restrictions set forth in this subsection (e) and will use its best efforts to take such other steps as may be required to permit sales of the Merger Shares thereunder by the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration and its affiliates in accordance with applicable federal and state securities laws as promptly as practicable. Corvis will promptly notify the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the prospectus (as so amended or supplemented, if applicable) to the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration. Notwithstanding the foregoing, under no circumstances will Corvis be entitled to exercise its right to suspend sales of any Merger Shares as provided in this Section 7.3(e) and pursuant to the Registration Statements (x) at all during the thirty (30) trading days immediately following the Closing Date, (y) more than once in the thirty (30) trading days immediately subsequent to the 30-trading days immediately following the Closing Date or for a period of greater than five (5) trading days during such second 30-trading day period, or (z) more than twice or for a period greater than forty-five (45) days in any twelve-month period after the fifty (50) trading days immediately subsequent to the Closing Date.

Section 7.4 Access to Information. Subject to the additional obligations of the Company as provided in the Management Agreement, upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of November 4, 2003, between the Company and Corvis, as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), each of Company and Corvis shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective officers, employees, accountants, counsel and other representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each of Company and Corvis shall (and shall cause each of its respective Subsidiaries to) make available to the other party or its designated advisors (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that such reasonable access shall not unduly interfere with the business of such Party; and provided further, no Party shall have any obligation to provide access to or make available any proprietary or competitively sensitive information in violation of Applicable Laws relating to antitrust or securities or the regulation of their respective businesses or any information or document subject to the attorney-client, work product or other privilege the waiver of which would be effected thereby; and provided further, that notwithstanding the foregoing, and except as set forth in and subject to compliance with the Management Agreement, neither Corvis nor any of its Affiliates, and neither the Company nor any of its Affiliates, as the case may be, shall contact or correspond with (i) any customer or supplier of the other party regarding that party or its Subsidiaries or any of the transactions contemplated hereby or (ii) any employee of the other party or its Subsidiaries (other than senior executive employees specifically authorized as contact persons by the party) in each case without the prior written consent of the other party and subject to the right of the other party to have representatives present during any such contact and review any such correspondence with its employees, customers or suppliers. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

Section 7.5 Fees and Expenses. Except as otherwise expressly contemplated hereby, or by any other written agreement entered into by Corvis and the Company, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 7.6 Public Announcements. The Parties shall jointly prepare and issue a press release publicly announcing the signing of this Agreement; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure and afford such other Party a reasonable opportunity to review and comment thereon). As soon as practicable, but in any event within five (5) days, after signing of this Agreement, Corvis shall file a report on Form 8-K with the SEC announcing the signing of this Agreement, attaching this Agreement and any exhibits that would be material to Corvis’s stockholders, and the Company shall have a reasonable opportunity to review and comment on such report prior to filing.

Section 7.7 Transfer Taxes. The Company and Corvis shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Corvis or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company (which expressly shall not be a liability of any holder of capital stock of the Company or result in any reduction in the Merger Consideration).

Section 7.8 State Takeover Laws. If any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Corvis, Sub and the Company shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.9 Indemnification; Directors and Officers Insurance.

(a) To the fullest extent permitted by Applicable Law, Corvis shall and shall cause the Surviving Corporation and its Subsidiaries to indemnify and exculpate each director, officer, employee or agent of the Company and its Subsidiaries (an “Indemnified Person”) for any and all actions taken or not taken by such Indemnified Person on or prior to the Closing to the fullest extent and in the same manner as Corvis provides indemnification to its own directors and officers pursuant to its Certificate of Incorporation as in effect on the date hereof. In addition and without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this paragraph after the Effective Time, Corvis shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking, which shall not be required to be secured, to reimburse all amounts so advanced in the event of a nonappealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto. Corvis shall obtain appropriate riders for such D&O Insurance policy, or take such other actions as may be necessary, in order to have the Persons currently covered under the Company’s existing D&O Insurance policy named as additional insureds under such D&O Insurance policy.

(b) Prior to the Effective Time, Corvis shall obtain a separate officers’ and directors’ liability insurance (“D&O Insurance”) covering the Persons currently covered under the Company’s existing D&O Insurance policy on terms and conditions no less favorable to such Persons than those in effect on the date hereof under the existing D&O Insurance policy of Corvis and covering such Persons for a period of not less than six (6) years commencing on the Closing Date. All premiums due and payable by Corvis up to a total premium of $500,000 (with any excess being payable by the Company) for the six year period of such D&O Insurance policy shall have been paid at Closing by Corvis (or the Company, if applicable) in full prior to the Effective Time.

(c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Corvis, the Company and the Surviving Corporation.

Section 7.10 Appropriate Actions; Consents; Filings.

(a) The Company and Corvis shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. As promptly as practicable after the execution and delivery of this Agreement the Parties shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking any FCC Consent and with the States seeking any State PUC Consents required by any Applicable Laws. Each Party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first Party. Each party hereto shall use its commercially reasonable efforts to refrain from knowingly taking any action that would cause the FCC or any State PUC or other regulatory authority not to grant the FCC consent or any State PUC Consents. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted), including by a private party, to prohibit the Merger, the Company and Corvis shall use their reasonable best efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger (it being understood that the foregoing obligation of the parties hereto will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits, prevents, delays or restricts consummation of the Merger).

(b) Subject to Applicable Laws relating to the exchange of information, Corvis and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Corvis or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Corvis shall act reasonably and as promptly as practicable.

(c) Subject to Applicable Laws relating to the exchange of information, the Company and Corvis each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statements or Disclosure Document or any other statement, filing, notice or application made by or on behalf of Corvis, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) The Company and Corvis each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby (including Corvis keeping the Company apprised of the status of developments relating to its ability to deliver registered Corvis Shares at Closing), including promptly furnishing the other with copies of notice or other communications received by Corvis or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Corvis each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on the Company or Corvis, respectively. Neither the Company nor Corvis shall permit any of its officers, employees or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat

Section 7.11 Section 16 Matters. The Board of Directors of the Company and Corvis shall, prior to the Effective Time, take all such actions, if any, as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Company Equity into the Corvis Shares and (ii) the acquisition of the Corvis Shares and the right to receive the Corvis Shares pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Corvis subject to the reporting requirements of Section 16(a) of the Exchange Act. Corvis and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

Section 7.12 Continuity of Business Enterprise. Corvis will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. (S)1.368-1(d), except that Corvis may transfer Target’s historic business assets (i) to a corporation that is a member of Corvis’s “qualified group,” within the meaning of Reg. (S)1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Corvis’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Clovis’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Reg. (S)1.368-1(d)(4)(iii).

Section 7.13 Break-up Fee. In the event that the Company or Corvis terminates this Agreement pursuant to the provisions of Sections 9.1(d) or (e) or 9.2(a)(i), the Company shall pay to Corvis a break-up fee of $5,000,000 in cash (the “Break-up Fee”) within thirty (30) business days of such termination. If the Break-up Fee is not paid when due, such amount shall accrue interest at a rate of eight percent (8%) per annum. If Corvis is required to commence collection efforts to collect the Break-up Fee after it is due, the Company shall reimburse Corvis for all out-of-pocket costs it incurs in the collection of such amounts, including reasonable attorneys’ fees.

Section 7.14 Reserve Fund. On or prior to the Interim Determination Date, Corvis shall deposit, into a segregated depository account selected by Corvis, $110 million in cash (the “Reserve Fund”). The Reserve Fund will be maintained until Closing or termination of this Agreement and, unless otherwise agreed to by the Company in writing, the funds contained therein shall be used solely for the payment of the Merger Consideration in the event that Corvis is unable to deliver Merger Shares at Closing, in accordance with the terms of Section 3.2. In the event that Corvis delivers to the Company a written agreement signed by a third party evidencing such party’s commitment to engage in the Alternative Method, the terms of which are satisfactory to the Company, it is sole discretion (the “Third Party Commitment”), the Company shall be permitted to eliminate the Reserve Fund and any amounts contained therein shall no longer we subject to any restrictions hereunder, subject to Corvis’s continued compliance with Section 6.1(c)(vi).

ARTICLE VIII

INTERIM DETERMINATION DATE; CONDITIONS PRECEDENT

Section 8.1 Interim Determination Date Conditions.

(a) Mutual Interim Determination Date Conditions. Prior to the Interim Determination Date, each of the following conditions shall be satisfied or waived in writing by both Corvis and the Company:

(i) Stockholder Approval. The Company Stockholder Approval and the Series A Preferred Consent shall have been obtained and remained valid and in full force and effect since being obtained.

(ii) State PUC Consent. The State PUC Consents identified on Exhibit I with respect to Company Subsidiaries identified therein shall have been obtained.

(iii) HSR Approval. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(iv) Certain Third Party Consents. The required third party consents identified on Item 8.1(a)(iv) of the Corvis Letter as consents required to be obtained on or prior to the Interim Determination Date shall have been obtained.

(v) Voting Agreement. The Voting Agreement shall have been executed and delivered to Corvis by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (with the Series A Preferred Stock voting on an as-if-converted basis)

(b) Corvis Interim Determination Date Conditions. Prior to the Interim Determination Date, each of the following conditions shall be satisfied or waived in writing by Corvis:

(i) No Adverse Proceeding Initiated. There shall not have been: (A) any Notice of Liability or similar notice from the FCC or any State PUC; or (B) any notice from the United States Department of Justice or any state Attorney General that the Company is a defendant or target in any investigation or proceeding commenced by those Governmental Entities; or (C) any notice from any other Governmental Entity that the Company is a target of any criminal proceeding.

(ii) Interim Determination Date Cash. The amount of Interim Determination Date Cash as of the Interim Determination Date shall not be less than $12,000,000.

(iii) Work Papers. The Company shall have made available to Corvis copies of the work papers and related documentations prepared by the Company’s auditors and management in connection with the audit of its financial statements for the fiscal years ended December 31, 2002 and December 31, 2003.

(iv) Delivery of Financial Statements. The Company shall have delivered to Corvis (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 and (ii) the related audited consolidated statements of income and cash flows for the twelve month period ended December 31, 2003 (it being understood by Corvis that in order to satisfy this condition the audit opinion accompanying such financial statements need not be unqualified, including with respect to the Company’s ability to continue as a going concern).

(c) Company Interim Determination Date Conditions. Prior to the Interim Determination Date, the following condition shall be satisfied or waived in writing by the Company:

(i) No Adverse Proceeding Initiated. There shall not have been: (a) any Notice of Liability or similar notice from the FCC or any State PUC; or (b) any notice from the United States Department of Justice or any state Attorney General that Corvis is a defendant or target in any investigation or proceeding commenced by those Governmental Entities; or (c) any notice from any other Governmental Entity that Corvis is a target of any criminal proceeding.

(ii) Reserve Fund. Corvis shall have established the Reserve Fund or shall have delivered to the Company a Third Party Commitment, in accordance with Section 7.14

Section 8.2 Conditions to Closing.

(a) Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver in writing by both Corvis and the Company) at or prior to the Effective Time of the following conditions:

(i) Notice to Warrantholders and Optionholders. Not less than sixty (60) days shall have passed since the date that the Company gave notice regarding the transactions contemplated hereby to (i) the holders of Company Warrants as required by the Warrant Agreement to the extent required thereunder and not waived by the holders thereof and (ii) the holders of options issued pursuant to the 2003 Equity and Performance Incentive Plan to the extent required thereunder and not waived by the holders thereof.

(ii) No Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger (collectively, an “Order”), and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.

(iii) Regulatory Consents. Other than the filing provided for in Section 2.4, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Corvis or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations listed on Item 4.5 Part A of the Company Letter which are required to be obtained prior to the Effective Time by the Company or Corvis or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Corvis and Sub shall have been made or obtained (as the case may be), except for those the failure to be made or obtained would not have a Material Adverse Effect on the Company or, after giving effect to the Merger, the Surviving Corporation and Corvis.

(b) Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following additional conditions:

(i) D&O Insurance. Corvis shall have obtained the D&O Insurance, as provided in and in accordance with Section 7.9(b), and paid the premiums therefor as provided in Section 7.9(b), covering the Persons currently covered under the Company’s existing D&O Insurance as provided in Section 7.9(b).

(ii) Securities Approval. The S-4 Registration Statement, and if applicable, the S-3 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable material state blue sky securities filings, permits or approvals shall have been made or received in accordance with Applicable Law. No stop order suspending the effectiveness of any of the Registration Statements shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the Knowledge of Corvis or the Company, threatened by the SEC or any state securities administrator; provided, however, that this condition to the Closing shall be deemed waived by the Company if the Company receives cash consideration in lieu of Merger Shares pursuant to Section 3.2(d) hereof

(iii) Stock Exchange Listing. The Corvis Shares issuable in the Merger shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance; provided, however, that this condition to the Closing shall be deemed waived by the Company if the Company receives cash consideration in lieu of Merger Shares pursuant to Section 3.2(d) hereof

(iv) Filing of Corvis 10-K. Corvis shall have filed with the SEC its 2003 annual report on form 10-K, and the representation in Section 5.6 shall be true and correct in all material respects with respect to such form 10-K as if it were included in the definition of Corvis SEC Documents.

(c) Conditions to the Obligations of Corvis and Sub to Effect the Merger. The obligations of Corvis and Sub to effect the Merger shall be subject to the fulfillment (or waiver in writing by Corvis) at or prior to the Effective Time of the following additional conditions:

(i) Termination of Existing Company Agreements. The Investor Rights Agreement shall have been terminated without liability to Corvis, the Company or any of its Subsidiaries effective as of the Effective Time.

(ii) Termination of Warrants and Options. All of the outstanding Company Warrants and Company Options shall have been exercised in accordance with their terms and/or terminated in full without liability to Corvis, the Company or its Subsidiaries.

(iii) Ancillary Agreement. The Ancillary Agreement shall be in full force and effect.

(iv) Delivery of Financial Statements. The Company shall have delivered to Corvis (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004, and (ii) the related unaudited consolidated statements of income and cash flows for the three month period ended March 31, 2004. The financial statements described in (i) and (ii) above shall have been reviewed by the Company’s independent auditors.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination at Any Time. This Agreement may be terminated at any time:

(a) by mutual written consent of Corvis, Sub and the Company;

(b) by either Corvis or the Company, upon delivery of written notice to the other, if any conditions set forth in Section 8.2(a) or (b) (in the case of a termination by the Company) or Sections 8.2(a) or (c) (in the case of a termination by Corvis) are incapable of being satisfied by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of or resulted in such condition being incapable of satisfaction on or before the Outside Date (it being understood that Corvis cannot terminate this Agreement if the required Registration Statements are not effective on or prior to the Outside Date);

(c) by either Corvis or the Company, upon delivery of written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(d) by either Corvis or the Company, upon delivery of written notice to the other, if (i) the Company Stockholder Approval and (ii) the Series A Preferred Consent shall not have been obtained within thirty (30) days following the date hereof and remained in full force and effect since the date thereof; or

(e) by either Corvis or the Company, upon delivery of written notice to the other, if the Voting Agreement shall not have been executed and delivered to Corvis by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (with the Series A Preferred Stock voting on an as-if-converted basis) within thirty (30) days following the date hereof.

Section 9.2 Termination on or Prior to the Interim Determination Date.

(a) Mutual Termination on or Prior to the Interim Determination Date. This Agreement may be terminated by either the Company or Corvis, by written notice to the other, on or prior to, but at no time after, the Interim Determination Date:

(i) if, prior to obtaining the Company Stockholder Approval, (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Corvis in writing that it intends to enter into such an agreement (which notice will include a summary of the material terms of such Superior Proposal and (except to the extent prohibited by any confidentiality obligation binding on the Company, after the Company has exercised reasonable efforts to obtain a waiver or release of such confidentiality obligation) a copy of the definitive agreements relating to such Superior Proposal), and (B) Corvis does not make, within five (5) business days of receipt of the Company’s written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of the Company as the Superior Proposal (taking into account the effect of the Break-up Fee and such other factors as the Company’s Board of Directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the form and value of consideration, the terms of any financing and the likelihood that the transaction will be consummated). The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the sixth (6) business day after it has provided the notice to Corvis required thereby and (y) to notify Corvis promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification (in which case Corvis shall no longer have the right to terminate this Agreement hereunder, unless Corvis has already terminated this Agreement pursuant to this Section 9.2(a)(i).

(b) Corvis Termination on or Prior to the Interim Determination Date.

(i) This Agreement may be terminated by Corvis, by written notice to the Company (which notice may not be delivered more than ten (10) days after receipt of any notice pursuant to Section 6.3(a) with respect to breaches that are the subject of such notice) on or prior to, but at no time after, the Interim Determination Date, if (A) there has been a breach of any representation or warranty made by the Company under this Agreement, or if any representation or warranty made by the Company under this Agreement is not true and correct as of the Interim Determination Date as if then made (except representations and warranties that expressly speak as of a specified date, which shall only be true and correct to such extent as of such date), and (B) the breaches or inaccuracies in respect of such representations and warranties, taking all breaches and inaccuracies in respect or all such representations and warranties together in their entirety, result in a Material Adverse Effect on the Company, and such inaccuracies and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Corvis to the Company.

(ii) This Agreement may be terminated by Corvis, by written notice to the Company on or prior to, but at no time after, the Interim Determination Date, if the Company has failed to perform in all material respects with any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants to be performed or complied with by it prior to the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on the Company, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Corvis to the Company.

If Corvis does not exercise its right to terminate this Agreement pursuant to Section 9.2(b)(i) or (ii) above within the time periods and in accordance with the notice requirements referenced in this Section 9.2(b), it shall be deemed to have waived and released any and all rights to terminate this Agreement as a result thereof. The foregoing sentence shall not be construed to waive or release the right of Corvis to terminate the Agreement in accordance with Section 9.3 below with respect to breaches by the Company of its obligations hereunder which occur following the Interim Determination Date or (subject to the limitations otherwise set forth in this/ Agreement) indemnification under Article X.

(c) Company Termination on or Prior to the Interim Determination Date.

(i) This Agreement may be terminated by the Company, by written notice to Corvis (which notice may not be delivered more than ten (10) days after receipt of any notice pursuant to Section 6.3(c) with respect to breaches that are the subject of such notice) on or prior to, but at no time after, the Interim Determination Date, if (A) there has been a breach of any representation or warranty made by Corvis under this Agreement, or if any representation or warranty made by Corvis under this Agreement is not true and correct as of the Interim Determination Date as if then made (except representations and warranties that expressly speak as of a specified date, which shall only be true and correct to such extent as of such date), and (B) the breaches or inaccuracies in respect of such representations and warranties, taking all breaches and inaccuracies in respect of all such representations and warranties together in their entirety, result in a Material Adverse Effect on Corvis, and such breaches and inaccuracies and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by the Company to Corvis.

(ii) This Agreement may be terminated by the Company, by written notice to Corvis on or prior to, but at no time after, the Interim Determination Date, if Corvis has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants to be performed or complied with by it prior to the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on Corvis, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by the Company to Corvis.

If the Company does not exercise its right to terminate this Agreement pursuant to Section 9.2(c)(i) or (ii) above within the time periods and in accordance with the notice requirements referenced in this Section 9.2(c), it shall waive and release any and all rights to terminate this Agreement as a result thereof. The foregoing sentence shall not be construed to waive or release the right of the Company to terminate the Agreement in accordance with Section 9.3 below with respect to breaches by Corvis of its obligations hereunder which occur following the Interim Determination Date or (subject to the limitations otherwise set forth in this Agreement) indemnification under Article X.

Section 9.3 Termination After the Interim Determination Date. This Agreement may be terminated after the Interim Determination Date (unless otherwise noted):

(a) by either Corvis or the Company, if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.3 shall not be available to any party whose failure to fulfill of any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date (it being understood that Corvis may not terminate this Agreement if the failure to deliver registered Merger Shares (and in the case of an S-3 Registration Statement, if the failure to deliver Merger Shares, the resale of which is registered) is the cause of such failure);

(b) by Corvis, upon written notice to the Company, if the Company has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, of the Company to be performed or complied with by it after the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on the Company, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is thirty (30) days after written notice thereof is given by Corvis to the Company (subject to Section 9.3(a)); or

(c) by the Company, upon written notice to Corvis, if Corvis has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, to be performed or complied with by it after the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on Corvis, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is thirty (30) days after written notice thereof is given by the Company to Corvis (subject to Section 9.3(a)).

Section 9.4 Effect of Termination. In the event of a termination of this Agreement by either the Company or Corvis as provided this Article Ix, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Corvis, Sub or the Company or their respective officers or directors, except with respect to Section 4.20 (Brokers), Section 5.14 (Brokers), Section 7.5 (Fees and Expenses), Section 7.6 (Public

Announcements), this Section 9.4 and Article XI and the last sentence of Section 7.4 (Access to Information); provided, however, that nothing herein shall relieve any party for liability for (i) any material breach of any representation or warranty hereunder prior to the date of termination, (ii) any material breach of any covenant hereunder prior to the date of termination, or (iii) the Company’s obligation to pay the Break-up Fee set forth in Section 7.13.

Section 9.5 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time (either before or after obtaining the Company Stockholder Approval), but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No course of performance or course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties and Agreements. The representations and warranties in Articles IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of sixty (60) days following the Interim Determination Date. As a result, any claim by any Buyer Party that the Company is liable under this Agreement for the breach of any representation or warranty must be given in writing in accordance with Section 10.4 to the Company (or not at all) on or prior to the date that is sixty (60) days after the Interim Determination Date, and no such notice shall be given after such date. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Interim Determination Date.

Section 10.2 General Indemnification. Subject to the limitations set forth in this Agreement, the Company shall indemnify Corvis and its Affiliates, stockholders, officers, directors, employees, successors and permitted assigns (individually a “Buyer Party” and collectively the “Buyer Parties”) for any loss, liability, demand, claim, action, cause of action, cost, damage, penalty, fine or expense (including, without limitation, reasonable attorneys’ fees and expenses, court costs, and other costs of suit) (collectively, “Losses”) which any such Buyer Party may suffer, sustain or become subject to, as a result of (a) any breach of a representation or warranty under Article IV of this Agreement and (b) any breach of a covenant or agreement by the Company under this Agreement.

Section 10.3 Limitations on Indemnity.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not have any liability under Section 10.2 with respect to any Loss until the amount of such Loss that the Buyer Parties in the aggregate have actually suffered, sustained or become subject to exceeds $1 million (an “Indemnifiable

Loss”), in which case the Company shall be obligated to indemnify the Buyer Parties for the full amount of such Indemnifiable Loss relating back to the first dollar of such Indemnifiable Loss, subject to the Basket and the Cap described below. Any Losses that do not aggregate to the level of an Indemnifiable Loss shall not be indemnifiable and shall not count toward satisfaction of the Basket and Cap described below. The Company shall not have any liability under Section 10.2 unless the aggregate of all Indemnifiable Losses for which the Company would, but for this sentence, be liable exceeds an amount equal to $5 million (the “Basket”), in which case the Company shall be obligated to indemnify the Buyer Parties for all Indemnifiable Losses relating back to the first dollar. Notwithstanding anything to the contrary herein, the Company’s aggregate liability under Section 10.2 shall in no event exceed $20 million (the “Cap”).

(b) The amount of any Loss indemnifiable pursuant to Section 10.2 shall be reduced (i) to the extent any Buyer Party receives any insurance proceeds with respect to such Loss, (ii) to take into account any net Tax benefit arising from the recognition of the Loss and (iii) to take into account any payment actually received by a Buyer Party with respect to such Loss.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Buyer Parties shall not be entitled to any indemnification for any Losses pursuant to Section 10.2 that resulted from or arose out of the breach of any representation or warranty if, as of the date of this Agreement, or as of the Interim Determination Date, Corvis had Knowledge of such breach or the facts and circumstances underlying such breach.

Section 10.4 Notice of Claim. Any Buyer Party making a claim for indemnification under Section 10.2 shall notify the Company of the claim in writing promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof and the basis thereof; provided, however, that the failure to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually prejudiced thereby (except that such Notice of Claim must in any event be delivered not more than sixty (60) days after the Interim Determination Date).

Section 10.5 Notice and Defense of Third Party Claims. Any Buyer Party making a claim for indemnification under Section 10.2 shall notify the Company of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party describing the claim, the amount thereof and the basis thereof; provided, however, that the failure to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually prejudiced thereby (except that such Notice of Claim must in any event be delivered not more than sixty (60) days after the Interim Determination Date). With respect to any third party claim, the Company shall be entitled to assume control of the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to a Buyer Party’s claim for indemnification at and at its option (subject to the limitations set forth below) shall be entitled to appoint a nationally recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that

(a) such Buyer Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, at its sole cost and expense;

(b) the Company shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Buyer Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) upon petition by the Buyer Party, the appropriate court rules that the Company or the Stockholder Representative (as applicable) failed or is failing to vigorously prosecute or defend such claim; and

(c) the Company shall obtain the prior written consent of Buyer Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Buyer Party or if such settlement does not expressly and unconditionally release the Buyer Party from all liabilities and obligations with respect to such claim, without prejudice.

Section 10.6 Manner of Payment. Notwithstanding anything to the contrary herein, any indemnification of the Buyer Parties pursuant to Section 10.2 shall only be effected either (x) if finally determined prior to Closing, by deduction from the Net Purchase Price (as set forth in the definition thereof) for purposes of determining the number of Merger Shares or the cash payment to be paid as consideration in accordance with Section 3.2 or (y) finally determined after the Closing, by payment out of escrow in accordance with Section 3.3(e) hereof. For avoidance of doubt, no Person who is at any time on or prior to the Closing a stockholder, Affiliate, director, officer, employee, agent or advisor of the Company or its Subsidiaries shall have any personal liability for indemnification under this Article X and no Buyer Party shall be entitled to recover any amount therefrom. The Parties will endeavor to cause any disputes with respect to any Notice of Claim to be resolved as promptly as possible in accordance with Section 11.7. If all other conditions to Closing are satisfied other than the resolution of such disputes the Company shall have the option in accordance with Section 3.3(e) to have a portion of the Merger Consideration with a value equal to the amount of such disputes placed in escrow with an escrow agent, and pursuant to an escrow agreement, mutually acceptable to Corvis and the Company, pending final resolution of such disputes in accordance with Section 11.7.

Section 10.7 Sole and Exclusive Remedy. From and after the Interim Determination Date, the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Buyer Parties (i) for any breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, Buyer Parties hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the Company Parties hereunder or under Applicable Law with respect thereto. Without limitation upon the preceding sentence, other than their right to indemnification pursuant to this Article X, Buyer Parties waive and release the Company Parties from and against, any and all claims, demands, causes of action, liabilities, costs or expenses (whether arising under statutory or common law or at equity) of Buyer Parties with respect to any environmental, health or safety matters (including without limitation any rights or remedies, whether for contribution or otherwise, arising under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time).

Section 10.8 Limitation of Warranties.

(a) CORVIS AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, (i) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, (ii) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO CORVIS IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY INFORMATION FURNISHED TO CORVIS BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISORS THEREOF), AND (iii) THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, FACILITIES, OR OTHER ASSETS.

(b) THE COMPANY AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND EXCEPT WITH RESPECT TO THE

REGISTRATION STATEMENTS AND APPLICABLE SECURITIES LAWS, (i) CORVIS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, (ii) CORVIS MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY INFORMATION FURNISHED TO THE COMPANY BY CORVIS OR ANY AFFILIATE OF CORVIS OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF), AND (iii) CORVIS EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE CORVIS AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, FACILITIES, OR OTHER ASSETS.

Section 10.9 Waiver of Damages. Notwithstanding anything to the contrary in this Agreement, the Company and Corvis agree that the recovery by any Buyer Party of any damages suffered or incurred by such Buyer Party as a result of any breach by the Company of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such Buyer Party as a result of the breach by the Company of its obligations hereunder, and in no event shall the Company be liable to any Buyer Party for any indirect consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by any Buyer Party as a result of the breach by the Company of any its obligation hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Corvis or Sub, to:

Corvis Corporation

7015 Albert Einstein Drive

Columbia, MD 21046-9400

Attn: Kim Larsen

Fax No.: 443-259-4444

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

12010 Sunset Hills Road, Suite 900

Reston, VA 20190-5839

Attn: Scott Meza

Fax No.: 703-464-4895

and:

if to the Company, to:

Focal Communications Corporation

200 N. LaSalle Street, 11th Floor

Chicago, IL 60601

Attn: Chief Financial Officer

General Counsel

Fax No.: (312) 895-8403

with copies to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: William S. Kirsch, P.C.

Margaret A. Gibson, P.C.

Jeffrey W. Richards

Fax No.: (312) 861-2200

Section 11.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.3 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.4 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Corvis may assign Sub’s rights and obligations, in whole or in part, under this Agreement to Corvis or any other wholly-owned direct Subsidiary of Corvis. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 11.7 Remedies; Dispute Resolution.

(a) Retention of Remedies. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

(b) Binding Arbitration. The Parties agree that the negotiation and arbitration procedures set forth below will be the sole and exclusive remedy for resolving disputes or disagreements for money damages between any of the Parties as to the interpretation of any provision of this Agreement or of any of the agreements contemplated hereby, as to the performance of any obligations hereunder or thereunder, as to any determination to be made by any of the Parties hereunder or thereunder, or that otherwise arise out of this Agreement or any of the agreements contemplated hereby (each, a “Dispute”):

(i) In the event that any Party or Parties hereto asserts that there exists a Dispute, such Party or Parties (the “Asserting Parties”) will deliver a written notice to the other Party or Parties involved in such Dispute (the “Receiving Parties”), specifying the nature of the asserted Dispute and requesting a meeting to resolve the same (the “Dispute Notice”). Upon delivery of the Dispute Notice, the Asserting Parties and the Receiving Parties (the “Disputing Parties”) will promptly meet in a good faith effort to resolve such Dispute. If the Disputing Parties are unable to resolve such Dispute through good faith negotiations within 15 calendar days after delivery of the Dispute Notice, the Asserting Parties may commence binding arbitration hereunder by delivering to the Receiving Parties written notice of arbitration (the “Arbitration Notice”) within 60 calendar days after delivery of the Dispute Notice. Such Arbitration Notice shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Rules (as defined below) to be included therein, if any.

(ii) Upon delivery of the Arbitration Notice, the Dispute will be settled exclusively by binding arbitration in the city of Chicago, Illinois. Such arbitration will be administered by the Center for Public Resources Institute for Dispute Resolutions (the “Institute”) in accordance with its then- prevailing Rules for Non-Administered Arbitration of Business Disputes (the “Rules”), by one independent and impartial arbitrator jointly selected by the Asserting Parties and the Receiving Parties (or, if they cannot agree, in accordance with the Rules).

(iii) Notwithstanding anything to the contrary provided herein, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. (S) 1 et seq.

(iv) The fees and expenses of the Institute and the arbitrator will be paid equally by the Disputing Parties to the arbitration and will be advanced by it from time to time as required; provided that at the conclusion of the arbitration, the arbitrator will award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) between the Disputing Parties based on the relative extent to which each of such Parties prevails on the merits of the Dispute.

(v) The arbitrator shall permit and facilitate such limited discovery as it shall determine appropriate in the circumstances, consistent with the arbitrator’s purpose of obtaining a swift and efficient resolution of any Dispute. The Disputing Parties will keep confidential any proprietary information or other non-public information disclosed in any such discovery.

(vi) The arbitrator will render its decision and award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided herein and without prejudice to the above procedures, any Disputing Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such Party’s request for temporary relief. The award rendered by the arbitrator will be final and binding on all of the Disputing Parties and there will be no appeal from or reexamination of the final award, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party, or to correct manifest clerical errors. Each of the Disputing Parties may enforce such final award and a judgment thereon may be entered in any court of competent jurisdiction.

Section 11.8 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Corvis (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Corvis or the Company, as the case may be, to cause such Subsidiary to take such action.

Section 11.9 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

IN WITNESS WHEREOF, Corvis, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CORVIS CORPORATION

By:	/s/ David R. Huber
Name: David R. Huber
Title: Chairman and Chief
Executive Officer

CORVIS ACQUISITION COMPANY, INC.

By:	/s/ David R. Huber
Name: David R. Huber
Title: Chairman and Chief
Executive Officer

FOCAL COMMUNICATIONS CORPORATION

By:	/s/ Jay Sinder
Name: Jay Sinder
Title: Chief Financial Officer

ANNEX B

DELAWARE APPRAISAL RIGHTS STATUTE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX C

March 3, 2004

Board of Directors

Focal Communications Corporation

200 N. LaSalle Street, Suite 1100

Chicago, IL 60601

Lady and Gentlemen:

Miller Buckfire Lewis Ying & Co., LLC (“MBLY”) has acted as financial advisor to Focal Communications Corporation (the “Company”) in connection with the proposed merger of the Corvis Acquisition Company, Inc. (“Merger Sub”), a wholly-owned subsidiary of Corvis Corporation (the “Acquiror”), into the Company pursuant to the Agreement and Plan of Merger, dated as of March 3, 2004, among the Acquiror, Merger Sub and the Company (the “Merger Agreement”), as a result of which the Company will become a wholly-owned subsidiary of the Acquiror (the “Transaction”). As a result of the Transaction, among other things, each share of Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) and Common Stock, par value $0.01 per share, of the Company (the “Common Stock”, and together with the Series A Preferred Stock, the “Company Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into a number of shares of Common Stock, par value $.01 per share, of the Acquiror (“Acquiror Common Stock”) determined in accordance with the Merger Agreement, unless the Company shall have elected to take cash in lieu of such Acquiror Common Stock (the aggregate number of such shares or the amount of such cash, as the case may be, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested MBLY’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Company Stock of the Merger Consideration.

In connection with MBLY’s role as financial advisor to the Company, and in arriving at its opinion, MBLY has reviewed (i) certain financial and other information concerning the Company, (ii) certain internal analyses and other information furnished to it by the Acquiror, including the Acquiror’s business plan for the combined enterprise, (iii) certain publicly available information concerning the Acquiror, (iv) the reported prices and trading activity for Acquiror Common Stock, (v) certain financial and other information for the Company and the Acquiror, which we have compared with similar information for certain other companies whose securities are publicly traded, (vi) the financial terms of certain recent business combinations which it deemed comparable in whole or in part, and (vii) the terms of the Merger Agreement and certain related documents. MBLY has also held discussions with members of the senior managements of the Acquiror and the Company regarding the businesses and prospects of their respective companies and the joint prospects of a combined company and performed such other studies and analyses and considered such other factors as it deemed appropriate.

MBLY has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Acquiror or the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, MBLY has with your permission assumed and relied upon the accuracy and completeness of all such information. In addition, MBLY has not conducted a physical inspection of any of the properties or assets, or prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Acquiror or the Company. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by the Acquiror to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to MBLY and used in its analyses, MBLY has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the matters covered thereby. In rendering its opinion, MBLY expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. MBLY’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

C-1

For purposes of rendering its opinion, MBLY has assumed with your permission that, in all respects material to its analysis, the representations and warranties of the Acquiror, Merger Sub and the Company contained in the Merger Agreement are true and correct, the Acquiror, Merger Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Acquiror, Merger Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. MBLY has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or the Acquiror is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or the Acquiror or materially reduce the contemplated benefits of the Transaction to the Company. In addition, you have informed MBLY, and accordingly for purposes of rendering its opinion MBLY has assumed, that if the Merger Consideration is paid in Acquiror Common Stock the Transaction will be tax-free to each of the Company and the Acquiror and their respective stockholders and that the Transaction will be accounted for as a purchase. MBLY has further assumed with your consent that the Closing Corvis Share Price (as defined in the Merger Agreement) will not be less than 60% of the Signing Corvis Share Price (as defined in the Merger Agreement).

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of Company Stock of the Merger Consideration. MBLY expresses no opinion as to (i) the merits of the underlying decision by the Company to engage in the Transaction or (ii) the prices at which the Acquiror Common Stock will trade following the announcement or consummation of the Transaction.

MBLY will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. This opinion may not be disclosed or provided to any persons other than the members of the Board of Directors of the Company without the prior written consent of MBLY, except that this opinion may be included in its entirety as an exhibit to a proxy or information statement to be sent to the holders of the Company Stock, provided that MBLY has approved any description of this opinion, MBLY and the services that MBLY has performed for the Company contained in such proxy or information statement.

Based upon and subject to the foregoing, it is MBLY’s opinion as investment bankers that the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock.

Very truly yours,

/s/  Miller Buckfire Lewis Ying & Co.

MILLER BUCKFIRE LEWIS YING & CO., LLC

C-2

LETTER OF TRANSMITTAL

to accompany

(i) Certificates (each, a “Certificate”) representing issued and outstanding shares of Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share (“Focal Series A Preferred Stock”), and/or Common Stock, par value $0.01 per share (“Focal Common Stock”); (ii) Election to Exercise notices for exercise of warrants for the purchase of Focal Common Stock (each, a “Notice”); and/or (iii) Stock Option Agreements for the purchase of Focal Common Stock (each, an “Option”), of

FOCAL COMMUNICATIONS CORPORATION

Submitted in connection with the issuance of

common stock, par value $0.01 per share (“Corvis Common Stock”), of

CORVIS CORPORATION

pursuant to the merger of a subsidiary of Corvis with and into Focal.

This Letter of Transmittal should be completed, signed and submitted, together with your Certificate(s), Notice(s) and/or Option to:

Focal Communications Corporation

200 North LaSalle Street

Suite 1100

Chicago, IL 60601

Attn: General Counsel

LIST ALL CERTIFICATES SUBMITTED

CERTIFICATE NUMBER	SHARES

BY COMPLETING THE BOX ABOVE AND SIGNING THIS LETTER OF TRANSMITTAL, YOU WILL HAVE SURRENDERED THE CERTIFICATE(S) REPRESENTING SHARES OF FOCAL SERIES A PREFERRED STOCK AND/OR FOCAL COMMON STOCK AND THE NOTICE(S) REPRESENTING SHARES OF FOCAL COMMON STOCK LISTED ABOVE.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS LETTER OF TRANSMITTAL. PLEASE SIGN ON THE REVERSE SIDE AND COMPLETE THE W-9 FORM BELOW.

Ladies and Gentlemen:

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 3, 2004, by and among Corvis Corporation, a Delaware corporation (“Corvis”), Corvis Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Corvis (“Sub”), and Focal Communications Corporation, a Delaware corporation (“Focal”), Sub will be merged with and into Focal, with Focal remaining as the surviving company (the “Merger”).

IF SUBMITTING A CERTIFICATE AND/OR NOTICE: The undersigned encloses herewith and surrenders to Focal (i) the Certificate(s) representing shares of Focal Series A Preferred Stock and Focal Common Stock (together, the “Focal Shares”), and/or (ii) the enclosed Notice(s) and the shares of Focal Common Stock issuable pursuant to such Notice(s), in exchange for shares of Corvis Common Stock and cash instead of any fractional share of Corvis Common Stock that would otherwise be issued (the “Merger Consideration”). The undersigned will, upon reasonable written request, execute any additional documents necessary or desirable to complete the surrender and exchange of such Focal Shares. The undersigned hereby irrevocable appoints Focal, as agent of the undersigned, to effect the exchange. It is understood that the undersigned will not receive the Merger Consideration until the Certificate(s) and/or Notice(s) held by the undersigned are received by Focal at the address set forth above, together with such documents as Corvis may reasonably require, and until the same are processed for exchange by Focal and Corvis following the Merger. It is further understood that no interest will accrue on the Merger Consideration or on any dividends paid with respect thereto.

IF SUBMITTING A CERTIFICATE: The undersigned hereby represents and warrants that the undersigned was the registered holder of the shares of Focal Shares represented by the enclosed Certificate(s) as of the close of business on                  , 2004 (the date on which this Letter of Transmittal is submitted), with good title to the above-described shares of Focal Shares and full power and authority to surrender, sell, assign and transfer the shares of Focal Shares represented by the enclosed Certificate(s), free and clear of all liens, claims and encumbrances, and not subject to any adverse claims.

IF SUBMITTING A NOTICE: The undersigned hereby represents and warrants that the undersigned was the registered holder of the warrant(s) referenced in the Notice(s) as of the close of business on                  , 2004 (the date on which this Letter of Transmittal is submitted), with good title to such warrant(s) and full power and authority to exercise the warrant(s) pursuant to the Notice(s) and thereby surrender, sell, assign and transfer the shares of Focal Shares issuable pursuant to the Notice(s), free and clear of all liens, claims and encumbrances, and not subject to any adverse claims.

IF SUBMITTING AN OPTION: The undersigned hereby represents and warrants that the undersigned is the named holder of the Option as reflected on the Option. The undersigned further understands that the Option will be terminated upon the closing of the Merger and exchanged for the in-the-money options shares represented as described in the information statement/prospectus related to the Merger. It is further understood that no interest will accrue on the Merger Consideration or on any dividends paid with respect thereto.

FOR ALL PERSONS OR ENTITIES SUBMITTING A LETTER OF TRANSMITTAL: Unless otherwise intended below under Special Issuance Instructions, in exchange for the enclosed Certificate(s), Note(s) and/or Option(s), the undersigned requests that a certificate representing shares of Corvis Common Stock and any check for cash instead of any fractional share of Corvis Common Stock that would otherwise be issued and any accrued dividends that may be payable be issued to the undersigned.

Corvis will use its reasonable best efforts to make available at the offices of its transfer agent stock certificates for Corvis Common Stock on the next business day following the closing of the Merger to those persons or entities submitting a Letter of Transmittal who are either affiliates (as defined the Securities Act of 1933) of Focal or who did not provide any brokerage account information in this Letter of Transmittal. Stock certificates not picked up at Corvis’ transfer agent within five business days after they are available will be delivered by first-class mail to the undersigned at the address set forth by the undersigned below. Those persons or entities who are not affiliates of Focal and who wish to have their shares of Corvis common stock

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electronically transferred to a brokerage account must provide their brokerage information on this Letter of Transmittal and have their broker initiate the transfer of their shares of Corvis Common Stock following the closing of the Merger. Corvis will use its reasonable best efforts to have each such transfer effected the business day following the closing of the Merger if initiated by the broker at the beginning of that business day or, otherwise, as soon as reasonably possible following the closing of the Merger.

In the event that both the Special Issuance Instructions and the Special Delivery Instructions are completed, the undersigned agrees that a certificate representing shares of Corvis Common Stock and any check for cash instead of any fractional share of Corvis Common Stock that would otherwise be issued and any accrued dividends that may be payable will be mailed to the person or entity so indicated at the address so indicated. Appropriate signature guarantees have been included with respect to shares of Focal Shares for which Special Issuance Instructions have been given.

By delivery of this Letter of Transmittal to Focal, the undersigned represents and warrants that the undersigned (i) has received the information statement/prospectus related to the Merger, and (ii) has reviewed the information contained in such information statement/prospectus. The undersigned agrees and acknowledges that Focal’s certificate of incorporation, as amended, under which the Focal Shares were issued provided that in connection with the Merger each Focal stockholder shall waive any dissenters rights, appraisal rights, or similar rights in connection with the Merger. Accordingly, pursuant to Article IV, Section 5A of Focal’s certificate of incorporation, as amended, the undersigned hereby irrevocably waives all such appraisal and other rights, if any, under applicable Delaware law with respect to such holder’s Focal Shares and tendered herewith, and, to the extent made, withdraws all written objections to the Merger and/or demands for appraisal with respect to any Focal Shares owned by the undersigned and tendered herewith. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS CAREFULLY IN THEIR ENTIRETY. THIS LETTER OF TRANSMITTAL (OR A COPY HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE MAILED OR DELIVERED TO FOCAL AS SET FORTH ABOVE. UNLESS AND UNTIL THE PROVISIONS HEREOF ARE SATISFIED, NO SHARES OF CORVIS COMMON STOCK WILL BE ISSUED AND NO DIVIDENDS OR DISTRIBUTIONS OF ANY KIND PAYABLE TO HOLDERS OF RECORD OF SHARES OF CORVIS STOCK SHALL BE PAID TO SUCH HOLDER. NO INTEREST WILL ACCRUE ON ANY CASH PAYMENT DUE OR ON UNPAID DIVIDENDS OR DISTRIBUTIONS.

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REGISTRATION

IF CERTIFICATE(S) FOR SHARES OF CORVIS COMMON STOCK AND/OR CHECK(S) ARE TO BE ISSUED IN A NAME OTHER THAN THAT SHOWN AT THE TOP OF THIS FORM OR ARE TO BE SENT TO AN ADDRESS OTHER THAN THAT SHOWN AT THE TOP OF THIS FORM, PLEASE CHECK THE BOX AT THE RIGHT AND COMPLETE THE INFORMATION ON THE REVERSE SIDE OF THIS FORM.

LOST CERTIFICATES, NOTICES AND/OR OPTIONS

IF YOUR CERTIFICATES, NOTICES AND/OR OPTIONS HAVE BEEN EITHER LOST OR DESTROYED, PLEASE GIVE WRITTEN NOTIFICATION TO FOCAL, ATTENTION: General Counsel

BROKERAGE INFORMATION

IF THE UNDERSIGNED IS NOT AN “AFFILIATE” (AS DEFINED THE SECURITIES ACT OF 1933) OF FOCAL, THE UNDERSIGNED MAY PROVIDE BROKERAGE ACCOUNT INFORMATION BELOW AND HAVE THE UNDERSIGNED’S BROKER INITIATE THE TRANSFER OF THE UNDERSIGNED’S CORVIS COMMON STOCK FOLLOWING THE CLOSING OF THE MERGER. ALL INFORMATION REQUESTED BELOW MUST BE COMPLETED. IF THE NAME ON THE ACCOUNT DOES NOT MATCH THE NAME OF THE REGISTERED OWNER OR HOLDER OF THE CERTIFICATE(S), THE WARRANT(S) UNDERLYING THE NOTICE(S) AND/OR THE OPTION, THE UNDERSIGNED’S SHARES OF CORVIS COMMON STOCK WILL NOT BE TRANSFERRED TO THE BROKERAGE ACCOUNT.

BROKERAGE COMPANY:

ACCOUNT NUMBER:

BROKER NAME:

BROKER ADDRESS:

BROKER PHONE NUMBER:

BROKER DTC NUMBER:

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SUBSTITUTE FORM W-9 REQUEST FOR TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION (PLEASE REFER TO ACCOMPANYING GUIDELINES)
PART 1 – PLEASE ENTER YOUR SOCIAL SECURITY NUMBER OR EMPLOYER IDENTIFICATION NUMBER	ð

PART 2 – CERTIFICATION – Under Penalties of Perjury, I certify that:

(1)    The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and

(2)    I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

Certificate Instructions – You may cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE

PART 3 – CERTIFICATION FOR FOREIGN RECORD HOLDERS

Under penalties of perjury, I certify that I am not a United States citizen or resident (or I am signing for a foreign corporation, partnership, estate or trust).

SIGNATURE

DATE

DATE
NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.

SPECIAL ISSUANCE INSTRUCTIONS

(SEE INSTRUCTIONS)

To be completed ONLY if certificate(s) and/or check(s) are to be issued in the name of someone other than the registered holder(s).

NAME:

ADDRESS:

EMPLOYER IDENTIFICATION OR

SOCIAL SECURITY NUMBER

SPECIAL DELIVERY INSTRUCTIONS

(SEE INSTRUCTIONS)

To be completed ONLY if certificate(s) and/or check(s) are to be mailed to someone other than the registered holder(s), or to such registered holder(s) at an address other than shown on the reversed side of this form.

NAME:

ADDRESS:

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SIGN HERE

SIGNATURE(S) OF STOCKHOLDER(S)

WARRANT HOLDER(S)

OR OPTION HOLDER

ADDRESS

TELEPHONE NO.

DATED

Must be signed by the registered holder(s) exactly as name(s) appear(s) on Certificate(s), Notice(s) or Option(s) or a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth the following information and see instructions.

NAME(S)

CAPACITY (full title)

ADDRESS

TELEPHONE NO.

GUARANTEE OF SIGNATURE(S)

(SEE INSTRUCTIONS)

NAME OF FIRM

ADDRESS

AUTHORIZED SIGNATURE

NAME

TELEPHONE NO.

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INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1.    Guarantee of Signatures.    Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2.    Delivery of Letter of Transmittal and Certificate(s), Note(s) and/or Option(s).    The Letter of Transmittal, properly completed and duly executed, together with the Certificate(s), Note(s) and/or Option(s) for the securities described should be delivered to the address set forth below.

THE METHOD OF DELIVERY OF CERTIFICATE(S), NOTICE(S) AND/OR OPTION(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.

3.    Inadequate Space.    If the space provided on the Letter of Transmittal is inadequate, the Certificate and/or Notice numbers and the number of securities should be listed on a separate schedule to be attached thereto.

4.    Signatures of Letter of Transmittal, Stock Powers and Endorsements.    When the Letter of Transmittal is signed by the registered owner(s) of the Certificate(s) listed and surrendered thereby, if any, no endorsements of Certificates or separate stock powers are required.

If the Certificate(s), if any, surrendered and/or the warrant(s) for which Notice(s), if any, are submitted are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered Certificate(s) are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificate(s).

If the Letter of Transmittal is signed by a person other than the registered owner of the Certificate(s) listed, such Certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificate(s). Signatures on such Certificate(s) or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal or any Certificate, Notice or Option or stock power is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence, satisfactory to Corvis, of their authority to do so must be submitted.

5.    Stock Transfer Taxes.    If payment for securities is to be made to any person other than the registered holder, or if surrendered Certificates, Notices and/or Options are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted for the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom is not submitted.

Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Certificates listed in the Letter of Transmittal.

6.    Special Issuance and Delivery Instructions.    Indicate the name and address to which payment for the securities is to be sent if different from the name and address of the person(s) signing the Letter of Transmittal.

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7.    Substitute Form W-9.    Enter your social security or taxpayer identification number, complete, sign and date the Substitute W-9 certification.

8.    Additional Copies.    Additional copies of the Letter or Transmittal may be obtained from Focal at the address listed below.

9.    Lost, Stolen or Destroyed Certificates.    Any stockholder who has lost Certificates, Notices and/or Options should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost Certificates, Notices and/or Options. Such arrangements should be made with Focal.

All questions as to the validity, form and eligibility of any surrender of Certificates, Notices and/or Options will be determined by Corvis and such determination shall be final and binding. Corvis reserves the right to waive any irregularities or defects in the surrender of any Certificates, Notices and/or Options. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

Focal Communications Corporation

200 North LaSalle Street

Suite 1100

Chicago, IL 60601

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